Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-196676

Dear Fellow Shareholder:

Pathfinder Bancorp, Inc. is soliciting shareholder votes regarding the mutual-to-stock conversion of Pathfinder Bancorp, MHC. Pursuant to a plan of conversion and reorganization, our organization will convert from a partially public company to a fully public company by selling a minimum of 1,700,000 shares of common stock of a newly formed company, also named Pathfinder Bancorp, Inc. (“New Pathfinder”), which will become the holding company for Pathfinder Bank.

The Proxy Vote

We have received regulatory approval of the application that includes the plan of conversion and reorganization. However, we must also receive the approval of our shareholders. Enclosed is a proxy statement/prospectus describing the proposals being presented at our special meeting of shareholders. Please promptly vote the enclosed proxy card. Our board of directors urges you to vote “FOR” the approval of the plan of conversion and reorganization and “FOR” the other matters being presented at the special meeting.

The Exchange

At the conclusion of the conversion, your shares of Pathfinder Bancorp, Inc. common stock will be exchanged for shares of New Pathfinder common stock. The number of new shares that you receive will be based on an exchange ratio that is described in the proxy statement/prospectus. Shortly after the completion of the conversion, our exchange agent will send a transmittal form to each shareholder of Pathfinder Bancorp, Inc. who holds stock certificates. The transmittal form explains the procedure to follow to exchange your shares. Please do not deliver your certificate(s) before you receive the transmittal form. Shares of Pathfinder Bancorp, Inc. that are held in street name (e.g., in a brokerage account) will be converted automatically at the conclusion of the conversion; no action or documentation is required of you.

The Stock Offering

We are offering the shares of common stock of New Pathfinder for sale at $10.00 per share. The shares are first being offered in a subscription offering to eligible depositors of Pathfinder Bank. If all shares are not subscribed for in the subscription offering, shares may be available in a community offering to Pathfinder Bancorp, Inc. public shareholders and others not eligible to place orders in the subscription offering. If you may be interested in purchasing shares of our common stock, contact our Stock Information Center at (877) 643-8198 to receive a stock order form and prospectus. The stock offering period is expected to expire on September 18, 2014.

If you have any questions, please refer to the Questions & Answers section herein.

We thank you for your support as a shareholder of Pathfinder Bancorp, Inc.

Sincerely,

/s/ Thomas W. Schneider

Thomas W. Schneider

President and Chief Executive Officer

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New York State Department of Financial Services or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS OF PATHFINDER BANCORP, INC., A MARYLAND CORPORATION

PROXY STATEMENT OF PATHFINDER BANCORP, INC., A FEDERAL CORPORATION

Pathfinder Bank is converting from the mutual holding company structure to a fully-public stock holding company structure. Currently, Pathfinder Bank is a wholly-owned subsidiary of Pathfinder Bancorp, Inc., a federally chartered corporation (“Pathfinder-Federal”), and at March 31, 2014, Pathfinder Bancorp, MHC owned 60.4% of Pathfinder-Federal’s common stock. At March 31, 2014, the remaining 39.6% of Pathfinder-Federal’s common stock was owned by public shareholders. As a result of the conversion, a newly formed Maryland corporation named Pathfinder Bancorp, Inc. (“New Pathfinder”) will replace Pathfinder-Federal as the holding company of Pathfinder Bank. Each share of Pathfinder-Federal common stock owned by the public will be exchanged for between 1.0552 and 1.4276 shares (or 1.6417 at the adjusted maximum) of common stock of New Pathfinder, so that immediately after the conversion Pathfinder-Federal’s existing public shareholders will own the same percentage of New Pathfinder common stock as they owned of Pathfinder-Federal’s common stock immediately prior to the conversion, excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and as adjusted to reflect assets held by Pathfinder Bancorp, MHC. The actual number of shares that you will receive will depend on the percentage of Pathfinder-Federal common stock held by the public at the completion of the conversion, the final independent appraisal of New Pathfinder and the number of shares of New Pathfinder common stock sold in the offering described in the following paragraph. It will not depend on the market price of Pathfinder-Federal common stock. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio” for a discussion of the exchange ratio. Based on the $14.38 per share closing price of Pathfinder-Federal common stock as of the last trading day prior to the date of this proxy statement/prospectus, unless at least 2,316,769 shares of New Pathfinder common stock are sold in the offering (which is between the maximum and the adjusted maximum of the offering range), the initial value of the New Pathfinder common stock you receive in the share exchange would be less than the market value of the Pathfinder-Federal common stock you currently own. See “Risk Factors—The market value of New Pathfinder common stock received in the share exchange may be less than the market value of Pathfinder Bancorp, Inc. common stock exchanged.”

Concurrently with the exchange offer, we are offering for sale up to 2,300,000 shares (subject to increase to 2,645,000 shares) of common stock of New Pathfinder, representing the ownership interest of Pathfinder Bancorp, MHC in Pathfinder-Federal. We are offering the shares of common stock to eligible depositors of Pathfinder Bank, to Pathfinder Bank’s tax qualified benefit plans and to the public, including Pathfinder-Federal shareholders, at a price of $10.00 per share. The conversion of Pathfinder Bancorp, MHC and the offering and exchange of common stock by New Pathfinder is referred to herein as the “conversion and offering.” After the conversion and offering are completed, Pathfinder Bank will be a wholly-owned subsidiary of New Pathfinder, and 100% of the common stock of New Pathfinder will be owned by public shareholders. As a result of the conversion and offering, Pathfinder-Federal and Pathfinder Bancorp, MHC will cease to exist.

Pathfinder-Federal’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “PBHC,” and we expect New Pathfinder’s shares of common stock will also trade on the Nasdaq Capital Market under the symbol “PBHC.”

The conversion and offering cannot be completed unless the shareholders of Pathfinder-Federal approve the plan of conversion and reorganization of Pathfinder Bancorp, MHC. Pathfinder-Federal is holding a special meeting of shareholders at the Beacon Hotel, 75 West Bridge Street, Oswego, New York 13126, on September 29, 2014, at 3:00 p.m., Eastern Time, to consider and vote upon the plan of conversion and reorganization. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by Pathfinder-Federal shareholders, including shares held by Pathfinder Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Pathfinder-Federal shareholders other than Pathfinder Bancorp, MHC. Pathfinder Bancorp Inc.’s board of directors unanimously recommends that shareholders vote “FOR” the plan of conversion and reorganization.

This document serves as the proxy statement for the special meeting of shareholders of Pathfinder-Federal and the prospectus for the shares of New Pathfinder common stock to be issued in exchange for shares of Pathfinder-Federal common stock. We urge you to read this entire document carefully. You can also obtain information about us from documents that we have filed with the Securities and Exchange Commission and the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). This document does not serve as the prospectus relating to the offering by New Pathfinder of its shares of common stock in the offering, which is being made pursuant to a separate prospectus. Shareholders of Pathfinder-Federal are not required to participate in the stock offering.

This proxy statement/prospectus contains information that you should consider in evaluating the plan of conversion and reorganization. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 17 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New York State Department of Financial Services or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For answers to your questions, please read this proxy statement/prospectus including the Questions and Answers section, beginning on page i. Questions about voting on the plan of conversion and reorganization may be directed to AST Phoenix Advisors, at (800) 443-5182, Monday through Friday from 9:00 a.m. to 11:00 p.m., Eastern Time.

The date of this proxy statement/prospectus is August 12, 2014, and it is first being mailed to shareholders of Pathfinder-Federal on or about August 22, 2014.

PATHFINDER BANCORP, INC.

214 West First Street

Oswego, New York 13126

(315) 343-0057

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

On September 29, 2014, Pathfinder Bancorp, Inc. will hold a special meeting of shareholders at the Beacon Hotel, 75 West Bridge Street, Oswego, New York 13126. The meeting will begin at 3:00 p.m., Eastern Time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization, whereby Pathfinder Bancorp, MHC and Pathfinder Bancorp, Inc., a federal corporation, will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement/prospectus;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization;

3.	The following informational proposals:

3a.	Approval of a provision in New Pathfinder’s articles of incorporation requiring a super-majority vote of shareholders to approve certain amendments to New Pathfinder’s articles of incorporation;

3b.	Approval of a provision in New Pathfinder’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to New Pathfinder’s bylaws;

3c.	Approval of a provision in New Pathfinder’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Pathfinder’s outstanding voting stock; and

Such other business that may properly come before the meeting.

NOTE: The board of directors is not aware of any other business to come before the meeting.

The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which our board of directors approved the plan of conversion and reorganization. These proposals are informational in nature only because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals.

The board of directors has fixed August 5, 2014, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof.

Upon written request addressed to the Corporate Secretary of Pathfinder-Federal at the address given above, shareholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the plan of conversion and reorganization. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the plan of conversion and reorganization, the written request should be received by Pathfinder-Federal by September 15, 2014.

Please complete and sign the enclosed proxy card, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Edward A. Mervine

Edward A. Mervine
Corporate Secretary

Oswego, New York

August 12, 2014

QUESTIONS AND ANSWERS

FOR SHAREHOLDERS OF PATHFINDER-FEDERAL

REGARDING THE PLAN OF CONVERSION AND REORGANIZATION

You should read this document for more information about the conversion. The application that includes the plan of conversion and reorganization described herein has been approved by Pathfinder Bancorp, Inc.’s primary federal regulator, the Federal Reserve Board. However, such approval by the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion and reorganization.

Q.	WHAT ARE SHAREHOLDERS BEING ASKED TO APPROVE?

A.	Pathfinder-Federal shareholders as of August 5, 2014 are being asked to vote on the plan of conversion and reorganization pursuant to which Pathfinder Bancorp, MHC will convert from the mutual to the stock form of organization. As part of the conversion, a newly formed Maryland corporation, New Pathfinder, is offering its common stock to eligible depositors of Pathfinder Bank, to Pathfinder Bank’s tax qualified benefit plans, to shareholders of Pathfinder-Federal as of August 5, 2014 and to the public. The shares offered represent Pathfinder Bancorp, MHC’s current ownership interest in Pathfinder-Federal. Voting for approval of the plan of conversion and reorganization will also include approval of the exchange ratio and the articles of incorporation of New Pathfinder (including the anti-takeover provisions and provisions limiting shareholder rights). Your vote is important. Without sufficient votes “FOR” its adoption, we cannot implement the plan of conversion and reorganization and complete the stock offering.

In addition, Pathfinder-Federal shareholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

Shareholders also are asked to vote on the following informational proposals with respect to the articles of incorporation of New Pathfinder:

•	Approval of a provision requiring a super-majority vote to approve certain amendments to New Pathfinder’s articles of incorporation;

•	Approval of a provision requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to New Pathfinder’s bylaws; and

•	Approval of a provision to limit the voting rights of shares beneficially owned in excess of 10% of New Pathfinder’s outstanding voting stock.

The provisions of New Pathfinder’s articles of incorporation that are included as informational proposals were approved as part of the process in which our board of directors approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of New Pathfinder’s articles of incorporation that are summarized above as informational proposals may have the effect of deterring, or rendering more difficult, attempts by third parties to obtain control of New Pathfinder if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Your vote is important. Without sufficient votes “FOR” adoption of the plan of conversion and reorganization, we cannot implement the plan of conversion and reorganization and the related stock offering.

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Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND RELATED OFFERING?

A.	The primary reasons for the conversion and offering are to:

•	support organic growth;

•	improve the liquidity of our shares of common stock;

•	enhance our regulatory capital position;

•	eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation;

•	transition us to a more familiar and flexible organizational structure; and

•	facilitate future mergers and acquisitions.

As a fully converted stock holding company, we will have greater flexibility to use our common stock as merger consideration and to structure mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration in a merger or acquisition since Pathfinder Bancorp, MHC is required to own a majority of Pathfinder-Federal’s outstanding shares of common stock. Potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and therefore will enhance our ability to compete with other bidders when acquisition opportunities arise. We currently have no arrangements or understandings regarding any specific acquisition.

Q.	WHAT WILL SHAREHOLDERS RECEIVE FOR THEIR EXISTING PATHFINDER-FEDERAL SHARES?

A.	As more fully described in “Proposal 1 — Approval of the Plan of Conversion and Reorganization — Share Exchange Ratio,” depending on the number of shares sold in the offering, each share of common stock that you own at the time of the completion of the conversion will be exchanged for between 1.0552 shares at the minimum and 1.4276 shares at the maximum of the offering range (or 1.6417 shares at the adjusted maximum of the offering range) of New Pathfinder common stock (cash will be paid in lieu of any fractional shares). For example, if you own 100 shares of Pathfinder-Federal common stock, and the exchange ratio is 1.6417 (at the adjusted maximum of the offering range), after the conversion you will receive 164 shares of New Pathfinder common stock and $1.70 in cash, the value of the fractional share based on the $10.00 per share purchase price of stock in the offering.

If you own shares of Pathfinder-Federal common stock in a brokerage account in “street name,” your shares will be automatically exchanged within your account, and you do not need to take any action to exchange your shares of common stock or receive cash in lieu of fractional shares. If you own shares in the form of Pathfinder-Federal stock certificates, after the completion of the conversion and stock offering, our exchange agent will mail to you a transmittal form with instructions to surrender your stock certificates. A statement reflecting your ownership of shares of common stock of New Pathfinder and a check representing cash in lieu of fractional shares will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your existing Pathfinder-Federal stock certificate(s). New Pathfinder will not issue stock certificates. You should not submit a stock certificate until you receive a transmittal form.

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Q.	WHY WILL THE SHARES THAT I RECEIVE BE BASED ON A PRICE OF $10.00 PER SHARE RATHER THAN THE TRADING PRICE OF THE COMMON STOCK PRIOR TO COMPLETION OF THE CONVERSION?

A.	The shares will be based on a price of $10.00 per share because that is the price at which New Pathfinder will sell shares in its stock offering. The amount of common stock New Pathfinder will issue at $10.00 per share in the offering and the exchange is based on an independent appraisal of the estimated market value of New Pathfinder, assuming the conversion and offering are completed. RP Financial, LC., an appraisal firm experienced in the appraisal of financial institutions, has estimated that, as of May 16, 2014, this market value was $32.9 million. Based on Federal Reserve Board regulations, the market value forms the midpoint of a range with a minimum of $28.0 million and a maximum of $37.8 million, which can be adjusted upward to $43.5 million. Based on this valuation and the valuation range, the number of shares of common stock of New Pathfinder that existing public shareholders of Pathfinder-Federal will receive in exchange for their shares of Pathfinder-Federal common stock is expected to range from 1,097,324 to 1,484,614, and can be adjusted up to 1,707,306, with a midpoint of 1,290,969 (a value of approximately $11.0 million to $14.8 million, which can be adjusted up to $17.1 million, with a midpoint of $12.9 million, at $10.00 per share). The number of shares received by the existing public shareholders of Pathfinder-Federal is intended to maintain their existing ownership in our organization (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and as adjusted to reflect assets held by Pathfinder Bancorp, MHC). The independent appraisal is based in part on Pathfinder-Federal’s financial condition and results of operations, the pro forma impact of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial, LC. considered comparable to Pathfinder-Federal.

Q.	Does the exchange ratio depend on the TRADING price of PATHFINDER-FEDERAL common stock?

A.	No, the exchange ratio will not be based on the market price of Pathfinder-Federal common stock. Instead, the exchange ratio will be based on the appraised value of New Pathfinder. The purpose of the exchange ratio is to maintain the ownership percentage of existing public shareholders of Pathfinder-Federal (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and as adjusted to reflect assets held by Pathfinder Bancorp, MHC). Therefore, changes in the price of Pathfinder-Federal common stock between now and the completion of the conversion and offering will not affect the calculation of the exchange ratio.

Q.	SHOULD I SUBMIT MY STOCK CERTIFICATES NOW?

A.	No. If you hold stock certificate(s), instructions for exchanging the certificates will be sent to you by our exchange agent after completion of the conversion. If your shares are held in “street name” (e.g., in a brokerage account) rather than in certificate form, the share exchange will be reflected automatically in your account upon completion of the conversion.

Q.	HOW DO I VOTE?

A.	Mark your vote, sign each proxy card enclosed and return the card(s) to us, in the enclosed proxy reply envelope. For information on submitting your proxy, please refer to instructions on the enclosed proxy card. YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

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Q.	IF MY SHARES ARE HELD IN STREET NAME, WILL MY BROKER, BANK OR OTHER NOMINEE AUTOMATICALLY VOTE ON THE PLAN ON MY BEHALF?

A.	No. Your broker, bank or other nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, using the directions that they provide to you.

Q.	WHY SHOULD I VOTE? WHAT HAPPENS IF I DON’T VOTE?

A.	Your vote is very important. We believe the conversion and offering are in the best interests of our shareholders. Not voting all the proxy card(s) you receive will have the same effect as voting “against” the plan of conversion and reorganization. Without sufficient favorable votes “for” the plan of conversion and reorganization, we cannot complete the conversion and offering.

Q.	WHAT IF I DO NOT GIVE VOTING INSTRUCTIONS TO MY BROKER, BANK OR OTHER NOMINEE?

A.	Your vote is important. If you do not instruct your broker, bank or other nominee to vote your shares, the unvoted proxy will have the same effect as a vote “against” the plan of conversion and reorganization.

Q.	MAY I PLACE AN ORDER TO PURCHASE SHARES IN THE COMMUNITY OFFERING, IN ADDITION TO THE SHARES THAT I WILL RECEIVE IN THE EXCHANGE?

A.	Yes. If you would like to receive a prospectus and stock order form, you must call our Stock Information Center at (877) 643-8198, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center is closed on bank holidays.

Eligible depositors of Pathfinder Bank have priority subscription rights allowing them to purchase common stock in a subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering, as described herein. In the event orders for New Pathfinder common stock in a community offering exceed the number of shares available for sale, shares may be allocated (to the extent shares remain available) first to cover orders of natural persons residing in Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York; second to cover orders of Pathfinder-Federal shareholders as of August 5, 2014; and thereafter to cover orders of the general public.

Shareholders of Pathfinder-Federal are subject to an ownership limitation. Shares of common stock purchased in the offering by a shareholder and his or her associates or individuals acting in concert with the shareholder, plus any shares a shareholder and these individuals receive in the exchange for existing shares of Pathfinder-Federal common stock, may not exceed 9.9% of the total shares of common stock of New Pathfinder to be issued and outstanding after the completion of the conversion.

Please note that properly completed and signed stock order forms, with full payment, must be received (not postmarked) no later than 2:00 p.m., Eastern Time on September 18, 2014.

Q.	WILL THE CONVERSION HAVE ANY EFFECT ON DEPOSIT AND LOAN ACCOUNTS AT PATHFINDER BANK?

A.	No. The account number, amount, interest rate and withdrawal rights of deposit accounts will remain unchanged. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal limit. Loans and rights of borrowers will not be affected. Depositors will no longer have voting rights in Pathfinder Bancorp, MHC as to matters currently requiring such vote. Pathfinder Bancorp, MHC will cease to exist after the conversion and offering. Only shareholders of New Pathfinder will have voting rights after the conversion and offering.

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OTHER QUESTIONS?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting on the plan of conversion and reorganization may be directed to AST Phoenix Advisors, at (800) 443-5182, Monday through Friday from 9:00 a.m. to 11:00 p.m., Eastern Time. Questions about the stock offering may be directed to our Stock Information Center at (877) 643-8198, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center is closed on bank holidays.

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SUMMARY

This summary highlights material information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the conversion and other proposals fully, you should read this entire document carefully, including the sections entitled “Risk Factors,” “Proposal 1 — Approval of the Plan of Conversion and Reorganization,” “Proposal 2 — Adjournment of the Special Meeting,” “Proposals 3a through 3c — Informational Proposals Related to the Articles of Incorporation of New Pathfinder” and the consolidated financial statements and the notes to the consolidated financial statements.

The Special Meeting

Date, Time and Place. Pathfinder-Federal will hold its special meeting of shareholders at the Beacon Hotel, 75 West Bridge Street, Oswego, New York 13126, on September 29, 2014, at 3:00 p.m., Eastern Time.

The Proposals. Shareholders will be voting on the following proposals at the special meeting:

1.	The approval of a plan of conversion and reorganization, whereby Pathfinder Bancorp, MHC and Pathfinder Bancorp, Inc., a federal corporation, will convert and reorganize from the mutual holding company structure to the stock holding company structure, as more fully described in the attached proxy statement/prospectus;

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion;

The following informational proposals:

3a.	Approval of a provision in New Pathfinder’s articles of incorporation requiring a super-majority vote of shareholders to approve certain amendments to New Pathfinder’s articles of incorporation;

3b.	Approval of a provision in New Pathfinder’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder-proposed amendments to New Pathfinder’s bylaws;

3c.	Approval of a provision in New Pathfinder’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Pathfinder’s outstanding voting stock; and

Such other business that may properly come before the meeting.

The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which our board of directors approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Pathfinder, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Vote Required for Approval of Proposals by the Shareholders of Pathfinder-Federal

Proposal 1: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of the holders of (i) two-thirds of the total number of votes entitled to be cast at the special meeting by

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Pathfinder-Federal shareholders, including shares held by Pathfinder Bancorp, MHC, and (ii) a majority of the total number of votes entitled to be cast at the special meeting by Pathfinder-Federal shareholders other than Pathfinder Bancorp, MHC.

Proposal 1 must also be approved by the depositors of Pathfinder Bank at a special meeting of depositors called for that purpose. Depositors will receive separate informational materials from Pathfinder Bancorp, MHC regarding the conversion.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by Pathfinder-Federal shareholders at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and reorganization.

Informational Proposals 3a through 3c. The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Pathfinder-Federal approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals listed above, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Pathfinder, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Pathfinder-Federal. At this time, we know of no other matters that may be presented at the special meeting.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Pathfinder-Federal in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Vote by Pathfinder Bancorp, MHC

Management anticipates that Pathfinder Bancorp, MHC, our majority shareholder, will vote all of its shares of common stock in favor of all the matters set forth above. If Pathfinder Bancorp, MHC votes all of its shares in favor of each proposal, the approval of the adjournment of the special meeting, if necessary, would be assured.

As of August 5, 2014, the directors and executive officers of Pathfinder-Federal beneficially owned 259,651 shares, or approximately 9.9% of the outstanding shares of Pathfinder-Federal common stock, and Pathfinder Bancorp, MHC owned 1,583,239 shares, or approximately 60.3% of the outstanding shares of Pathfinder-Federal common stock.

Vote Recommendations

Your board of directors unanimously recommends that you vote “FOR” the plan of conversion and reorganization, “FOR” the adjournment of the special meeting, if necessary, and “FOR” the Informational Proposals 3a through 3c.

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Our Business

Pathfinder Bank is a community bank that has served the banking needs of its customers since 1859. Pathfinder Bank conducts its community banking business from eight banking offices located in Oswego and Onondaga Counties, New York. Additionally, in the third quarter of 2014 we will open a new business banking office in Syracuse, New York. We are primarily engaged in the business of attracting deposits from the general public in our market area, and investing such deposits, together with other sources of funds, in loans secured by one- to four-family residential real estate, commercial real estate, commercial and municipal loans, and to a lesser extent, home equity and junior lien loans and consumer loans. Additionally, over the past several years, we have focused on growing our commercial real estate and commercial loan portfolios, and we intend to continue to grow these portfolios in the future. We invest a portion of our assets in securities issued by the United States Government and its agencies, securities issued by government sponsored enterprises, state and municipal obligations, corporate debt securities, mutual funds, and equity securities. We also invest in mortgage-backed securities primarily issued or guaranteed by United States Government sponsored enterprises. Our principal sources of funds are deposits, principal and interest payments on loans and investments, as well as borrowings from the Federal Home Loan Bank of New York (“FHLBNY”). Our principal source of income is interest income we receive on loans and investment securities. Our principal expenses are interest paid on deposits and borrowings, employee compensation and benefits, data processing and facilities. In December 2013, we acquired a controlling interest in FitzGibbons Agency, LLC, a property and casualty and life and health insurance brokerage business, which is a new source of our non-interest income.

We also operate a limited purpose commercial bank subsidiary, Pathfinder Commercial Bank, which serves the depository needs of municipalities and public entities in our market area. New York law requires municipal deposits to be held only by commercial banks. At March 31, 2014, Pathfinder Commercial Bank held $78.0 million in deposits.

Pathfinder Bank is subject to extensive regulation by the New York State Department of Financial Services (“NYSDFS”) and by the Federal Deposit Insurance Corporation (the “FDIC”). Pathfinder Bank is a member of the FHLBNY.

Pathfinder Bank’s main office is located at 214 West First Street, Oswego, New York and the telephone number at that address is (315) 343-0057. Its internet address is www.pathfinderbank.com. Information on our website is not and should not be considered to be a part of this proxy statement/prospectus.

Plan of Conversion and Reorganization

The boards of directors of Pathfinder-Federal, Pathfinder Bancorp, MHC, Pathfinder Bank and New Pathfinder have adopted a plan of conversion and reorganization pursuant to which Pathfinder Bank will reorganize from a mutual holding company structure to a stock holding company structure. Public shareholders of Pathfinder-Federal will receive shares of common stock of New Pathfinder in exchange for their shares of Pathfinder-Federal common stock based on an exchange ratio. See “—The Exchange of Existing Shares of Pathfinder-Federal Common Stock.” This conversion to a stock holding company structure also includes the offering by New Pathfinder of shares of its common stock to eligible depositors of Pathfinder Bank and to the public, including Pathfinder-Federal shareholders, in a subscription offering and, if necessary, in a community offering and/or in a separate public offering through a syndicate of broker-dealers, referred to in this proxy statement/prospectus as the syndicated offering. Following the conversion and offering, Pathfinder Bancorp, MHC and Pathfinder-Federal will no longer exist, and New Pathfinder will be the parent company of Pathfinder Bank.

The conversion and offering cannot be completed unless the shareholders of Pathfinder-Federal approve the plan of conversion and reorganization. Pathfinder-Federal’s shareholders will vote on the plan of conversion and reorganization at Pathfinder-Federal’s special meeting. This document is the proxy statement used by Pathfinder-Federal’s board of directors to solicit proxies for the special meeting. It is also the prospectus of New Pathfinder regarding the shares of New Pathfinder common stock to be issued to Pathfinder-Federal’s shareholders in the share exchange. This document does not serve as the prospectus relating to the offering by New Pathfinder of its shares of

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common stock in the subscription offering and any community offering or syndicated offering, which will be made pursuant to a separate prospectus.

Our Organizational Structure

Since 1997 we have operated in a two-tiered mutual holding company structure. Pathfinder-Federal is our federally chartered, publicly-traded stock holding company and the parent company of Pathfinder Bank. At March 31, 2014, Pathfinder-Federal had consolidated assets of $525.8 million, deposits of $438.4 million and shareholders' equity of $43.8 million. Pathfinder-Federal’s parent company is Pathfinder Bancorp, MHC, a federally chartered mutual holding company. At March 31, 2014, Pathfinder-Federal had 2,623,182 shares of common stock outstanding, of which 1,039,943 shares, or 39.6%, were owned by the public and the remaining 1,583,239 shares were held by Pathfinder Bancorp, MHC.

Pursuant to the terms of the plan of conversion and reorganization, we are now converting from the mutual holding company corporate structure to the stock holding company corporate structure. Upon completion of the conversion, Pathfinder Bancorp, MHC and Pathfinder-Federal will cease to exist, and New Pathfinder will become the successor corporation to Pathfinder-Federal. As part of the conversion and offering, the shares of Pathfinder-Federal currently held by Pathfinder Bancorp, MHC will be cancelled, and shares of New Pathfinder representing Pathfinder Bancorp, MHC’s majority ownership interest in Pathfinder-Federal will be offered for sale in this offering. Public shareholders of Pathfinder-Federal will receive shares of common stock of New Pathfinder in exchange for their shares of Pathfinder-Federal at an exchange ratio intended to preserve the same aggregate ownership interest in New Pathfinder as they had in Pathfinder-Federal, as adjusted for the assets of Pathfinder Bancorp, MHC. In connection with the completion of the conversion, Pathfinder Bank will revoke its Section 10(l) election so that New Pathfinder will be a bank holding company under the Bank Holding Company Act of 1956, as amended, subject to supervision and regulation by the Federal Reserve Board.

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The following diagram shows our current organizational structure, reflecting ownership percentages as of March 31, 2014:

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After the conversion and offering are completed, we will be organized as a fully public holding company, as follows:

Business Strategy

Our business strategy has been to transition from a traditional savings bank primarily focused on originating one- to four-family residential real estate loans to a more diversified loan composition similar to a commercial bank, while at the same time, maintaining our high standards of customer service and convenience. We have emphasized developing our business banking by offering products that are attractive to small businesses in our market area. Notwithstanding, a significant portion of our lending activity has been, and will continue to be, the origination of one- to four-family residential real estate loans. Highlights of our business strategy are as follows:

•	Expanding our business banking. We have increased our emphasis on servicing the needs of small businesses in our market area. We intend to use our branch office network and experienced commercial deposit specialists to provide convenient commercial loan and deposit products and services to business customers, including merchant and remote deposit capture services. We believe that by developing our commercial relationships with small businesses we will be able to offer a variety of services and deposit products that will provide a growing source of fee income to Pathfinder Bank. We have introduced new products and services in order to attract new business customers, and we will continue to expand our products to help meet the needs of our business customers.

•	Continuing our emphasis on commercial business and commercial real estate lending. In recent years, we have sought to significantly increase our commercial business and commercial real estate lending, consistent with safe and sound underwriting practices. In this regard, we have added personnel who are experienced in originating and servicing commercial real estate and

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commercial business loans. At March 31, 2014, commercial real estate loans totaled $102.6 million, or 29.5% of total loans, compared with $62.2 million, or 23.8% of total loans, at December 31, 2009. At March 31, 2014, commercial and municipal loans totaled $51.6 million, or 14.8% of loans, compared with $35.4 million, or 13.5% of loans, at December 31, 2009. We view the growth of our commercial business and commercial real estate loans as a means of diversifying and increasing our interest income and establishing relationships with local businesses, which offer a recurring and potentially broader source of fee income and deposits than traditional one- to four-family residential real estate lending. We anticipate that our emphasis on commercial business and commercial real estate lending will complement our traditional one- to four-family residential real estate lending.

•	Diversifying our products and services with a goal of increasing non-interest income over time. We have sought to reduce our dependence on net interest income by increasing the fee income for services we provide. We offer property and casualty, life and health insurance through our subsidiary, Pathfinder Risk Management Company, Inc., and its insurance agency subsidiary, the FitzGibbons Agency, LLC. Additionally, Pathfinder Bank’s investment services provides brokerage services for purchasing stocks, bonds, mutual funds, annuities, and long-term care products. We intend to gradually grow these businesses in the years ahead. We have already added personnel for Pathfinder Bank’s investment services. At March 31, 2014, there were $30.8 million in assets under management by our investment services division. We believe that there will be opportunities to cross-sell these products to our deposit and borrower customers which may increase our non-interest income.

•	Continuing to grow our customer relationships and deposit base by expanding our branch network. As conditions permit, we will expand our branch network through a combination of de novo branching and acquisitions of branches or other financial services companies. We believe that as we expand our branch network, our customer relationships and deposit base will continue to grow. During the third quarter of 2014, we intend to open a business banking office in Syracuse, New York. As we continue to grow our lending operations in Onondaga County, we anticipate opening additional branches in Onondaga County based on customer demand. As of June 30, 2013, our total deposits represented 31.2% of all deposits in Oswego County, but only 0.46% of all deposits in Onondaga County. As we expand our branch network, we expect our deposit base in Onondaga County to increase. We do not currently have any agreements or understandings regarding specific de novo branches or acquisitions. Additionally, we have committed significant resources to establish a banking platform to accommodate future growth by upgrading our information technology, maintaining a robust risk management and compliance staff, hiring additional commercial lenders and credit analysts, and upgrading our physical infrastructure. We believe that these investments will enable us to achieve operational efficiencies with minimal additional investments, while providing increased convenience for our customers.

•	Utilizing the net proceeds from the conversion to continue the controlled growth of Pathfinder Bank. In 2009, we sold $6.7 million of Series A Preferred Stock to the U.S. Treasury as part of the Troubled Asset Relief Program (“TARP”). In September 2011, we replaced the Series A Preferred Stock with $13.0 million in gross proceeds from the sale of Series B Preferred Stock to the U.S. Treasury as part of the Small Business Lending Fund (“SBLF”). At March 31, 2014, the Series B Preferred Stock had an annual dividend rate of 1.0% which will increase to 9.0% in March 2016. We have used the proceeds from the sale of preferred stock to provide capital for asset growth and increased lending. During the period between December 31, 2009 and March 31, 2014, our total assets grew by $154.2 million, or 41.5%, principally through organic loan originations and deposit growth. We believe that we can successfully utilize the net proceeds from the conversion to continue our asset growth and create a banking platform that will improve our profitability and create operational efficiencies for Pathfinder Bank.

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•	Providing quality customer service. Our strategy emphasizes providing quality customer service delivered through our branch network and meeting the financial needs of our customer base by offering a full complement of loan, deposit and online banking solutions (i.e., internet banking). We intend to open a new business banking office in Syracuse, New York in the third quarter of 2014 to increase the convenience of our branch network for our Onondaga County customers. Our competitive advantage is our ability to make decisions, such as approving loans, more quickly than our larger competitors. Customers enjoy, and will continue to enjoy, access to senior executives and local decision makers at Pathfinder Bank and the flexibility it brings to their businesses.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.”

Reasons for the Conversion

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Support organic growth. Pathfinder Bank has experienced consistent organic deposit and loan growth over the past six years as we have expanded our geographical footprint, increased our emphasis on growing our commercial loan and deposit relationships, and leveraged certain market opportunities, including obtaining $13.0 million in capital through SBLF. At December 31, 2009, our total assets and total deposits were $371.7 million and $296.8 million, respectively, compared to total assets and total deposits of $525.8 million and $438.4 million, respectively, at March 31, 2014. The conversion will enable us to support additional deposit and loan growth as we expand into the Syracuse market area with the opening of our new business banking office in the third quarter of 2014.

•	Improve the liquidity of our shares of common stock. The greater number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for New Pathfinder common stock than has existed for Pathfinder-Federal common stock. A more liquid and active market will make it easier for our shareholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building shareholder value. While Pathfinder Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth and expansion. Minimum regulatory capital requirements will also increase in the future under recently adopted regulations, and compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies. This has resulted in changes in regulations applicable to Pathfinder Bancorp, MHC and Pathfinder-Federal, particularly changes with respect to the waiver of dividends by Pathfinder Bancorp, MHC which is a key component of our mutual holding company structure and impacts the value of Pathfinder-Federal’s common stock. The Federal Reserve Board currently requires “grandfathered” mutual holding companies, like Pathfinder Bancorp, MHC, to obtain depositor approval and comply with other procedural requirements prior to waiving dividends, which makes dividend waivers more

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difficult and costly to obtain. As a result, Pathfinder Bancorp, MHC has not waived dividends declared on Pathfinder-Federal’s common stock during the past several years. Instead, all dividends declared by Pathfinder-Federal have been paid to Pathfinder Bancorp, MHC, as well as our public shareholders, resulting in a tax liability for Pathfinder Bancorp, MHC, fewer capital resources available to Pathfinder-Federal and Pathfinder Bank and a decrease in the exchange ratio for our public shareholders upon conversion to stock form. The conversion will eliminate our mutual holding company structure, and enable us to pay dividends to our shareholders without the limitations described above, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the fully public stock holding company structure will give us greater flexibility to use our common stock as merger consideration and to structure mergers and acquisitions of other financial institutions or financial services companies as opportunities arise, which will make us a more attractive and competitive bidder for such institutions. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of New Pathfinder for three years following completion of the conversion. Certain provisions in New Pathfinder’s articles of incorporation and bylaws, such as a prohibition on any beneficial owner voting in excess of 10% of New Pathfinder’s common stock and supermajority voting requirements, will also make it more difficult for companies or persons to exercise control of New Pathfinder without the consent of our board of directors. See “Risk Factors—Various factors, including our articles of incorporation and bylaws, and Maryland and federal law will make takeover attempts more difficult to achieve,” and “Restrictions on Acquisition of New Pathfinder.”

See “Proposal 1 — Approval of the Plan of Conversion and Reorganization” for a more complete discussion of our reasons for conducting the conversion and offering.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by depositors of Pathfinder Bank as of August 5, 2014;

•	The plan of conversion and reorganization is approved by Pathfinder-Federal shareholders holding at least two-thirds of the outstanding shares of common stock of Pathfinder-Federal as of August 5, 2014, including shares held by Pathfinder Bancorp, MHC;

•	The plan of conversion and reorganization is approved by Pathfinder-Federal shareholders holding at least a majority of the outstanding shares of common stock of Pathfinder-Federal as of August 5, 2014, excluding shares held by Pathfinder Bancorp, MHC;

•	We sell at least the minimum number of shares of common stock offered in the offering;

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•	The NYSDFS approves New Pathfinder’s acquisition of control of Pathfinder Bank and Pathfinder Commercial Bank and an amendment to Pathfinder Bank’s Restated Organization Certificate to provide for a liquidation account;

•	The FDIC grants its non-objection to Pathfinder Bank’s revocation of its Section 10(l) status so that New Pathfinder may become a bank holding company; and

•	We receive the approval of the Federal Reserve Board to complete the conversion and offering and for New Pathfinder to become a bank holding company and acquire the common stock of Pathfinder Bank.

The Federal Reserve Board has issued its conditional approval for Pathfinder Bancorp, MHC to complete the conversion and offering and for New Pathfinder to become a bank holding company and acquire the common stock of Pathfinder Bank. The NYSDFS has issued its approval for New Pathfinder to acquire control of Pathfinder Bank and Pathfinder Commercial Bank and its preliminary approval of the amendment to Pathfinder Bank’s Restated Organization Certificate to provide for a liquidation account.

Pathfinder Bancorp, MHC intends to vote its shares in favor of the plan of conversion and reorganization. At August 5, 2014, Pathfinder Bancorp, MHC owned 60.3% of the outstanding shares of common stock of Pathfinder-Federal. At August 5, 2014, the directors and executive officers of Pathfinder-Federal and their affiliates owned 259,651 shares of Pathfinder-Federal (including exercisable options), or 9.9% of the outstanding shares of common stock and 24.9% of the outstanding shares of common stock excluding shares held by Pathfinder Bancorp, MHC. They intend to vote those shares in favor of the plan of conversion and reorganization.

Impact of Pathfinder Bancorp, MHC’s Assets on Minority Stock Ownership

In the exchange, the public common shareholders of Pathfinder-Federal will receive shares of common stock of New Pathfinder in exchange for their shares of common stock of Pathfinder-Federal pursuant to an exchange ratio that is designed to provide, subject to adjustment, that the shareholders will own the same percentage of the common stock of New Pathfinder after the conversion as they held in Pathfinder-Federal immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Pathfinder Bancorp, MHC (other than shares of stock of Pathfinder-Federal), which assets consist primarily of cash relating to dividends paid by Pathfinder-Federal. Pathfinder Bancorp, MHC had net assets of $250,927 as of March 31, 2014, not including Pathfinder-Federal common stock. The appraisal also accounts for Pathfinder-Federal’s dividend of $0.03 per share paid to shareholders in the second quarter of 2014 and assumes the payment of an equivalent dividend in the third quarter of 2014 prior to the completion of the conversion. The adjustments described above will decrease Pathfinder-Federal’s shareholders’ ownership interest in New Pathfinder from 39.64% to 39.23% of common stock at March 31, 2014. If Pathfinder-Federal declares any further dividends before the completion of the conversion, public common shareholders’ ownership interest in Pathfinder-Federal will be further diluted.

The Exchange of Existing Shares of Pathfinder-Federal Common Stock

If you are currently a common shareholder of Pathfinder-Federal, at the completion of the conversion your shares of common stock will be exchanged for shares of common stock of New Pathfinder. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Pathfinder-Federal common stock owned by public common shareholders immediately prior to the completion of the conversion, as adjusted for the assets of Pathfinder Bancorp, MHC. The following table shows how the exchange ratio will adjust, based on the appraised value of New Pathfinder as of May 16, 2014, assuming public common shareholders of Pathfinder-Federal own 39.2% of Pathfinder-Federal common stock immediately prior to the completion of the conversion. The table also shows the number of shares of New Pathfinder common stock a hypothetical owner of Pathfinder-Federal common stock

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would receive in exchange for 100 shares of Pathfinder-Federal common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of New Pathfinder to be Issued for Shares of Pathfinder-Federal		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering (1)	Ratio (1)	Price (2)	Share (3)	Shares (4)

Minimum	1,700,000	60.8%	1,097,324	39.2%	2,797,324	1.0552	$10.55	$15.37	105
Midpoint	2,000,000	60.8	1,290,969	39.2	3,290,969	1.2414	12.41	16.42	124
Maximum	2,300,000	60.8	1,484,614	39.2	3,784,614	1.4276	14.28	17.46	142
Adjusted Maximum	2,645,000	60.8	1,707,306	39.2	4,352,306	1.6417	16.42	18.65	164

(1)	Valuation and ownership ratios reflect dilutive impact of Pathfinder Bancorp, MHC’s assets upon completion of the conversion. See “—Impact of Pathfinder Bancorp, MHC’s Assets On Minority Stock Ownership” for more information regarding the dilutive impact of Pathfinder Bancorp, MHC’s assets on the valuation and ownership ratios.
(2)	Represents the value of shares of New Pathfinder common stock to be received in the conversion by a holder of one share of Pathfinder-Federal common stock, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.
(3)	Represents the pro forma tangible book value per share of common stock at each level of the offering range multiplied by the respective exchange ratio.
(4)	Cash will be paid in lieu of fractional shares.

If you own shares of Pathfinder-Federal common stock in a brokerage account in “street name,” your shares will be exchanged automatically within your account, so you do not need to take any action to exchange your shares of common stock. If your shares are represented by physical Pathfinder-Federal stock certificates, after the completion of the conversion, our transfer agent will mail to you a transmittal form with instructions to surrender your stock certificate(s). You should not submit a stock certificate until you receive a transmittal form. A statement reflecting your ownership of New Pathfinder common stock will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your Pathfinder-Federal stock certificate(s). New Pathfinder will not issue stock certificates.

No fractional shares of New Pathfinder common stock will be issued to any public shareholder of Pathfinder-Federal. For each fractional share of common stock that otherwise would be issued, New Pathfinder will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Pathfinder-Federal’s Series B Preferred Stock will not be redeemed in connection with the conversion and will be exchanged for preferred stock of New Pathfinder with the same rights and preferences identical to the Series B Preferred Stock of Pathfinder-Federal on a one for one exchange basis. No other preferred stock will be issued as a result of the conversion.

Outstanding options to purchase shares of Pathfinder-Federal common stock also will convert into and become options to purchase shares of New Pathfinder common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At March 31, 2014, there were 105,500 outstanding options to purchase shares of Pathfinder-Federal common stock, 38,500 of which have vested. Such outstanding options will be converted into options to purchase 111,323 shares of New Pathfinder common stock at the minimum of the offering range and 150,611 shares of New Pathfinder common stock at the maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, shareholders would experience ownership dilution of approximately 3.8% at the minimum of the offering range.

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How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Pathfinder-Federal for shares of New Pathfinder are based on an independent appraisal of the estimated market value of New Pathfinder that assumes the offering is completed and adjusts the exchange ratio to reflect assets held by Pathfinder Bancorp, MHC (including the payment of a $0.03 per share dividend by Pathfinder-Federal to shareholders in the second quarter of 2014, and the anticipated payments of cash dividends in the third quarter of 2014). RP Financial, LC., our independent appraiser, has estimated that, as of May 16, 2014, this market value was $32.9 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $28.0 million and a maximum of $37.8 million. Based on this valuation range, the 60.8% ownership interest (adjusted for dilution) of Pathfinder Bancorp, MHC in Pathfinder-Federal as of March 31, 2014 which is being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by New Pathfinder ranges from 1,700,000 shares to 2,300,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.0552 shares at the minimum of the offering range to 1.4276 shares at the maximum of the offering range, and subject to adjustment for the assets of Pathfinder Bancorp, MHC, shareholders will own the same percentage of the common stock of New Pathfinder after the conversion as they held in Pathfinder-Federal immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. If demand for shares or market conditions warrant, the appraisal may be increased by 15%, which would result in an appraised value of $43.5 million, an offering of 2,645,000 shares of common stock, and an exchange ratio of 1.6417 shares.

The appraisal is based in part on Pathfinder-Federal’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded thrift holding companies that RP Financial, LC. considers comparable to Pathfinder-Federal. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(In millions)

Alliance Bancorp of Pennsylvania	ALLB	PA	$426
Chicopee Bancorp, Inc.	CBNK	MA	$588
CMS Bancorp, Inc.	CMSB	NY	$263
Georgetown Bancorp, Inc.	GTWN	MA	$263
Hampden Bancorp, Inc.	HBNK	MA	$694
Oneida Financial Corp.	ONFC	NY	$742
Peoples Federal Bancshares, Inc.	PEOP	MA	$588
TF Financial Corporation	THRD	PA	$836
Wellesley Bancorp, Inc.	WEBK	MA	$459
WVS Financial Corp.	WVFC	PA	$314

(1)	Asset size for all companies is as of December 31, 2013.

The following table presents a summary of selected pricing ratios for New Pathfinder (on a pro forma basis) based on earnings and other information as of and for the twelve months ended March 31, 2014 and for the peer group companies based on earnings and other information as of and for the twelve months ended March 31, 2014 or the most recent twelve-month period financial data available, and stock prices as of May 16, 2014 as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 28.2% on a price-to-book value basis, a discount of 24.1% on a price-to-tangible book value basis, and a discount of 16.9% on a price-to-earnings basis.

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	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
New Pathfinder (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	23.43	x	80.58%	88.03%
Maximum	20.29	x	74.46%	81.77%
Midpoint	17.58	x	68.45%	75.59%
Minimum	14.89	x	61.73%	68.63%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	21.16	x	95.31%	99.65%
Medians	21.04	x	96.63%	99.21%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve-month basis through March 31, 2014 for New Pathfinder and March 31, 2014 or the most recent twelve-month period available for the peer group companies. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “Proposal 1—Approval of the Plan of Conversion and Reorganization—Stock Pricing and Number of Shares to be Issued.”

How We Intend to Use the Proceeds From the Offering

We intend to contribute at least 50% of the net proceeds from the offering to Pathfinder Bank, loan funds to our employee stock ownership plan to fund its purchase of shares of common stock in the offering, and retain the remainder of the net proceeds of the offering with New Pathfinder. Therefore, assuming we sell 2,000,000 shares of common stock in the offering, and we have net proceeds of $18.5 million, we intend to contribute $9.3 million in Pathfinder Bank, loan $800,000 to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $8.5 million of the net proceeds with New Pathfinder.

New Pathfinder may use the funds it retains for investment, to pay cash dividends, to repurchase shares of common stock, to acquire other financial institutions and for other general corporate purposes. Pathfinder Bank may use the proceeds it receives to support increased lending and other products and services, to expand its branch network, or to acquire other financial institutions or other financial services companies.

Please see the section of this proxy statement/prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Our Dividend Policy

After the completion of the conversion, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.03 per share, which equals $0.12 per share on an annualized basis and an annual yield of 1.2% based on a price of $10.00 per share.

The dividend rate and the initial and continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that any such dividends will not be reduced or eliminated in the future.

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For information regarding our current and proposed dividend policy, see “Our Dividend Policy.”

Purchases and Ownership by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 226,500 shares of common stock in the offering, representing 13.3% of shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 500,478 shares of common stock (including stock options exercisable within 60 days of August 5, 2014), or 17.9% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own that will be exchanged for shares of New Pathfinder.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Shareholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all Pathfinder Bank employees, to purchase up to 4% of the shares of common stock we sell in the offering.  If market conditions warrant, in the judgment of its trustee, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Federal regulations permit us to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Shareholder approval of these plans would be required. Our current intention is to implement one or more new stock-based benefit plans, but we have not determined whether we would adopt the plans within 12 months following the completion of the conversion (but not earlier than six months after the completion of the conversion) or more than 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would reserve a number of shares (i) up to 4% of the shares of common stock sold in the offering (reduced by amounts purchased by our 401(k) plan using its purchase priority in the stock offering) for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Executive Compensation—Outstanding Equity Awards at Year-End.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively. The table shows the dilution to shareholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

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	Number of Shares to be Granted or Purchased			Dilution	Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range

Employee stock ownership plan	68,000	105,800	4.0%	N/A (2)	$680	$1,058
Restricted stock awards	68,000	105,800	4.0	2.37%	680	1,058
Stock options	170,000	264,500	10.0	5.73%	428	667
Total	306,000	476,100	18.0%	7.84%	$1,788	$2,783

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $2.52 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; a dividend yield of 1.2%; a risk-free rate of return of 2.73%; and expected volatility of 17.71%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2010 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock or under extraordinary circumstances.

The following table presents information as of March 31, 2014 regarding our employee stock ownership plan, our 2010 Stock Option Plan and our proposed stock-based benefit plan. The table below assumes that 3,784,614 shares are outstanding after the offering, which includes the sale of 2,300,000 shares in the offering at the maximum of the offering range and the issuance of new shares in exchange for shares of Pathfinder-Federal using an exchange ratio of 1.4276. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 1995 offering (1)		132,158	(2)	$1,321,580		3.5%
Shares purchased in 2011(1)		178,450	(3)	1,784,500		4.7
Redeemed employee stock ownership plan shares		(30,771)		(307,710)		(0.8)
Shares to be purchased in this offering		92,000		920,000		2.4
Total employee stock ownership plan shares		371,837		$3,718,370		9.8%

Restricted Stock Awards:	Directors, Officers and Employees
New shares of restricted stock		92,000		920,000	(4)	2.4
Total shares of restricted stock		92,000		$920,000		2.4%

Stock Options:	Directors, Officers and Employees
2010 Stock Option Plan (1)		214,140	(5)	$2,141,400		5.7%
New stock options		230,000		2,300,000	(6)	6.1
Total stock options		444,140		$4,441,400		11.8%

Total of stock benefit plans		907,977		$9,079,770		24.0%

(1)	The number of shares indicated has been adjusted for the 1.4276 exchange ratio at the maximum of the offering range.
(2)	As of March 31, 2014, 132,158 of these shares, or 92,574 shares prior to adjustment for the exchange, have been allocated.
(3)	As of March 31, 2014, 40,151 of these shares, or 28,125 shares prior to adjustment for the exchange, have been allocated.
(4)	The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.
(5)	As of March 31, 2014, options to purchase 150,611 of these shares, or 105,500 shares prior to adjustment for the exchange, have been awarded, and options to purchase 54,962 of these shares, or 38,500 shares prior to adjustment for the exchange, have vested.

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(6)	The weighted-average fair value of stock options to be granted has been estimated at $2.52 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 1.2%; expected term, 10 years; expected volatility, 17.71%; and risk-free rate of return, 2.73%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Market for Common Stock

Existing publicly held shares of Pathfinder-Federal’s common stock are listed on the Nasdaq Capital Market under the symbol “PBHC.” Upon completion of the conversion, the shares of common stock of New Pathfinder will replace the existing shares, and we expect the shares of New Pathfinder common stock will also trade on the Nasdaq Capital Market under the symbol “PBHC.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of August 5, 2014, Pathfinder-Federal had approximately nine registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. currently makes a market in Pathfinder-Federal’s common stock and has advised us that they intend to make a market in New Pathfinder’s common stock following the offering, but are under no obligation to do so.

Tax Consequences

Pathfinder Bancorp, MHC, Pathfinder-Federal, Pathfinder Bank and New Pathfinder have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, and have received an opinion of Bonadio & Co., LLP regarding the material New York state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Pathfinder Bancorp, MHC, Pathfinder-Federal (except for cash paid for fractional shares), Pathfinder Bank, New Pathfinder, persons eligible to subscribe in the subscription offering, or existing shareholders of Pathfinder-Federal. Existing shareholders of Pathfinder-Federal who receive cash in lieu of fractional shares of New Pathfinder will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Changes in Shareholders’ Rights for Existing Shareholders of Pathfinder-Federal

As a result of the conversion, existing shareholders of Pathfinder-Federal will become shareholders of New Pathfinder. Some rights of common shareholders of New Pathfinder will be reduced compared to the rights common shareholders currently have in Pathfinder-Federal The reduction in common shareholder rights results from differences between the federal and Maryland charters and bylaws, and from distinctions between federal and Maryland law. Many of the differences in common shareholder rights under the articles of incorporation and bylaws of New Pathfinder are not mandated by Maryland law but have been chosen by management as being in the best interests of New Pathfinder and all of its shareholders. The differences in common shareholder rights in the articles of incorporation and bylaws of New Pathfinder include the following: (i) greater lead time required for shareholders to submit proposals for certain provisions of new business or to nominate directors; (ii) approval by at least 80% of outstanding shares required to amend the bylaws and certain provisions of the articles of incorporation; and (iii) a limit on voting rights of shares beneficially owned in excess of 10% of New Pathfinder’s outstanding voting stock. See “Comparison of Shareholders’ Rights For Existing Shareholders of Pathfinder-Federal” for a discussion of these differences.

Dissenters’ Rights

Shareholders of Pathfinder-Federal do not have dissenters’ rights in connection with the conversion and offering.

Important Risks in Owning New Pathfinder’s Common Stock

Before you vote on the conversion, you should read the “Risk Factors” section beginning on page 17 of this proxy statement/prospectus.

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RISK FACTORS

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of New Pathfinder common stock.

Risks Related to Our Business

We continue to increase our originations of commercial real estate and commercial loans, and such loans generally carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and these risks will increase as we continue to increase originations of these types of loans.

At March 31, 2014, $102.6 million, or 29.5% of our loan portfolio, consisted of commercial real estate loans and $48.8 million, or 14.0% of our loan portfolio, consisted of commercial loans. Given their larger balances and the complexity of the underlying collateral, commercial real estate and commercial loans, which include commercial and industrial loans, generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family residential real estate. Also, many of our borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan. These loans also have greater credit risk than residential real estate for the following reasons:

•	commercial real estate – repayment is generally dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•	commercial loans – repayment is generally dependent upon the successful operation of the borrower’s business.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would adversely affect our operating results and financial condition.

At March 31, 2014, $151.4 million, or 43.5% of our loan portfolio, consisted of commercial real estate loans and commercial loans, compared to $142.7 million, or 41.8%, and $127.6 million, or 38.3%, at December 31, 2013 and December 31, 2012, respectively. A key component of our strategy is to continue to increase our origination of commercial real estate and commercial loans to diversify our loan portfolio and increase our returns or yields on our loan portfolio. Increasing our originations of commercial real estate and commercial loans will significantly increase our exposure to the risks inherent in these types of loans, which risks are noted above.

Changing interest rates may have a negative effect on our results of operations.

Our earnings and cash flows are dependent on our net interest income. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in market interest rates may have an adverse effect on our financial condition and results of operations. Our interest-bearing liabilities generally reprice or mature more quickly than our interest-earning assets. If rates increase rapidly, we may have to increase the rates we pay on our deposits, particularly our higher cost time deposits and borrowed funds, more quickly than any increase in interest rates that we earn on our loans and investments, which would adversely affect our net interest spread and net interest income. Furthermore, our mortgage lending varies directly with movements in interest rates, and increases in interest rates may negatively affect our ability to originate loans in the same volumes as we have in recent years. Increases in interest rates may also make it more difficult for borrowers to repay adjustable rate loans.

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Conversely, if market interest rates fall below current levels, our net interest margin may also be negatively affected if competitive pressures keep us from further reducing rates on our deposits, while the yields on our assets decrease more rapidly through loan prepayments and interest rate adjustments. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowings costs. Under these circumstances, we are subject to reinvestment risk to the extent we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

The Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve Board reduces its purchases of mortgage-backed securities and increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

We have a high concentration of loans secured by real estate in our market area, which makes our business highly susceptible to downturns in the local economy and could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, we are a community banking franchise located in central New York. At March 31, 2014, almost all of our mortgage loans were secured by real estate located in our primary market area in central New York. As a result, we have a greater risk of loan defaults and losses in the event of further economic weakness in our market area, which may have a negative effect on the ability of our borrowers to timely repay of their loans. While economic conditions and real estate values nationwide declined during the last several years, economic conditions and real estate values within our market area have generally been depressed for an extended period of time. The unemployment rates in Oswego and Onondaga Counties were 9.1% and 6.4%, respectively, in March 2014, as compared to the State of New York’s unemployment rate of 7.2% in March 2014 and the national unemployment rate of 6.7% in March 2014. The unemployment rates for Oswego and Onondaga Counties remain elevated compared to the unemployment rates that existed prior to the recession and financial crisis.

A deterioration, continued stagnation or even minimal improvement in economic conditions generally and in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•	loan delinquencies, problem assets and foreclosures may increase;

•	weak economic conditions may continue to limit the demand for loans by creditworthy borrowers, limiting our capacity to leverage our retail deposits and maintain our net interest income; and

•	the value of the collateral for our loans may decline further.

Our business may be adversely affected by credit risk associated with residential property.

At March 31, 2014, $167.1 million, or 48.0% of our total loan portfolio, was secured by one- to-four residential family real estate. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The real estate values within our market area have generally been depressed for an extended period of time, and as a result of the recent economic downturn, the value of the real estate collateral securing these types of loans has declined in some instances. Some of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have reduced equity because of the decline in home values. As a result, we have increased risk that we could incur losses if borrowers default on their loans because we may be unable to recover all or part of the defaulted loans by selling the real estate collateral. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. For these reasons, we may experience higher rates of delinquencies, default and loss on our residential mortgage loans.

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If our non-performing assets increase, our earnings will be adversely affected.

At March 31, 2014, our non-performing assets, which consist of non-performing loans (including non-accruing troubled debt restructurings) and other real estate owned, were $7.7 million, or 1.5% of total assets.  Our non-performing assets adversely affect our net income in various ways:

•	we record interest income only on the cash basis or cost-recovery method for non-accrual loans and we do not record interest income for other real estate owned;

•	we must provide for probable loan losses through a current period charge to the provision for loan losses;

•	non-interest expense increases when we write down the value of properties in our other real estate owned portfolio to reflect changing market values;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees; and

•	the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our non-performing assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.

In determining the amount of the allowance for loan losses, we analyze our loss and delinquency experience by loan categories and we consider the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance and would decrease our net income. Our emphasis on loan growth and on increasing our originations of commercial real estate loans, as well as any future credit deterioration, could require us to further increase our allowance in the future.

In December 2012, the Financial Accounting Standards Board (“FASB”) issued for public comment its proposal to improve financial reporting about expected credit losses on loans and other financial assets held by banks, financial institutions, and other public and private organizations. Proposed Accounting Standards Update, Financial Instruments—Credit Losses (Subtopic 825-15), proposes a new accounting model intended to require more timely recognition of credit losses, while also providing additional transparency about credit risk. The FASB’s proposed model would utilize a single “expected credit loss” measurement objective for the recognition of credit losses, replacing the multiple existing impairment models in U.S. GAAP, which generally require that a loss be “incurred” before it is recognized. Under the proposal, management would be required to estimate the cash flows that it does not expect to collect, using all available information, including historical experience and reasonable and supportable forecasts about the future. It is widely believed that if this new model is ultimately adopted, financial institutions will be required to increase their allowance for loan losses on the statement of financial condition, with the associated addition to the provision for loan losses on the income statement.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

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Our inability to achieve profitability on new branches may negatively affect our earnings.

We currently intend to open a new business banking office in Syracuse, New York in the third quarter of 2014 and, subject to regulatory approval, we may open additional branches in the future. The profitability of this new branch and any future new branches will depend on whether the income that we generate from the additional branches will offset the increased expenses resulting from operating new branches. We expect that it may take time before new branches become profitable. During this period, operating new branches may negatively affect our earnings.

We operate in a highly regulated environment and we are subject to supervision, examination and enforcement action by various bank regulatory agencies.

We are subject to extensive supervision, regulation, and examination by the NYSDFS, the FDIC and the Federal Reserve Board. As a result, we are limited in the manner in which we conduct our business, undertake new investments and activities, and obtain financing. This system of regulation is designed primarily for the protection of the Deposit Insurance Fund and our depositors, and not for the benefit of our shareholders. Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees.

Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Pathfinder Bank or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

Federal regulations governing the conversion require that we prepare a business plan that addresses, among other items, our projected operations and activities for three years following the conversion.  The business plan is a confidential document that is submitted to the banking regulatory agencies and may not reflect currently unanticipated potential business opportunities or activities, such as increased dividends or acquisitions of other financial institutions.  Federal regulations require that we operate within the parameters of the business plan, and that the Federal Reserve Board approve any material deviation from the business plan.  This could affect our ability to conduct activities that deviate from the regulatory business plan that would otherwise benefit our shareholders.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

The redemption of the Series B Preferred Stock we issued to the U.S. Treasury in connection with the SBLF may be dilutive to your stock ownership in New Pathfinder.

The ownership interest of your common stock may be diluted to the extent we need to raise capital by issuing securities to redeem the outstanding Senior Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) we sold to the U.S. Treasury in connection with our participation in the SBLF.  Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, our shareholders bear the risk of our future offerings related to redeeming the Series B Preferred Stock, including reducing the market

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price of our common stock and diluting shareholders’ holdings in our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The dividend rate on our Series B Preferred Stock we issued in connection with the SBLF will increase to 9.0% if we have not redeemed the Series B Preferred Stock by March 1, 2016, which will impact net income available to holders of our common stock and earnings per share of our common stock.

The per annum dividend rate on the 13,000 shares of our Series B Preferred Stock we sold to the U.S. Treasury was 1.0% per annum at March 31, 2014. Beginning on March 2, 2016, the per annum dividend rate on the Series B Preferred Stock will increase to a fixed rate of 9.0% if any Series B Preferred Stock remains outstanding. For a 12 month period with the current dividend rate of 1.0% per annum, the total dividend paid on our Series B Preferred Stock would be $130,000. For a 12 month period, assuming the increased dividend rate of 9.0% per annum and assuming we have not redeemed any of our Series B Preferred Stock, the total dividend payable on our Series B Preferred Stock would be $1.2 million. Depending on our financial condition at the time, any such increase in the dividend rate could have a material negative effect on our financial condition, including reducing our net income available to holders of our common stock and our earnings per share. We do not intend to redeem any Series B Preferred Stock in connection with the conversion.

Failure to pay dividends on our Series B Preferred Stock may have negative consequences, including limiting our ability to pay dividends in the future.

The Series B Preferred Stock issued in connection with our participation in the SBLF pays a non-cumulative quarterly dividend in arrears. Such dividends are not cumulative but we may only declare and pay dividends on our common stock (or any other equity securities junior to the Series B Preferred Stock) if we have declared and paid dividends on the Series B Preferred Stock for the current dividend period.

Moreover, our ability to pay dividends is always subject to legal and regulatory restrictions. Any payment of dividends in the future will depend, in large part, on our earnings, capital requirements, financial condition and other factors considered relevant by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could further reduce or eliminate our common stock dividend in the future.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares.

In July 2013, the FDIC and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to Pathfinder Bank and New Pathfinder. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for Pathfinder Bank and New Pathfinder on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, repurchasing shares, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements for Pathfinder Bank and New Pathfinder could, among other things, result in lower returns on equity, require raising additional capital, and result in regulatory

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actions constraining us from paying dividends or repurchasing shares if we were unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets.

New regulations could restrict our ability to originate loans.

The Consumer Financial Protection Bureau has issued a rule that became effective in January 2014, requiring creditors to assess a borrower’s ability to repay a mortgage loan. Loans that satisfy the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard and will have special protection. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative-amortization; and

•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total monthly debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive/and or time consuming to make these loans, which could limit our growth or profitability.

A continuation or worsening of economic conditions could adversely affect our financial condition and results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, economic growth has been slow and unemployment levels remain high despite the Federal Reserve Board’s unprecedented efforts to maintain low market interest rates and encourage economic growth. Recovery by many businesses has been impaired by lower consumer spending. A discontinuation of the Federal Reserve Board’s bond purchasing program could result in higher interest rates and reduced economic activity. Moreover, a return to prolonged deteriorating economic conditions would significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and continued elevated unemployment levels may result in greater loan delinquencies, increases in our non-performing, criticized and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations.

Pathfinder Bank’s reliance on brokered deposits could adversely affect its liquidity and operating results.

Among other sources of funds, Pathfinder Bank relies on brokered deposits to provide funds with which to make loans and provide for other liquidity needs. At March 31, 2014, brokered deposits totaled $39.6 million, or approximately 9.0% of total deposits. The only source Pathfinder Bank uses for brokered deposits is the Certificate of Deposit Account Registry Services (“CDARS”), a brokered deposit network that allows members to mitigate the liquidity risk related to brokered deposits. Generally brokered deposits may not be as stable as other types of deposits. Depositors may not replace their brokered deposits when they mature, or we may have to pay a higher rate of interest to keep those deposits or to replace them with other deposits or other sources of funds. Not being able to

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maintain or replace those deposits as they mature would adversely affect our liquidity. Paying higher deposit rates to maintain or replace brokered deposits would adversely affect our net interest margin and operating results.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, money market funds, insurance companies, and brokerage firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence and offer certain services that we do not or cannot provide, all of which benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. For additional information, see “Business of Pathfinder-Federal and Pathfinder Bank—Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate significant non-interest income. Finally, as a smaller institution, we are disproportionately affected by ongoing increased costs of compliance with new banking and other regulations.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Our management team is comprised of experienced executives, with our top six executives having an average of 27 years of financial institution experience. Members of our senior management team, or lending personnel who have expertise in our markets and key business relationships, would be difficult to replace. The loss of these persons or our inability to hire additional qualified personnel could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may adversely affect our performance.

We are a community bank and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers or otherwise, our business and operating results may be materially adversely affected.

Financial reform legislation is expected to increase our costs of operations.

The Dodd-Frank Act has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies

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and gives the Federal Reserve Board exclusive authority to regulate savings and loan holding companies. The Dodd-Frank Act has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Pathfinder Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption available for national banks and federal savings and loan associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Changes in accounting policies or in accounting standards could materially affect how we report our financial condition and results of operations.

Accounting policies are essential to understanding our financial condition and results of operations. Some of these policies require the use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain, and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying our financial statements are incorrect, we may experience material losses.

From time to time, the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our financial statements. These changes are beyond our control, can be difficult to predict and could materially affect how we report our financial condition and results of operations. We could also be required to apply a new or revised standard retroactively, which may result in our restating our prior period financial statements.

The need to account for certain assets at estimated fair value may adversely affect our results of operations.

We report certain assets, such as available-for-sale investment securities, at estimated fair value. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our books at their estimated fair value, we may incur losses if an impairment in fair value is considered other-than-temporary.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.

The financial services market is complex and we rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also

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includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action, and suffer damage to our reputation.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits and loans. We have established policies and procedures to prevent or limit the effect of system failures, interruptions, and security breaches, but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from security breaches.

We rely on certain third party providers for a portion of our information technology systems. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss to us. We seek to identify, measure, monitor, report and control our exposure to risk, including strategic, market, liquidity, compliance and operational risks. While we use a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks.

Risks Related to the Offering and the Exchange

The market value of New Pathfinder common stock received in the share exchange may be less than the market value of Pathfinder-Federal common stock exchanged.

The number of shares of New Pathfinder common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of Pathfinder-Federal common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of New Pathfinder common stock prepared by RP Financial, LC. and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of Pathfinder-Federal common stock will own the same percentage of New Pathfinder common stock after the conversion and offering as they owned of Pathfinder-Federal common stock immediately prior to completion of the conversion and offering (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and as adjusted for assets held by Pathfinder Bancorp, MHC). The exchange ratio will not depend on the market price of Pathfinder-Federal common stock.

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The exchange ratio ranges from 1.0552 shares at the minimum and 1.4276 shares at the maximum (or 1.6417 shares at the adjusted maximum) of the offering range of New Pathfinder common stock per share of Pathfinder-Federal common stock. Shares of New Pathfinder common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of Pathfinder-Federal common stock at the time of the exchange, the initial market value of the New Pathfinder common stock that you receive in the share exchange could be less than the market value of the Pathfinder-Federal common stock that you currently own. Based on the most recent closing price of Pathfinder-Federal common stock prior to the date of this proxy statement /prospectus, which was $14.38, unless at least 2,316,769 shares of New Pathfinder common stock are sold in the offering (which is between the maximum and the adjusted maximum of the offering range), the initial value of the New Pathfinder common stock you receive in the share exchange would be less than the market value of the Pathfinder-Federal common stock you currently own.

There may be a decrease in shareholders’ rights for existing shareholders of Pathfinder-Federal.

As a result of the conversion, existing shareholders of Pathfinder-Federal will become shareholders of New Pathfinder. In addition to the provisions discussed above that may discourage takeover attempts that may be favored by shareholders, some rights of common shareholders of New Pathfinder will be reduced compared to the rights common shareholders currently have in Pathfinder-Federal. The reduction in common shareholder rights results from differences between the federal and Maryland chartering documents and bylaws, and from differences between federal and Maryland law. Many of the differences in common shareholder rights under the articles of incorporation and bylaws of New Pathfinder are not mandated by Maryland law but have been chosen by management as being in the best interests of New Pathfinder and its shareholders. The articles of incorporation and bylaws of New Pathfinder include the following provisions: (i) greater lead time required for shareholders to submit proposals for new business or to nominate directors; and (ii) approval by at least 80% of the outstanding shares of capital stock entitled to vote generally is required to amend the bylaws and certain provisions of the articles of incorporation; and (iii) a limit on voting rights of shares beneficially owned in excess of 10% of New Pathfinder’s outstanding voting stock. See “Comparison of Shareholders’ Rights For Existing Shareholders of Pathfinder-Federal” for a discussion of these differences.

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of New Pathfinder and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $8.7 million and $12.5 million of the net proceeds of the offering in Pathfinder Bank. We may use the remaining net proceeds to invest in short-term investments, pay dividends, repurchase shares of common stock or for other general corporate purposes. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Pathfinder Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of the loan to the employee stock

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ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the NYSDFS, the FDIC or the Federal Reserve Board. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds. Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to shareholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the stock-based benefit plan. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. In the event we adopt stock-based benefit plans within 12 months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the conversion, our costs would increase further.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our new stock-based benefit plans has been estimated to be approximately $392,000 ($269,000 after tax) at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention would be to fund stock-based benefit plans through open market purchases, shareholders would experience a 7.8% dilution in ownership interest at the maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering. In the event we adopt the plan more than 12 months following the conversion, the plan would not be subject to these percentage limitations and shareholders could experience greater dilution.

Although the implementation of stock-based benefit plans would be subject to shareholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by shareholders.

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We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our existing and proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to shareholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, shareholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to shareholder approval, the determination as to when such plans would be implemented will be at the discretion of our board of directors.

Our return on equity may be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity may be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Various factors, including our articles of incorporation and bylaws, and Maryland and federal law, will make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of New Pathfinder. Our articles of incorporation and bylaws include certain provisions which will make it more difficult for companies or persons to acquire control of New Pathfinder without the consent of our board of directors, such as (i) a prohibition on any beneficial owner voting in excess of 10% of New Pathfinder’s common stock, (ii) supermajority voting requirements to remove directors for cause and amend certain provisions of the articles of incorporation and bylaws and (iii) provisions requiring advance notice of shareholder proposals and director nominations. For further information, see “Restrictions on Acquisition of New Pathfinder.”

Additionally, provisions of Maryland law, such as a five year prohibition on business combinations with interested shareholders, and federal regulations, such as a three year prohibition on acquiring more than 10% of the voting stock of New Pathfinder, as well as shares of restricted stock and stock options that we have granted or may grant to employees and directors and stock ownership by our management and directors, and various other factors will also make it more difficult for companies or persons to acquire control of New Pathfinder without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. For additional information, see “Restrictions on Acquisition of New Pathfinder,” and “—Benefits to be Considered Following Completion of the Conversion.”

A significant percentage of our common stock will be held or controlled by our directors and executive officers and benefit plans.

We expect that our directors and executive officers, together with their associates, will subscribe for 226,500 shares of common stock in the offering. In addition, we expect that our employee stock ownership plan will purchase an amount of shares equal to 4% of the common stock sold in the offering. As a result, assuming the

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offering closes at the minimum of the offering range, upon consummation of the offering and the exchange, we expect that our directors and executive officers will own a total of 500,478 shares (including 401(k) plan shares and vested but unexercised stock options), or 17.9% of our outstanding common stock, and our employee stock ownership plan will own a total of 274,839 shares, or 9.8% of our outstanding common stock. These acquisitions of common stock by management, the board of directors and the employee stock ownership plan could result in insiders of New Pathfinder and Pathfinder Bank owning approximately 26.9% of our outstanding common stock (assuming the offering closes at the minimum of the offering range). Management and members of the board of directors may acquire additional shares of common stock following the adoption of one or more new stock-based benefit plans that we intend to adopt at least six months following the completion of the conversion and offering. See “—Benefits to Management and Potential Dilution to Shareholders Resulting from the Conversion.” The ownership by executive officers, directors and our stock benefit plans could result in actions being taken that are not in accordance with other shareholders’ wishes, and could prevent any action requiring a supermajority vote under our articles of incorporation and bylaws (including the amendment of certain protective provisions of our articles and bylaws discussed immediately above).

Pathfinder-Federal does not have an active trading market for its common stock and an active trading market for New Pathfinder’s common stock may not develop.

Pathfinder-Federal’s common stock is currently traded on the Nasdaq Capital Market under the trading symbol “PBHC.” Upon completion of the conversion, the common stock of New Pathfinder will replace the existing shares, and we expect the common stock will also be traded on the Nasdaq Capital Market. Pathfinder-Federal does not have an active trading market for its common stock and an active public trading market for New Pathfinder’s common stock may not develop or be sustained after the stock offering. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could depress the market price.

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INFORMATION ABOUT THE SPECIAL MEETING

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the board of directors of Pathfinder-Federal of proxies to be voted at the special meeting of shareholders to be held at the Beacon Hotel, 75 West Bridge Street, Oswego, New York 13126, on September 29, 2014, at 3:00 p.m., Eastern Time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the plan of conversion and reorganization of Pathfinder Bancorp, MHC.

In addition, shareholders will vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal. Shareholders also will vote on informational proposals with respect to the articles of incorporation of New Pathfinder.

Voting in favor of or against the plan of conversion and reorganization includes a vote for or against the conversion of Pathfinder Bancorp, MHC to a stock holding company as contemplated by the plan of conversion and reorganization. Voting in favor of the plan of conversion and reorganization will not obligate you to purchase any shares of common stock in the offering and will not affect the balance, interest rate or federal deposit insurance of any deposits at Pathfinder Bank.

Who Can Vote at the Special Meeting

You are entitled to vote your Pathfinder-Federal common stock if our records show that you held your shares as of the close of business on August 5, 2014. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on August 5, 2014, there were 2,625,182 shares of Pathfinder-Federal common stock outstanding. Each share of common stock has one vote.

Attending the Special Meeting

If you are a shareholder as of the close of business on August 5, 2014, you may attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Pathfinder-Federal common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the special meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

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Proposal 1: Approval of the Plan of Conversion and Reorganization. We must obtain the affirmative vote of the holders of (i) two-thirds of the outstanding common stock of Pathfinder-Federal entitled to be cast at the special meeting, including shares held by Pathfinder Bancorp, MHC, and (ii) a majority of the outstanding shares of common stock of Pathfinder-Federal entitled to be cast at the special meeting, other than shares held by Pathfinder Bancorp, MHC.

Proposal 2: Approval of the adjournment of the special meeting. We must obtain the affirmative vote of at least a majority of the votes cast by Pathfinder-Federal shareholders entitled to vote at the special meeting to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the plan of conversion and reorganization.

Informational Proposals 3a through 3c: Approval of certain provisions in New Pathfinder’s articles of incorporation. The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals were approved as part of the process in which the board of directors of Pathfinder-Federal approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. While we are asking you to vote with respect to each of the informational proposals, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Pathfinder, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Pathfinder-Federal. At this time, we know of no other matters that may be presented at the special meeting.

Shares Held by Pathfinder Bancorp, MHC and Our Officers and Directors

As of August 5, 2014, Pathfinder Bancorp, MHC beneficially owned 1,583,239 shares of Pathfinder-Federal common stock. This equals approximately 60.3% of our outstanding shares of common stock. We expect that Pathfinder Bancorp, MHC will vote all of its shares of common stock in favor of Proposal 1—Approval of the Plan of Conversion and Reorganization, Proposal 2—Approval of the Adjournment of the Special Meeting, and Informational Proposals 3a through 3c.

As of August 5, 2014, our officers and directors beneficially owned 259,651 shares of Pathfinder-Federal common stock. This equals 9.9% of our outstanding shares of common stock and 24.9% of shares of common stock held by persons other than Pathfinder Bancorp, MHC.

Voting by Proxy

Our board of directors is sending you this proxy statement/prospectus to request that you allow your shares of Pathfinder-Federal common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Pathfinder-Federal common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization, “FOR” approval of the adjournment of the special meeting, if necessary, and “FOR” each of the Informational Proposals 3a through 3c.

If any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the board of directors will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

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If your Pathfinder-Federal common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise the corporate secretary of Pathfinder-Federal in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the board of directors. Pathfinder-Federal will pay the costs of soliciting proxies from its shareholders. To the extent necessary to permit approval of the plan of conversion and reorganization and the other proposals being considered, AST Phoenix Advisors, our proxy solicitor, and directors, officers or employees of Pathfinder-Federal and Pathfinder Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation. For its services as information agent and shareholder proxy solicitor, we will pay AST Phoenix Advisors $5,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Participants in the Employee Stock Ownership Plan

If you participate in Pathfinder Bank Employee Stock Ownership Plan, you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan. Under the terms of the Employee Stock Ownership Plan, the Employee Stock Ownership Plan trustee votes all shares held by the Employee Stock Ownership Plan, but each Employee Stock Ownership Plan participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The Employee Stock Ownership Plan trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Pathfinder-Federal common stock held by the Employee Stock Ownership Plan and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the plan’s trustee is September 22, 2014.

The board of directors recommends that you promptly sign and mark the enclosed proxy in favor of the above described proposals, including the adoption of the plan of conversion and reorganization, and promptly return it in the enclosed envelope. Voting the proxy card will not prevent you from voting in person at the special meeting. For information on submitting your proxy, please refer to the instructions on the enclosed proxy card.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the plan of conversion and reorganization.

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PROPOSAL 1 — APPROVAL OF THE PLAN OF CONVERSION AND REORGANIZATION

The boards of directors of Pathfinder-Federal and Pathfinder Bancorp, MHC have approved the plan of conversion and reorganization of Pathfinder Bancorp, MHC. The plan of conversion and reorganization must also be approved by the depositors of Pathfinder Bank and the shareholders of Pathfinder-Federal. A special meeting of depositors and a special meeting of shareholders have been called for this purpose. The Federal Reserve Board has approved the application that includes the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by the Federal Reserve Board.

General

Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form. Currently, Pathfinder Bank is a wholly-owned subsidiary of Pathfinder-Federal and Pathfinder Bancorp, MHC, at March 31, 2014, owned approximately 60.4% of Pathfinder-Federal’s common stock. The remaining 39.6% of Pathfinder-Federal’s common stock, at March 31, 2014, was owned by public shareholders. As a result of the conversion, a newly formed company, New Pathfinder, will become the holding company of Pathfinder Bank. Each share of Pathfinder-Federal common stock owned by the public will be exchanged for between 1.0552 shares at the minimum and 1.4276 shares at the maximum of the offering range (or 1.6417 shares at the adjusted maximum of the offering range) of New Pathfinder common stock, so that Pathfinder-Federal’s existing public shareholders will own the same percentage of New Pathfinder common stock as they owned of Pathfinder-Federal’s common stock immediately prior to the conversion (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional exchange shares and as adjusted for assets held by Pathfinder Bancorp, MHC). The actual number of shares that you will receive will depend on the percentage of Pathfinder-Federal common stock held by the public immediately prior to the completion of the conversion, the final independent appraisal of New Pathfinder and the number of shares of New Pathfinder common stock sold in the offering described in the following paragraph. It will not depend on the market price of Pathfinder-Federal common stock.

Concurrently with the exchange offer, New Pathfinder is offering up to 2,300,000 (subject to increase to 2,645,000 shares) shares of common stock for sale, representing the 60.8% ownership interest of Pathfinder Bancorp, MHC in Pathfinder-Federal (as adjusted for the assets of Pathfinder Bancorp, MHC), to eligible depositors and to the public at a price of $10.00 per share. After the conversion and offering are completed, Pathfinder Bank will be a wholly-owned subsidiary of New Pathfinder, and 100% of the common stock of New Pathfinder will be owned by public shareholders. As a result of the conversion and offering, Pathfinder-Federal and Pathfinder Bancorp, MHC will cease to exist.

New Pathfinder intends to contribute between $8.7 million and $12.5 million of the net proceeds to Pathfinder Bank and to retain between $6.2 million and $11.4 million of the net proceeds. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(i)	To depositors with accounts at Pathfinder Bank with aggregate balances of at least $50 at the close of business on March 31, 2013.

(ii)	To our tax-qualified employee benefit plans (including Pathfinder Bank’s employee stock ownership plan and Pathfinder Bank’s 401(k) plan), which may subscribe for up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 4% of the shares of common stock sold in the stock offering.

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(iii)	To depositors with accounts at Pathfinder Bank with aggregate balances of at least $50 at the close of business on June 30, 2014.

(iv)	To depositors of Pathfinder Bank at the close of business on August 5, 2014.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York, and then to Pathfinder-Federal’s public shareholders as of August 5, 2014. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering. Keefe, Bruyette & Woods, Inc. will act as sole book-running manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated pro forma market value of New Pathfinder. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

A copy of the plan of conversion and reorganization is available for inspection at each branch office of Pathfinder Bank and at the Federal Reserve Bank of Philadelphia. The plan of conversion and reorganization is also filed as an exhibit to Pathfinder Bancorp, MHC’s application to convert from mutual to stock form of which this proxy statement/prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion and reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

The board of directors recommends that you vote “FOR” the plan of conversion and reorganization of Pathfinder Bancorp, MHC.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Support organic growth. Pathfinder Bank has experienced consistent organic deposit and loan growth over the past six years as we have expanded our geographical footprint, increased our emphasis on growing our commercial loan and deposit relationships, and leveraged certain market opportunities, including obtaining $13.0 million in capital through SBLF. At December 31, 2009, our total assets and total deposits were $371.7 million and $296.8 million, respectively, compared to total assets and total deposits of $525.8 million and $438.4 million, respectively, at March 31, 2014. The conversion will enable us to support additional deposit and loan growth as we expand into the Syracuse market area with the opening of our new business banking office in the third quarter of 2014.

•	Improve the liquidity of our shares of common stock. The greater number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for New Pathfinder common stock than has existed for Pathfinder-Federal

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common stock. A more liquid and active market will make it easier for our shareholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Enhance our regulatory capital position. A strong capital position is essential to achieving our long-term objective of building shareholder value. While Pathfinder Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth and expansion. Minimum regulatory capital requirements will also increase in the future under recently adopted regulations, and compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Eliminate the uncertainties associated with the mutual holding company structure under financial reform legislation. Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies. This has resulted in changes in regulations applicable to Pathfinder Bancorp, MHC and Pathfinder-Federal, particularly changes with respect to the waiver of dividends by Pathfinder Bancorp, MHC which is a key component of our mutual holding company structure and impacts the value of Pathfinder-Federal’s common stock. The Federal Reserve Board currently requires “grandfathered” mutual holding companies, like Pathfinder Bancorp, MHC, to obtain depositor approval and comply with other procedural requirements prior to waiving dividends, which makes dividend waivers more difficult and costly to obtain. As a result, Pathfinder Bancorp, MHC has not waived dividends declared on Pathfinder-Federal’s common stock during the past several years. Instead, all dividends declared by Pathfinder-Federal have been paid to Pathfinder Bancorp, MHC, as well as our public shareholders, resulting in a tax liability for Pathfinder Bancorp, MHC, fewer capital resources available to Pathfinder-Federal and Pathfinder Bank and a decrease in the exchange ratio for our public shareholders upon conversion to stock form. The conversion will eliminate our mutual holding company structure, and enable us to pay dividends to our shareholders without the limitations described above, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•	Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the fully public stock holding company structure will give us greater flexibility to use our common stock as merger consideration and to structure mergers and acquisitions of other financial institutions or financial services companies as opportunities arise, which will make us a more attractive and competitive bidder for such institutions. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of New Pathfinder for three years following completion of the conversion. Certain provisions in New Pathfinder’s articles of incorporation and bylaws, such as a prohibition on any beneficial owner voting in excess of 10% of New Pathfinder’s common stock and supermajority voting requirements, will also make it more difficult for companies or persons to exercise control of New Pathfinder without the consent of our board of directors. See “Risk Factors—Various factors, including our articles of incorporation and bylaws, and Maryland and federal law will make takeover attempts more difficult to achieve,” and “Restrictions on Acquisition of New Pathfinder.”

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Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the depositors of Pathfinder Bank is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the depositors of Pathfinder Bank will also be approving the merger of Pathfinder Bancorp, MHC into Pathfinder-Federal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Pathfinder-Federal and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Pathfinder-Federal held by the public shareholders of Pathfinder-Federal (shareholders other than Pathfinder Bancorp, MHC) also are required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Federal Reserve Board, which has approved the application that includes the plan of conversion and reorganization. The Federal Reserve Board has also issued its conditional approval for New Pathfinder to become a bank holding company and acquire the common stock of Pathfinder Bank. The NYSDFS has approved New Pathfinder’s acquisition of control of Pathfinder Bank and Pathfinder Commercial Bank and its preliminary approval of the amendment to Pathfinder Bank’s Restated Organization Certificate to create a liquidation account. The FDIC must also grant its non-objection to Pathfinder Bank’s revocation of its Section 10(l) status so that New Pathfinder may become a bank holding company.

Share Exchange Ratio for Current Common Shareholders

Federal regulations provide that in a conversion of a mutual holding company to stock form, the public common shareholders will be entitled to exchange their shares for common stock of the new stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable. At the completion of the conversion, each publicly held share of Pathfinder-Federal common stock will be converted automatically into the right to receive a number of shares of New Pathfinder common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public shareholders will own the same percentage of common stock in New Pathfinder after the conversion as they held in Pathfinder-Federal immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares. The exchange ratio will not depend on the market value of Pathfinder-Federal common stock. The exchange ratio will be based on the percentage of Pathfinder-Federal common stock held by the public, the independent valuation of New Pathfinder prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.0552 shares for each publicly held share of Pathfinder-Federal at the minimum of the offering range to 1.6417 shares for each publicly held share of Pathfinder-Federal at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of New Pathfinder as of May 16, 2014, assuming public shareholders of Pathfinder-Federal own 39.2% of Pathfinder-Federal common stock immediately prior to the completion of the conversion. The table also shows how many shares of New Pathfinder a hypothetical owner of Pathfinder-Federal common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

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	Shares to be Sold in This Offering		Shares of New Pathfinder to be Issued for Shares of Pathfinder-Federal		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering (1)	Ratio (1)	Price (2)	Share (3)	Shares (4)

Minimum	1,700,000	60.8%	1,097,324	39.2%	2,797,324	1.0552	$10.55	$15.37	105
Midpoint	2,000,000	60.8	1,290,969	39.2	3,290,969	1.2414	12.41	16.42	124
Maximum	2,300,000	60.8	1,484,614	39.2	3,784,614	1.4276	14.28	17.46	142
Adjusted Maximum	2,645,000	60.8	1,707,306	39.2	4,352,306	1.6417	16.42	18.65	164

(1)	Valuation and ownership ratios reflect dilutive impact of Pathfinder Bancorp, MHC’s assets upon completion of the conversion. See “—Impact of Pathfinder Bancorp, MHC’s Assets On Minority Stock Ownership” for more information regarding the dilutive impact of Pathfinder Bancorp, MHC’s assets on the valuation and ownership ratios.
(2)	Represents the value of shares of New Pathfinder common stock to be received in the conversion by a holder of one share of Pathfinder-Federal, pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(3)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(4)	Cash will be paid in lieu of fractional shares.

If you own shares of Pathfinder-Federal common stock in a brokerage account in “street name,” your shares will be exchanged automatically within your account, so you do not need to take any action to exchange your shares of common stock. If your shares are represented by physical Pathfinder-Federal stock certificates, after the completion of the conversion, our transfer agent will mail to you a transmittal form with instructions to surrender your stock certificate(s). You should not submit a stock certificate until you receive a transmittal form. A statement reflecting your ownership of New Pathfinder common stock will be mailed to you within five business days after the transfer agent receives a properly executed transmittal form and your Pathfinder-Federal stock certificate(s). New Pathfinder will not issue stock certificates.

No fractional shares of New Pathfinder common stock will be issued to any public shareholder of Pathfinder-Federal. For each fractional share of common stock that otherwise would be issued, New Pathfinder will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Pathfinder-Federal’s Series B Preferred Stock will not be redeemed in connection with the conversion and will be exchanged for preferred stock of New Pathfinder with the same rights and preferences identical to the Series B Preferred Stock of Pathfinder-Federal on a one for one exchange basis. No other preferred stock will be issued as a result of the conversion.

Outstanding options to purchase shares of Pathfinder-Federal common stock also will convert into and become options to purchase shares of New Pathfinder common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At March 31, 2014, there were 105,500 outstanding options to purchase shares of Pathfinder-Federal common stock, 38,500 of which have vested. Such outstanding options will be converted into options to purchase 111,323 shares of New Pathfinder common stock at the minimum of the offering range and 150,611 shares of New Pathfinder common stock at the maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, shareholders would experience ownership dilution of approximately 3.8% at the minimum of the offering range.

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Effects of Conversion on Depositors and Borrowers

Continuity. The conversion will not affect the normal business of Pathfinder Bank of accepting deposits and making loans. Pathfinder Bank will continue to be a New York-chartered savings bank and will continue to be regulated by the NYSDFS and the FDIC. After the conversion, Pathfinder Bank will continue to offer the same services to depositors, borrowers and other customers. The directors serving Pathfinder-Federal at the time of the conversion will be the directors of New Pathfinder after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Pathfinder Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Pathfinder Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors. At present, all depositors of Pathfinder Bank have voting rights in, Pathfinder Bancorp, MHC as to all matters requiring depositor approval. Upon completion of the conversion, depositors will cease to have any voting rights. Upon completion of the conversion, all voting rights in Pathfinder Bank will be vested in New Pathfinder as the sole shareholder of Pathfinder Bank. The shareholders of New Pathfinder will possess exclusive voting rights with respect to New Pathfinder common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our independent public accountant with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Pathfinder Bancorp, MHC, Pathfinder-Federal, the public shareholders of Pathfinder-Federal (except for cash paid for fractional shares), depositors of Pathfinder Bank, eligible account holders, supplemental eligible account holders, or Pathfinder Bank. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Pathfinder Bank has both a deposit account in Pathfinder Bank and a pro rata ownership interest in the net worth of Pathfinder Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Pathfinder Bancorp, MHC and Pathfinder Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account obtains a pro rata ownership interest in Pathfinder Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Pathfinder Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Pathfinder Bancorp, MHC and Pathfinder Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Pathfinder Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by New Pathfinder and Pathfinder Bank in an aggregate amount equal to (i) Pathfinder Bancorp, MHC’s ownership interest in Pathfinder-Federal’s total shareholders’ equity as of the date of the latest statement of financial condition used in this proxy statement/prospectus plus (ii) the value of the net assets of Pathfinder Bancorp, MHC as of the date of the latest statement of financial condition of Pathfinder Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of Pathfinder-

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Federal). New Pathfinder and Pathfinder Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Pathfinder Bank after the conversion. The liquidation accounts would be distributed to Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in Pathfinder Bank only in the event of a liquidation of (a) New Pathfinder and Pathfinder Bank or (b) Pathfinder Bank. The liquidation account in Pathfinder Bank would be used only in the event that New Pathfinder does not have sufficient assets to fund its obligations under its liquidation account. The total obligation of New Pathfinder and Pathfinder Bank under their respective liquidation accounts will never exceed the dollar amount of New Pathfinder’s liquidation account as adjusted from time to time pursuant to the plan of conversion and reorganization and federal regulations. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $55,000, payment for reimbursable expenses up to $10,000 and an additional $7,500 for each updated valuation prepared. We have paid RP Financial, LC. a nominal amount of other fees during the previous three years. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus of New Pathfinder, dated August 12, 2014, including the consolidated financial statements of Pathfinder-Federal. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of Pathfinder-Federal and the projected results and financial condition of New Pathfinder;

•	the economic and demographic conditions in Pathfinder-Federal’s existing market area;

•	certain historical, financial and other information relating to Pathfinder-Federal;

•	a comparative evaluation of the operating and financial characteristics of Pathfinder-Federal with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on New Pathfinder’s shareholders’ equity and earnings potential;

•	the proposed dividend policy of New Pathfinder; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial, LC. considered comparable to New Pathfinder under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for New Pathfinder also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial, LC. limited the peer group companies to the following two selection criteria: (1) those institutions headquartered in the mid-Atlantic region of the U.S. with total

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assets between $250 million and $1.0 billion, a tangible equity/assets ratio greater than 7.5% and reporting positive core net income on a trailing twelve-month basis; and, (2) those institutions located in the Northeast region of the U.S. with total assets between $250 million and $1.0 billion, reporting positive core net income on a trailing twelve-month basis and a tangible equity/assets ratio greater than 7.5%.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. did not consider a pro forma price-to-assets approach to be as meaningful in preparing the appraisal.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of New Pathfinder with the peer group. RP Financial, LC. made downward adjustments for financial condition, profitability, growth and viability of earnings, asset growth and primary market area. RP Financial made no adjustments for dividends, liquidity of the shares, marketing of the issue, management, or effect of government regulations and regulatory reform. The downward adjustment applied for financial condition was due to Pathfinder-Federal’s less favorable credit quality measures and higher costing capital structure. The downward adjustment applied for profitability, growth and viability of earnings took into consideration Pathfinder-Federal’s less favorable efficiency and expense coverage ratios and slightly higher ratio of loan loss provisions as a percent of average assets. The downward adjustment applied for asset growth was due to Pathfinder-Federal’s lower historical asset growth and, in particular, Pathfinder-Federal’s lower historical rate of loan growth. The downward adjustment applied for primary market area took into consideration Oswego County’s generally less favorable demographic measures and relatively high unemployment rate.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of New Pathfinder after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.04% as of March 31, 2014 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of May 16, 2014, the estimated pro forma market value of New Pathfinder was $32.9 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $28.0 million and a maximum of $37.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Pathfinder-Federal common stock owned by Pathfinder Bancorp, MHC, as adjusted to reflect assets held by Pathfinder Bancorp, MHC (including the payment of a $0.03 per share dividend by Pathfinder-Federal to shareholders in the second quarter of 2014, and assuming the payment of an equivalent dividend in the third quarter of 2014 prior to the completion of the conversion). The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Pathfinder-Federal common stock owned by Pathfinder Bancorp, MHC and the $10.00 price per share, the minimum of the offering range is 1,700,000 shares, the midpoint of the offering range is 2,000,000 shares and the maximum of the offering range is 2,300,000 shares.

The board of directors of New Pathfinder reviewed the independent valuation and, in particular, considered the following:

•	Pathfinder-Federal’s financial condition and results of operations;

•	a comparison of financial performance ratios of Pathfinder-Federal to those of other financial institutions of similar size;

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•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Pathfinder-Federal common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board, if required, as a result of subsequent developments in the financial condition of Pathfinder-Federal or Pathfinder Bank or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of New Pathfinder to less than $28.0 million or more than $43.5 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to New Pathfinder’s registration statement.

The following table presents a summary of selected pricing ratios for New Pathfinder (on a pro forma basis) based on earnings and other information as of and for the twelve months ended March 31, 2014 and for the peer group companies based on earnings and other information as of and for the twelve months ended March 31, 2014 or the most recent twelve-month period of financial data available, and stock price information as of May 16, 2014, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 28.2% on a price-to-book value basis, a discount of 24.1% on a price-to-tangible book value basis and a discount of 16.9% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Pathfinder-Federal’s common stock. The closing price of the common stock was $14.90 per share on May 16, 2014, the effective date of the appraisal, and $14.45 per share on April 8, 2014, the last trading day immediately preceding the announcement of the conversion.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
New Pathfinder (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	23.43	x	80.58%	88.03%
Maximum	20.29	x	74.46%	81.77%
Midpoint	17.58	x	68.45%	75.59%
Minimum	14.89	x	61.73%	68.63%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	21.16	x	95.31%	99.65%
Medians	21.04	x	96.63%	99.21%

(1)	Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings on a trailing twelve-month basis through March 31, 2014 for New Pathfinder and March 31, 2014 or the most recent twelve-month period available for the peer group companies. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Pathfinder Bank as a going concern and should not be considered as an indication of the liquidation value of Pathfinder Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

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Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $43.5 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,645,000 shares, to reflect changes in the market and financial conditions or demand for the shares.  We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers.  The subscription price of $10.00 per share will remain fixed.  See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 2,645,000 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $43.5 million and a corresponding increase in the offering range to more than 2,645,000 shares, or a decrease in the minimum of the valuation range to less than $28.0 million and a corresponding decrease in the offering range to fewer than 1,700,000 shares, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion and reorganization. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board in order to complete the offering. In the event that we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond September 29, 2016, which is two years after the special meeting of depositors to vote on the conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and New Pathfinder’s pro forma earnings and shareholders’ equity on a per share basis while increasing shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and New Pathfinder’s pro forma earnings and shareholders’ equity on a per share basis, while decreasing shareholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Pathfinder Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 31, 2013 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of our common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be

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reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2013. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Pathfinder-Federal or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding March 31, 2013.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 4% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock, subject to the maximum purchase limitations. However, to comply with the limitations applicable to our tax-qualified employee plans, our 401(k) plan may purchase no more than 6% of the shares of common stock sold in the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each depositor of Pathfinder Bank with a Qualifying Deposit at the close of business on June 30, 2014 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at June 30, 2014. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Depositors. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each depositor of Pathfinder Bank as of the close of business on August 5, 2014 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Depositor to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any

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remaining shares will be allocated in the proportion that the amount of the subscription of each Other Depositor bears to the total amount of the subscriptions of all Other Depositors whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Depositor must list on the stock order form all deposit accounts in which he or she had an ownership interest at August 5, 2014. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern Time, on September 18, 2014, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been sold in the offering. If at least 1,700,000 shares have not been sold in the offering by October 31, 2014 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond October 31, 2014 is granted by the Federal Reserve Board, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holders and Other Depositors, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:

(i)	Natural persons (including trusts of natural persons) residing in Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York;

(ii)	Pathfinder-Federal’s public shareholders as of August 5, 2014; and

(iii)	the general public.

Subscribers in the community offering may purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public shareholders of Pathfinder-Federal or members of the general public, the allocation procedures described above will apply to the stock orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the

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shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this proxy statement/prospectus means any person who occupies a dwelling within Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected (if commenced) to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. New Pathfinder may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond October 31, 2014, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager.  In the event that shares of common stock are sold in a syndicated offering, we will pay fees of 6% of the aggregate amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to New Pathfinder for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Pathfinder Bank or wire transfers) and the expiration date for the subscription and community offerings will not apply to the syndicated offering. See “—Procedure for Purchasing Shares.”

If for any reason we cannot affect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock;

(ii)	Tax qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

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(iii)	Except for the employee stock ownership plan and 401(k) plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (50,000 shares) of common stock in all categories of the offering combined;

(iv)	Current shareholders of Pathfinder-Federal are subject to an ownership limitation. As previously described, current shareholders of Pathfinder-Federal will receive shares of New Pathfinder common stock in exchange for their existing shares of Pathfinder-Federal common stock. The number of shares of common stock that a shareholder may purchase in the offering, together with associates or persons acting in concert with such shareholder, when combined with the shares that the shareholder and his or her associates will receive in exchange for existing Pathfinder-Federal common stock, may not exceed 9.9% of the shares of common stock of New Pathfinder to be issued and outstanding at the completion of the conversion; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Pathfinder Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with the approval of the Federal Reserve Board and without further approval of depositors of Pathfinder Bank, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 2,645,000 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically the employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in Oswego, Onondaga, Madison, Oneida, Cortland, Lewis, Jefferson, Cayuga and Wayne Counties, New York, then to Pathfinder-Federal’s public shareholders as of August 5, 2014, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization, other than Pathfinder-Federal, Pathfinder Bank or a majority-owned subsidiary of Pathfinder Bank, of which the person is a senior officer, partner or 10% beneficial shareholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee

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stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Pathfinder-Federal or Pathfinder Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of New Pathfinder or Pathfinder Bank and except as described below. Any purchases made by any associate of New Pathfinder or Pathfinder Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of New Pathfinder.”

Plan of Distribution; Selling Agent Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	providing advice on the financial and securities market implications of the plan of conversion and reorganization;

•	assisting in structuring the offering, including developing a market strategy for the offering;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting us in analyzing proposals from outside vendors retained in connection with the offering, as needed;

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•	assisting us in the drafting and distribution of press releases as required or appropriate; and

•	providing general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. will receive a success fee of $225,000. Included in the success fee is a management fee of $25,000, of which $12,500 was paid upon the signing of the engagement letter and $12,500 was paid upon the filing of New Pathfinder’s registration statement with the Securities and Exchange Commission.

Syndicated Offering. In the event that we sell shares of common stock through a group of broker-dealers in a syndicated offering, Keefe, Bruyette & Woods, Inc. will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated offering, which fee, along with the fee payable to selected dealers (which will include Keefe, Bruyette & Woods, Inc.) will not exceed 6.0% in the aggregate of the dollar amount of total shares sold in the syndicated offering. Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription and community offerings.

Expenses. Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable expenses in an amount not to exceed $30,000 and for attorney’s fees and expenses not to exceed $100,000. The expenses may be increased by mutual consent of Keefe, Bruyette & Woods, Inc. and New Pathfinder in the event of a material delay or resolicitation of the offering. Under such circumstances, Keefe, Bruyette & Woods, Inc. may be reimbursed for additional reasonable expenses not to exceed $10,000, or additional fees and expenses of its attorneys not to exceed $15,000.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as records management agent in connection with the conversion and the subscription and community offerings. In its role as records management agent, Keefe, Bruyette & Woods, Inc., will among other things:

•	consolidate deposit accounts, develop a central file and calculate eligible votes;

•	design and prepare proxy forms and stock order forms;

•	organize and supervise the Stock Information Center;

•	tabulate proxy votes;

•	support the inspector of election at the special meeting of depositors; and

•	provide necessary subscription services to distribute, collect and tabulate stock orders in the subscription and community offerings.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $25,000, of which $5,000 has already been paid. We will also reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses in connection with these services not to exceed $5,000.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions

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contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Pathfinder Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We and each of our directors and executive officers will not, directly or indirectly, subject to certain exceptions, during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Keefe, Bruyette & Woods, Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of New Pathfinder common stock or any securities convertible into or exercisable or exchangeable for New Pathfinder common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of New Pathfinder common stock, (iii) exercise any stock options providing for the issuance of shares of New Pathfinder common stock, or (iv) announce any intention to take any of the foregoing actions, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of New Pathfinder common stock or such other securities, in cash or otherwise.  In the event that either (1) during the last 17 days of the restricted period described above we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the restricted period described above, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 2:00 p.m., Eastern Time, on September 18, 2014, unless we extend the offering for up to 45 days, with the approval of the Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond October 31, 2014 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of receipt as described above.

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Use of Order Forms. In order to purchase shares of common stock, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 2:00 p.m., Eastern Time, on September 18, 2014. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the stock order return envelope provided, or by overnight delivery to our Stock Information Center at the address noted on the stock order form. You may also hand-deliver stock order forms to our main office located at 214 West First Street, Oswego, New York. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our banking offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Pathfinder Bancorp, Inc.; or

(ii)	authorization of withdrawal of available funds from the types of Pathfinder Bank deposit accounts designated on the stock order form.

Appropriate means for designating withdrawals from deposit accounts without check-writing privileges at Pathfinder Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Pathfinder Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, Pathfinder Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to New Pathfinder). You may not designate on your stock order form direct withdrawal from a Pathfinder Bank retirement account. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.” Additionally, you may not designate a direct withdrawal from Pathfinder Bank accounts with check-writing privileges. Please provide a check instead. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your account. If permitted by the

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Federal Reserve Board, in the event we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by October 31, 2014. If the subscription and community offerings are extended past October 31, 2014, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Pathfinder Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or New Pathfinder to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Pathfinder Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a Pathfinder Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Pathfinder Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the September 18, 2014 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

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Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Regulations of the Federal Reserve Board prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who are eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The toll-free number is (877) 643-8198. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Pathfinder Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of Pathfinder Bancorp, MHC would be paid first. Thereafter, if there were any assets of Pathfinder Bancorp, MHC remaining, these assets would first be distributed to certain depositors of Pathfinder Bank based on such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Pathfinder Bancorp, MHC after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by New Pathfinder for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Pathfinder Bancorp, MHC’s ownership interest in Pathfinder-Federal’s total shareholders’ equity as of the date of the latest statement of financial condition used in this proxy statement/prospectus plus (ii) the value of the net assets of Pathfinder Bancorp, MHC as of the date of the latest statement of financial condition of Pathfinder Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of Pathfinder-Federal). The plan of conversion also provides for the establishment of a parallel liquidation account in Pathfinder Bank to support the New Pathfinder liquidation account in the event New Pathfinder does not have sufficient assets to fund its obligations under the New Pathfinder liquidation account.

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In the unlikely event that Pathfinder Bank was to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Pathfinder-Federal, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Pathfinder Bank or New Pathfinder above that amount.

The liquidation account established by New Pathfinder is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Pathfinder Bancorp, MHC) after the conversion in the event of a complete liquidation of New Pathfinder and Pathfinder Bank or a liquidation solely of Pathfinder Bank. Specifically, in the unlikely event that either (i) Pathfinder Bank or (ii) New Pathfinder and Pathfinder Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of March 31, 2013 and June 30, 2014 of their interests in the liquidation account maintained by New Pathfinder. Also, in a complete liquidation of both entities, or of Pathfinder Bank only, when New Pathfinder has insufficient assets (other than the stock of Pathfinder Bank) to fund the liquidation account distribution owed to Eligible Account Holders and Supplemental Eligible Account Holders, and Pathfinder Bank has positive net worth, then Pathfinder Bank shall immediately make a distribution to fund New Pathfinder’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by New Pathfinder as adjusted from time to time pursuant to the plan of conversion and federal regulations. If New Pathfinder is completely liquidated or sold apart from a sale or liquidation of Pathfinder Bank, then the New Pathfinder liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Pathfinder Bank liquidation account, subject to the same rights and terms as the New Pathfinder liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion, New Pathfinder may upon written approval of the Federal Reserve Board and will upon the written request of the Federal Reserve Board, transfer the liquidation account and the depositors’ interests in such account to Pathfinder Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Pathfinder Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which New Pathfinder or Pathfinder Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Pathfinder Bank on March 31, 2013 or June 30, 2014 equal to the proportion that the balance of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s deposit account on March 31, 2013 and June 30, 2014, respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in Pathfinder Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2013 or June 30, 2014, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to shareholders.

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Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to Pathfinder Bancorp, MHC, Pathfinder-Federal, New Pathfinder, Pathfinder Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that New Pathfinder or Pathfinder Bank would prevail in a judicial proceeding.

Pathfinder Bancorp, MHC, Pathfinder-Federal, Pathfinder Bank and New Pathfinder have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of Pathfinder Bancorp, MHC with and into Pathfinder-Federal will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Pathfinder Bancorp, MHC for liquidation interests in Pathfinder-Federal will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of Pathfinder Bancorp, MHC, Pathfinder-Federal, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of Pathfinder Bancorp, MHC to Pathfinder-Federal in constructive exchange for liquidation interests in Pathfinder-Federal.

4.	The basis of the assets of Pathfinder Bancorp, MHC and the holding period of such assets to be received by Pathfinder-Federal will be the same as the basis and holding period of such assets in Pathfinder Bancorp, MHC immediately before the exchange.

5.	The merger of Pathfinder-Federal with and into New Pathfinder will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Pathfinder-Federal nor New Pathfinder will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Pathfinder-Federal and the holding period of such assets to be received by New Pathfinder will be the same as the basis and holding period of such assets in Pathfinder-Federal immediately before the exchange.

7.	Current shareholders of Pathfinder-Federal will not recognize any gain or loss upon their exchange of Pathfinder-Federal common stock for New Pathfinder common stock.

8.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Pathfinder-Federal for interests in the liquidation account in New Pathfinder.

9.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Pathfinder-Federal for interests in the liquidation account established in New Pathfinder will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

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10.	Each shareholder’s aggregate basis in shares of New Pathfinder common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Pathfinder-Federal common stock surrendered in the exchange.

11.	Each shareholder’s holding period in his or her New Pathfinder common stock received in the exchange will include the period during which the Pathfinder-Federal common stock surrendered was held, provided that the Pathfinder-Federal common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange.

12.	Cash received by any current shareholder of Pathfinder-Federal in lieu of a fractional share interest in shares of New Pathfinder common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of New Pathfinder common stock, which such shareholder would otherwise be entitled to receive. Accordingly, a shareholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the shareholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase New Pathfinder common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors upon distribution to them of nontransferable subscription rights to purchase shares of New Pathfinder common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of Pathfinder Bank supporting the payment of the New Pathfinder liquidation account in the event New Pathfinder lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Pathfinder Bank liquidation account as of the effective date of the merger of Pathfinder-Federal with and into New Pathfinder.

15.	It is more likely than not that the basis of the shares of New Pathfinder common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the New Pathfinder common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by New Pathfinder on the receipt of money in exchange for New Pathfinder common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Pathfinder Bancorp, MHC, Pathfinder-Federal, Pathfinder Bank, New Pathfinder and persons receiving subscription rights and shareholders of Pathfinder-Federal. With respect to items 13 and 15 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are deemed

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to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Pathfinder Bank are reduced; and (iv) the Pathfinder Bank liquidation account payment obligation arises only if New Pathfinder lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Pathfinder Bank liquidation account supporting the payment of the liquidation account in the event New Pathfinder lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Pathfinder Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Bonadio & Co., LLP that the New York state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to New Pathfinder’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Pathfinder Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Our transfer agent will be given notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of New Pathfinder also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit New Pathfinder from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund management

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recognition plans that have been ratified by shareholders (with Federal Reserve Board approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies.

Exchange of Existing Shareholders’ Stock Certificates

The conversion of existing outstanding shares of Pathfinder-Federal common stock into the right to receive shares of New Pathfinder common stock will occur automatically at the completion of the conversion. As soon as practicable after the completion of the conversion, our exchange agent will send a transmittal form to each public shareholder of Pathfinder-Federal who holds physical stock certificates. The transmittal form will contain instructions on how to surrender certificates evidencing Pathfinder-Federal common stock in exchange for shares of New Pathfinder common stock in book entry form, to be held electronically on the books of our transfer agent. New Pathfinder will not issue stock certificates. We expect that a statement reflecting your ownership of shares of common stock of New Pathfinder common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms, Pathfinder-Federal stock certificates and other required documents. Shares held by public shareholders in street name (such as in a brokerage account) will be exchanged automatically upon the completion of the conversion; no transmittal forms will be mailed relating to these shares.

No fractional shares of New Pathfinder common stock will be issued to any public shareholder of Pathfinder-Federal when the conversion is completed. For each fractional share that would otherwise be issued to a shareholder who holds a stock certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 offering purchase price per share. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of the transmittal forms and the surrendered Pathfinder-Federal stock certificates. If your shares of common stock are held in street name, you will automatically receive cash in lieu of fractional shares in your account.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. After the conversion, shareholders will not receive shares of New Pathfinder common stock and will not be paid dividends on the shares of New Pathfinder common stock until existing certificates representing shares of Pathfinder-Federal common stock are surrendered for exchange in compliance with the terms of the transmittal form. When shareholders surrender their certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate that represents shares of Pathfinder-Federal common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of New Pathfinder common stock into which those shares have been converted by virtue of the conversion.

If a certificate for Pathfinder-Federal common stock has been lost, stolen or destroyed, our exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of the certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the shareholder’s expense.

All shares of New Pathfinder common stock that we issue in exchange for existing shares of Pathfinder-Federal common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares of common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion that may have been declared by us on or prior to the effective date, and which remain unpaid at the effective date.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the plan of conversion and reorganization at the time of the special meeting, the proposals may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Pathfinder-Federal at the time of the special meeting to be voted for an adjournment, if necessary,

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Pathfinder-Federal has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Pathfinder-Federal recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

The board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

PROPOSALS 3a THROUGH 3c — INFORMATIONAL PROPOSALS RELATED TO THE

ARTICLES OF INCORPORATION OF NEW PATHFINDER.

By their approval of the plan of conversion and reorganization as set forth in Proposal 1, the board of directors of Pathfinder-Federal has approved each of the informational proposals numbered 3a through 3c, all of which relate to provisions included in the articles of incorporation of New Pathfinder. Each of these informational proposals is discussed in more detail below.

As a result of the conversion, the public shareholders of Pathfinder-Federal, whose rights are presently governed by the charter and bylaws of Pathfinder-Federal, will become shareholders of New Pathfinder, whose rights will be governed by the articles of incorporation and bylaws of New Pathfinder. The following informational proposals address the material differences between the governing documents of the two companies. This discussion is qualified in its entirety by reference to the charter and bylaws of Pathfinder-Federal and the articles of incorporation and bylaws of New Pathfinder. See “Where You Can Find Additional Information” for procedures for obtaining a copy of those documents.

The provisions of New Pathfinder’s articles of incorporation that are summarized as informational proposals 3a through 3c were approved as part of the process in which the board of directors of Pathfinder-Federal approved the plan of conversion and reorganization. These proposals are informational in nature only, because the Federal Reserve Board’s regulations governing mutual-to-stock conversions do not provide for votes on matters other than the plan of conversion and reorganization. Pathfinder-Federal’s shareholders are not being asked to approve these informational proposals at the special meeting. While we are asking you to vote with respect to each of the informational proposals set forth below, the proposed provisions for which an informational vote is requested will become effective if shareholders approve the plan of conversion and reorganization, regardless of whether shareholders vote to approve any or all of the informational proposals. The provisions of New Pathfinder’s articles of incorporation and bylaws that are summarized as informational proposals may have the effect of deterring or rendering more difficult attempts by third parties to obtain control of New Pathfinder, if such attempts are not approved by the board of directors, or may make the removal of the board of directors or management, or the appointment of new directors, more difficult.

Informational Proposal 3a. – Approval of a Provision in New Pathfinder’s Articles of Incorporation Requiring a Super-Majority Vote to Amend Certain Provisions of the Articles of Incorporation of New Pathfinder. No amendment of the charter of Pathfinder-Federal may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of New Pathfinder generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C, D, E or F of Article Fifth (Preferred Stock, Restrictions on Voting Rights of the Corporation’s Equity Securities, Majority Vote and Quorum), Article 7 (Directors), Article 8 (Bylaws), Article 9 (Evaluation of Certain Offers), Article 10 (Indemnification, etc. of Directors and Officers), Article 11 (Limitation of Liability), Article 12 (Choice of Forum) and Article 13 (Amendment of the Articles of Incorporation) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to increase or decrease the aggregate number of shares of capital stock.

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These limitations on amendments to specified provisions of New Pathfinder’s articles of incorporation are intended to ensure that the referenced provisions are not limited or changed upon a simple majority vote. While this limits the ability of shareholders to amend those provisions, Pathfinder Bancorp, MHC, as the majority shareholder, currently can effectively block any shareholder proposed change to the charter.

The requirement of a super-majority shareholder vote to amend specified provisions of New Pathfinder’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the articles of incorporation is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provisions limiting certain amendments to the articles of incorporation will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Pathfinder and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of a provision in New Pathfinder’s articles of incorporation requiring a super-majority vote to approve certain amendments to New Pathfinder’s articles of incorporation.

Informational Proposal 3b. – Approval of a Provision in New Pathfinder’s Articles of Incorporation Requiring a Super-Majority Vote of Shareholders to Approve Shareholder Proposed Amendments to New Pathfinder’s Bylaws. An amendment to Pathfinder-Federal’s bylaws proposed by shareholders must be approved by the holders of a majority of the total votes eligible to be cast at a legal meeting subject to applicable approval by the Federal Reserve Board. The articles of incorporation of New Pathfinder provides that shareholders may only amend the bylaws if such proposal is approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote.

The requirement of a super-majority shareholder vote to amend the bylaws of New Pathfinder is intended to ensure that the bylaws are not limited or changed upon a simple majority vote of shareholders. While this limits the ability of shareholders to amend the bylaws, Pathfinder Bancorp, MHC, as the majority shareholder, currently can effectively block any shareholder proposed change to the bylaws. Also, the board of directors of both Pathfinder-Federal and New Pathfinder may by a majority vote amend either company’s bylaws.

This provision in New Pathfinder’s articles of incorporation could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through amendments to the bylaws is an important element of the takeover strategy of the potential acquiror. The board of directors believes that the provision limiting amendments to the bylaws will put the board of directors in a stronger position to negotiate with third parties with respect to transactions potentially affecting the corporate structure of New Pathfinder and the fundamental rights of its shareholders, and to preserve the ability of all shareholders to have an effective voice in the outcome of such matters.

The board of directors recommends that you vote “FOR” the approval of the provision in New Pathfinder’s articles of incorporation requiring a super-majority vote of shareholders to approve shareholder proposed amendments to New Pathfinder’s bylaws.

Informational Proposal 3c. – Approval of a Provision in New Pathfinder’s Articles of Incorporation to Limit the Voting Rights of Shares Beneficially Owned in Excess of 10% of New Pathfinder’s Outstanding Voting Stock. The articles of incorporation of New Pathfinder provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter, be entitled or permitted to vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (i) have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options and (ii) have or share investment or voting power (but shall

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not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by New Pathfinder to be beneficially, owned by such person and his or her affiliates).

The foregoing restriction does not apply to any employee benefit plans of New Pathfinder or any subsidiary or a trustee of a plan.

The provision in New Pathfinder’s articles of incorporation limiting the voting rights of beneficial owners of more than 10% of New Pathfinder’s outstanding voting stock is intended to limit the ability of any person to acquire a significant number of shares of New Pathfinder common stock and thereby gain sufficient voting control so as to cause New Pathfinder to effect a transaction that may not be in the best interests of New Pathfinder and its shareholders generally. This provision will not prevent a shareholder from seeking to acquire a controlling interest in New Pathfinder, but it will prevent a shareholder from voting more than 10% of the outstanding shares of common stock unless that shareholder has first persuaded the board of directors of the merits of the course of action proposed by the shareholder. The board of directors of New Pathfinder believes that fundamental transactions generally should be first considered and approved by the board of directors as it generally believes that it is in the best position to make an initial assessment of the merits of any such transactions and that its ability to make the initial assessment could be impeded if a single shareholder could acquire a sufficiently large voting interest so as to control a shareholder vote on any given proposal. This provision in New Pathfinder’s articles of incorporation makes an acquisition, merger or other similar corporate transaction less likely to occur, even if such transaction is supported by most shareholders, because it can prevent a holder of shares in excess of the 10% limit from voting the excess shares in favor of the transaction. Thus, it may be deemed to have an anti-takeover effect.

The board of directors recommends that you vote “FOR” the approval of a provision in New Pathfinder’s articles of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of New Pathfinder’s outstanding voting stock.

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SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Pathfinder-Federal and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Pathfinder-Federal contained elsewhere in this proxy statement/prospectus, including the consolidated financial statements beginning on page F-1 of this proxy statement/prospectus. The information at December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at December 31, 2011, 2010 and 2009 and for the years ended December 31, 2011, 2010 and 2009 is derived in part from audited consolidated financial statements that do not appear in this proxy statement/prospectus. The information at March 31, 2014 and for the three months ended March 31, 2014 and 2013 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results to be achieved for all of 2014 or for any other period.

	At March 31,	At December 31,
	2014	2013	2012	2011	2010	2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$525,846	$503,793	$477,796	$442,980	$408,545	$371,692
Investment securities available for sale	83,663	80,959	108,339	100,395	85,327	72,754
Investment securities held to maturity – at cost	42,990	34,412	—	—	—	—
Loans receivable, net	343,143	336,592	329,247	300,770	281,648	259,387
Deposits	438,352	410,140	391,805	366,129	326,502	296,839
Advances from borrowings	33,826	40,853	34,964	26,074	41,000	36,000
Shareholders’ equity (1)	43,802	43,070	40,747	37,841	30,592	29,238

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest income	$4,715	4,741	$18,883	$18,765	$18,604	$18,139	$17,806
Total interest expense	695	896	3,264	3,908	4,341	4,808	6,029
Net interest income	4,020	3,845	15,619	14,857	14,263	13,331	11,777
Provision for loan losses	245	324	1,032	825	940	1,050	876
Net interest income after provision for loan losses	3,775	3,521	14,587	14,032	13,323	12,281	10,901
Total non-interest income	826	676	3,416	3,063	3,192	3,020	2,890
Total non-interest expense	3,906	3,505	14,751	13,518	13,148	11,789	11,126
Net income before income taxes	695	692	3,252	3,577	3,367	3,512	2,665
Income tax expense	176	187	847	929	1,044	1,007	1,050
Net income (loss) attributable to non-controlling interest	30	—	(1)	—	—	—	—
Net income	$489	$505	$2,406	$2,648	$2,323	$2,505	$1,615
Income per share – basic	$0.19	$0.20	$0.96	$0.88	$0.53	$0.82	$0.61
Income per share – diluted	$0.19	$0.20	$0.95	$0.87	$0.52	$0.82	$0.61

(footnotes begin on next page)

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	At or For the Three Months Ended March 31,(6)		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.38%	0.41%	0.48%	0.57%	0.55%	0.64%	0.45%
Return on equity (ratio of net income to average equity)	4.52	4.92	5.86	6.68	6.75	8.07	7.04
Average equity to average total assets	8.49	8.28	8.24	8.48	8.21	7.89	6.40
Equity to total assets at end of period	8.26	8.13	8.55	8.53	8.54	7.49	7.87
Interest rate spread (2)	3.38	3.28	3.32	3.38	3.62	3.58	3.40
Net interest margin (3)	3.48	3.40	3.43	3.50	3.76	3.73	3.56
Average interest-earning assets to average interest-bearing liabilities	115.74	114.99	115.85	113.89	112.22	110.84	110.84
Total non-interest expenses to average total assets	3.07	2.83	2.96	2.89	3.14	3.00	3.10
Efficiency ratio (4)	78.88	76.85	79.14	75.53	77.56	71.95	76.36
Dividend payout ratio (5)	15.34	14.85	12.47	11.37	12.87	11.90	18.45
Return on common equity (ratio of net income available to common shareholders to average common equity)	6.48	7.20	8.58	8.26	5.09	8.20	7.10

Asset Quality Ratios:
Non-performing loans as a percent of total loans	2.01	1.77	1.57	1.66	1.55	2.08	0.88
Non-performing assets as a percent of total assets	1.46	1.26	1.18	1.25	1.19	1.54	0.67
Allowance for loan losses as a percent of total loans	1.44	1.38	1.48	1.35	1.31	1.28	1.17
Allowance for loan losses as a percent of non-performing loans	71.59	78.32	94.22	81.13	84.18	61.58	133.07

Regulatory Capital Ratios (Bank Only):
Total capital (to risk-weighted assets)	13.83	14.08	14.13	14.20	14.94	13.50	13.95
Tier I capital (to risk-weighted assets)	12.53	12.76	12.82	12.90	13.66	12.24	12.69
Tier I capital (to adjusted assets)	8.73	8.45	8.72	8.80	9.37	8.11	8.38

Other Ratios:
Common equity to total assets	5.86	5.55	5.97	5.81	5.61	5.96	6.22
Tangible common equity to tangible assets	5.04	4.83	5.11	5.04	4.78	5.07	5.25

Number of:
Banking offices (7)	8	8	8	8	8	7	7
Full time equivalent employees	113	111	112	110	110	105	99

(1)	Includes $13.0 million of Series B Preferred Stock issued in connection with the SBLF Program at March 31, 2014, December 31, 2013, December 31, 2012 and December 31, 2011, as well as $6.7 million of Series A Preferred Stock issued in connection with TARP at December 31, 2010 and December 31, 2009.
(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total non-interest income.
(5)	The dividend payout ratio represents dividends declared per share divided by net income per share.
(6)	Ratios are annualized where appropriate.
(7)	We intend to open a new business banking office in Syracuse, New York in the third quarter of 2014.

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RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Pathfinder-Federal and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Pathfinder-Federal contained elsewhere in this proxy statement/prospectus, including the consolidated financial statements beginning on page F-1 of this proxy statement/prospectus. The information at December 31, 2013 is derived in part from the audited consolidated financial statements that appear in this proxy statement/prospectus. The information at June 30, 2014 and for the three and six months ended June 30, 2014 and 2013, is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2014 are not necessarily indicative of the results for all of fiscal 2014 or any other period.

	At June 30,	At December 31,
	2014	2013
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$544,529	$503,793
Investment securities available for sale	99,120	80,959
Investment securities held to maturity – at cost	42,774	34,412
Loans receivable, net	353,610	336,592
Deposits	448,163	410,140
Advances from borrowings	41,798	40,853
Shareholders’ equity (1)	44,648	43,070

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest income	$4,785	4,735	$9,499	$9,476
Total interest expense	666	833	1,360	1,730
Net interest income	4,118	3,902	8,139	7,746
Provision for loan losses	275	276	520	600
Net interest income after provision for loan losses	3,843	3,626	7,619	7,146
Total non-interest income	878	1,104	1,704	1,780
Total non-interest expense	3,763	3,601	7,670	7,105
Net income before income taxes	958	1,129	1,653	1,821
Income tax expense	275	306	451	493
Net income (loss) attributable to non-controlling interest	7	─	37	─
Net income	$676	$823	$1,165	$1,328
Income per share – basic	$0.26	$0.33	$0.45	$0.53
Income per share – diluted	$0.25	$0.33	$0.44	$0.53

	(footnotes begin on next page)

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	At or For the Three Months Ended June 30,(6)		At or For the Six Months Ended June 30, (6)
	2014	2013	2014	2013

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.49%	0.66%	0.44%	0.53%
Return on equity (ratio of net income to average equity)	5.82	7.93	5.18	6.43
Average equity to average total assets	8.43	8.27	8.46	8.28
Equity to total assets at end of period	8.13	8.12	8.13	8.12
Interest rate spread (2)	3.35	3.29	3.36	3.29
Net interest margin (3)	3.43	3.40	3.45	3.40
Average interest-earning assets to average interest-bearing liabilities	115.90	115.54	115.82	115.27
Total non-interest expenses to average total assets	2.84	2.88	2.96	2.84
Efficiency ratio (4)	73.74	70.43	76.23	72.93
Dividend payout ratio (5)	12.21	9.11	14.29	11.30
Return on common equity (ratio of net income available to common shareholders to average common equity)	8.23	11.54	7.36	9.38

Asset Quality Ratios:
Non-performing loans as a percent of total loans	1.80	1.72	1.80	1.72
Non-performing assets as a percent of total assets	1.33	1.26	1.33	1.26
Allowance for loan losses as a percent of total loans	1.44	1.44	1.44	1.44
Allowance for loan losses as a percent of non-performing loans	80.11	83.86	80.11	83.86

Regulatory Capital Ratios (Bank Only):
Total capital (to risk-weighted assets)	13.54	14.29	13.54	14.29
Tier I capital (to risk-weighted assets)	12.24	12.97	12.24	12.97
Tier I capital (to adjusted assets)	8.57	8.82	8.57	8.82

Other Ratios:
Common equity to total assets	5.74	5.49	5.74	5.49
Tangible common equity to tangible assets	4.95	4.75	4.95	4.75

Number of:
Banking offices (7)	8	8	8	8
Full time equivalent employees	115	112	115	112

(1)	Includes $13.0 million of Series B Preferred Stock issued in connection with the SBLF Program at June 30, 2014 and June 30, 2013.
(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total non-interest income.
(5)	The dividend payout ratio represents dividends declared per share divided by net income per share.
(6)	Ratios are annualized where appropriate.
(7)	We intend to open a new business banking office in Syracuse, New York in the third quarter of 2014.

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Comparison of Financial Condition at June 30, 2014 and at December 31, 2013

Assets. Total assets increased $40.7 million, or 8.1%, to $544.5 million at June 30, 2014 from $503.8 million at December 31, 2013. The increase in assets was primarily due to increases in investment securities, loans and bank owned life insurance, partially offset by a decrease in total cash and cash equivalents.

Investment securities increased $26.5 million to $141.9 million at June 30, 2014 from $115.4 million at December 31, 2013, as a result of the requirement to provide investment securities as collateral to municipalities for the increase in municipal deposits during the first half of 2014. $18.2 million, or 68.5%, of the increase in investment securities, were securities classified as available-for-sale, primarily consisting of residential mortgage-backed securities and totaled $99.1 million at June 30, 2014. The remaining increase in investment securities was securities classified as held-to-maturity, which increased $8.4 million to $42.8 million at June 30, 2014. The increase in held-to-maturity securities reflected management’s evaluation and determination to place securities with greater price sensitivity in this category, thereby mitigating any potential volatility within accumulated other comprehensive income.

Total loans receivable increased $17.1 million, or 5.0%, to $358.8 million at June 30, 2014 from $341.6 million at December 31, 2013, primarily due to a $13.8 million, or 14.5%, increase in commercial real estate loans. The increase in commercial real estate loans was the result of our continued growth in the Syracuse marketplace. Residential mortgage loans increased $2.3 million, or 1.3%, between December 31, 2013 and June 30, 2014. During the second quarter of 2014, we achieved modest residential portfolio growth as we gained market share in the Syracuse market.

Bank owned life insurance increased $1.9 million during the first half of 2014 to $10.2 million at June 30, 2014 due principally to additional purchases of single premium life insurance policies on selected participants.  These purchases will provide income that will assist in the funding of optional deferred compensation and supplemental executive retirement plans.

Total cash and cash equivalents decreased $6.4 million to $10.2 million at June 30, 2014 from $16.6 million at December 31, 2013 in order to fund the increase in investment securities and loans.

Non-performing Assets and Allowance for Loan Losses. Non-performing assets at June 30, 2014 were $7.2 million, or 1.33% of total assets, compared to $6.0 million, or 1.26% of total assets, at December 31, 2013. The $1.2 million increase in non-performing assets between December 31, 2013 and June 30, 2014 was principally due to one large commercial relationship becoming non-performing during the second quarter of 2014. The total aggregate balance of this relationship was $1.0 million at June 30, 2014 and included related commercial business and personal residential loans. The borrower brought all loans current within this relationship as of June 30, 2014, but we will maintain this relationship on non-performing status while monitoring the borrower’s payment performance. Once management has concluded that payment of contractual principal and interest is no longer in doubt, the loans within this relationship may be reclassified as performing.

The largest increase in non-performing assets occurred within the commercial real estate and commercial loan segments which increased to $3.6 million at June 30, 2014 from $2.7 million at December 31, 2013. The principal reason for the increase was the addition of the non-performing commercial relationship described above.

Non-performing residential real estate loans increased to $2.5 million at June 30, 2014 from $2.2 million at December 31, 2013. The reason for the $300,000 increase between December 31, 2013 and June 30, 2014 was principally due to the addition of six non-performing residential mortgage loans as part of the above mentioned loan relationship placed in non-performing status during the second quarter of 2014. We had 34 non-performing residential mortgages at June 30, 2014, a modest increase from the 32 non-performing residential mortgages at December 31, 2013.

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Other real estate owned at June 30, 2014 totaled $770,000 compared to $619,000 at December 31, 2013, an increase of $151,000, or 24.4%. The other real estate owned balance at June 30, 2014 was comprised of six residential properties with a carrying value of $542,000, and two commercial properties with a carrying value of $228,000.

The allowance for loan losses represents management’s estimate of the probable losses inherent in the loan portfolio as of the date of the statement of condition. The allowance for loan losses was $5.2 million and $5.0 million at June 30, 2014 and December 31, 2013, respectively. The ratio of the allowance for loan losses to gross loans was 1.44% at June 30, 2014 compared to 1.48% at December 31, 2013. Management performs a quarterly evaluation of the allowance for loan losses based on quantitative and qualitative factors and has determined that the current level of the allowance for loan losses of $5.2 million is adequate to absorb the losses in the loan portfolio as of June 30, 2014.

Total Liabilities. Total liabilities increased to $499.9 million at June 30, 2014 from $460.7 million at December 31, 2013. Deposits increased $38.0 million, or 9.3%, to $448.2 million at June 30, 2014 from $410.1 million at December 31, 2013, as a result of an $11.3 million increase in money market deposit accounts and a $6.1 million increase in savings accounts. Core deposits (consisting of demand accounts, NOW accounts, money market deposit accounts and savings accounts) increased $26.7 million between December 31, 2013 and June 30, 2014 to $259.5 million at June 30, 2014. The increase in core deposits was due, in part, to seasonal tax collection activities of our municipal customers, an expansion of our municipal and business customer base and retail customers’ preference for increased liquidity during the current uncertain interest rate environment. Additionally, brokered deposits increased $8.3 million, or 20.0%, to $50.1 million at June 30, 2014 due to the need to fund loan growth in excess of organic deposit growth. Short term FHLBNY borrowings increased $1.0 million to $25.0 million at June 30, 2014.

Shareholders’ Equity. Shareholders’ equity increased $1.5 million, or 3.6%, to $44.3 million at June 30, 2014 from $42.7 million at December 31, 2013. This increase was principally due to a $1.0 million increase in retained earnings, resulting from $1.2 million in net income through the first half of 2014 and a reduction of $425,000 in accumulated other comprehensive loss due principally to an increase in the market value of our available-for-sale investment securities portfolio, which was partially offset by dividends paid on our common stock totaling $158,000 for the six months ended June 30, 2014.

We were not required to pay dividends on our SBLF preferred stock during the first quarter of 2014 because of an existing credit with the U.S. Treasury. This credit expired in the second quarter of 2014 and we paid $30,000 in dividends during the second quarter on our SBLF preferred stock. We expect to be obligated to pay the full 1% dividend totaling approximately $32,000 per quarter beginning in the third quarter of 2014 and continuing through March 2016. If the SBLF preferred stock remains outstanding beyond March 2016, the dividend rate will increase and be fixed at 9.0%. With the approval of the U.S. Treasury, we may redeem the SBLF preferred stock prior to the date the dividend rate increases.

Comparison of Consolidated Operating Results for the Three Months Ended June 30, 2014 and 2013

General. Net income was $676,000 for the three months ended June 30, 2014 compared to net income of $823,000 for the three months ended June 30, 2013. The decrease in the net income of $147,000, or 17.9%, was due primarily to the sale of $8.8 million of residential mortgage loans during the second quarter of 2013 which resulted in a net after tax gain of $288,000.

Interest Income. Interest income on a tax-equivalent basis increased $49,000, or 1.0%, to $4.9 million for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. The increase in our interest income was primarily due to an increase in interest income on investment securities of $68,000, or 9.6%, to $775,000 for the three months ended June 30, 2014, partially offset by a slight decrease in interest income from loans of $15,000, or 0.4%, to $4.1 million for the three months ended June 30, 2014. The average balance of interest-earning assets increased $21.5 million, or 4.6%, to $492.6 million for the three months ended June 30, 2014 from $471.1 million for the three months ended June 30, 2013, as we continued our emphasis on increasing our

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commercial real estate loan originations. Our average yield earned on interest-earning assets decreased 14 basis points to 3.97% during the three months ended June 30, 2014 from 4.11% during the three months ended June 30, 2013 due to the interest rate environment.

Interest income on loans remained $4.1 million for the three months ended June 30, 2014 and 2013 primarily as a result of the increase in interest income from commercial real estate loans which increased $264,000, or 22.6%, to $1.4 million for the three months ended June 30, 2014. The average balance of commercial real estate loans increased $17.6 million, or 20.2%, to $105.1 million for the three months ended June 30, 2014 from $87.5 million for the three months ended June 30, 2013 reflecting our business strategy of expanding into the Syracuse market. The average yield earned on our commercial real estate loans increased 10 basis points to 5.45% for the three months ended June 30, 2014. Interest income on all other loan products decreased $279,000 to $2.7 million for the three months ended June 30, 2014 primarily as a result of the decrease in the average yields on residential real estate loans and commercial and municipal loans. The average yield on our residential mortgage loan portfolio decreased 17 basis points to 4.36% during the three months ended June 30, 2014, as higher yielding mortgage loans matured and were replaced with new originations reflecting lower current market rates. In addition, the average balance of our residential mortgage loan portfolio decreased by $5.5 million, or 3.1%, to $169.2 million for the three months ended June 30, 2014 from $174.6 million for the three months ended June 30, 2013, primarily due to the $8.8 million residential loan sale of longer-term lower yielding fixed rate loans in the second quarter of 2013. The average yield earned on our commercial and municipal loans decreased 91 basis points to 3.77% for the three months ended June 30, 2014 as higher yielding loans matured and were replaced with new loans at the current lower market interest rates.

Interest income on taxable investment securities increased $59,000 for the three months ended June 30, 2014 due principally to an increase of $11.3 million, or 11.6%, in the average balance of taxable investment securities for the three months ended June 30, 2014, due to the need for additional collateral in support of our increasing balances of municipal deposits. In addition, the average yield on such securities increased 3 basis points to 1.77% for the three months ended June 30, 2014. Interest income on tax-exempt securities increased $9,000 to $293,000 for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. This slight increase was due to the average balance of tax-exempt securities increasing $1.3 million to $27.0 million for the three months ended June 30, 2014, partially offset by the decrease in the average yield earned on the tax-exempt securities, which decreased 8 basis points to 4.35% for the three months ended June 30, 2014.

Interest Expense. Interest expense for the three months ended June 30, 2014 decreased $167,000, or 20.0%, to $666,000 from $833,000 for the three months ended June 30, 2013. The decrease in our interest expense was primarily due to our interest expense on time deposits decreasing $132,000, or 19.7%, to $497,000 during the three months ended June 30, 2014 and our interest expense on long-term borrowings decreasing $35,000, or 17.2%, to $169,000 for the three months ended June 30, 2014. The average rate paid on interest-bearing liabilities decreased 19 basis points to 0.63% during the three months ended June 30, 2014, compared to 0.82% during the three months ended June 30, 2013, as market interest rates remained low.

Interest expense on deposits decreased primarily due to the decrease in the average rate paid on time deposits of 30 basis points to 0.91% as maturing certificates of deposit were either replaced at lower current market rates or invested in lower costing core deposits during the three months ended June 30, 2014. The average balance of lower cost core deposits increased $24.0 million to $278.3 million for the three months ended June 30, 2014 as a result of the increase in the average balance of money market deposit accounts whose average balance increased $17.4 million, or 21.5% during the three months ended June 30, 2014.

Interest expense on long-term borrowings decreased largely due to our higher rate maturing FHLBNY advances being replaced with advances of a shorter duration and a lower average rate. The average rate of our borrowings decreased 65 basis points to 1.43% for the three months ended June 30, 2014.

Net Interest Income. Net interest income, on a tax-equivalent basis, increased $216,000, or 5.4%, to $4.2 million for the three months ended June 30, 2014 compared to $4.0 million for the three months ended June 30, 2013. The increase in net interest income was principally due to the decrease in average rates paid on time deposits

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and FHLBNY borrowings. When comparing the three months end June 30, 2014 to the three months ended June 30, 2013, the average yield on average interest-earning assets declined by 14 basis points, whereas the average rates paid on interest-bearing liabilities declined by 19 basis points. As a result, our interest spread for the three months ended June 30, 2014 increased five basis points to 3.35% from 3.29% during the three months ended June 30, 2013.

Provision for Loan Losses. We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The provision for loan losses represents management’s estimate of the amount necessary to maintain the allowance for loan losses at an adequate level.

We recorded a $275,000 provision for loan losses for the three months ended June 30, 2014, compared to $276,000 for the three months ended June 30, 2013. The provision for loan losses recorded in the second quarter of 2014, coupled with the decrease of specific reserves on our impaired loans was adequate to offset the $108,000 in net charge-offs in the second quarter of 2014 and the $10.6 million increase in gross loans between the first quarter and the second quarter of 2014. The net charge-offs in the second quarter of 2013 were $98,000. The net charge-offs in the second quarter of 2014 were principally due to a single commercial loan relationship which was largely reserved for in prior periods. As a result, the ratio of the allowance to gross loans was unchanged at 1.44% at June 30, 2014 and June 30, 2013.

Non-interest Income. Our non-interest income is primarily comprised of fees on deposit account balances and transactions, loan servicing, commissions, including insurance agency commissions, net gains on securities, loans, and foreclosed real estate.

Total non-interest income for the three months ended June 30, 2014 decreased $226,000, or 20.5%, to $878,000 from $1.1 million for the prior year period. During the three months ended June 30, 2013, we recorded $395,000 in net gains ($288,000 after tax) from the sale of residential loans compared to no sales of residential loans during the three months ended June 30, 2014. The sale was undertaken as a means of mitigating interest rate risk. Partially offsetting the decrease in gains on sales was $121,000 in commissions from Pathfinder Risk Management Company, Inc., which owns a 51% membership interest in FitzGibbons Agency, LLC which we acquired in the fourth quarter of 2013. In addition, service charges on deposit accounts increased $18,000, or 6.3%, due largely to the service charges associated with the increased number of checking accounts for the three months ended June 30, 2014 compared to the three months ended June 30, 2013.

Non-interest Expense. Total non-interest expense for the three months ended June 30, 2014 increased $162,000, or 4.5%, to $3.8 million from $3.6 million for the three months ended June 30, 2013.

The increase in non-interest expense was due principally to increases in personnel expenses of $246,000 and data processing charges of $56,000. Personnel expenses increased due in part to wage increases, increased deferred compensation expenses of $99,000, reduced salary deferrals of $34,000 related to reduced residential loan volume and unit deferral amounts, and the inclusion of $69,000 in personnel expenses of the FitzGibbons Agency, LLC. Included within the net increase of personnel expenses was a $97,000 improvement in the pension benefit which was able to offset other increases in employee benefits such as payroll taxes and 401(k) contributions. Data processing expenses increased due largely to ATM processing charges. These increases in expenses were partially offset by a $136,000, or 26.5%, decrease in other operating expenses due in part to the $65,000 write-off of a repossessed asset in the second quarter of 2013, and a reduction of $29,000 in advertising expenses as we increased our advertising in the second quarter of 2013 in support of our expansion into the Syracuse marketplace. It is expected that employee and compensation expense will increase with the opening of our new Syracuse branch during the third quarter of 2014.

Income Tax Expense. Income tax expense decreased by $31,000 for the quarter ended June 30, 2014 compared to the same period in 2013 primarily due to a decrease in pretax income. This decrease was partially

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offset by an increase in the effective tax rate from 27.0% for the second quarter of 2013 to 28.5% for the second quarter of 2014, exclusive of the net income attributable to our controlling interest in FitzGibbons Agency, LLC. The increase in the effective tax rate between the year over year second quarter periods reflected a smaller proportion of tax-exempt items as a proportion of our taxable income in the second quarter of 2014. We have reduced our effective tax rate from the combined federal and state statutory rate of 38.7% primarily through the ownership of tax-exempt investment securities, bank owned life insurance, and other tax saving strategies.

Comparison of Consolidated Operating Results for the Six Months Ended June 30, 2014 and 2013

General. Net income was $1.2 million for the six months ended June 30, 2014 compared to net income of $1.3 million for the six months ended June 30, 2013. The decrease in net income was due primarily to the $288,000 after tax gain from the sale of $8.8 million in residential loans during the second quarter of 2013.

Interest Income. Interest income on a tax-equivalent basis increased nominally by $26,000, or 0.3%, to $9.7 million for the six months ended June 30, 2014 compared to the prior year period. The increase in our interest income was primarily due to an increase in interest income on investment securities of $109,000, or 7.7%, to $1.5 million for the six months ended June 30, 2014, partially offset by a slight decrease in interest income from loans of $75,000, or 0.9%, to $8.2 million for the six months ended June 30, 2014. The average balance of interest-earning assets increased $15.9 million, or 3.4%, to $484.1 million for the six months ended June 30, 2014 from $468.2 million for the six months ended June 30, 2013 as we continued to emphasize increasing originations of commercial real estate loans. The average yield earned on our interest-earning assets decreased 12 basis points to 4.02% during the six months ended June 30, 2014 from 4.14% during the six months ended June 30, 2013 due to the low interest rate environment.

Interest income on loans decreased $75,000 to $8.2 million for the six months ended June 30, 2014 from $8.3 million for the six months ended June 30, 2013 primarily as a result of a decrease in interest income from residential real estate loans, which was primarily offset by an increase in interest income from commercial real estate loans. Interest income on residential real estate loans decreased $308,000 for the six months ended June 30, 2014 compared to the prior year period. The decrease in interest income on residential real estate loans was due in part to the decrease in the average balance of such loans of $7.3 million, or 4.2%, to $169.0 million for the six months ended June 30, 2014 compared to the prior year period. The decrease in the average balance of residential real estate loans was due primarily to the $8.8 million residential loan sale that occurred in the second quarter of 2013, and, to a lesser extent, fewer residential mortgage loan originations during the first half of 2014 compared to the same prior year period. Additionally, the average yield on the residential loan portfolio decreased by 17 basis points to 4.41% for the six months ended June 30, 2014 as maturing higher yielding residential mortgage loans were replaced by loans at current lower interest rates. Interest income from commercial real estate loans increased $226,000, or 9.9%, to $2.5 million for the six months ended June 30, 2014. The average balance of commercial real estate loans increased $17.2 million, or 20.3%, to $101.9 million for the six months ended June 30, 2014 from $84.7 million for the six months ended June 30, 2013, reflecting our business strategy of expanding into the Syracuse market.

Interest income on taxable investment securities increased $94,000 for the six months ended June 30, 2014 due primarily to an increase of $7.0 million in the average balance of taxable investment securities for the six months ended June 30, 2014 due to the need for additional collateral in support of our increasing balances of municipal deposits. In addition, the average yield on such securities increased 6 basis points to 1.82% for the six months ended June 30, 2014. Interest income on tax-exempt securities increased $15,000 to $588,000 for the six months ended June 30, 2014 when compared to the six months ended June 30, 2013. This increase was due to the average balance of tax-exempt securities increasing $1.2 million to $27.1 million for the six months ended June 30, 2014, which was partially offset by the decrease in the average yield earned on the tax-exempt securities, which decreased 9 basis points to 4.35% for the six months ended June 30, 2014.

Interest Expense. Interest expense for the six months ended June 30, 2014 decreased $370,000, or 21.4%, to $1.4 million from $1.7 million for the six months ended June 30, 2013. The decrease in interest expense was primarily due to decreases in interest expense on time deposits and FHLBNY borrowings during the six months

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ended June 30, 2014. The average rate paid on interest-bearing liabilities decreased 20 basis points to 0.65% for the six months ended June 30, 2014 compared to the six months ended June 30, 2013, as market interest rates remained low.

Interest expense on deposits decreased primarily due to the decrease in the average rate paid on time deposits of 26 basis points to 0.98% as maturing certificates of deposit were either replaced at lower current market rates or invested in lower costing core deposits. Management believes that consumers are opting to keep their investments in deposits of shorter duration to improve their liquidity given the current uncertain rate environment. Accordingly, the average balance of core deposits increased $23.0 million to $275.0 million for the six months ended June 30, 2014.

Interest expense on borrowings decreased largely due to our higher rate FHLBNY maturing advances being replaced by advances of a shorter duration and a lower average rate. The average rate of our borrowings decreased 81 basis points to 1.45% for the first half of 2014 compared to the same prior year period.

Net Interest Income. Net interest income, on a tax-equivalent basis, increased $396,000, or 5.0%, to $8.4 million for the six months ended June 30, 2014 compared to $8.0 million for the six months ended June 30, 2013.  The increase in net interest income was principally due to a decrease in average rates paid on time deposits and FHLBNY borrowings. When comparing the six months end June 30, 2014 to the six months ended June 30, 2013, the average yield on average interest-earning assets declined by 12 basis points, whereas the average rate paid on interest-bearing liabilities declined by 20 basis points. As a result, our interest rate spread for the six months ended June 30, 2014 increased 7 basis points to 3.36% from 3.29% during the six months ended June 30, 2013.

Provision for Loan Losses. We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The provision for loan losses represents management’s estimate of the amount necessary to maintain the allowance for loan losses at an adequate level.

We recorded a $520,000 provision for loan losses during the first six months of 2014 compared to $600,000 for the same prior year period, a decrease of $80,000, or 13.3%. Net charge-offs for the six months ended June 30, 2014 were $395,000 compared to $237,000 for the prior year period, an increase of $158,000, or 67.1%. The year over year increase in net charge-offs was due to certain 2014 non-recurring portfolio charge-offs recorded in order to conform more closely to FDIC guidance. The recorded investment in impaired loans was $7.9 million at June 30, 2014 compared to $5.7 million at December 31, 2013, an increase of $2.2 million or 38.6%. The increase in impaired loans was due to the addition of two commercial relationships totaling $2.6 million during the first quarter of 2014. One of the commercial relationships, with a recorded investment of $1.0 million and an associated specific reserve of $96,000, was brought current by the borrower at June 30, 2014, but will continue to be categorized as impaired to allow management to closely monitor its performance. The other impaired commercial relationship consists of six loans totaling $1.5 million at June 30, 2014 with a specific reserve of $231,000. The specific reserves related to the total impaired loans at June 30, 2014 were $1.1 million compared to $1.0 million at December 31, 2013. The ratio of allowance for loan losses to gross loans was 1.44% at June 30, 2014 and June 30, 2013. Management deems the amount of the provision recorded during the first six months of 2014 to be adequate in support of the current level of allowance for loan losses.

Non-interest Income. Our non-interest income is primarily comprised of fees on deposit account balances and transactions, loan servicing, commissions and net gains or losses on sales of securities, loans, and foreclosed real estate.

Total non-interest income for the six months ended June 30, 2014 decreased $76,000, or 4.3%, to $1.7 million compared to $1.8 million for the same prior year period. This decrease was principally due to a net gain of

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$395,000 ($288,000 after tax) on the sale of residential mortgage loans that occurred in the second quarter of 2013 as part of our initiative to mitigate interest rate risk. Primarily offsetting this decrease was $297,000 in commissions from the FitzGibbons Agency, LLC, whose 51% membership interest was acquired in the fourth quarter of 2013. In addition, service charges on deposit accounts increased $42,000, or 7.7%, due largely to the service charges associated with the increased number of checking accounts between the first half of 2013 and the first half of 2014.

Non-interest Expense. Total non-interest expense for the six months ended June 30, 2014 increased $565,000, or 8.0%, to $7.7 million from $7.1 million for the same prior year period due largely to the $532,000 increase in personnel expenses and $53,000 in data processing expenses between the two periods.

The increase in personnel expenses reflected wage increases, $130,000 related to increased deferred compensation costs, $91,000 in reduced salary deferrals related to reduced residential loan volume and unit deferral amounts, and $75,000 related to commissions. Additionally, $153,000 of the increase in personnel expenses related to the FitzGibbons Agency, LLC, which was acquired in the fourth quarter of 2013. Included within the net increase in personnel expenses was a $196,000 improvement in the pension benefit which was able to offset other increases in employee benefits such as payroll taxes, 401(k) contributions and additional health insurance costs recorded in the first half of 2014. Data process expenses increased due primarily to ATM processing charges.

Other operating expenses decreased $109,000 between the first six months of 2014 and the same period in 2013, due principally to the $65,000 write-off of a repossessed asset which occurred in the second quarter of 2013.

Income Tax Expense. Income tax expense for the six months ended June 30, 2014 was $451,000 compared to $493,000 for the six months ended June 30, 2013. The decrease in income tax expense was due to the decrease in pretax income, offset in part by an increase in the effective tax rate. Our effective tax rate was 28.5% for the six months ended June 30, 2014, exclusive of the consolidated income from the FitzGibbons Agency, LLC, compared to an effective tax rate of 27.0% for the six months ended June 30, 2013. The increase in the effective tax rate between the six months ended June 30, 2014 and 2013 reflected a smaller proportion of tax-exempt items as a proportion of our taxable income in the first half of 2014. We have reduced our effective tax rate from the combined federal and state statutory rate of 38.7% primarily through the ownership of tax-exempt investment securities, bank owned life insurance, and other tax saving strategies.

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FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to manage operations in the current economic conditions;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	our ability to retain key employees;

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•	changes in the level of government support for housing finance;

•	significant increases in our loan losses; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 17.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $15.5 million and $21.5 million, or $25.0 million if the offering range is increased to the adjusted maximum.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,700,000 Shares		2,000,000 Shares		2,300,000 Shares		2,645,000 Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$17,000		$20,000		$23,000		$26,450
Less offering expenses	1,465		1,465		1,465		1,465
Net offering proceeds	$15,535	100.0%	$18,535	100.0%	$21,535	100.0%	$24,985	100.0%

Distribution of net proceeds:
To Pathfinder Bank	$8,700	56.0%	$9,268	50.0%	$10,768	50.0%	$12,493	50.0%
To fund loan to employee stock ownership plan	$680	4.4%	$800	4.3%	$920	4.3%	$1,058	4.2%
Retained by New Pathfinder (1)	$6,155	39.6%	$8,467	45.7%	$9,847	45.7%	$11,434	45.8%

(1)	In the event the stock-based benefit plan providing for stock awards and stock options is approved by shareholders (which plans may not be implemented sooner than 6 months after the completion of the conversion), and assuming shares are purchased for the stock awards at $10.00 per share, an additional $680,000, $800,000, $920,000 and $1.1 million of net proceeds will be used by New Pathfinder. In this case, the net proceeds retained by New Pathfinder would be $5.5 million, $7.7 million, $8.9 million and $10.4 million, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Pathfinder Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and we sold a portion of the offering through a syndicated offering.

New Pathfinder may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay cash dividends to shareholders;

•	to repurchase shares of our common stock;

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•	to finance the acquisition of financial institutions or other financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund management recognition plans (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans.

Pathfinder Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire any financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

After the completion of the conversion, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.03 per share, which equals $0.12 per share on an annualized basis and an annual yield of 1.2% based on a price of $10.00 per share.

The dividend rate and the initial and continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that any such dividends will not be reduced or eliminated in the future.

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New Pathfinder will not be permitted to pay dividends on its common stock if its shareholders’ equity would be reduced below the amount of the liquidation account established by New Pathfinder in connection with the conversion. The source of dividends will depend on the net proceeds retained by New Pathfinder and earnings thereon, and dividends from Pathfinder Bank. In addition, New Pathfinder will be subject to state law limitations and federal bank regulatory policy on the payment of dividends, including limitations on paying dividends if New Pathfinder does not meet the capital conservation buffer requirement to be phased in beginning January 2016 as part of the Basel III regulatory capital reforms. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend, or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Pathfinder Bank will not be permitted to pay dividends on its capital stock to New Pathfinder, its sole shareholder, if Pathfinder Bank’s shareholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Pathfinder Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Pathfinder Bank must file an application with the FDIC for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of Pathfinder Bank’s net income for that year to date plus its retained net income for the preceding two years, or Pathfinder Bank would not be at least adequately capitalized following the distribution.

Under New York law and applicable regulations, Pathfinder Bank may generally only pay dividends out of net profits. The approval of the Superintendent is required if the total of all dividends declared in any calendar year will exceed net profits for that year plus the retained net profits of the preceding two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. In addition, no dividends may be declared, credited or paid if the effect thereof would cause Pathfinder Bank’s capital to be reduced below the amount required by the Superintendent.

Any payment of dividends by Pathfinder Bank to New Pathfinder that would be deemed to be drawn from Pathfinder Bank’s accumulated bad debt tax reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by Pathfinder Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Pathfinder Bank does not intend to make any distribution that would create such a federal tax liability. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Pathfinder Bank to make capital distributions, including the payment of dividends to New Pathfinder, see “Taxation—Federal Taxation” and “Supervision and Regulation—Holding Company Regulation.”

We will file a consolidated federal tax return with Pathfinder Bank. Accordingly, it is anticipated that any cash distributions made by us to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, pursuant to Federal Reserve Board regulations, during the three-year period following the conversion, we will not make any capital distribution to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Pathfinder-Federal’s common stock is currently listed on the Nasdaq Capital Market under the symbol “PBHC.” Upon completion of the conversion, we expect the shares of common stock of New Pathfinder will replace the existing shares of Pathfinder-Federal and trade on the Nasdaq Capital Market under the symbol “PBHC.” In order to list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of August 5, 2014, Pathfinder-Federal had approximately nine registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. currently makes a market in Pathfinder-Federal’s common stock and has advised us that it intends to make a market in New Pathfinder’s common stock following the offering, but is under no obligation to do so.

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The following table sets forth the high and low trading prices for shares of Pathfinder-Federal common stock for the periods indicated, as obtained from the Nasdaq Stock Market. As of the close of business on August 5, 2014, there were 2,625,182 shares of common stock outstanding, including 1,041,943 publicly held shares (shares held by shareholders other than Pathfinder Bancorp, MHC), and approximately 475 shareholders of record.

	Price Per Share
	High	Low	Dividends Paid
2014
Third quarter (through August 11, 2014)	$15.00	$14.05	$0.03
Second quarter	$15.30	$14.40	$0.03
First quarter	$14.43	$13.47	$0.03

2013
Fourth quarter	$14.03	$12.78	$0.03
Third quarter	$16.00	$12.47	$0.03
Second quarter	$15.75	$11.40	$0.03
First quarter	$13.04	$10.30	$0.03

2012
Fourth quarter	$11.00	$10.00	$0.03
Third quarter	$10.65	$9.00	$0.03
Second quarter	$10.00	$8.80	$0.03
First quarter	$9.75	$8.83	$0.03

On April 8, 2014, the business day immediately preceding the public announcement of the conversion, and on August 11, 2014, the closing prices of Pathfinder-Federal common stock as reported on the Nasdaq Capital Market were $14.45 per share and $14.38 per share, respectively. On the effective date of the conversion, all publicly held shares of Pathfinder-Federal common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New Pathfinder common stock determined pursuant to the exchange ratio. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Common Shareholders.” Options to purchase shares of Pathfinder-Federal common stock will be converted into options to purchase a number of shares of New Pathfinder common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2014, Pathfinder Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Pathfinder Bank at March 31, 2014, and the pro forma equity capital and regulatory capital of Pathfinder Bank, after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Pathfinder Bank of 50% of the net offering proceeds plus such additional amounts as may be necessary so that, upon completion of the offering, Pathfinder Bank will have a tangible capital to assets ratio of at least 10%. See “How We Intend to Use the Proceeds from the Offering.”

	Pathfinder Bank
	Historical at		Pro Forma at March 31, 2014, Based Upon the Sale in the Offering of (1)
	March 31, 2014		1,700,000 Shares		2,000,000 Shares		2,300,000 Shares		2,645,000 Shares
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
(Dollars in thousands)

Equity	$47,109	8.95%	$54,449	10.18%	$54,777	10.23%	$56,037	10.44%	$57,486	10.67%

Tier 1 leverage capital	$44,011	8.73	$51,351	10.01	$51,679	10.07	$52,939	10.28	$54,388	10.53
Leverage requirement	25,207	5.00	25,641	5.00	25,670	5.00	25,745	5.00	25,831	5.00
Excess	$18,804	3.73%	$25,710	5.01%	$26,009	5.07%	$27,194	5.28%	$28,557	5.53%

Tier 1 risk-based capital (3)	$44,011	12.53%	$51,351	14.55%	$51,679	14.64%	$52,939	14.98%	$54,388	15.37%
Risk-based requirement	21,075	6.00	21,179	6.00	21,186	6.00	21,204	6.00	21,225	6.00
Excess	$22,936	6.53%	$30,172	8.55%	$30,493	8.64%	$31,735	8.98%	$33,163	9.37%

Total risk-based capital (3)	$48,582	13.83%	$55,922	15.84%	$56,250	15.93%	$57,510	16.27%	$58,959	16.67%
Risk-based requirement	35,125	10.00	35,299	10.00	35,310	10.00	35,340	10.00	35,375	10.00
Excess	$13,457	3.83%	$20,623	5.84%	$20,940	5.93%	$22,170	6.27%	$23,584	6.67%
Reconciliation of capital infused into Pathfinder Bank:
Net proceeds			$8,700		$9,268		$10,768		$12,493
Less: Common stock acquired by stock-based benefit plan			(680)		(800)		(920)		(1,058)
Less: Common stock acquired by employee stock ownership plan			(680)		(800)		(920)		(1,058)
Pro forma increase			$7,340		$7,668		$8,928		$10,377
_______________________

(1)	Effective January 1, 2015, the Prompt Corrective Action Well Capitalized Thresholds will be 5%, 8% and 10% for the tier 1 leverage capital requirement, tier 1 risk-based capital requirement and total risk-based capital requirement, respectively. Additionally, effective January 1, 2015, a new capital standard, common equity tier 1 capital ratio, will be implemented with a 6.5% well capitalized threshold. At March 31, 2014, our common equity tier 1 capital ratio was 12.53%, and assuming the completion of the conversion and offering, as of March 31, 2014, our common equity tier 1 capital ratio would be 14.55%, 14.64%, 14.98% and 15.37% at the minimum, the midpoint, the maximum and the adjusted maximum, respectively. At March 31, 2014, assuming the completion of the conversion and offering, Pathfinder Bank would be classified as “well capitalized” under each of the Prompt Corrective Action requirements described in this footnote, which also includes the required capital conservation buffer of 2.5%.
(2)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

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CAPITALIZATION

The following table presents the historical consolidated capitalization of Pathfinder-Federal at March 31, 2014 and the pro forma consolidated capitalization of New Pathfinder after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Pathfinder-	Pro Forma at March 31, 2014 Based upon the Sale in the Offering at
	Federal	$10.00 per Share of
	Historical at	1,700,000	2,000,000	2,300,000	2,645,000
	March 31, 2014	Shares	Shares	Shares	Shares
	(Dollars in thousands)

Deposits (1)	$438,352	$438,352	$438,352	$438,352	$438,352
Borrowed funds	38,981	38,981	38,981	38,981	38,981
Total deposits and borrowed funds	$477,333	$477,333	$477,333	$477,333	$477,333

Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized (post-conversion) (2)	13,000	13,000	13,000	13,000	13,000
Common stock, $0.01 par value, 25,000,000 shares authorized (post-conversion); shares to be issued as reflected (2) (3)	30	28	33	38	44
Additional paid-in capital (2)	8,264	32,040	35,035	38,030	41,474
MHC capital contribution	—	346	346	346	346
Retained earnings (4)	29,201	29,201	29,201	29,201	29,201
Accumulated other comprehensive income	(1,522)	(1,522)	(1,522)	(1,522)	(1,522)
Less:
Treasury stock	(4,761)	—	—	—	—
Common stock held by employee stock ownership plan (5)	(798)	(1,478)	(1,598)	(1,718)	(1,856)
Common stock to be acquired by stock-based benefit plan (6)	—	(680)	(800)	(920)	(1,058)
Total shareholders’ equity	$43,414	$57,935	$60,695	$63,455	$66,629
Non-controlling interest	$388	$388	$388	$388	$388
Total equity	$43,802	$58,323	$61,083	$63,843	$67,017

Pro Forma Shares Outstanding
Shares offered for sale	—	1,700,000	2,000,000	2,300,000	2,645,000
Exchange shares issued	—	1,097,324	1,290,969	1,484,614	1,707,306
Total shares outstanding	—	2,797,324	3,290,969	3,784,614	4,352,306

Total shareholders’ equity as a percentage of total assets (1)	8.26%	10.79%	11.25%	11.70%	12.21%
Tangible equity as a percentage of total assets	7.46%	10.04%	10.50%	10.95%	11.47%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(2)	Pathfinder-Federal currently has 1,000,000 authorized shares of preferred stock, par value $0.01 per share, and 10,000,000 authorized shares of common stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of New Pathfinder common stock to be outstanding.
(3)	No effect has been given to the issuance of additional shares of New Pathfinder common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of New Pathfinder common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”
(4)	The retained earnings of Pathfinder Bank will be substantially restricted after the conversion. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Holding Company Regulation.”

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(5)	Assumes that 4% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from New Pathfinder. The loan will be repaid principally from Pathfinder Bank’s contributions to the employee stock ownership plan. Since New Pathfinder will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on New Pathfinder’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total shareholders’ equity.
(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by New Pathfinder. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. New Pathfinder will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require shareholder approval.

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IMPACT OF PATHFINDER BANCORP, MHC’S ASSETS ON MINORITY
STOCK OWNERSHIP

In the exchange, the public shareholders of Pathfinder-Federal will receive shares of common stock of New Pathfinder in exchange for their shares of common stock of Pathfinder-Federal pursuant to an exchange ratio that is designed to provide, subject to adjustment, that the shareholders will own the same percentage of the common stock of New Pathfinder after the conversion as they held in Pathfinder-Federal immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by Pathfinder Bancorp, MHC (other than shares of stock of Pathfinder-Federal), which assets consist primarily of cash relating to dividends paid by Pathfinder-Federal. Pathfinder Bancorp, MHC had net assets of $250,927 as of March 31, 2014, not including Pathfinder-Federal common stock. The appraisal also accounts for Pathfinder-Federal’s dividend of $0.03 per share paid to shareholders in the second quarter of 2014 and assumes the payment of an equivalent dividend in the third quarter of 2014 prior to the completion of the conversion. The adjustments described above will decrease Pathfinder-Federal’s shareholders’ ownership interest in New Pathfinder from 39.64% to 39.23% at March 31, 2014. If Pathfinder-Federal declares any further dividends before the completion of the conversion, public shareholders’ ownership interest in Pathfinder-Federal will be further diluted.

 In accordance with the process described above, the independent appraiser determined New Pathfinder’s pro forma market value by adjusting the exchange ratio downward to account for the assets held by Pathfinder Bancorp, MHC, other than the common stock of Pathfinder-Federal, and decreasing the ownership interest held by the public shareholders of Pathfinder-Federal accordingly.

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PRO FORMA DATA

The following tables summarize historical data of Pathfinder-Federal and pro forma data of New Pathfinder at and for the three months ended March 31, 2014 and at and for the year ended December 31, 2013. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

(i)	All shares of common stock will be sold in the subscription and community offerings;

(ii)	our employee stock ownership plan will purchase 4% of the shares of common stock sold in the offering with a loan from New Pathfinder. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 10 years. Interest income that we earn on the loan will offset the interest paid by Pathfinder Bank;

(iii)	we will pay Keefe, Bruyette & Woods, Inc. a fee (including reimbursable expenses) equal to $410,000; and

(iv)	total expenses of the offering, other than the fees and expenses to be paid to Keefe, Bruyette & Woods, Inc., will be $1.1 million.

We calculated pro forma consolidated net income for the three months ended March 31, 2014 and the year ended December 31, 2013 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.73% (1.04% on an after-tax basis) and 1.75% (1.05% on an after-tax basis), respectively. These figures represent the yield on the five-year U.S. Treasury Note as of March 31, 2014 and December 31, 2013, respectively, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	U.S. Treasury securities are not considered to be subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. For purposes of pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of shareholder approval, we have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We assume that awards of common stock granted under such plans vest over a five-year period.

81

We have also assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $2.52 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 17.71% for the shares of common stock, a dividend yield of 1.2%, an expected option term of 10 years and a risk-free rate of return of 2.73%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Pathfinder Bank plus such additional amounts as may be necessary so that, upon completion of the offering, Pathfinder Bank will have a tangible capital to assets ratio of at least 10%, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated shareholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Moreover, pro forma shareholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Pathfinder Bank, to the tax effect of the recapture of the bad debt reserve. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights.”

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At or for the Three months Ended March 31, 2014 Based upon the Sale at $10.00 Per Share of
1,700,000 Shares	2,000,000 Shares	2,300,000 Shares	2,645,000 Shares
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$17,000	$20,000	$23,000	$26,450
Market value of shares issued in the exchange	10,973	12,910	14,846	17,073
Pro forma market capitalization	$27,973	$32,910	$37,846	$43,523

Gross proceeds of offering	$17,000	$20,000	$23,000	$26,450
Expenses	1,465	1,465	1,465	1,465
Estimated net proceeds	15,535	18,535	21,535	24,985
Common stock purchased by employee stock ownership plan	(680)	(800)	(920)	(1,058)
Common stock purchased by stock-based benefit plans	(680)	(800)	(920)	(1,058)
Estimated net proceeds, as adjusted	$14,175	$16,935	$19,695	$22,869

For the Three months Ended March 31, 2014
Consolidated net earnings:
Historical	$489	$489	$489	$489
Income on adjusted net proceeds	37	44	51	59
Income on MHC asset contribution	1	1	1	1
Employee stock ownership plan (1)	(10)	(12)	(14)	(16)
Stock awards (2)	(20)	(24)	(28)	(32)
Stock options (3)	(19)	(23)	(26)	(30)
Pro forma net income	$478	$475	$473	$471

Earnings per share (4):
Historical	$0.18	$0.16	$0.14	$0.12
Income on adjusted net proceeds	0.01	0.01	0.01	0.01
Income on MHC asset contribution	—	—	—	—
Employee stock ownership plan (1)	—	—	—	—
Stock awards (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options (3)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share (4)	$0.17	$0.15	$0.13	$0.11

Offering price to pro forma net earnings per share	14.71	x	16.67	x	19.23	x	22.73	x
Number of shares used in earnings per share calculations	2,731,024	3,212,969	3,694,914	4,249,151

At March 31, 2014
Shareholders’ equity:
Historical(5)	$30,802	$30,802	$30,802	$30,802
Estimated net proceeds	15,535	18,535	21,535	24,985
Equity increase from the mutual holding company	346	346	346	346
Common stock acquired by employee stock ownership plan (1)	(680)	(800)	(920)	(1,058)
Common stock acquired by stock-based benefit plans (2)	(680)	(800)	(920)	(1,058)
Pro forma shareholders’ equity	$45,323	$48,083	$50,843	$54,017
Intangible assets	$(4,551)	$(4,551)	$(4,551)	$(4,551)
Pro forma tangible shareholders’ equity (6)	$40,772	$43,532	$46,292	$49,466

Shareholders’ equity per share (7):
Historical(5)	$11.01	$9.35	$8.14	$7.07
Estimated net proceeds	5.55	5.63	5.68	5.74
Equity increase from the mutual holding company	0.12	0.11	0.09	0.08
Common stock acquired by employee stock ownership plan (1)	(0.24)	(0.24)	(0.24)	(0.24)
Common stock acquired by stock-based benefit plans (2)	(0.24)	(0.24)	(0.24)	(0.24)
Pro forma shareholders’ equity per share (6) (7)	$16.20	$14.61	$13.43	$12.41
Intangible assets	$(1.63)	$(1.38)	$(1.20)	$(1.05)
Pro forma tangible shareholders’ equity per share (6) (7)	$14.57	$13.23	$12.23	$11.36

Offering price as percentage of pro forma shareholders’ equity per share	61.73%	68.45%	74.46%	80.58%
Offering price as percentage of pro forma tangible shareholders’ equity per share	68.63%	75.59%	81.77%	88.03%
Number of shares outstanding for pro forma book value per share calculations	2,797,324	3,290,969	3,784,614	4,352,306

(footnotes begin on following page)

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(1)	Assumes that 4% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Pathfinder, and the outstanding loan with respect to existing shares of Pathfinder-Federal held by the employee stock ownership plan will be refinanced and consolidated with the new loan from New Pathfinder. Pathfinder Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Pathfinder Bank’s total annual payments on the employee stock ownership plan debt are based upon 10 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Pathfinder Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 1,700, 2,000, 2,300 and 2,645 shares were committed to be released during the period at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(2)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Shareholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Pathfinder or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Pathfinder. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the three months ended March 31, 2014, and (iii) the plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 2.4%.
(3)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Shareholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.52 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 40.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 5.7%.

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(4)	Per share figures include publicly held shares of Pathfinder-Federal common stock that will be exchanged for shares of New Pathfinder common stock in the conversion. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Common Shareholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 1. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts. Pro forma net income per share has been annualized to calculate the offering price to pro forma net earnings per share.
(5)	The historical shareholders’ equity does not include the $13.0 million of our Series B Preferred Stock that we sold to the U.S. Treasury in connection with the SBLF.
(6)	The retained earnings of Pathfinder Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Holding Company Regulation.”
(7)	Per share figures include publicly held shares of Pathfinder-Federal common stock that will be exchanged for shares of New Pathfinder common stock in the conversion. Shareholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.0552, 1.2414, 1.4276 and 1.6417 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

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At or for the Year Ended December 31, 2013 Based upon the Sale at $10.00 Per Share of
1,700,000 Shares	2,000,000 Shares	2,300,000 Shares	2,645,000 Shares
(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$17,000	$20,000	$23,000	$26,450
Market value of shares issued in the exchange	10,973	12,910	14,846	17,073
Pro forma market capitalization	$27,973	$32,910	$37,846	$43,523

Gross proceeds of offering	$17,000	$20,000	$23,000	$26,450
Expenses	1,465	1,465	1,465	1,465
Estimated net proceeds	15,535	18,535	21,535	24,985
Common stock purchased by employee stock ownership plan	(680)	(800)	(920)	(1,058)
Common stock purchased by stock-based benefit plans	(680)	(800)	(920)	(1,058)
Estimated net proceeds, as adjusted	$14,175	$16,935	$19,695	$22,869

For the Year Ended December 31, 2013
Consolidated net earnings:
Historical	$2,406	$2,406	$2,406	$2,406
Income on adjusted net proceeds	149	178	207	240
Income on MHC asset contribution	4	4	4	4
Employee stock ownership plan (1)	(41)	(48)	(55)	(63)
Stock awards (2)	(82)	(96)	(110)	(127)
Stock options (3)	(77)	(91)	(104)	(120)
Pro forma net income	$2,359	$2,353	$2,348	$2,340

Earnings per share (4):
Historical	$0.88	$0.74	$0.64	$0.56
Income on adjusted net proceeds	0.05	0.06	0.06	0.06
Income on MHC asset contribution	—	—	—	—
Employee stock ownership plan (1)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (3)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma earnings per share (4)	$0.86	$0.73	$0.63	$0.55

Offering price to pro forma net earnings per share	11.63	x	13.70	x	15.87	x	18.18	x
Number of shares used in earnings per share calculations	2,736,124	3,218,969	3,701,814	4,257,086

At December 31, 2013
Shareholders’ equity:
Historical(5)	$30,070	$30,070	$30,070	$30,070
Estimated net proceeds	15,535	18,535	21,535	24,985
Equity increase from the mutual holding company	346	346	346	346
Common stock acquired by employee stock ownership plan (1)	(680)	(800)	(920)	(1,058)
Common stock acquired by stock-based benefit plans (2)	(680)	(800)	(920)	(1,058)
Pro forma shareholders’ equity	$44,591	$47,351	$50,111	$53,285
Intangible assets	$(4,554)	$(4,554)	$(4,554)	$(4,554)
Pro forma tangible shareholders’ equity (6)	$40,037	$42,797	$45,557	$48,731

Shareholders’ equity per share (7):
Historical(5)	$10.75	$9.13	$7.94	$6.90
Estimated net proceeds	5.55	5.63	5.69	5.74
Equity increase from the mutual holding company	0.12	0.11	0.09	0.08
Common stock acquired by employee stock ownership plan (1)	(0.24)	(0.24)	(0.24)	(0.24)
Common stock acquired by stock-based benefit plans (2)	(0.24)	(0.24)	(0.24)	(0.24)
Pro forma shareholders’ equity per share (6) (7)	$15.94	$14.39	$13.24	$12.24
Intangible assets	$(1.63)	$(1.38)	$(1.20)	$(1.05)
Pro forma tangible shareholders’ equity per share (6) (7)	$14.31	$13.01	$12.04	$11.19

Offering price as percentage of pro forma shareholders’ equity per share	62.74%	69.49%	75.53%	81.70%
Offering price as percentage of pro forma tangible shareholders’ equity per share	69.88%	76.86%	83.06%	89.37%
Number of shares outstanding for pro forma book value per share calculations	2,797,324	3,290,969	3,784,614	4,352,306

(footnotes begin on following page)

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(1)	Assumes that 4% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from New Pathfinder, and the outstanding loan with respect to existing shares of Pathfinder-Federal held by the employee stock ownership plan will be refinanced and consolidated with the new loan from New Pathfinder. Pathfinder Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Pathfinder Bank’s total annual payments on the employee stock ownership plan debt are based upon 10 equal annual installments of principal and interest. ASC 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Pathfinder Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of shareholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 6,800, 8,000, 9,200 and 10,580 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.
(2)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Shareholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from New Pathfinder or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by New Pathfinder. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2013, and (iii) the plan expense reflects an effective combined federal and state tax rate of 40.0%. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 2.4%.
(3)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Shareholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $2.52 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 40.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute shareholders’ ownership and voting interests by approximately 5.7%.

(footnotes continue on following page)

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(continued from previous page)

(4)	Per share figures include publicly held shares of Pathfinder-Federal common stock that will be exchanged for shares of New Pathfinder common stock in the conversion. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Share Exchange Ratio for Current Common Shareholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 1. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5)	The historical shareholders’ equity does not include the $13.0 million of our Series B Preferred Stock that we sold to the U.S. Treasury in connection with the SBLF.
(6)	The retained earnings of Pathfinder Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “Proposal 1—Approval of the Plan of Conversion and Reorganization—Liquidation Rights” and “Supervision and Regulation—Holding Company Regulation.”
(7)	Per share figures include publicly held shares of Pathfinder-Federal common stock that will be exchanged for shares of New Pathfinder common stock in the conversion. Shareholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.0552, 1.2414, 1.4276 and 1.6417 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited and unaudited consolidated financial statements, which appear beginning on page F-1 of this proxy statement/prospectus. You should read the information in this section in conjunction with the business and financial information regarding Pathfinder-Federal and the financial statements provided in this proxy statement/prospectus.

Overview

Pathfinder Bank provides financial services to individuals and businesses from our eight banking offices located in Oswego and Onondaga Counties, New York. Our primary market area includes Oswego County and Onondaga County, New York. Our principal business has consisted of attracting retail deposits from the general public in our market area and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate loans, commercial real estate loans, commercial and municipal loans and, to a lesser extent, home equity loans and junior liens and consumer loans. We also invest in securities, which consist primarily of securities issued by the United States Government and its agencies and sponsored enterprises, state and municipal obligations, corporate debt securities, mutual funds, and equity securities. We offer a variety of deposit accounts to consumers and small businesses, including savings accounts, NOW accounts and money market accounts.

Our results of operations depend primarily on net interest income. Net interest income is the difference between interest income we earn on our investments in mortgage and other loans, investment securities and other assets, and our cost of funds consisting of interest paid on deposits and borrowings. Our net income is also affected by our provision for loan losses, non-interest income consisting primarily of service charges and servicing rights, net gains and losses on sales and redemptions of securities, loans and foreclosed real estate, fees on account balances and commissions from insurance agency and investment services, non-interest expense consisting primarily of employee compensation and benefits, occupancy and equipment costs and data processing costs and income taxes. Our results of operation are also affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities. These events are beyond our control. In particular, the general level of market interest rates tends to be cyclical and unpredictable.

Business Strategy

Our business strategy has been to transition from a traditional savings bank primarily focused on originating one- to four-family residential real estate loans to a more diversified loan composition similar to a commercial bank, while at the same time, maintaining our high standards of customer service and convenience. We have emphasized developing our business banking by offering products that are attractive to small businesses in our market area. Notwithstanding, a significant portion of our lending activity has been, and will continue to be, the origination of one- to four-family residential real estate loans. Highlights of our business strategy are as follows:

•	Expanding our business banking. We have increased our emphasis on servicing the needs of small businesses in our market area. We intend to use our branch office network and experienced commercial deposit specialists to provide convenient commercial loan and deposit products and services to business customers, including merchant and remote deposit capture services. We believe that by developing our commercial relationships with small businesses we will be able to offer a variety of services and deposit products that will provide a growing source of fee income to Pathfinder Bank. We have introduced new products and services in order to attract new business customers, and we will continue to expand our products to help meet the needs of our business customers.

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•	Continuing our emphasis on commercial business and commercial real estate lending. In recent years, we have sought to significantly increase our commercial business and commercial real estate lending, consistent with safe and sound underwriting practices. In this regard, we have added personnel who are experienced in originating and servicing commercial real estate and commercial business loans. At March 31, 2014, commercial real estate loans totaled $102.6 million, or 29.5% of total loans, compared with $62.2 million, or 23.8% of total loans, at December 31, 2009. At March 31, 2014, commercial and municipal loans totaled $51.6 million, or 14.8% of loans, compared with $35.4 million, or 13.5% of loans, at December 31, 2009. We view the growth of our commercial business and commercial real estate loans as a means of diversifying and increasing our interest income and establishing relationships with local businesses, which offer a recurring and potentially broader source of fee income and deposits than traditional one- to four-family residential real estate lending. We anticipate that our emphasis on commercial business and commercial real estate lending will complement our traditional one- to four-family residential real estate lending.

•	Diversifying our products and services with a goal of increasing non-interest income over time. We have sought to reduce our dependence on net interest income by increasing the fee income for services we provide. We offer property and casualty, life and health insurance through our subsidiary, Pathfinder Risk Management Company, Inc., and its insurance agency subsidiary, the FitzGibbons Agency, LLC. Additionally, Pathfinder Bank’s investment services provides brokerage services for purchasing stocks, bonds, mutual funds, annuities, and long-term care products. We intend to gradually grow these businesses in the years ahead. We have already added personnel for Pathfinder Bank’s investment services. At March 31, 2014, there were $30.8 million in assets under management by our investment services division. We believe that there will be opportunities to cross-sell these products to our deposit and borrower customers which may increase our non-interest income.

•	Continuing to grow our customer relationships and deposit base by expanding our branch network. As conditions permit, we will expand our branch network through a combination of de novo branching and acquisitions of branches or other financial services companies. We believe that as we expand our branch network, our customer relationships and deposit base will continue to grow. During the third quarter of 2014, we intend to open a business banking office in Syracuse, New York. As we continue to grow our lending operations in Onondaga County, we anticipate opening additional branches in Onondaga County based on customer demand. As of June 30, 2013, our total deposits represented 31.2% of all deposits in Oswego County, but only 0.46% of all deposits in Onondaga County. As we expand our branch network, we expect our deposit base in Onondaga County to increase. We do not currently have any agreements or understandings regarding specific de novo branches or acquisitions. Additionally, we have committed significant resources to establish a banking platform to accommodate future growth by upgrading our information technology, maintaining a robust risk management and compliance staff, hiring additional commercial lenders and credit analysts, and upgrading our physical infrastructure. We believe that these investments will enable us to achieve operational efficiencies with minimal additional investments, while providing increased convenience for our customers.

•	Utilizing the net proceeds from the conversion to continue the controlled growth of Pathfinder Bank. In 2009, we sold $6.7 million of Series A Preferred Stock to the U.S. Treasury as part of the Troubled Asset Relief Program (“TARP”). In September 2011, we replaced the Series A Preferred Stock with $13.0 million in gross proceeds from the sale of Series B Preferred Stock to the U.S. Treasury as part of the Small Business Lending Fund (“SBLF”). At March 31, 2014, the Series B Preferred Stock had an annual dividend rate of 1.0% which will increase to 9.0% in March 2016. We have used the proceeds from the sale of preferred stock to provide capital for asset growth and increased lending. During the period between December 31, 2009 and March 31, 2014, our total assets grew by $154.2 million, or 41.5%, principally through organic loan originations and deposit growth. We believe that we can successfully utilize the net proceeds from the conversion to

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continue our asset growth and create a banking platform that will improve our profitability and create operational efficiencies for Pathfinder Bank.

•	Providing quality customer service. Our strategy emphasizes providing quality customer service delivered through our branch network and meeting the financial needs of our customer base by offering a full complement of loan, deposit and online banking solutions (i.e., internet banking). We intend to open a new business banking office in Syracuse, New York in the third quarter of 2014 to increase the convenience of our branch network for our Onondaga County customers. Our competitive advantage is our ability to make decisions, such as approving loans, more quickly than our larger competitors. Customers enjoy, and will continue to enjoy, access to senior executives and local decision makers at Pathfinder Bank and the flexibility it brings to their businesses.

Critical Accounting Policies

Our Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States and follow practices within the banking industry. Application of these principles requires management to make estimates, assumptions and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. These estimates, assumptions and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgments, and as such, have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values, and information used to record valuation adjustments for certain assets and liabilities, are based on quoted market prices or are provided by other third-party sources, when available. When third party information is not available, valuation adjustments are estimated in good faith by management.

The most significant accounting policies we follow are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this discussion, provide information on how significant assets and liabilities are valued in the Consolidated Financial Statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the allowance for loan losses, deferred income taxes, pension obligations, the evaluation of investment securities for other than temporary impairment, the annual evaluation of our goodwill for possible impairment, and the estimation of fair values for accounting and disclosure purposes to be the accounting areas that require the most subjective and complex judgments. These areas could be the most subject to revision as new information becomes available.

Allowance for Loan Losses. The allowance for loan losses represents management's estimate of probable loan losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment on the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. We establish a specific allowance for all commercial loans in excess of the total related credit threshold of $100,000 and single borrower residential mortgage loans in excess of the total related credit threshold of $300,000 identified as being impaired which are on nonaccrual and have been risk rated under our risk rating system as substandard, doubtful, or loss. In addition, an accruing substandard loan could be identified as being impaired. The measurement of impaired loans is generally based upon the present value of future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral, less costs to sell. The majority of our impaired loans are collateral-dependent. For all other loans and leases, we use the general allocation methodology that establishes an allowance to estimate the probable incurred loss for each risk-rating category. The loan portfolio also represents the

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largest asset type on the consolidated statement of condition. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses and includes a discussion of the factors driving changes in the amount of the allowance for loan losses.

Deferred Income Taxes. Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is recognized for the future tax consequences. This is attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating and capital loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. If current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established. The judgment about the level of future taxable income, including that which is considered capital, is inherently subjective and is reviewed on a continual basis as regulatory and business factors change. A valuation allowance of $458,000 was maintained at March 31, 2014, as management believes it may not generate sufficient capital gains to offset its capital loss carry forward. Our effective tax rate differs from the statutory rate due primarily to non-taxable income from investment securities and bank owned life insurance.

Pension Obligations. We maintain a noncontributory defined benefit pension plan covering substantially all employees. The plan provides defined benefits based on years of service and final average salary. On May 14, 2012, we informed our employees of our decision to freeze participation and benefit accruals under the plan, primarily to reduce some of the volatility in earnings that can accompany the maintenance of a defined benefit plan. The freeze became effective June 30, 2012. Pension and postretirement benefit plan liabilities and expenses are based upon actuarial assumptions of future events, including fair value of plan assets, interest rates, and the length of time we will have to provide those benefits. For further detail on our pension obligations, including the significant assumptions used by management, see Note 12 to the consolidated financial statements.

Evaluation of Investment Securities for Other Than Temporary Impairment. We carry all of our available-for-sale investments at fair value with any unrealized gains or losses reported net of tax as an adjustment to shareholders' equity and included in accumulated other comprehensive income (loss), except for the credit-related portion of debt security impairment losses and other-than-temporary impairment (“OTTI”) of equity securities which are charged to earnings. Our ability to fully realize the value of our investments in various securities, including corporate debt securities, is dependent on the underlying creditworthiness of the issuing organization. In evaluating the debt security (both available-for-sale and held-to-maturity) portfolio for other-than-temporary impairment losses, management considers (1) if we intend to sell the security before recovery of its amortized cost; (2) if it is “more likely than not” we will be required to sell the security before recovery of its amortized cost basis; or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. When the fair value of a held-to-maturity or available-for-sale security is less than its amortized cost basis, an assessment is made as to whether OTTI is present. We consider numerous factors when determining whether a potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issue and (guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of the security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies. The estimation of fair value is significant to several of our assets; including investment securities available-for-sale, interest rate derivative (as discussed in further detail in Note 19 to the consolidated financial statements) intangible assets, foreclosed real estate, and the value of loan collateral when valuing loans. These are all recorded at either fair value, or the lower of cost or fair value. Fair values are determined based on third party sources, when available. Furthermore, accounting principles generally accepted in the United States require disclosure of the fair value of financial instruments as a part of the notes to the Consolidated Financial Statements. Fair values on our available-for-sale securities may be influenced by a number of factors; including market interest rates, prepayment speeds, discount rates, and the shape of yield curves.

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Evaluation of Goodwill. Management performs an annual evaluation of our goodwill for possible impairment. Based on the results of the December 31, 2013 evaluation, management has determined that the carrying value of goodwill was not impaired as of that date. The evaluation approach is described in Note 9 of the consolidated financial statements. Further information on the estimation of fair values can be found in Note 20 to the consolidated financial statements.

Estimation of Fair Values. Fair values for securities available-for-sale are obtained from an independent third party pricing service. Where available, fair values are based on quoted prices on a nationally recognized securities exchange. If quoted prices are not available, fair values are measured using quoted market prices for similar benchmark securities. Management made no adjustments to the fair value quotes that were provided by the pricing source. The fair values of foreclosed real estate and the underlying collateral value of impaired loans are typically determined based on evaluations by third parties, less estimated costs to sell. When necessary, appraisals are updated to reflect changes in market conditions.

Comparison of Financial Condition at March 31, 2014 and at December 31, 2013

Assets. Total assets increased $22.1 million, or 4.4%, to $525.8 million at March 31, 2014 from $503.8 million at December 31, 2013. This increase in assets was primarily due to increases in investment securities, loans, cash and equivalents and bank owned life insurance. Investment securities increased to $126.7 million at March 31, 2014 from $115.4 million at December 31, 2013, with the majority of the increase within the held-to-maturity portfolio. Held-to-maturity securities increased $8.6 million to $43.0 million at March 31, 2014 due to our preference to place securities with greater price sensitivity into this category, thereby eliminating any potential volatility within accumulated other comprehensive income. Total loans receivable increased $6.5 million, or 1.9%, to $348.1 million at March 31, 2014 from $341.6 million at December 31, 2013, primarily due to an increase in commercial real estate loans. Commercial real estate loans increased $7.0 million to $102.6 million at March 31, 2014 from $95.5 million at December 31, 2013 as a result of our continued business development efforts. Total cash and cash equivalents increased $2.4 million to $18.9 million at March 31, 2014 from $16.6 million at December 31, 2013. Bank owned life insurance increased $1.8 million during the first quarter of 2014. The increase in bank owned life insurance was primarily the result of additional purchases of single premium life insurance policies on selected participants.  These purchases will assist in the funding of our benefits under optional deferred compensation and supplemental executive retirement plans.

Total Liabilities. Total liabilities increased to $482.0 million at March 31, 2014, from $460.7 million at December 31, 2013. Deposits increased $28.2 million, or 6.9%, to $438.4 million at March 31, 2014 from $410.1 million at December 31, 2013, primarily as a result of a $24.8 million increase within the municipal deposit portfolio due to seasonal tax collection activities. The remaining increase was the result of our organic growth efforts within the retail and business market segments. Core deposits (consisting of demand accounts, NOW accounts, money market deposit accounts and savings accounts) increased $32.8 million during the first quarter of 2014 to $282.6 million at March 31, 2014, while certificates of deposit decreased $2.0 million to $116.1 million at March 31, 2014, due to customers electing to reinvest their maturing certificates of deposit into short-term instruments to improve their liquidity in advance of potentially rising interest rates. Total borrowings decreased $7.0 million to $33.8 million at March 31, 2014. The increase in deposits allowed the paydown of $7.0 million in short-term borrowings at the FHLBNY.

Shareholders’ Equity. Shareholders’ equity increased $702,000, or 1.6%, to $43.4 million at March 31, 2014 from $42.7 million at December 31, 2013. This increase was largely due to a $413,000 increase in retained earnings, resulting from the first quarter 2014 net income of $489,000 and a reduction of $223,000 in accumulated other comprehensive loss as we recorded an increase in the market value of our available-for-sale investment portfolio, partially offset by dividends declared on our common stock totaling $76,000.

We were not required to declare any dividends in the first quarter of 2014 on our preferred stock in connection with the SBLF as positive updated lending information provided to the U.S. Treasury resulted in a credit against the dividend rate for the current quarter. We expect this credit to end in the second quarter of 2014 with the resumption of a 1.0% dividend rate in the third quarter of 2014 and subsequent quarters. If the SBLF remains

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outstanding for more than four and one-half years since issuance, or March 2016, the dividend rate will be fixed at 9.0%.

Comparison of Financial Condition at December 31, 2013 and at December 31, 2012

Assets. Total assets increased $26.0 million, or 5.4%, to $503.8 million at December 31, 2013 from $477.8 million at December 31, 2012. The increase was primarily due to an increase in held-to-maturity securities, loans and total cash and cash equivalents.

At December 31, 2013, investment securities increased 6.5% to $115.4 million from $108.4 million at December 31, 2012. Held-to-maturity securities increased to $34.4 million at December 31, 2013 from $0 at December 31, 2012. This increase was due to reclassifying $32.5 million in securities from available-for-sale to held-to-maturity. In the third quarter of the year ended December 31, 2013, we identified 55 available-for-sale securities with an estimated fair value of $32.5 million that we believed contained the largest degree of volatility during a period of rising interest rates. These securities had a net unrealized loss position of $1.3 million at September 30, 2013 and were reclassified to held-to-maturity status at September 30, 2013. The after-tax impact of this unrealized loss position was $799,000, and became frozen upon transfer to held-to-maturity status with no impact on our net income as a result of this transfer. Available-for-sale securities decreased to $81.0 million at December 31, 2013 from $108.3 million at December 31, 2012.

Total loans receivable increased $7.9 million, or 2.4%, to $341.6 million at December 31, 2013 compared to the prior year, primarily due to the growth in commercial real estate and commercial and municipal loans. Commercial real estate loans had significant growth as this portfolio increased $13.2 million, or 16.0%, as a result of our growth into the Syracuse market, an increase in brand awareness, disruption in the market caused by the sale of our local competitors, and execution of our business development strategy. Commercial and municipal loans increased $3.4 million to $52.2 million, respectively, at December 31, 2013 in support of our strategy to diversify our loans. Residential real estate loans declined $8.5 million, or 4.8%, due primarily to an $8.8 million residential loan sale of longer-term lower yielding fixed rate loans in the second quarter of 2013 in order to manage our interest rate risk. Home equity and junior liens loans decreased 4.2% to $21.2 million at December 31, 2013, as a result of stricter credit standards and changes in rates during 2013.

Total cash and cash equivalents increased $7.9 million, or 91.3%, at December 31, 2013 from $8.7 million at December 31, 2012 due to an increase in interest-earning deposits, which was primarily funded by an increase in money market and CDARS deposits.

Total Liabilities. Total liabilities increased to $460.7 million at December 31, 2013, from $437.0 million at December 31, 2012. Deposits increased $18.3 million, or 4.7%, to $410.1 million at December 31, 2013 from $391.8 million at December 31, 2012. The increase in total deposits was primarily related to increases in demand accounts, NOW accounts, money market deposit accounts and savings accounts. Core deposits (consisting of demand accounts, NOW accounts, money market deposit accounts and savings accounts) increased $24.7 million during 2013 to $249.8 million at December 31, 2013, while certificates of deposit decreased $11.4 million to $114.1 million at December 31, 2013 due to customers electing to reinvest their maturing certificates of deposit into short-term instruments to improve their liquidity in advance of potentially rising interest rates.

Short-term borrowings are comprised primarily of advances and overnight borrowing at the FHLBNY. At December 31, 2013 and December 31, 2012, there were $24.0 million and $9.0 million, respectively, in short-term borrowings outstanding. This increase in short term borrowings was the result of payments on maturing long term and higher cost FHLBNY advances, which were replaced with short term and lower cost FHLBNY short term advances. Long-term borrowed funds consist of advances and repurchase agreements from the FHLBNY and junior subordinated debentures associated with our outstanding Trust Preferred Securities. Long-term borrowed funds, which include the ESOP loan and junior subordinated debentures, totaled $22.0 million at December 31, 2013 compared to $31.1 million at December 31, 2012.

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Shareholders’ Equity. Our shareholders’ equity increased $2.0 million at December 31, 2013 to $42.7 million from $40.7 million at December 31, 2012. Retained earnings increased by $2.1 million as a result of 2013 net income of $2.4 million and a reduction in accumulated other comprehensive loss of $427,000 at December 31, 2013, partially offset by dividends declared on our common stock totaling $76,000. This decrease in accumulated other comprehensive loss was due principally to the after tax impact of the decline in unrealized holding gains of the available-for-sale securities portfolio, which occurred as market interest rates increased in 2013 and the September 2013 transfer of available-for-sale securities to held-to-maturity status, which froze the loss in face value on these securities and negatively impacted shareholders’ equity by $2.2 million. Partially offsetting this decline was a decrease in net actuarial loss, after tax, on our retirement plans of $1.6 million at December 31, 2013. This favorable impact was the result of positive earnings performance on our frozen pension plan assets and higher interest rates causing a reduction in the pension benefit obligation.

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Average Balance Sheets, Interest and Yields/Costs

The following table sets forth information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon. Interest income and resultant yield information in the table is on a fully tax-equivalent basis using marginal federal income tax rates of 34.0%. Averages are computed on the daily average balance for each month in the period divided by the number of days in the period. Yields and amounts earned include loan fees. Nonaccrual loans have been included in interest-earning assets for purposes of these calculations.

	At March 31,	For the Three Months Ended March 31,
	2014	2014			2013
	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost(4)	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost(4)
	(Dollars in thousands)
Interest-earning assets:
Real estate loans residential	4.52%	$168,739	$1,884	4.47%	$177,934	$2,059	4.63%
Real estate loans commercial	5.02	99,034	1,224	4.94	81,951	1,109	5.41
Commercial and municipal loans	4.91	52,626	617	4.69	51,144	608	4.76
Home equity and junior liens	5.07	21,236	266	5.01	21,869	281	5.14
Consumer loans	8.35	4,054	84	8.29	3,470	78	8.99
Taxable investment securities	2.12	96,500	454	1.88	93,820	418	1.78
Tax-exempt investment securities	4.31	27,148	295	4.35	25,979	289	4.45
Interest-earning time deposits	1.55	500	2	1.60	2,000	6	1.20
Interest-earning deposits	0.03	5,669	1	0.07	7,117	1	0.06
Total interest-earning assets	3.96	475,506	4,827	4.06	465,284	4,849	4.17
Total non-interest-earning assets		34,188			30,819
Total assets		$509,694			$496,103

Interest-bearing liabilities:
NOW accounts	0.14	$40,848	17	0.17	$39,355	19	0.19
Money management accounts	0.15	13,312	5	0.15	14,444	9	0.25
MMDA accounts	0.40	90,462	94	0.42	81,206	96	0.47
Savings and club accounts	0.09	74,937	15	0.08	67,870	14	0.08
Time deposits	0.96	151,864	398	1.05	164,150	521	1.27
Total deposits	0.53	371,423	529	0.57	367,025	659	0.72
Junior subordinated debentures	3.07	5,155	40	3.10	5,155	40	3.10
Borrowings	1.50	34,259	126	1.47	32,437	197	2.43
Total interest- bearing liabilities	0.66	410,837	695	0.68	404,617	896	0.89
Non-interest-bearing demand deposits		52,054			46,765
Other liabilities		3,525			3,632
Total liabilities		466,416			455,014
Shareholders’ Equity		43,278			41,089
Total liabilities and shareholders’ equity		$509,694			$496,103

Net interest income			$4,132			$3,953
Net interest rate spread(1)				3.38%			3.28%
Net interest-earning assets(2)		$64,669			$60,667
Net interest margin(3)				3.48%			3.40%
Average interest-earning assets to average interest-bearing liabilities				115.74%			114.99%

 (footnotes on following page)

96

	For The Year Ended December 31,
	2013			2012			2011
	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost	Average Outstanding Balance	Interest Earned/Paid	Yield/ Cost
	(Dollars in thousands)

Interest-earning assets:
Real estate loans residential	$172,294	7,810	4.53%	$168,354	8,233	4.89%	$153,735	$8,029	5.22%
Real estate loans commercial	90,042	4,729	5.25	72,894	4,194	5.75	70,050	4,372	6.24
Commercial and municipal loans	51,218	2,441	4.77	45,598	2,161	4.74	38,533	1,904	4.94
Home equity and junior liens	21,365	1,101	5.15	23,262	1,199	5.15	24,987	1,387	5.55
Consumer loans	3,813	315	8.26	3,694	336	9.10	3,481	339	9.74
Taxable investment securities	94,597	1,748	1.85	93,352	1,927	2.06	79,236	2,231	2.82
Tax-exempt investment securities	25,972	1,152	4.44	23,716	1,100	4.64	11,716	571	4.87
Interest-earning time deposits	1,612	19	1.18	1,994	24	1.20	176	2	1.14
Interest-earning deposits	6,901	7	0.10	3,426	4	0.12	4,147	5	0.12
Total interest-earning assets	467,814	19,322	4.13	436,290	19,178	4.40	386,061	18,840	4.88
Total non-interest-earning assets	30,032			30,963			33,068
Total assets	$497,846			$467,253			$419,129

Interest-bearing liabilities:
NOW accounts	37,733	80	0.21	31,819	82	0.26	30,274	87	0.29
Money management accounts	13,962	26	0.19	14,395	43	0.30	12,964	43	0.33
MMDA accounts	81,734	364	0.45	77,401	427	0.55	64,352	438	0.68
Savings and club accounts	69,284	54	0.08	63,962	54	0.08	60,713	78	0.13
Time deposits	160,823	1,954	1.22	159,283	2,290	1.44	139,299	2,590	1.86
Total deposits	363,536	2,478	0.68	346,860	2,896	0.83	307,602	3,236	1.05
Junior subordinated debentures	5,155	162	3.14	5,155	169	3.28	5,155	163	3.16
Borrowings	35,128	624	1.78	31,079	843	2.71	31,255	942	3.01
Total interest- bearing liabilities	403,819	3,264	0.81	383,094	3,908	1.02	344,012	4,341	1.26
Non-interest-bearing demand deposits	48,814			40,759			35,971
Other liabilities	4,185			3,765			4,722
Total liabilities	456,818			427,618			384,705
Shareholders’ Equity	41,028			39,635			34,424
Total liabilities and shareholders’ equity	497,846			467,253			419,129

Net interest income		$16,058			$15,270			$14,499
Net interest rate spread(1)			3.32%			3.38%			3.62%
Net interest-earning assets(2)	$63,995			$53,196			$42,049
Net interest margin(3)			3.43%			3.50%			3.76%
Average interest-earning assets to average interest-bearing liabilities			115.85%			113.89%			112.22%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.

97

Rate/Volume Analysis

Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities, and changes in the volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (change in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) total increase or decrease. Changes attributable to both rate and volume have been allocated ratably.

	Three Months Ended March 31, 2014 vs. 2013			Year Ended December 31, 2013 vs. 2012			Year Ended December 31, 2012 vs. 2011
	Increase/(Decrease) Due to		Total Increase	Increase/(Decrease) Due to		Total Increase	Increase/(Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)

Interest-earning assets:
Real estate loans residential	$(104)	$(71)	$(175)	$189	$(612)	$(423)	$732	$(528)	$204
Real estate loans commercial	624	(509)	115	924	(389)	535	173	(351)	(178)
Commercial loans	51	(42)	9	268	12	280	337	(80)	257
Home equity and junior liens	(8)	(7)	(15)	(111)	—	(111)	(109)	(79)	(188)
Consumer loans	8	(2)	6	11	(19)	(8)	20	(23)	(3)
Taxable investment securities	12	24	36	25	(204)	(179)	358	(662)	(304)
Tax-exempt investment securities	39	(33)	6	102	(50)	52	557	(28)	529
Interest-earning time deposits	(14)	10	(4)	(5)	—	(5)	22	—	22
Interest-earning deposits	(1)	1	—	3	—	3	(3)	2	(1)

Total interest-earning assets	607	(629)	(22)	1,406	(1,262)	144	2,087	(1,749)	338

Interest-bearing liabilities:
NOW accounts	4	(6)	(2)	14	(16)	(2)	4	(9)	(5)
Money management accounts	(1)	(3)	(4)	(1)	(16)	(17)	4	(4)	—
MMDA accounts	44	(46)	(2)	23	(86)	(63)	81	(92)	(11)
Savings and club accounts	3	(2)	1	4	(4)	—	4	(28)	(24)
Time deposits	(37)	(86)	(123)	22	(358)	(336)	338	(638)	(300)
Junior subordinated debentures	—	—	—	—	(7)	(7)	—	6	6
Borrowings	69	(140)	(71)	99	(318)	(219)	(5)	(94)	(99)

Total interest-bearing liabilities	82	(283)	(201)	161	(805)	(644)	426	(859)	(433)

Change in net interest income	$525	$(346)	$179	$1,245	$(457)	$788	$1,661	$(890)	$771

98

Comparison of Consolidated Operating Results for the Three Months Ended March 31, 2014 and 2013

General. We had net income of $489,000 for the three months ended March 31, 2014 compared to net income of $505,000 for the three months ended March 31, 2013. The decrease in the net income was due primarily to an increase in non-interest expense, partially offset by increases in net interest income and non-interest income and a decrease in our provision for loan losses.

Interest Income. Interest income on a tax-equivalent basis decreased $22,000, or 0.5%, to $4.8 million for the three months ended March 31, 2014 compared to the three months ended March 31, 2014. The decrease in our interest income was primarily due to interest income from loans decreasing $62,000, or 1.5%, to $4.1 million for the three months ended March 31, 2014, which was partially offset by the increase in taxable debt securities of $36,000, or 8.6%, to $454,000 for the three months ended March 31, 2014. The average balance of interest-earning assets increased $10.2 million, or 2.2%, to $475.5 million for the three months ended March 31, 2014 from $465.3 million for the three months ended March 31, 2013 as we increased our emphasis on commercial real estate loan originations. Our average yield earned on interest-earning assets decreased 11 basis points to 4.06% during the three months ended March 31, 2014 from 4.17% during the three months ended March 31, 2013, due to the low interest rate environment.

Interest income on loans decreased $62,000 to $4.1 million for the three months ended March 31, 2014 from $4.1 million for the three months ended March 31, 2013 primarily as a result of the decreases in the average yields on residential real estate loans, commercial real estate loans and commercial and municipal loans. The average yield earned on our commercial real estate loans decreased 47 basis points to 4.94% for the three months ended March 31, 2014 primarily due to lower yielding new originations in the low interest rate environment. The average balance of commercial real estate loans increased $17.1 million, or 20.8%, to $99.0 million for the three months ended March 31, 2014, from $82.0 million for the three months ended March 31, 2013 due to our ongoing business strategy of expanding into the Syracuse market. The average yield earned on our residential mortgage loan portfolio decreased 16 basis points to 4.47% during the three months ended March 31, 2014, as higher rate amortizing mortgages were replaced with new originations reflecting lower current market rates. In addition, the average balance of our residential mortgage loan portfolio decreased by $9.2 million, or 5.2%, to $168.7 million for the three months ended March 31, 2014 from $177.9 million for the three months ended March 31, 2013, primarily due to the sale of $8.8 million of longer-term lower yielding fixed rate residential mortgage loans in the second quarter of 2013. The average yield earned on our commercial and municipal loans decreased 7 basis points to 4.69% for the three months ended March 31, 2014 as higher interest rate maturing loans were replaced with new loans at current lower market interest rates. The average balance of commercial and municipal loans increased $1.5 million, or 2.9%, to $52.6 million for the three months ended March 31, 2014 from $51.1 million for the three months ended March 31, 2013. This increase in the average balance of commercial and municipal loans reflects our plan to continue to diversify our loan portfolio and expand our presence in the Syracuse market.

Interest income on taxable investment securities increased $36,000, or 8.6%, to $454,000 for the three months ended March 31, 2014 from $418,000 for the three months ended March 31, 2013 as the average yield on such securities increased 10 basis points to 1.88% for the three months ended March 31, 2014. In addition, the average balance of taxable investment securities increased $2.7 million to $96.5 million for the three months ended March 31, 2014. The increase was due to the need for additional collateral in support of our increasing balances of municipal deposits. Interest income on tax-exempt securities increased $6,000, or 2.1%, to $295,000 for the three months ended March 31, 2014 when compared to the three months ended March 31, 2013. This slight increase was due to the average balance of tax-exempt securities increasing $1.2 million to $27.1 million for the three months ended March 31, 2014, partially offset by the decrease in the average yield earned on the tax-exempt securities, which decreased 10 basis points to 4.35% for the three months ended March 31, 2014.

Interest Expense. Interest expense for the three months ended March 31, 2014 decreased $201,000, or 22.4%, to $695,000 from $896,000 for the three months ended March 31, 2013. The decrease in our interest expense was primarily due to our interest expense on deposits decreasing $130,000, or 19.7%, to $529,000 during the three months ended March 31, 2014 and our interest expense on long-term borrowings decreasing $71,000, or 36.0%, to $126,000 for the three months ended March 31, 2014. The average rate paid on all interest-bearing liabilities decreased 21 basis points to 0.68% during the three months ended March 31, 2014, compared to 0.89% during the three months ended March 31, 2013 as market interest rates remained low.

99

Interest expense on deposits decreased primarily due to the decrease in the average rate paid on time deposits of 22 basis points to 1.05% as maturing certificates of deposit were either replaced at lower current market rates or invested in lower costing core deposits. Accordingly, the average balance of core deposits increased $22.0 million to $271.6 million for the three months ended March 31, 2014. Interest expense on long-term borrowings decreased largely due to our higher rate maturing advances being replaced with advances of a shorter duration and a lower average rate. The average rate of our borrowings decreased 96 basis points to 1.47% for the three months ended March 31, 2014.

Net Interest Income. Net interest income, on a tax-equivalent basis, increased $179,000, or 4.5%, to $4.1 million for the three months ended March 31, 2014 compared to $3.8 million for the three months ended March 31, 2013.  The increase in net interest income was principally due to the increase in average commercial real estate loan balances and the decrease in average rates paid on time deposits and FHLBNY borrowings. The average balance of interest-earning assets increased $10.2 million, or 2.2%, during the three months ended March 31, 2014 and the average balance of interest-bearing liabilities increased by $6.2 million, or 1.5%.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 115.74% during the three months ended March 31, 2014 from 114.99% during the three months ended March 31, 2013.  When comparing the three months ended March 31, 2014 to the three months ended March 31, 2013, the average yield on average interest-earning assets declined by 11 basis points, whereas the average rates paid on interest-bearing liabilities declined by 21 basis points. As a result, our interest rate spread for the three months ended March 31, 2014 increased to 3.38% from 3.28% for the three months ended March 31, 2013.

Provision for Loan Losses. We established a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. The provision for loan losses represents management’s estimate of the amount necessary to maintain the allowance for loan losses at an adequate level.

We recorded $245,000 in provision for loan losses for the three months ended March 31, 2014, compared to $324,000 for the three months ended March 31, 2013. We required a larger provision in the first quarter of 2013 due to the specific reserve of $105,000 required from the addition of a $1.1 million commercial relationship categorized as impaired during the first quarter of 2013. Despite the decrease in provision from the prior year’s first quarter, our provision for the first quarter of 2014 included specific reserves in the amount of $339,000 related to two newly impaired commercial relationships, whose aggregate recorded investment was $2.6 million. Management continues to closely monitor the two newly impaired commercial lending relationships. Management anticipates that significant improvements will be made in these relationships prior to year end, thus reducing the amount of specific reserves needed over time. Additionally, net loan charge-offs were $287,000 for the first quarter of 2014 compared to $139,000 for the same prior year period. Two thirds of the net loan charge-offs in the first quarter of 2014 were related to the commercial loans, lines, and real estate product classes. A portion of the increase in net loan charge-offs was a result of certain 2014 non-recurring portfolio charge-offs recorded in order to conform more closely to FDIC guidance. These charge-offs, when annualized, are higher than any amount recorded over the prior five fiscal years. In order to accommodate the increase in specific reserves and the level of net loan charge-offs for the first quarter of 2014, the unallocated surplus of $288,000 in the allowance for loan losses recorded at December 31, 2013 was completely utilized to fund these needs.

Non-interest Income. Our non-interest income is primarily comprised of fees on deposit account balances and transactions, loan servicing, commissions, including insurance agency commissions, and net gains on securities, loans, and foreclosed real estate.

100

The following table sets forth certain information on non-interest income for the periods indicated:

	For the Three Months Ended March 31,
	2014	2013	Change
	(Dollars in thousands)

Service charges on deposit accounts	$279	$255	$24	9.4%
Earnings and gain on bank owned life insurance	60	61	(1)	(1.6)
Loan servicing fees	54	44	10	22.7
Debit card interchange fees	114	106	8	7.5
Other charges, commissions and fees	314	142	172	121.1
Non-interest income before gains	821	608	213	35.0
Net gains on sales and redemptions of investment securities	2	39	(37)	(94.9)
Net gains on sales of loans and foreclosed real estate	3	29	(26)	(89.7)
Total non-interest income	$826	$676	$150	22.2%

Total non-interest income for the three months ended March 31, 2014 increased $150,000, or 22.2%, to $826,000 from $676,000 for the prior year period, due principally to the commissions from Pathfinder Risk Management Company, Inc. which owns 51% of the membership interest in FitzGibbons Agency, LLC (“Agency”). Service charges on deposit accounts increased due to pricing and activity on extended overdraft fees and ATM fees. First quarter year over year reductions in net gains on sales and redemptions of investment securities and net gains on sales of loans and foreclosed real estate reflected the nominal activity in the current year quarter.

Non-interest Expense. Total non-interest expense for the three months ended March 31, 2014 increased $401,000, or 11.4%, to $3.9 million from $3.5 million for the three months ended March 31, 2013. Non-interest expense increased due largely to an increase in salaries. The total salaries of the Agency comprised $65,000 of this increase as the Agency’s interest was acquired in the fourth quarter of 2013. The remaining increase in the salary expense reflected $57,000 in reduced salary deferrals related to loan volume, $39,000 in additional commissions and incentive expense, and wage increases. When viewing the employee benefit component of salaries and employee benefits, exclusive of the employee benefit costs of the Agency, total employee benefit costs increased slightly as the reduction in pension expense of $97,000 between year over year first quarter periods largely offset increases in payroll related employee benefits expenses and deferred compensation costs. Additionally occupancy expenses increased due, in part, to the periodic costs related to the maintenance and upkeep of the three properties purchased from Pathfinder Bancorp, MHC in the fourth quarter of 2013.

	For the Three Months Ended March 31,
	2014	2013	Change
	(Dollars in thousands)

Salaries and employee benefits	$2,197	$1,910	$287	15.0%
Building occupancy	407	365	42	11.5
Data processing	364	368	(4)	(1.1)
Professional and other services	175	159	16	10.1
Amortization of intangible assets	3	—	3	NM
Advertising	133	116	17	14.7
FDIC assessments	95	84	11	13.1
Audits and exams	64	61	3	3.1
Other expenses	468	442	26	5.9
Total non-interest expenses	$3,906	$3,505	$401	11.4%

101

Income Tax Expense. Income tax expense decreased by $11,000 for the quarter ended March 31, 2014 compared to the same period in 2013 primarily due to a decrease in pretax income, but was offset by an increase in the effective tax rate from 27.0% through the first quarter of 2013 to 27.8% for the first quarter of 2014. The effective tax rate increased to 27.8% from 27.0% primarily because of a smaller proportion of tax-exempt items as a proportion of our taxable income in the first quarter of 2014. We have reduced our effective tax rate from the combined federal and state statutory rate of 38.7% primarily through the ownership of tax-exempt investment securities, bank owned life insurance, and other tax saving strategies.

Comparison of Consolidated Operating Results for the Years Ended December 31, 2013 and 2012

General. We had net income of $2.4 million for the year ended December 31, 2013 compared to net income of $2.6 million for the year ended December 31, 2012. The decrease in net income was due primarily to increases in non-interest expense and the provision for loan losses, partially offset by increases in net interest income and non-interest income.

Interest Income. Interest income on a tax-equivalent basis increased $144,000, or 0.8%, to $19.3 million for the year ended December 31, 2013 from $19.2 million for the year ended December 31, 2012. The increase in our interest income was primarily due to interest income from loans increasing $273,000, or 1.7%, to $16.4 million for the year ended December 31, 2013, partially offset by the decrease in taxable debt securities of $188,000, or 9.3%, to $1.6 million for the year ended December 31, 2013. The average balance of interest-earning assets increased $31.5 million, or 7.2%, to $467.8 million for the year ended December 31, 2013 from $436.3 million for the year ended December 31, 2012 as we increased our emphasis on growing our commercial real estate loan portfolio. Our average yield earned on interest-earning assets decreased 27 basis points to 4.13% for the year ended December 31, 2013, from 4.40% for the year ended December 31, 2012 due to the low interest rate environment.

Interest income on loans increased $265,000 to $16.3 million for the year ended December 31, 2013 from $16.1 million for the year ended December 31, 2012, primarily as a result of the increase in the average balances of commercial real estate, commercial and municipal loans, and to a lesser extent, an increase in the average balance of residential mortgage loans. The average balance of commercial real estate loans increased $17.1 million, or 23.5%, to $90.0 million for the year ended December 31, 2013, from $72.9 million for the year ended December 31, 2012 as a result of our growth into the Syracuse market, an increase in brand awareness, disruption in the market caused by the sale of several local competitors, and execution of our defined business development strategy. The average yield earned on our commercial real estate loans decreased 50 basis points to 5.25% for the year ended December 31, 2013 due to lower yielding new originations in the low interest rate environment. The average balance of commercial and municipal loans increased $5.6 million, or 12.3%, to $51.2 million for the year ended December 31, 2013, from $45.6 million for the year ended December 31, 2012. This increase in the average balance of commercial and municipal loans reflects our plan to continue to diversify our loan portfolio. The average yield earned on our commercial and municipal loans also increased 3 basis points to 4.77% for the year ended December 31, 2013. The average balance of our residential mortgage loan portfolio increased modestly by $3.9 million, or 2.3%, to $172.3 million for the year ended December 31, 2013 from $168.4 million for the year ended December 31, 2012, partially offset by the sale of $8.8 million of longer-term lower yielding fixed rate residential mortgage loans in the second quarter of 2013. The average yield earned on our residential mortgage loan portfolio decreased 36 basis points to 4.53% during the year ended December 31, 2013, as higher rate amortizing mortgages were replaced with new originations reflecting lower current market rates.

Interest income on taxable investment securities decreased $188,000, or 9.3%, to $1.6 million for the year ended December 31, 2013 from $1.8 million for the year ended December 31, 2012, as the average yield on such securities decreased 21 basis points to 1.85% for 2013. This decrease was the result of maturing investment securities being replaced by securities purchased with a shorter duration and lower current market interest rates.  Interest income on tax-exempt securities increased $52,000, or 4.7%, to $762,000 for the year ended December 31, 2013 when compared to the prior year as tax-equivalent yields on these securities continued to be attractive investment alternatives. The average balance of tax-exempt securities increased $2.3 million to $26.0 million for the year ended December 31, 2013.

102

Interest Expense. Interest expense for the year ended December 31, 2013 decreased $644,000, or 16.5%, to $3.3 million from $3.9 million for the year ended December 31, 2012. The decrease in our interest expense was primarily due to interest expense on deposits decreasing $418,000, or 14.4%, to $2.5 million in 2013 and interest expense on long-term borrowings decreasing $260,000, or 35.8%, to $726,000 for the year ended December 31, 2013. The average rate paid on all interest-bearing liabilities decreased 21 basis points to 0.81% during the year ended December 31, 2013, compared to 1.02% during the year ended December 31, 2012, as market interest rates remained low.

Interest expense on deposits decreased primarily due to the decrease in the average rate paid on time deposits of 22 basis points to 1.22% as maturing certificates of deposit were either replaced at lower current market rates or invested in lower costing core deposits. Accordingly, the average balance of core deposits increased $23.2 million to $251.5 million for the year ended December 31, 2013. Interest expense on long-term borrowings decreased largely due to our higher rate maturing advances being replaced with advances of a shorter duration and a lower average rate. The average rate of our borrowings decreased 93 basis points to 1.78% for the year ended December 31, 2013.

Net Interest Income. Net interest income, on a tax-equivalent basis, increased $788,000, or 5.2%, to $16.1 million for the year ended December 31, 2013 compared to $15.3 million for the year ended December 31, 2012.  The increase in net interest income was principally due to the increase in average commercial loan balances and the decrease in average rates paid on time deposits and FHLBNY borrowings. The average balance of interest-earning assets increased $31.5 million, or 7.2%, during 2013 and the average balance of interest-bearing liabilities increased by $20.7 million, or 5.4%.  The ratio of average interest-earning assets to average interest-bearing liabilities increased to 115.85% in 2013 from 113.89% in 2012.  When comparing 2013 to 2012, the average yield on average interest-earning assets declined by 27 basis points, whereas the average rates paid on interest-bearing liabilities declined by 21 basis points. As a result, our interest rate spread for 2013 decreased to 3.32% from 3.38% in 2012.

Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio.  In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change.  We recorded a $1.0 million provision for loan losses during the year ended December 31, 2013, compared to $825,000 recorded during the year ended December 31, 2012. The increase in our provision for loan losses reflected higher levels of net charge-offs during the year ended December 31, 2013, the need for an additional specific reserve on one large commercial relationship and a growing loan portfolio. Total specific reserves on impaired loans were $1.0 million and $923,000 at December 31, 2013 and December 31, 2012, respectively. Net charge-offs for the years ended December 31, 2013 and December 31, 2012 were $492,000 and $304,000, respectively. The allowance for loan losses was $5.0 million, or 1.5% of loans outstanding at December 31, 2013, compared to $4.5 million, or 1.4% of loans outstanding at December 31, 2012.  The non-performing assets to total assets ratio at December 31, 2013 was 1.18% compared to 1.25% at December 31, 2012.

103

Non-interest Income. Our non-interest income is primarily comprised of fees on deposit account balances and transactions, loan servicing, commissions and net gains or losses on sales of securities, loans, and foreclosed real estate.

	For the Year Ended December 31,
	2013	2012	Change
	(Dollars in thousands)

Service charges on deposit accounts	$1,175	$1,112	$63	5.7%
Earnings and gain on bank owned life insurance	224	309	(85)	(27.5)
Loan servicing fees	146	211	(65)	(30.8)
Debit card interchange fees	469	426	43	10.1
Other charges, commissions and fees	567	569	(2)	(0.4)
Non-interest income before gains	2,581	2,627	(46)	(1.8)
Net gains on sales and redemptions of investment securities	365	375	(10)	(2.7)
Net gains on sales of loans and foreclosed real estate	470	61	409	670.5
Total non-interest income	$3,416	$3,063	$353	11.5%

Total non-interest income for the year ended December 31, 2013 increased $353,000, or 11.5%, to $3.4 million for the year ended December 31, 2013 from $3.1 million for the prior year due principally to greater net gains on sales of loans and foreclosed real estate. We recorded a gain of $395,000 from the sale of $8.8 million of residential loans in the second quarter of 2013. Service charges on deposit accounts increased $63,000 to $1.2 million for the year ended December 31, 2013 reflecting increased insufficient funds and overdraft fee activity. Debit card interchange fees increased $43,000 to $469,000 for the year ended December 31, 2013 primarily due to higher levels of debit card use. Earnings and gains on bank owned life insurance decreased $85,000 to $224,000 for the year ended December 31, 2013 compared to $309,000 for the year ended December 31, 2012. The decrease in bank owned life insurance was due to a gain on life insurance proceeds following the death of a former Pathfinder-Federal director. Loan servicing fees decreased $65,000 for the year end December 31, 2013 to $146,000 due to the $8.8 million residential loan sale and increased Federal National Mortgage Corporation (“Fannie Mae”) guarantee charges, which are netted against loan servicing fees.

Non-interest Expense. Total non-interest expense for the year ended December 31, 2013 increased $1.2 million, or 9.1%, to $14.8 million from $13.5 million for the year ended December 31, 2012 due largely to the increase in salaries and employee benefits reflecting wage increases, increased costs under our self insurance program, and ESOP-related compensation expenses. Other expenses increased $427,000 to $1.9 million for the year ended December 31, 2013 due to additional community service donations, charitable contributions, the write-down of a repossessed asset, and fraud losses. The repossessed asset write-down was related to a $65,000 loss on a repossessed boat, and the fraud losses in the amount of $77,000 was principally due to a merchant security breach that occurred in December 2013.

	For the Year Ended December 31,
	2013	2012	Change
	(Dollars in thousands)

Salaries and employee benefits	$8,081	$7,496	$585	7.8%
Building occupancy	1,476	1,427	49	3.4
Data processing	1,444	1,437	7	0.5
Professional and other services	659	654	5	0.8
Amortization of intangible assets	1	—	1	NM
Advertising	537	453	84	18.5
FDIC assessments	415	311	104	33.4
Audits and exams	219	248	(29)	(11.7)
Other expenses	1,919	1,492	427	28.6
Total non-interest expenses	$14,751	$13,518	$1,233	9.1%

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Income Tax Expense. For the year ended December 31, 2013, we reported income tax expense of $847,000 compared to $929,000 for the year ended December 31, 2012. The decrease in income tax expense was due to the decrease in income before tax between the years ended December 31, 2013 and 2012. Our effective tax rate was 26.0% for both years ended December 31, 2013 and 2012. See Note 15 to the consolidated financial statements for the reconciliation of the statutory tax rate to the effective tax rate.

Management of Market Risk

As a financial institution, we face risk from interest rate volatility. Fluctuations in interest rates affect both our level of income and expense on a large portion of our assets and liabilities. Fluctuations in interest rates also affect the market value of all interest-earning assets.

The primary goal of our interest rate risk management strategy is to maximize net interest income while maintaining an acceptable interest rate risk profile. We seek to coordinate asset and liability decisions so that, under changing interest rate scenarios, portfolio equity and net interest income remain within an acceptable range.

Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. Considered in the evaluation, among other factors are: overall credit risk, operating income, operating costs, and available capital. The Asset/Liability Committee (“ALCO”), of our board of directors, is comprised of six directors. In attendance are also the following officers: Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, General Counsel, and Controller. Committee Actions and minutes documenting the related discussions are later ratified by the full board of directors.

Management of interest rate risk leads us to select certain techniques and instruments to utilize after considering the benefits, costs and risks associated with available alternatives. We usually consider one or more of the following: (1) interest rates offered on products; (2) maturity terms offered on products; (3) types of products offered; and (4) products available to us in the wholesale market such as advances from the FHLBNY and brokered time deposits. We consider interest rate swap agreements in our evaluation of alternatives but generally do not typically engage in this technique, although we do have one swap agreement currently in place.

We measure net interest income at risk by estimating the changes in future net interest income resulting from instantaneous and sustained parallel shifts in interest rates of up to plus 400 basis points or minus 100 basis points over time periods which range from one year to five years.  This provides a basis or benchmark for ALCO to manage Pathfinder-Federal’s interest rate risk profile. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase.  As an example, at March 31, 2014, a relatively small upward shock (100 basis points) would cause an estimated 2.6% reduction in net interest income over the next 12 months due to liabilities being repriced upwards faster than the repricing of assets. This situation is created from the timing mismatch of either the maturity or repricing of our liabilities and that of the maturity and repricing of our assets. Over a longer period of time, such as 3 years, this same upward shock would have no measurable impact on net interest income as the repricing of assets would catch up with the increase in prices of our liabilities. In 4 or 5 years, the impact on net interest income would be significantly positive as asset yields are projected to rise considerably more than liability costs.  A downward shock of 100 basis points would have little impact on net interest income, because rates paid are near zero, although they could be lowered somewhat, and asset yields are near our floor rates.   The model provides only a benchmark as it requires certain assumptions such as: (1) interest rates will move in a parallel direction with no change in the yield curve; (2) the interest rate moves will be instantaneous and sustained; and (3) there will be no change in the product mix and the relative proportion of fixed and variable products as determined by customer demand or pricing policies by management.

We have emphasized commercial and commercial real estate lending. Our sources of funds include commercial, municipal, and retail deposits, and Federal Home Loan Bank advances and brokered deposits.

Changes in market interest rates have a significant impact on the repayment and prepayment of loans. Prepayment rates also vary due to a number of other factors, including the regional economy in the area where the loans were originated, seasonal factors, demographic changes, the assumability of the loans, related refinancing

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opportunities and competition. We monitor interest rate sensitivity so that we can attempt to adjust our asset and liability mix in a timely manner and thereby mitigate any potential negative effects of changing rates.

Extension risk, or lower prepayments causing loans to have longer average lives, is our primary exposure to higher interest rates. Faster prepayment of loans and re-investing the funds from prepayments in mortgage loans and securities at lower interest rates results in a lower net interest income and is our primary exposure to declining market interest rates.

We look at two types of simulations impacted by changes in interest rates, which are (1) changes in net interest income over selected periods of time and (2) changes in the present value of assets and liabilities.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model, which is provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. The following table shows the estimated impact on net interest income for the one-year period beginning March 31, 2014 resulting from potential changes in interest rates, expressed in basis points. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income.

Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

	Net Interest Income	Year 1 Change
Rate Shift (1)	Year 1 Forecast	from Level
(Dollars in thousands)

400	$15,872	(9.1)%
300	$16,229	(7.1)%
200	$16,605	(4.9)%
100	$17,006	(2.6)%
0	$17,465	0.0%
-100	$17,362	(0.6)%

_________________

(1)	Expressed in basis points.

The table above indicates that at March 31, 2014, in the event of a 200 basis point increase in interest rates, we would experience a 4.9% decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would experience a 0.6% decrease in net interest income.

Net Portfolio Value Analysis. We also compute the amounts by which the difference between the present value of assets and liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model, which is provided to us by an independent third party, uses a discounted cash flow analysis to measure the interest rate sensitivity of NPV. Depending on current market interest rates we historically have estimated the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200, 300 or 400 basis points, or a decrease of 100 basis points. Given the current relatively low level of market interest rates, a NPV calculation for an interest rate decrease of greater than 100 basis points is impractical and has not been prepared.

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The table below sets forth, as of March 31, 2014, our calculation of the estimated changes in Pathfinder Bank’s net portfolio value that would result from the designated instantaneous parallel shift in the interest rate yield curve.

	Net Portfolio Value			NPV as a % of Assets
Change in Interest Rates (Basis Points)	Estimated NPV	Amount of Change	Percent	NPV Ratio	Change (1)
	(Dollars in thousands)
400	$47,746	$(11,588)	(19.5)%	10.1%	(1.2)
300	50,847	(8,487)	(14.3)%	10.4%	(0.9)
200	54,003	(5,331)	(9.0)%	10.8%	(0.5)
100	57,032	(2,302)	(3.9)%	11.1%	(0.2)
0	59,334	—	0.0%	11.3%	—
-100	56,072	(3,262)	(5.5)%	10.5%	(0.8)

_________________

(1) Expressed in basis points.

The table above indicates that at March 31, 2014, in the event of a 200 basis point increase in interest rates, we would experience a 9.0% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 5.5% decrease in net portfolio value.

The effects of interest rates on net portfolio value and net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, deposit run-off, and prepayments, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in these computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in market interest rates. Rates on other types of assets and liabilities may lag behind changes in market interest rates. Assets, such as adjustable rate mortgages, generally have features that restrict changes in interest rates on a short-term basis and over the life of the asset. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

Liquidity and Capital Resources

Liquidity management involves our ability to generate cash or otherwise obtain funds at reasonable rates to support asset growth, meet deposit withdrawals, maintain reserve requirements, and otherwise operate on an ongoing basis. Our liquidity ratio averaged 2.6%, 2.7% and 2.0% for the three months ended March 31, 2014 and the years ended December 31, 2013 and December 31, 2012. The liquidity ratio is equal to average daily cash and cash equivalents for the period divided by average total assets. Liquidity ratios need to be sufficient to provide for and meet future cash flow needs. We adjust our liquidity levels to fund loan commitments, repay our borrowings, fund deposit outflows and pay real estate taxes on mortgage loans. We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of funds are deposits, borrowed funds, amortization and prepayment of loans and maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. We manage the pricing of deposits to maintain a desired deposit balance. In addition, we invest excess funds in short-term interest-earning and other assets, which provide liquidity to meet lending requirements.

Liquidity management is both a daily and long-term function of business management.  Our liquidity has been enhanced by our ability to borrow from the FHLBNY, whose advance programs and lines of credit provide us

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with a safe, reliable, and convenient source of funds. At March 31, 2014, we had $31.0 million in advances outstanding from FHLBNY. Of the $31.0 million from the FHLBNY advances, $22.0 million is due within one year and $5.0 million is due between one and three years.

A significant decrease in deposits in the future could result in having to seek other sources of funds for liquidity purposes. Such sources could include, but are not limited to, additional borrowings, brokered deposits, negotiated time deposits, the sale of "available-for-sale" investment securities, the sale of securitized loans, or the sale of whole loans. Such actions could result in higher interest expense costs and/or losses on the sale of securities or loans.

A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At March 31, 2014 and December 31, 2013 and 2012, $18.9 million, $16.6 million and $8.7 million, respectively, of our assets were invested in cash and cash equivalents. Our primary sources of cash increases were in deposit accounts and short-term borrowings.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements. Net cash provided by operating activities was $970,000 and $496,000 for the three months ended March 31, 2014 and March 31, 2013, respectively. Net cash provided by operating activities for the years ended December 31, 2013 and December 31, 2012 was $5.1 million and $2.8 million, respectively. Net cash from investing activities, which consists primarily of disbursements for loan originations and the purchase of securities, offset by principal collections on loans, proceeds from the sales, calls, and maturities of securities, were $19.7 million and $23.3 million for the three months ended March 31, 2014 and March 31, 2013, respectively. During the three months ended March 31, 2014, we purchased $6.1 million and sold $122,000 in securities held as available-for sale, and during the three months ended March 31, 2013, we purchased $28.2 million and sold $1.9 million in securities held as available-for-sale. Net cash provided by investing activities for the years ended December 31, 2013 and December 31, 2012 was $21.4 million and $37.5 million. During the year ended December 31, 2013, we purchased $30.0 million and sold $7.2 million in securities held as available-for-sale, and during the year ended December 31, 2012, we purchased $50.1 million and sold $16.5 million in securities held as available-for-sale. Net cash provided from financing activities was $21.1 million and $27.4 million for the three months ended March 31, 2014 and March 31, 2013, respectively, resulting from new deposit account activity and FHLBNY advances. Net cash provided from financing activities was $24.2 million and $33.2 million for the years ended December 31, 2013 and December 31, 2012, respectively. For additional information about cash flows from our operating, financing, and investing activities, see the consolidated statements of cash flows included in the consolidated financial statements beginning on page F-1.

We have a number of existing credit facilities available to us. At March 31, 2014, the total credit available under the existing lines was approximately $151.0 million. At March 31, 2014, we had $31.0 million outstanding under existing credit facilities.

The Asset Liability Management Committee of the board of directors is responsible for establishing and monitoring the policies and guidelines for the maintenance of prudent levels of liquidity. As of March 31, 2014, management reported to the Committee that Pathfinder-Federal is in compliance with its liquidity policy guidelines.

Off-Balance Sheet Arraignments. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and standby letters of credit. For the first quarter of 2014 and the years ended December 31, 2013 and 2012, we had $40.9 million, $41.0 million and $45.6 million in outstanding commitments to extend credit and standby letters of credit, respectively. For information about our loan commitments and standby letters of credit, see Note 16 to the consolidated financial statements.

Capital. Capital adequacy is evaluated primarily by the use of ratios which measure capital against total assets, as well as against total assets that are weighted based on defined risk characteristics.  Our goal is to maintain a strong capital position, consistent with the risk profile of our subsidiary banks that supports growth and expansion

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activities while at the same time exceeding regulatory standards.  At March 31, 2014, Pathfinder Bank exceeded all regulatory required minimum capital ratios and met the regulatory definition of a “well-capitalized” institution.

Pathfinder Bank’s actual capital amounts and ratios as of the indicated dates are presented in the following table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be “Well- Capitalized” Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of March 31, 2014:
Total Core Capital (to Risk-Weighted Assets)	$48,582	13.83%	$28,100	8.00%	$35,125	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	44,011	12.53	14,050	4.00	21,075	6.00
Tier 1 Capital (to Assets)	44,011	8.73	20,165	4.00	25,207	5.00

As of December 31, 2013:
Total Core Capital (to Risk-Weighted Assets)	$47,862	14.13%	$27,106	8.00%	$33,883	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	43,454	12.82	13,553	4.00	20,330	6.00
Tier 1 Capital (to Assets)	43,454	8.72	19,928	4.00	24,910	5.00

As of December 31, 2012:
Total Core Capital (to Risk-Weighted Assets)	$45,763	14.20%	$25,808	8.00%	$32,259	10.00%
Tier 1 Capital (to Risk-Weighted Assets)	41,574	12.90	12,904	4.00	19,356	6.00
Tier 1 Capital (to Assets)	41,574	8.80	18,831	4.00	23,539	5.00

Impact of Inflation and Changing Prices

The financial statements and accompanying notes of Pathfinder-Federal have been prepared in accordance with accounting principles generally accepted in the United States. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

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BUSINESS OF NEW PATHFINDER

New Pathfinder

New Pathfinder is a Maryland corporation that was organized in June 2014. Upon completion of the conversion, New Pathfinder will become the holding company of Pathfinder Bank and will succeed to all of the business and operations of Pathfinder-Federal. Pathfinder-Federal and Pathfinder Bancorp, MHC will cease to exist as a result of the conversion. In connection with the completion of the conversion, Pathfinder Bank will revoke its Section 10(l) election so that New Pathfinder will be a bank holding company under the Bank Holding Company Act of 1956, as amended, subject to supervision and regulation by the Federal Reserve Board.

Initially following the completion of the conversion, New Pathfinder will have $1.3 million in cash and securities held by Pathfinder-Federal and Pathfinder Bancorp, MHC as of March 31, 2014, and the net proceeds it retains from the offering. A portion of the net proceeds from the offering will be used to make a loan to the Pathfinder Bank Employee Stock Ownership Plan. New Pathfinder will have no significant liabilities. New Pathfinder intends to use the support staff and offices of Pathfinder Bank and will pay Pathfinder Bank for these services. If New Pathfinder expands or changes its business in the future, it may hire its own employees.

New Pathfinder intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

BUSINESS OF PATHFINDER-FEDERAL AND PATHFINDER BANK

Pathfinder-Federal

Pathfinder-Federal is a federally chartered corporation that owns all of the outstanding shares of common stock of Pathfinder Bank. At March 31, 2014, Pathfinder-Federal had consolidated assets of $525.8 million, deposits of $438.4 million and shareholders' equity of $43.8 million.

In 1995, Oswego City Savings Bank, predecessor to Pathfinder Bank, completed its mutual holding company reorganization and minority stock issuance, selling 881,666 shares of its common stock to the public and issuing an additional 1,035,000 shares of its common stock to Pathfinder Bancorp, MHC, representing 54.0% of its then-outstanding shares. In 1997, Oswego City Savings Bank reorganized into the two-tier mutual holding company structure. At that time, Pathfinder-Federal’s predecessor became the stock holding company parent of Oswego City Savings Bank and each share of Oswego City Savings Bank was exchanged for one share of Pathfinder-Federal’s predecessor’s common stock. In 1998, Pathfinder-Federal’s predecessor declared a three for two stock split in the form of a dividend on the holding company’s outstanding common stock. In 1999, Oswego City Savings Bank changed its name to Pathfinder Bank, and in 2001 Pathfinder-Federal became the savings and loan holding company of Pathfinder Bank whereby each share of Pathfinder-Federal’s predecessor was exchanged for one share of Pathfinder-Federal’s common stock. In 2011, in connection with Pathfinder-Federal’s redemption of its preferred stock and repurchase of a warrant held by the U.S. Treasury as part of TARP, Pathfinder-Federal sold preferred stock to the U.S. Treasury for $13.0 million in gross proceeds as part of the SBLF. See “Supervision and Regulation—SBLF Participation” for more information.

Pathfinder-Federal's executive office is located at 214 West First Street, Oswego, New York and the telephone number at that address is (315) 343-0057. Its internet address is www.pathfinderbank.com. Information on our website is not and should not be considered to be a part of this proxy statement/prospectus.

Pathfinder Bank

Pathfinder Bank is a community bank that has served the banking needs of its customers since 1859. Pathfinder Bank conducts its community banking business from eight banking offices located in Oswego and Onondaga Counties, New York. Additionally, we intend to open a new business banking office in Syracuse, New

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York in the third quarter of 2014. We are primarily engaged in the business of attracting deposits from the general public in our market area, and investing such deposits, together with other sources of funds, in loans secured by one- to four-family residential real estate, commercial real estate, commercial and municipal loans, and to a lesser extent, home equity and junior lien loans and consumer loans. Additionally, over the past several years, we have focused on growing our commercial real estate and commercial loan portfolios, and we intend to continue to grow these portfolios in the future. We invest a portion of our assets in securities issued by the United States Government and its agencies, United States government sponsored enterprises, state and municipal obligations, corporate debt securities, mutual funds, and equity securities. We also invest in mortgage-backed securities primarily issued or guaranteed by United States Government sponsored enterprises. Our principal sources of funds are deposits, principal and interest payments on loans and investments, as well as borrowings from the FHLBNY. Our principal source of income is from interest income received on loans and investment securities. Our principal expenses are interest paid on deposits and borrowings, employee compensation and benefits, data processing and facilities. In December 2013, we acquired a controlling interest in FitzGibbons Agency, LLC, a property and casualty and life and health insurance brokerage business, which is a new source of our non-interest income.

We also operate a limited purpose commercial bank subsidiary, Pathfinder Commercial Bank, which serves the depository needs of municipalities and public entities in our market area. New York law requires municipal deposits to be held only by commercial banks. At March 31, 2014, Pathfinder Commercial Bank held $78.0 million in deposits.

Pathfinder Bank is subject to extensive regulation by the NYSDFS and by the FDIC. Pathfinder Bank is a member of the FHLBNY.

Pathfinder Bank’s main office is located at 214 West First Street, Oswego, New York and the telephone number at that address is (315) 343-0057. Its internet address is www.pathfinderbank.com. Information on our website is not and should not be considered to be a part of this proxy statement/prospectus.

Market Area

We provide financial services to individuals, families, small to mid-size businesses and municipalities through our seven branch offices located in Oswego County and our one branch office in Onondaga County. We intend to open a business banking office in Syracuse, New York in the third quarter of 2014. Our primary market area is Oswego and Onondaga Counties. Our primary lending market area includes both Oswego and Onondaga Counties. However, our primary deposit generating area is concentrated in Oswego County and the areas surrounding our Onondaga County branch.

According to SNL Financial, the population in our Central New York market area has increased from 2010 to 2013, with moderate growth rates of 0.37% and 0.40% for Oswego County and Onondaga County, respectively. Oswego County’s median household income for 2013 was $47,429, which was below the national level of $51,314, while Onondaga County’s median household income for 2013 was slightly above the national level at $51,316. By 2018, the projected increases in median household income are expected to be 11.4% in Oswego County and 13.3% in Onondaga County, which increases are less than both state and national projected levels. As of March 2014, the unemployment rates for Oswego and Onondaga Counties were 9.1% and 6.4%, respectively, compared to the national rate of 6.7% and the New York State rate of 7.3%.

The economy in Oswego County is based primarily on manufacturing, energy, production, heath care, education, and government. The broader Central New York market has a more diverse array of economic sectors, including, food processing production and transportation, in addition to financial services. The region has developed particular strength in emerging industries such as bio-processing, medical devices and renewable energy.

Median home prices are consistent with the population growth and unemployment figures above, with the 2012 United States census report indicating that median home values were $131,700 in Onondaga County and $92,500 in Oswego County. In the combined Syracuse metro area, which includes Onondaga and Oswego Counties, median home values as of March 2014 were $115,000. The median home values in Onondaga County and Oswego County for 2012 are nearly the same as the values as reported for 2008. While home values have stagnated since

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2008, the Syracuse metro area, including Onondaga and Oswego Counties, did not experience the significant loss of value during the economic recession that many other areas of the country experienced.

Foreclosure rates are also consistent with the population growth and unemployment figures above. Pursuant to RealtyTRAC.com as of April 2014, one home in every 7,235 homes in Onondaga County is in foreclosure, while one home in every 6,704 homes in Oswego County is in foreclosure. These numbers compare favorably both to the State of New York, which is one home in every 2,201 homes, and the country as a whole, which is one home in every 1,121 homes as of the same date.

Competition

Pathfinder Bank encounters strong competition both in attracting deposits and in originating real estate and other loans. Our most direct competition for deposits and loans comes from commercial banks, savings institutions and credit unions in our market area, including money-center banks such as JPMorgan Chase & Co. and Bank of America, regional banks such as M&T Bank, KeyBank National Association and First Niagara Bank, N.A., and community banks such as NBT Bank and Community Bank N.A., all of which have greater total assets than we do. We compete for deposits by offering depositors a high level of personal service, a wide range of competitively priced financial services, and a well distributed network of branches, ATMs, and electronic banking. We compete for loans through our competitive pricing, our experienced and active loan officers, local knowledge of our market and local decision making, strong community support and involvement and a highly reputable brand. As the economy has improved, and loan demand has increased, competition from financial institutions for commercial and residential loans has increased. Additionally, some of our competitors offer products and services that we do not offer, such as trust services and private banking. Our primary focus is to build and develop profitable consumer and commercial customer relationships while maintaining our role as a community bank.

As of June 30, 2013, based on FDIC data, we had the largest market share in Oswego County, representing 31.2% of all deposits and 0.46% of all deposits in Onondaga County. In addition, when combining both Oswego and Onondaga Counties, we have the ninth largest market share of sixteen institutions, representing 4.08% of the total market.

Lending Activities

Historically, our primary lending activity is originating one- to four-family residential real estate loans, the majority of which have fixed rates of interest. Our loan portfolio also includes commercial real estate loans, commercial and municipal loans, home equity loans and junior liens and consumer loans. At March 31, 2014, our total loans were $347.9 million, of which $168.4 million, or 48.4%, were secured by one- to four-family residential real estate, $102.6 million, or 29.5%, were secured by commercial real estate, $51.6 million, or 14.8%, were commercial and municipal loans, $21.4 million, or 6.2%, were home equity and junior liens and $4.0 million, or 1.1%, were consumer loans. At March 31, 2014, 54.6% of our loans were secured by first and second mortgages on residential real estate.

Historically, we have retained in our portfolio most of the loans that we have originated and in the current and prolonged low interest rate environment, a significant portion of our loan portfolio consists of fixed-rate one- to four-family residential real estate loans with terms in excess of 15 years. In order to diversify our loan portfolio, increase our income sources and make our loan portfolio less interest rate sensitive, in recent years, we have sought to significantly increase our commercial real estate and commercial business lending, consistent with safe and sound underwriting practices. Accordingly, we offer adjustable-rate commercial mortgage loans, short-and medium-term mortgage loans, and floating rate commercial loans. In addition, we offer shorter-term consumer loans, home equity loans and lines of credit with adjustable interest rates and municipal loans with fixed interest rates.

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Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio in dollar amounts and as a percentage of the total portfolio at the dates indicated. There were no loans classified as loans held for sale at the dates indicated.

	At March 31,		At December 31,
	2014		2013		2012		2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
Residential	$168,353	48.4%	$168,280	49.3%	$176,610	53.0%	$162,319	53.4%	$147,230	51.7%	$134,328	51.3%
Commercial	102,559	29.5	95,536	28.0	82,329	24.7	73,420	24.1	69,042	24.3	62,229	23.8
Total real estate loans	270,912	77.9	263,816	77.3	258,939	77.7	235,739	77.5	216,272	76.0	196,557	75.1

Other Loans:
Commercial and municipal loans	51,613	14.8	52,241	15.3	48,813	14.7	40,111	13.2	39,727	14.0	35,447	13.5
Home equity and junior liens	21,387	6.2	21,110	6.2	22,073	6.6	24,171	7.9	25,168	8.8	26,086	10.0
Consumer loans	3,965	1.1	4,166	1.2	3,469	1.0	4,140	1.4	3,411	1.2	3,580	1.4
Total loans	347,877	100.0%	341,333	100.0%	333,294	100.0%	304,161	100.0%	284,578	100.0%	261,670	100.0%

Less:
Allowance for loan losses	(4,999)		(5,041)		(4,501)		(3,980)		(3,648)		(3,078)
Deferred loan (fees) costs	265		300		454		589		718		795

Total loans receivable, net	$343,143		$336,592		$329,247		$300,770		$281,648		$259,387

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Loan Portfolio Maturities and Yields. The following table sets forth certain information regarding the dollar amounts maturing and the interest rate sensitivity of our loan portfolio at December 31, 2013. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Residential Real Estate		Commercial Real Estate		Commercial and Municipal		Home Equity and Junior Lien		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

1 year of less	$58	5.86%	$1,549	5.55%	$24,125	4.44%	$45	8.28%	$514	9.70%	$26,291	4.61%
Greater than 1 to 3 years	842	6.60	1,099	5.93	5,196	5.25	191	7.25	671	9.37	7,999	5.88
Greater than 3 to 5 years	5,814	5.45	3,806	5.25	9,792	5.19	1,107	8.21	1,892	8.92	22,411	5.37
Greater than 5 to 10 years	18,624	4.11	13,486	5.15	9,479	5.08	3,880	7.07	396	6.69	45,865	4.31
Greater than 10 to 20 years	49,737	4.28	66,843	5.08	1,512	5.61	5,835	4.90	616	5.93	124,543	4.62
More than 20 years	93,418	4.69	8,727	4.70	2,137	3.87	10,165	4.44	77	4.75	114,524	4.24
Total	$168,493	4.54%	$95,510	5.08%	$52,241	4.79%	$21,223	5.28%	$4,166	8.35%	$341,633	4.52%

Fixed and Adjustable-Rate Loan Schedule. The following tables set forth at December 31, 2013, the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 2014.

	At December 31, 2013 and Due After December 31, 2014
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
Residential	$140,531	$27,905	$168,436
Commercial	5,914	88,048	93,962
Total real estate loans	146,445	115,953	262,398

Other Loans:
Commercial and municipal	8,329	19,787	28,116
Home equity and junior lien	7,253	13,925	21,178
Consumer	3,652	—	3,652
Total loans	$165,679	$149,665	$315,344

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One- to Four-Family Residential Real Estate Loans. Historically, our primary lending consisted of originating one- to four-family, owner-occupied residential mortgage loans, substantially all of which were secured by properties located in our market area. Over the past several years, we have begun to shift our lending focus towards originating commercial real estate and commercial loans. One- to four-family residential real estate mortgage loans totaled $168.4 million, or 48.4% of total loans at March 31, 2014. The average loan balance of our one- to four-family residential real estate loans at March 31, 2014 was $80,000 and our largest outstanding balance at that date was $971,000, which was secured by residential property located in Parish, New York and was performing in accordance with its terms.

We currently offer one- to four-family residential real estate loans with terms up to 30 years that are generally underwritten according to Fannie Mae guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency, which as of March 31, 2014 was generally $417,000 for single-family homes in our market area. At March 31, 2014, 77.5% of our one- to four-family residential real estate loans were fixed-rate loans, and 22.5% of such loans were adjustable-rate loans. We generally hold our one- to four-family residential real estate loans in our portfolio. We also originate one- to four-family residential real estate loans secured by non-owner occupied properties. However, we generally do not make loans in excess of 80% loan to value on non-owner occupied properties.

Our fixed-rate one- to four-family residential real estate loans include loans that generally amortize on a monthly basis over periods between 10 to 30 years. Fixed rate one- to four-family residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms because borrowers have the right to refinance or prepay their loans.

Our adjustable-rate one- to four-family residential real estate loans generally consist of loans with initial interest rates fixed for one, three, or five years, and annual adjustments thereafter are indexed based on changes in the one-year United States Treasury bill constant maturity rate. Our adjustable-rate mortgage loans generally have an interest rate adjustment limit of 200 basis points per adjustment, with a maximum lifetime interest rate adjustment limit of 600 basis points. In the current low interest rate environment, we have not originated a significant dollar amount of adjustable-rate mortgage loans.

Although adjustable-rate one- to four-family residential real estate loans may reduce, to an extent, our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from a borrower also increase (subject to rate caps), thereby increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by our maximum periodic and lifetime rate adjustments.

Regulations limit the amount we may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For borrowers who do not obtain private mortgage insurance (“PMI”), our lending policies limit the maximum loan-to-value ratio on both fixed-rate and adjustable-rate mortgage loans to 80% of the appraised value of the collateralized property, with the exception for a limited use product which allows for loans up to 90% with no PMI. For most one- to four-family residential real estate loans with loan-to-value ratios of between 80% and 95%, we require the borrower to obtain private mortgage insurance. For first mortgage loan products, we require the borrower to obtain title insurance. We also require homeowners’ insurance, fire and casualty, and, if necessary, flood insurance on properties securing real estate loans. We do not, and have never offered or invested in, one- to four-family residential real estate loans specifically designed for borrowers with sub-prime credit scores, including interest-only, negative amortization or payment option adjustable-rate mortgage loans.

Our one- to four-family residential real estate loan portfolio also includes residential constructions loans. At March 31, 2014, we had $1.2 million, or 0.4% of our total loan portfolio, comprised of residential construction loans. Our residential construction loans generally have initial terms of up to six months, subject to extension, during which the borrower pays interest only.  Upon completion of construction, these loans convert to permanent loans.  Our construction loans generally have rates and terms comparable to residential real estate loans that we originate.

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Commercial Real Estate Loans. Over the past several years, we have focused on originating commercial real estate loans, and we believe that commercial real estate loans will continue to provide growth opportunities for us. We expect to increase, subject to our underwriting standards and market conditions, this business line in the future with a target loan size of $100,000 to $1.5 million to small businesses and real estate projects in our market area. Commercial real estate loans totaled $102.6 million at March 31, 2014, or 29.5% of total loans, and are made up of loans secured by properties such as multi-family residential, office, retail, warehouse and owner-occupied commercial properties. Non-owner occupied commercial real estate and multi-family loans totaled $77.5 million and $21.8 million, respectively, or 75.0% and 21.1% of total commercial real estate loans, respectively, at March 31, 2014. The average commercial real estate loan balance in our portfolio at March 31, 2014 was $307,000. Our largest outstanding commercial real estate loan balance at March 31, 2014 was $4.5 million, which is secured by a hotel and resort property in Altmar, New York, and is performing in accordance with its terms.

Commercial real estate loans are generally secured by property located in our primary market area. Our commercial real estate underwriting policies provide that such real estate loans may be made in amounts up to 80% of the appraised value of the property. Commercial real estate loans are offered with interest rates that are fixed for up to three or five years then are adjustable based on the FHLBNY advance rate. Contractual maturities generally do not exceed 20 years. In reaching a decision whether to make a commercial real estate loan, we consider gross revenues, operating trends, net cash flows of the property, the borrower’s expertise and credit history, and the appraised value of the underlying property. We will also consider the terms and conditions of the leases and the credit quality of the tenants. We generally require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before interest, taxes, depreciation and amortization divided by interest expense and current maturities of long term debt) of at least 120%. Environmental due diligence is generally conducted for commercial real estate loans. Typically, commercial real estate loans made to corporations, partnerships and other business entities require personal guarantees by the principals and by the owners of 20% or more of the borrower.

A commercial real estate borrower’s financial condition is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews, property inspections and periodic face-to-face meetings with the borrower. We generally require borrowers with aggregate outstanding balances exceeding $100,000 to provide annual updated financial statements and federal tax returns. These requirements also apply to all guarantors on these loans. We also require borrowers to provide an annual report of income and expenses for the property, including a rent-roll, as applicable.

Loans secured by commercial real estate generally have greater credit risk than one- to four-family residential real estate loans. The increased credit risk associated with commercial real estate loans is a result of several factors, including larger loan balances concentrated with a limited number of borrowers, the impact of local and general economic conditions on the borrower’s ability to repay the loan, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate properties typically depends upon the successful operation of the real property securing the loan. If the cash flow from the property is reduced, the borrower’s ability to repay the loan may be impaired. However, commercial real estate loans generally have higher interest rates than loans secured by one- to four-family residential real estate.

Commercial and Municipal Loans. Commercial and municipal loans totaled $51.6 million at March 31, 2014, or 14.8% of total loans. Commercial loans are typically secured by equipment, furniture and fixtures, inventory, accounts receivable or other business assets, or, in limited circumstances, such loans may be unsecured. Municipal loans are typically unsecured. Our commercial and municipal loans are generally comprised of commercial and industrial loans, commercial lines of credit and loans to local municipalities. From time to time, we also originate commercial loans through SBA and USDA guaranteed loan programs. At March 31, 2014, we had $11.7 million of such loans. At March 31, 2014, the average loan balance of our commercial and municipal loans was $108,000. Our largest outstanding commercial and municipal loan balance at March 31, 2014 was $2.0 million, which was a line of credit secured by commercial real estate. This loan was performing in accordance with its original terms at March 31, 2014. Over the past several years, we have focused on increasing our commercial lending and our business strategy is to continue to increase our originations of our commercial loans to small businesses in our market area, subject to our underwriting standards and market conditions.

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Our commercial term loans totaled $33.9 million at March 31, 2014, or 65.8% of total commercial and municipal loans. At March 31, 2014, the average loan balance of commercial and industrial loans was $97,000. Our largest outstanding commercial loan balance at March 31, 2014 was $1.7 million, which is secured by business assets and is performing in accordance with its terms. Our commercial and industrial maximum loan to value limit is 80%. Our commercial loans are generally comprised of adjustable interest rate loans, indexed to the prime rate, with terms consisting of three to seven years, depending on the needs of the borrower and the useful life of the underlying collateral. We make commercial loans to businesses operating in our market area for purchasing equipment, property improvements, business expansion or working capital. If a commercial loan is secured by equipment, the maturity of a term loan will depend on the useful life of the equipment purchased, the source of repayment for the loan and the purpose of the loan. We generally obtain personal guarantees on our commercial loans.

Our commercial lines of credit totaled $14.9 million at March 31, 2014, or 28.8% of total commercial and municipal loans. At March 31, 2014, the average line of credit balance was $95,000, and our largest outstanding balance at that date was $2.0 million, which is secured by commercial property located in Syracuse, New York and is performing in accordance with its terms. Typically, our commercial lines of credit are adjustable rate lines, indexed to the prime interest rate. Generally, our commercial lines of credit are secured by business assets or other collateral, and generally payable on-demand pursuant to an annual review. Since the commercial lines of credit may expire without being drawn upon, the total committed amounts do not necessarily represent future cash requirements.

We typically originate commercial loans, including commercial term loans and commercial lines of credit, on the basis of a borrower’s ability to make repayment from the cash flow of the borrower’s business, conversion of current assets in the normal course of business (for seasonal working capital lines), the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial loans and commercial lines of credit may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial loans and commercial lines of credit that we originate have greater credit risk than one- to four-family residential real estate loans or, generally, consumer loans.

Our municipal loans totaled $2.8 million at March 31, 2014, or 5.4% of total commercial and municipal loans. At March 31, 2014, the average loan balance of our municipal loans was $155,000. Our largest outstanding municipal loan balance at March 31, 2014 was $802,000, which is unsecured and performing in accordance with its terms. We make municipal loans to local governments and municipalities for the purposes of either tax anticipation or for small spending projects, including equipment acquisitions and construction projects. Our municipal loans are generally fixed, for a term of one year or less, and are generally unsecured. Interest earned on municipal loans is tax exempt for federal tax purposes, which enhances the overall yield on each loan.  Generally, the municipality will have a deposit relationship with us along with the lending relationship.

Home Equity Loans and Junior Liens. Home equity loans and junior liens totaled $21.4 million at March 31, 2014, or 6.2% of total loans, and are made up of lines of credit secured by owner-occupied and non-owner occupied one- to four-family residences and second and third real estate mortgage loans. The average outstanding home equity loan and junior lien balance at March 31, 2014 was $18,000, and our largest outstanding home equity loan and junior lien balance at that date was $382,000, which was secured by residential property located in Fulton, New York and is performing in accordance with its terms.

Home equity loans and home equity lines of credit are generally underwritten using the same criteria that we use to underwrite one- to four-family residential mortgage loans. We typically originate home equity loans and home equity lines of credit on the basis of the applicant's credit history, an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan, and the value of the collateral securing the loan.  Home equity loans are offered with fixed interest rates. Lines of credit are offered with adjustable rates, which are indexed to the prime rate, and with a draw period of up to 10 years and a payback period of up to 20 years.  The loan-to-value ratio for our home equity loans is generally limited to 80% when combined with the first security lien, if applicable.  The loan to value of our home equity lines of credit are generally limited to 80%, unless Pathfinder

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Bank holds the first mortgage. If we hold the first mortgage, we will permit a loan to value of up to 90%, and we adjust the interest rate and underwriting standards to compensate for the additional risk.

For all first lien position mortgage loans, we use outside independent appraisers. For second position mortgage loans where we also hold the existing first mortgage, we will use the lesser of the existing appraisal amount used in underwriting the first mortgage or assessed value. For all other second mortgage loans, we will use a third-party service which gathers all data from real property tax offices and gives the property a low, middle and high value, together with similar properties for comparison. The middle value from the third-party service will be the value used in underwriting the loan. If the valuation method for the loan amount requested does not provide a value, or the value is not sufficient to support the loan request and it is determined that the borrower(s) are credit worthy, a full appraisal will be ordered.

Home equity loans and junior liens secured by junior mortgages have greater risk than one- to four-family residential mortgage loans secured by first mortgages. We face the risk that the collateral will be insufficient to compensate us for loan losses and costs of foreclosure, after repayment of the senior mortgages, if applicable. When customers default on their loans, we attempt to work out the relationship in order to avoid foreclosure because the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and we may be unsuccessful in recovering the remaining balance from those customers. Moreover, decreases in real estate values could adversely affect our ability to fully recover the loan balance in the event of a default.

Consumer Loans. We are authorized to make loans for a variety of personal and consumer purposes. As of March 31, 2014, consumer loans totaled $4.0 million, or 1.1% of total loans, and consisted primarily of automobile, recreational vehicles and unsecured personal loans, as well as unsecured lines of credit and loans secured by deposit accounts.  As of March 31, 2014, $1.9 million of our consumer loans were unsecured. The average outstanding consumer loan balance at March 31, 2014 was $9,000 and our largest outstanding consumer loan balance at that date was $153,000, which is secured by a recreational vehicle and performing in accordance with its terms. Our procedure for underwriting consumer loans includes an assessment of the applicant’s credit history and ability to meet existing obligations and payments for the proposed loan, as well as an evaluation of the value of the collateral security, if any.

Consumer loans generally entail greater risk than one- to four-family residential mortgage loans, particularly in the case of loans that are unsecured or are secured by assets that tend to depreciate in value, such as automobiles. As a result, consumer loan collections are primarily dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. In these cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan, and the remaining value often does not warrant further substantial collection efforts against the borrower.

Loan Originations, Purchases, Sales and Servicing. We benefit from a number of sources for our loan originations, including real estate broker referrals, existing customers, borrowers, builders, attorneys, and “walk-in” customers. Our loan origination activity may be affected adversely by a rising interest rate environment which may result in decreased loan demand.  Other factors, such as the overall health of the local economy and competition from other financial institutions, can also impact our loan originations. Although we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in our market area. These lenders include commercial banks, savings institutions, credit unions, and mortgage banking companies that also actively compete for local real estate loans. Accordingly, the volume of loan originations may vary from period to period.

The majority of the fixed rate residential loans that are originated each year meet the underwriting guidelines established by Fannie Mae. While infrequent, in the past, we have sold residential mortgage loans in the secondary market, and we may do so in the future, although we continue to service loans once they are sold. We did not sell any one- to four-family residential real estate loans during the three months ended March 31, 2014. For the year ended December 31, 2013, we made a bulk sale of $8.8 million in residential mortgage loans in the secondary market to help manage our interest rate risk.

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From time to time, although infrequent, we may purchase loan participations in which we are not the lead lender. In these circumstances, we follow our customary loan underwriting and approval policies. At March 31, 2014, we had $3.3 million in loan participations in which we were not the lead lender. All loan participations in which we were not the lead lender are performing in accordance with their terms at March 31, 2014. We also have participated out portions of loans that exceeded our loans-to-one borrower legal lending limit and for risk diversification.  We do not purchase whole loans.

Loan Approval Procedures and Authority. Pathfinder Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by management and the board of directors. Our policies are designed to provide loan officers with guidelines on acceptable levels of risk, given a broad range of factors. The loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan, if applicable.

The board of directors grants loan officers individual lending authority to approve extensions of credit. The level of authority for loan officers varies based upon the loan type, total relationship, form of collateral and risk rating of the borrower. Each loan officer is charged with the responsibility of achieving high credit standards. Individual lending authority can be increased, suspended or removed by the board of directors, as recommended by the President or Senior Vice President and Chief Credit Officer.

If a loan is in excess of any individual loan officer’s lending authority, the extension of credit must be referred to the Officer Loan Committee, which currently consists of the President (serving as chairman), the Senior Vice President and Chief Credit Officer, and the Senior Vice President and General Counsel. The President may also appoint additional members to the Officer Loan Committee, including members of the management team and Pathfinder Bank’s retail and commercial lenders. The Officer Loan Committee has authority to approve an extension of total credit up to $1.0 million for one- to four-residential real estate loans, $1.0 million for commercial real estate loans, $1.0 million for commercial loans, $1.0 million for unrated municipal loans, $2.0 million for rated municipal loans, $1.5 million for home equity and junior liens and $1.5 million for consumer loans. The Executive Loan Committee, which consists of all members of Pathfinder Bank’s board of directors, must approve all extensions of credit in excess of the limits described above for the Officer Loan Committee.

Loans to One Borrower. Under New York law, New York savings banks are subject to loans-to-one borrower limits, which are substantially similar as those applicable to national banks, which restrict loans to one borrower to an amount equal to 15% of unimpaired capital and unimpaired surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and unimpaired surplus if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate), subject to exceptions. At March 31, 2014, our legal lending limit was $7.4 million. At March 31, 2014, our largest lending relationship to one borrower totaled $6.1 million, which is secured by residential real estate, a recreational vehicle, automobiles, a hotel and resort property, business assets and investment real estate, and complied with our legal lending limit at the time of origination. This lending relationship was performing in accordance with its terms at March 31, 2014. Our second largest lending relationship to one borrower at March 31, 2014 totaled $5.5 million and is secured by business assets, a multi-family residential property, and non-owner occupied commercial real estate.  This lending relationship was performing in accordance with its terms at March 31, 2014.

Additionally, our internal loan policies limit the total related credit to be extended to any one borrower (after application of the rules of attribution), with respect to any and all loans with Pathfinder Bank to $4.5 million, subject to certain exceptions. At March 31, 2014, only three relationships exceeded this internal policy limit.

Delinquencies, Non-Performing Assets and Classified Assets

Loan Delinquencies and Collection Procedures. When a loan becomes delinquent, we make attempts to contact the borrower to determine the cause of the delayed payments and seek a reasonable solution to permit the loan to be brought current within a reasonable period of time. The outcome can vary with each individual borrower. In the case of mortgage loans and consumer loans, a late notice is sent 15 days after an account becomes delinquent. If delinquency persists, notices are sent at the 30 day delinquency mark, the 45 day delinquency mark and the 60 day delinquency mark. After 15 days, we attempt to establish telephone contact with the borrower. In the case of mortgage loans, included in every late notice is a letter that includes information regarding home-ownership

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counseling. As part of a workout agreement, we will accept partial payments during the month in order to bring the account current. If attempts to reach an agreement are unsuccessful and the customer is unable to comply with the terms of the workout agreement, we will review the account to determine if foreclosure is warranted, in which case, consistent with New York law, we send a 90 day notice of foreclosure and then a 30 day notice before legal proceedings are commenced. A consumer final demand letter is sent in the case of a consumer loan. In the case of commercial loans and commercial mortgage loans, we follow a similar notification practice with the exception of the previously mentioned information on home-ownership counseling. In addition, commercial loans do not require 90 day notices of foreclosure. Generally, commercial borrowers only receive 10 day notices before legal proceedings can be commenced. Commercial loans may experience longer workout times which may trigger a need for a loan modification that could meet the requirements of a troubled debt restructured loan.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type, amount and percentage at the dates indicated.

	Loans Delinquent For:
	60—89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At March 31, 2014
Residential real estate	17	$1,032	0.62%	26	$1,873	1.12%	43	$2,905	1.74%
Commercial real estate	3	269	0.26	13	3,817	3.72	16	4,086	3.98
Commercial and municipal	4	1,106	2.14	12	991	1.92	16	2,097	4.06
Home equity and junior lien	1	14	0.07	11	290	1.36	12	304	1.43
Consumer	2	34	0.86	2	12	0.30	4	46	1.16

Total loans	27	$2,455	0.71%	64	$6,983	2.01%	91	$9,438	2.71%

	Loans Delinquent For:
	60—89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2013
Residential real estate	23	$1,472	0.89%	32	$2,194	1.32%	55	$3,666	2.20%
Commercial real estate	7	1,901	1.99	8	1,934	2.02	15	3,835	4.01
Commercial and municipal	12	1,402	2.68	9	775	1.48	21	2,177	4.17
Home equity and junior lien	11	281	1.33	17	402	1.90	28	683	3.24
Consumer	10	51	1.22	4	45	1.08	14	96	2.30

Total loans	63	$5,107	1.50%	70	$5,350	1.57%	133	$10,457	3.06%

	Loans Delinquent For:
	60—89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2012
Residential real estate	14	$1,161	0.67%	29	$2,046	1.18%	43	$3,207	1.84%
Commercial real estate	3	1,833	2.23	9	1,794	2.18	12	3,627	4.41
Commercial and municipal	5	238	0.49	17	932	1.91	22	1,170	2.40
Home equity and junior lien	9	405	1.83	16	730	3.31	25	1,135	5.14
Consumer	3	42	1.21	4	46	1.33	7	88	2.54

Total loans	34	$3,679	1.10%	75	$5,548	1.66%	109	$9,227	2.77%

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	Loans Delinquent For:
	60—89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2011
Residential real estate	13	$934	0.59%	24	$1,428	0.90%	37	$2,362	1.49%
Commercial real estate	1	4	0.01	7	1,623	2.21	8	1,627	2.22
Commercial and municipal	5	467	1.16	12	971	2.42	17	1,438	3.59
Home equity and junior lien	5	182	0.75	13	550	2.28	18	732	3.03
Consumer	2	2	0.05	4	156	3.77	6	158	3.82

Total loans	26	$1,589	0.52%	60	$4,728	1.55%	86	$6,317	2.08%

	Loans Delinquent For:
	60—89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2010
Residential real estate	15	$1,078	0.75%	20	$1,335	0.93%	35	$2,413	1.68%
Commercial real estate	3	908	1.32	11	3,680	5.33	14	4,588	6.65
Commercial and municipal	2	301	0.76	8	544	1.37	10	845	2.13
Home equity and junior lien	10	371	1.47	8	303	1.20	18	674	2.68
Consumer	4	7	0.21	8	62	1.82	12	69	2.02

Total loans	34	$2,665	0.94%	55	$5,924	2.08%	89	$8,589	3.02%

	Loans Delinquent For:
	60—89 Days			90 Days or Greater			Total Delinquent Loans
	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category	Number	Amount	Percent of Loan Category
	(Dollars in thousands)
At December 31, 2009
Residential real estate	9	$297	0.23%	14	$1,181	0.90%	23	$1,478	1.12%
Commercial real estate	—	—	0.00	8	877	1.41	8	877	1.41
Commercial and municipal	1	175	0.49	5	144	0.41	6	319	0.90
Home equity and junior lien	4	73	0.28	6	111	0.43	10	184	0.71
Consumer	5	49	1.37	—	—	0.00	5	49	1.37

Total loans	19	$594	0.23%	33	$2,313	0.88%	52	$2,907	1.11%

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Non-Performing Assets. The following table sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At March 31,	At December 31,
	2014	2013	2012	2011	2010	2009
	(Dollars in thousands)
Non-accrual loans:
Residential real estate	$1,873	$2,194	$2,046	$1,428	$1,182	$1,181
Commercial real estate	3,491	1,934	1,274	689	2,598	877
Commercial and municipal	797	690	817	849	480	144
Home equity and junior lien	251	402	424	550	303	111
Consumer	12	45	46	156	62	—
Total non-accrual loans	6,424	5,265	4,607	3,672	4,625	2,313

Non-accruing troubled debt restructured loans:
Residential real estate	—	—	—	—	153	—
Commercial real estate	326	—	520	934	1,082	—
Commercial and municipal	194	85	115	122	64	—
Home equity and junior lien	39	—	306	—	—	—
Consumer	—	—	—	—	—	—
Total non-accruing troubled debt restructured loans	559	85	941	1,056	1,299	—

Total non-performing loans	6,983	5,350	5,548	4,728	5,924	2,313

Foreclosed assets:
Foreclosed residential mortgage loans	415	341	241	244	106	181
Foreclosed commercial real estate	284	278	185	292	269	—
Foreclosed other assets	—	—	235	258	—	—
Total other real estate owned	699	619	661	794	375	181

Total non-performing assets	$7,682	$5,969	$6,209	$5,522	$6,299	$2,494

Accruing troubled debt restructured loans:
Residential real estate	$400	$402	$145	$149	$—	$—
Commercial real estate	1,231	1,570	1,262	446	437	1,549
Commercial and municipal	30	140	490	—	297	351
Home equity and junior lien	306	347	40	—	107	—
Consumer	—	—	—	—	—	—
Total accruing troubled debt restructured loans	$1,967	$2,459	$1,937	$595	$841	$1,900

Ratios:
Non-performing loans to total loans	2.01%	1.57%	1.66%	1.55%	2.08%	0.88%

Non-performing assets to total assets	1.46%	1.18%	1.30%	1.25%	1.54%	0.67%

For the three months ended March 31, 2014 and for the year ended December 31, 2013, gross interest income which would have been recorded had the non-performing loans been current in accordance with their original terms amounted to $130,000 and $117,000, respectively.  We recognized $21,000 and $172,000 of interest income on such loans during the three months ended March 31, 2014 and the year ended December 31, 2013, respectively.

Non-Accrual Loans. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income is reversed. Interest received on non-accrual loans generally is applied against principal or interest and is recognized on the cash basis method. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. At March 31, 2014 and December 31, 2013, we had $6.4 million and $5.3 million in non-accrual loans, respectively (excluding non-accruing troubled debt restructurings). Our non-accrual loans consisted primarily of non-accruing one- to four-family residential loans, which totaled $1.9 million at March 31, 2014 and $2.2 million at December 31, 2013, and

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commercial real estate loans, which totaled $3.5 million at March 31, 2014 and $2.0 million at December 31, 2013. The $1.5 million increase in non-accrual commercial real estate loans from December 31, 2013 to March 31, 2014 consisted primarily of two commercial lending relationships, one of which is secured by owner occupied commercial real estate and the other is secured by non-owner occupied commercial real estate.

Troubled Debt Restructurings. Troubled debt restructurings are loan restructurings in which we, for economic or legal reasons related to an existing borrower’s financial difficulties, grant a concession to the debtor that we would not otherwise consider. Typically, a troubled debt restructuring involves a modification of terms of a debt, such as reduction of the stated interest rate for the remaining original life of the debt, extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk, reduction of the face amount of the debt, or reduction of accrued interest. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. No loan commitments were outstanding to our troubled debt restructured borrowers at March 31, 2014.

Loans on non-accrual status at the date of modification are initially classified as non-accrual troubled debt restructurings. At March 31, 2014 and December 31, 2013, we had $559,000 and $85,000 in non-accruing troubled debt restructurings, respectively. Our policy provides that troubled debt restructured loans are returned to accrual status after a period of satisfactory and reasonable future payment performance under the terms of the restructuring. Satisfactory payment performance is generally no less than six consecutive months of timely payments and demonstrated ability to continue to repay. At March 31, 2014 and December 31, 2013, we had $2.0 million and $2.5 million in accruing troubled debt restructurings, respectively. As of March 31, 2014, no loans that were modified as troubled debt restructurings within the previous twelve months defaulted after their restructure.

Non-Performing Loans. Non-performing loans (including non-accruing troubled debt restructurings) increased to $7.0 million, or 2.01% of total loans, at March 31, 2014 from $5.4 million, or 1.57% of total loans, at December 31, 2013. This increase was due primarily to an increase of $1.9 million in non-accruing commercial real estate loans.

Non-performing commercial real estate loans consisted of 13 loans totaling $3.8 million at March 31, 2014. Non-performing one- to four-family residential real estate loans totaled $1.9 million at March 31, 2014 and consisted of 26 loans, the largest of which totaled $223,000.

At March 31, 2014, our three largest non-performing loan relationships were an $871,000 loan secured by an automobile service center, a $777,000 loan relationship secured by an automobile service center, and a $364,000 loan relationship secured by non-owner occupied real estate.

Foreclosed real estate. Foreclosed real estate consists of property acquired through formal foreclosure, in-substance foreclosure or by deed in lieu of foreclosure, and is recorded at fair value less estimated costs to sell. Write-downs to fair value, which are required at the time of foreclosure, are charged to the allowance for loan losses. After transfer, adjustments to the carrying value of the properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Subsequent to foreclosure, valuations are updated periodically and assets are marked to current fair value, not to exceed the initial cost basis. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as changes in absorption rates and market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition. Either change could result in adjustment to lower the property value estimates indicated in the appraisals.

During the three months ended March 31, 2014, $197,000 of loans were transferred to real estate owned.  For the year ended December 31, 2013, $755,000 of loans were transferred to real estate owned. We had $699,000 and $619,000 of real estate owned at March 31, 2014 and December 31, 2013, respectively.

Other Loans of Concern. Other than $4.3 million of loans designated by management as “special mention,” there were no other loans at March 31, 2014 that are not already disclosed where there is information

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about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with current loan repayment terms and that may result in disclosure of such loans in the future.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the FDIC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific allowance for loan losses is not warranted. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management. At March 31, 2014, we had $4.3 million of loans designated as “special mention.”

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover losses that are both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that are both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and in accordance with our classification of assets policy, we continuously assess the quality of our loan portfolio and we regularly review the problem loans in our loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing in accordance with its terms, or delinquency status, or if the loan possesses weaknesses although currently performing. Management reviews the status of our loan portfolio delinquencies, by loan types, with the full board of directors on a monthly basis. Individual classified loan relationships are discussed as warranted. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

We also employ a risk grading system for our loans to help assure that we are not taking unnecessary and/or unmanageable risk. The primary objective of the loan risk grading system is to establish a method of assessing credit risk to further enable management to measure loan portfolio quality and the adequacy of the allowance for loan losses. Further, we contract with an external loan review firm to complete a credit risk assessment of the loan portfolio on a regular basis to help determine the current level and direction of our credit risk. The external loan review firm communicates the results of their findings to the Executive Loan Committee in writing and by periodically attending the Executive Loan Committee meetings. Any material issues discovered in an external loan review are also communicated immediately to the President of Pathfinder Bank.

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The following table sets forth our amounts of classified loans and loans designated as special mention as of March 31, 2014, December 31, 2013, 2012 and 2011. The classified loans totaled $14.0 million at March 31, 2014 and include $7.0 million of non-performing loans.

	At March 31,	At December 31,
	2014	2013	2012	2011
	(In thousands)
Classification of Loans:
Substandard	$13,744	$11,970	$14,815	$11,089
Doubtful	235	243	159	54
Loss	—	22	26	76
Total Classified Assets	$13,979	$12,235	$15,000	$11,219
Special Mention	$4,313	$4,112	$3,523	$1,623

The increase in classified assets in the first quarter of 2014 was due to a $1.8 million increase in substandard loans. Substandard loans at March 31, 2014 consisted of $5.4 million in commercial real estate loans and $5.2 million in one- to four-family residential real estate loans that were performing loans.

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Allowance for Loan Losses

The following table sets forth information regarding our allowance for loan losses and other ratios at or for the dates indicated.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands)

Balance at beginning of period	$5,041	$4,501	$4,501	$3,980	$3,648	$3,078	$2,472

Charge-offs:
Residential real estate	(12)	(12)	(153)	(108)	(237)	(48)	(48)
Commercial real estate	(47)	—	(46)	(142)	(205)	(162)	(69)
Commercial and municipal	(143)	(59)	(273)	(89)	(99)	(223)	(3)
Home equity and junior lien	(50)	(81)	(81)	(8)	(43)	(76)	(38)
Consumer	(51)	(28)	(98)	(161)	(123)	(81)	(134)
Total charge-offs	(303)	(180)	(651)	(508)	(707)	(590)	(293)

Recoveries:
Residential real estate	—	12	47	75	49	19	1
Commercial real estate	—	—	19	14	—	55	—
Commercial and municipal	3	—	22	50	1	—	—
Home equity and junior lien	—	13	19	6	10	5	2
Consumer	13	16	52	59	39	31	19
Total recoveries	16	41	159	204	99	110	22

Net (charge-offs)	(287)	(139)	(492)	(304)	(608)	(480)	(270)
Provision for loan losses	245	324	1,032	825	940	1,050	876

Balance at end of period	$4,999	$4,686	$5,041	$4,501	$3,980	$3,648	$3,078

Ratios:
Net charge-offs during the period to average loans outstanding during the period(1)	0.33%	0.17%	0.15%	0.10%	0.21%	0.18%	0.11%

Net charge-offs during the period to non-performing loans at end of period	4.11	2.32	9.20	5.48	12.86	8.10	11.67

Allowance for loan losses to non-performing loans at end of period	71.59	78.32	94.22	81.13	84.18	61.58	133.07

Allowance for loan losses to total loans at end of period	1.44	1.38	1.48	1.35	1.31	1.28	1.17

(1) Annualized.

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The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All or part of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all or part of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, unless productive collection efforts are providing results. Consumer loans may be charged off earlier in the event of bankruptcy, or if there is an amount that is deemed uncollectible. No portion of the allowance for loan losses is restricted to any individual loan type and the entire allowance is available to absorb any and all loan losses.

The allowance is based on three major components which are: (i) specific components for larger loans, (ii) recent historical losses and several qualitative factors applied to a general pool of loans, and (iii) an unallocated component.

The first component is the specific allowance that relates to loans that are classified as impaired. For these loans, an allowance is established when the discounted cash flows or collateral value of the impaired loan are lower than the carrying value of the loan. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured by either the present value of the expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral if the loan is collateral dependent. The majority of our loans utilize the fair value of the underlying collateral. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and shortfalls on a case-by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and reason for the delay, the borrower’s prior payment record and the amount of shortfall in relation to what is owed.

The second component is the general allowance which covers pools of loans, by loan class, not considered impaired, smaller balance homogenous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure first based on historical loss rates for each of these categories of loans. The ratio of net charge-offs to loans outstanding within each loan class over the most recent eight quarters, lagged by one quarter, is used to generate the historical loss rates. In addition, qualitative factors are added to the historical loss rates in arriving at the total allowance for loan losses needed for this general pool of loans. The qualitative factors include changes in national and local economic trends, the rate of growth in the portfolio, trends of delinquencies and nonaccrual balances, changes in loan policy, and changes in lending management experience and related staffing. Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. These qualitative factors, applied to each product class, make the evaluation inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The third component is the unallocated allowance which is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio, and generally comprises less than 10% of the total allowance for loan losses.

When a loan is determined to be impaired, we will reevaluate the collateral which secures the loan. For real estate loans, we will obtain a new appraisal or broker’s opinion, whichever is considered to provide the most accurate value in the event of sale. An evaluation of equipment held as collateral will be obtained from a firm able to provide such an evaluation. Collateral will be inspected not less than annually for all impaired loans and will be reevaluated not less than every two years. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property. For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements,

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inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual residential mortgage loans of less than $300,000, home equity and other consumer loans for impairment disclosures, unless such loans are related to borrowers with impaired commercial loans or they are the subject to a troubled debt restructuring agreement and the loan has a carrying value in excess of $300,000.

In addition, the FDIC and NYSDFS, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, we believe the current level of the allowance for loan losses is adequate.

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Allocation of the Allowance for Loan Losses. The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance by category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	At March 31,			At December 31,
	2014			2013			2012			2011
	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential real estate	$604	$168,536	48.4%	$649	$168,493	49.3%	$811	$176,968	53.1%	$664	$162,395	53.2%
Commercial real estate	2,436	102,506	29.5	2,302	95,510	28.0	1,748	82,357	24.6	1,346	73,628	24.2
Commercial and municipal	1,498	51,613	14.8	1,233	52,241	15.3	1,192	48,826	14.7	1,114	40,336	13.3
Home equity and junior lien	432	21,521	6.2	433	21,223	6.2	494	22,141	6.6	501	24,251	8.0
Consumer	102	3,965	1.1	136	4,166	1.2	168	3,456	1.0	162	4,140	1.4
Unallocated	(73)	—	—	288	—	—	88	—	—	193	—	—

Total loans	$4,999	$348,141	100.0%	$5,041	$341,633	100.0%	$4,501	$333,748	100.0%	$3,980	$304,750	100.0%

	At December 31,
	2010			2009
	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Amounts by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential real estate	$750	$147,722	51.7%	$763	$135,102	51.5%
Commercial real estate	1,204	69,060	24.2	1,009	62,250	23.7
Commercial and municipal	1,083	39,833	14.0	864	35,447	13.5
Home equity and junior lien	424	25,271	8.9	390	26,086	9.9
Consumer	89	3,410	1.2	76	3,580	1.4
Unallocated	98	—	—	(24)	—	—

Total loans	$3,648	$285,296	100.0%	$3,078	$262,465	100.0%

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Investment Activities

Our investment policy is established by the board of directors. Our investment policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management. The Asset Liability Management Committee of the board of directors acts in the capacity of an investment committee and is responsible for overseeing our investment program and evaluating on an ongoing basis our investment policy and objectives. Our President and Chief Financial Officer have the authority to purchase securities within specific guidelines established by the investment policy. All transactions are reviewed by the board of directors at its regular meeting.

All investment securities must meet regulatory guidelines and be permissible bank investments, including United States Government obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLBNY, certificates of deposit at federally insured institutions, and federal funds. Within certain regulatory limits, we may also invest a portion of our assets in mutual funds, equity securities and investment grade corporate debt securities. As part of our membership in the FHLBNY, we are required to maintain an investment in FHLBNY stock.

All securities purchased will be classified at the time of purchase as either held-to-maturity or available-for-sale. We do not maintain a trading account. Securities purchased with the intent and ability to hold until maturity will be classified as held-to-maturity. Securities placed in the held-to-maturity category will be accounted for at amortized cost.

Securities that do not qualify or are not categorized as held-to-maturity are classified as available-for-sale. This classification includes securities that may be sold in response to changes in interest rates, the security's prepayment risk, liquidity needs, the availability of and the yield on alternative investments, and funding sources and terms. These securities are reported at fair value, which is determined on a monthly basis. Unrealized gains and losses are reported as a separate component of capital, net of tax. The aggregate change in value of the portfolio is reported to the board of directors monthly.

The general objectives of the investment portfolio are to assist in the overall interest rate risk management of Pathfinder Bank, generate a reasonable rate of return consistent with the safety of principal, provide a source of liquidity, minimize our tax liability, and mitigate our interest rate and credit risk. We purchase securities to provide necessary liquidity for day-to-day operations and when investable funds exceed loan demand. The effect that the proposed security would have on our credit and interest rate risk and risk-based equity is also considered.

Securities classified as held to maturity, other than mortgage-backed securities and collateralized mortgage obligations, totaled $31.3 million at March 31, 2014 and consisted primarily of state and political subdivision securities, and to a lesser extent, federal agency obligations and corporate securities. Our securities classified as available-for-sale, other than mortgage-backed securities and collateralized mortgage obligations, totaled $40.1 million at March 31, 2014, and consisted primarily of corporate securities and federal agency obligations, which include Federal Farm Credit Bank notes, FHLBNY notes, Fannie Mae notes and Freddie Mac notes. For a discussion on mortgage backed securities, see “—Mortgage-Backed Securities and Collateralized Mortgage Obligations.”

Included within the available for sale portfolio are three mutual fund positions. The first is a mutual fund backed by adjustable rate mortgage-backed securities and cash equivalents. The second is a mutual fund consisting primarily of investment grade dividend-paying common stocks of large capitalization companies, i.e., companies with market capitalization in excess of $5.0 billion. The third mutual fund, the Financial Institutions Fund, LLC, invests primarily in equity securities issued by community banks and thrift institutions and holding companies of such banks and thrifts located principally in the Northeastern United States.  The fund invests in banks and thrifts with less than $5.0 billion in assets that are high performing or ones that represent potential acquisition targets or are strategically located in a market where a major competitor was recently acquired by a larger institution.

We also have a $2.0 million investment in FHLBNY stock at March 31, 2014, which is classified separately from securities due to the restrictions on sale or transfer. For further information regarding our securities portfolio, see Note 4 to the consolidated financial statements.

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Mortgage-Backed Securities and Collateralized Mortgage Obligations

We purchase mortgage-backed securities and collateralized mortgage obligations guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. We invest in mortgage-backed securities and collateralized mortgage obligations to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk. We regularly monitor the credit quality of this portfolio.

Mortgage-backed securities and collateralized mortgage obligations are created by pooling mortgages and issuing a security with an interest rate which is less than the interest rate on the underlying mortgages. These securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage related securities backed by one- to four-family real estate loans. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Pathfinder Bank, and in the case of government agency sponsored issues, guarantee the payment of principal and interest to investors. Mortgage-backed securities and collateralized mortgage obligations generally yield less than the loans that underlie such securities because of the cost of payment guarantees, if any, and credit enhancements. These fixed-rate securities are usually more liquid than individual mortgage loans.

At March 31, 2014, our held to maturity mortgage-backed securities totaled $8.8 million, which represented 1.7% of our total assets at that date.  At March 31, 2014, 100% of our held to maturity mortgage-backed securities had fixed rates of interest.  We purchased $3.3 million of held to maturity mortgage-backed securities during the three months ended March 31, 2014 and $1.0 million during the year ended December 31, 2013.

At March 31, 2014, our available for sale mortgage-backed securities totaled $24.4 million, which represented 4.5% of our total assets at that date.  At March 31, 2014, 100% of our available for sale mortgage-backed securities had fixed rates of interest.  We purchased $3.1 million of available for sale mortgage-backed securities during the three months ended March 31, 2014 and $9.4 million during the year ended December 31, 2013.

At March 31, 2014, our held to maturity collateralized mortgage obligations totaled $2.9 million.  At March 31, 2014, the entire held to maturity collateralized mortgage obligations portfolio consisted entirely of securities backed by government-sponsored enterprises or U.S. Government agencies. We did not hold any held to maturity private-label collateralized mortgage obligations.

At March 31, 2014, our available for sale collateralized mortgage obligations totaled $19.2 million. At March 31, 2014, the entire available for sale collateralized mortgage obligations portfolio consisted entirely of securities backed by government-sponsored enterprises or U.S. Government agencies. We did not hold any available for sale private-label collateralized mortgage obligations.

The collateralized mortgage obligations portfolio had a weighted average yield of 2.2% and a weighted average remaining life of 19.7 years at March 31, 2014.  The estimated fair value of our collateralized mortgage obligations portfolio at March 31, 2014 was $64,000 more than the amortized cost of $22.1 million.  Of the $22.1 million of collateralized mortgage obligations, $19.9 million are pledged as collateral for municipal deposits at March 31, 2014.  Investments in collateralized mortgage obligations involve a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby changing the net yield on such securities.  There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer.  In addition, the market value of such securities may be adversely affected in a rising interest rate environment, particularly since all of our collateralized mortgage obligations have a fixed rate of interest.  The relatively short weighted average remaining life of our collateralized mortgage obligation portfolio mitigates our potential risk of loss in a rising interest rate environment.

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Amortized Cost and Estimated Fair Value of Securities. The following table sets forth certain information regarding the amortized cost and estimated fair values of our securities as of the dates indicated.

	At March 31,		At December 31,
	2014		2013		2012		2011
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)

Investment securities held to maturity:
Debt investment securities
US Treasury, agencies and GSEs	$4,814	$4,800	$1,872	$1,847	$—	$—	$—	$—
State and political subdivisions	22,831	23,140	21,371	21,264	—	—	—	—
Corporate	3,692	3,742	3,746	3,718	—	—	—	—
Residential mortgage-backed – US agency	8,762	8,760	5,556	5,526	—	—	—	—
Collateralized mortgage obligations – US agency	2,891	2,917	1,867	1,867
Collateralized mortgage obligations – private label	—	—	—	—	—	—	—	—
Total investment securities held to maturity	42,990	43,359	34,412	34,222	—	—	—	—

Investment securities available for sale:
Debt investment securities
US Treasury, agencies and GSEs	19,910	19,598	16,935	16,597	6,175	6,183	5,025	5,073
State and political subdivisions	6,300	6,450	6,429	6,587	26,413	27,471	19,508	20,304
Corporate	11,870	12,060	13,498	13,696	22,942	23,006	21,086	20,434
Residential mortgage-backed – US agency	24,372	24,387	22,231	22,139	22,891	23,638	31,998	33,067
Collateralized mortgage obligations – US agency	19,175	19,213	20,147	20,003	24,222	24,613	17,667	17,989
Collateralized mortgage obligations – private label	—	—	—	—	296	305	505	519
Total debt investment securities available for sale	81,627	81,708	79,240	79,022	102,939	105,216	95,789	97,386

Equity investment securities
Mutual funds:
Ultra short mortgage fund	643	647	643	648	1,286	1,291	1,286	1,298
Large cap equity fund	456	655	456	651	905	1,081	905	1,024
Other mutual funds US agency	183	364	183	345	183	319	183	243
Common stock – financial services industry	270	289	271	293	420	432	443	444
Total equity investment securities available for sale	1,552	1,955	1,553	1,937	2,794	3,123	2,817	3,009

Total investment securities available for sale	83,179	83,663	80,793	80,959	105,733	108,339	98,606	100,395

Total investment securities	$126,169	$127,022	$115,205	$115,181	$105,733	$108,339	$98,606	$100,395

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Carrying Values, Yields and Maturities. The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of March 31, 2014. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	At March 31, 2014
	One Year or Less		More Than One Year through Five Years		More Than Five Years through Ten Years		More Than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities held to maturity:
Debt investment securities
US Treasury, agencies and GSEs	$—	—%	$1,009	1.69%	$3,805	2.31%	$—	—%	$4,814	$4,800	2.18%
State and political subdivisions	186	0.60	2,086	1.44	8,564	2.77	11,995	3.58	22,831	23,140	3.05
Corporate	334	4.46	—	—	1,726	4.37	1,632	2.52	3,692	3,742	3.56
Residential mortgage-backed – US agency	—	—	—	—	964	1.82	7,798	2.94	8,762	8,760	2.81
Collateralized mortgage obligations – US agency	—	—	—	—	2,891	3.16	—	—	2,891	2,917	3.16
Collateralized mortgage obligations – private label	—	—	—	—	—	—	—	—	—	—	—
Total investment securities held to maturity	$520	3.08%	$3,095	1.52%	$17,950	2.84%	$21,425	3.26%	$42,990	$43,359	2.96%

Investment securities available for sale:
Debt investment securities
US Treasury, agencies and GSEs	$1,002	0.24%	$14,898	0.84%	$4,010	1.50%	$—	—%	$19,910	$19,598	0.94%
State and political subdivisions	879	1.20	4,796	1.99	625	2.14	—	—	6,300	6,450	1.89
Corporate	4,128	1.42	7,742	2.11	—	—	—	—	11,870	12,060	1.87
Residential mortgage-backed – US agency	—	—	179	4.23	8,541	2.33	15,652	2.37	24,372	24,387	2.37
Collateralized mortgage obligations – US agency	—	—	—	—	3,618	1.73	15,557	2.16	19,175	19,213	2.08
Collateralized mortgage obligations – private label	—	—	—	—	—	—	—	—	—	—	—
Total debt investment securities available for sale	6,009	1.19	27,615	1.42	16,794	1.99	31,209	2.27	81,627	81,708	1.85

Equity investment securities
Mutual funds:
Ultra short mortgage fund	643	1.52	—	—	—	—	—	—	643	674	1.51
Large cap equity fund	456	2.40	—	—	—	—	—	—	456	655	2.40
Other mutual funds US agency	183	—	—	—	—	—	—	—	183	364	—
Common stock – financial services industry	270	4.84	—	—	—	—	—	—	270	289	4.84
Total equity investment securities available for sale	1,552	2.18	—	—	—	—	—	—	1,552	1,955	2.02

Total investment securities available for sale	$7,561	1.25%	$27,615	1.42%	$16,794	1.99%	$31,209	2.27%	$83,179	$83,663	1.85%

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Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also rely on advances from the FHLBNY and CDARS as a form of brokered deposits. In addition to deposits and borrowings, we derive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing market interest rates, economic conditions and competition from other financial institutions.

Deposits. A majority of our depositors are persons or businesses who work or reside or operate in Oswego and Onondaga Counties. We offer a variety of deposits, including checking, savings, money market deposit accounts, and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We establish interest rates, maturity terms, service fees and withdrawal penalties on a periodic basis. Management determines the rates and terms based on rates paid by competitors, our need for funds or liquidity, overall growth goals and federal and state regulations. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates. In addition, Pathfinder Commercial Bank holds municipal deposits, which have been a more volatile source of funds for Pathfinder Bank.

The CDARS is a form of brokered deposit program in which we have been a participant since 2009. In addition to offering depositors enhanced FDIC insurance coverage, being a participant in CDARS allows us to fund our balance sheet through CDARS’ One-Way Buy program. This program uses a competitive bid process for available deposits at specified terms. These deposits work well for us because of their weekly availability, coupled with their short term, which allows us to more closely mirror our funding needs.  We believe this arrangement is a viable source of funding provided that we maintain our “well-capitalized” status. Brokered deposit holdings are limited to 15% of reported total assets, or $78.9 million as of March 31, 2014. At March 31, 2014, brokered deposits totaled $39.6 million (all of which are CDARS), or approximately 9.0% of total deposits. At March 31, 2014, we had $155.7 million in total time deposits, which includes certificates of deposit and CDARS.

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Deposit Accounts. The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered as of the dates indicated.

	At or For the Three Months Ended March 31,				At or For the Year Ended December 31,
	2014				2013
	Average Balance	Amount	Percent	Weighted Average Rate	Average Balance	Amount	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW accounts	$40,848	$43,222	9.86%	0.17%	$37,733	$35,949	8.77%	0.21%
Money management accounts	13,312	13,452	3.07	0.15	13,962	13,337	3.25	0.19
MMDA accounts	90,462	94,032	21.45	0.42	81,734	83,867	20.45	0.45
Savings and club accounts	74,937	75,548	17.23	0.08	69,284	68,924	16.80	0.08
Time deposits	151,864	155,734	35.53	1.05	160,823	159,892	38.98	1.22
Demand deposits	52,054	56,365	12.86	0.00	48,814	48,171	11.75	0.00

Total deposits	$423,477	$438,353	100.00%	0.50%	$412,350	$410,140	100.00%	0.60%

	At or For the Year Ended December 31,				At or For the Year Ended December 31,
	2012				2011
	Average Balance	Amount	Percent	Weighted Average Rate	Average Balance	Amount	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW accounts	$31,819	$33,110	8.45%	0.26%	$30,274	$32,106	8.77%	0.29%
Money management accounts	14,395	14,441	3.69	0.30	12,964	14,249	3.89	0.33
MMDA accounts	77,401	73,519	18.76	0.55	64,352	70,588	19.28	0.68
Savings and club accounts	63,962	63,501	16.21	0.08	60,713	58,689	16.03	0.13
Time deposits	159,283	163,321	41.68	1.44	139,299	153,344	41.88	1.86
Demand deposits	40,759	43,913	11.21	0.00	35,971	37,153	10.15	0.00

Total deposits	$387,619	$391,805	100.00%	0.75%	$343,573	$366,129	100.00%	0.94%

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Maturities of Certificates of Deposit Accounts. The following table sets forth the amount and maturities of certificates of deposit accounts at the dates indicated.

	At March 31, 2014
	Less than Six Months	Six Months to One Year	Over One Year to Three Years	Over Three Years	Total	Percent of Total
	(Dollars in thousands)

2.00% and below	$69,123	$27,061	$15,482	$17,446	$129,112	82.90%
2.01% to 3.00%	11,814	3,018	2,632	3,860	21,324	13.69
3.01% to 4.00%	342	230	1,254	410	2,236	1.44
4.01% to 5.00%	964	279	915	78	2,236	1.44
5.01% to 6.00%	826	—	—	—	826	0.53
6.00% and over	—	—	—	—	—	0.00
Total	$83,069	$30,588	$20,283	$21,794	$155,734	100.00%

Large Certificates. As of March 31, 2014, the aggregate amount of outstanding certificates of deposit at Pathfinder Bank in amounts greater than or equal to $100,000 was approximately $86.9 million. The following table presents the maturity of these certificates of deposit at such date.

Maturity Period	At March 31, 2014
(In thousands)

Less than three months	$40,935
Three to six months	15,531
Six months to one year	15,000
Over one year to three years	6,386
Over three years	9,001
Total	$86,853

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

		At December 31,
	At March 31, 2014	2013	2012	2011
	(In thousands)
Interest Rate:
2.00% and below	$129,112	$125,345	$116,156	$100,119
2.01% to 3.00%	19,984	28,523	39,339	38,931
3.01% to 4.00%	3,576	2,798	3,321	4,640
4.01% to 5.00%	2,236	2,400	3,722	8,763
5.01% to 6.00%	826	826	783	851
6.00% and over	—	—	—	40
Total	$155,734	$159,892	$163,321	$153,344

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Borrowings. We may obtain advances primarily from the FHLBNY utilizing the security of the common stock we own in the FHLBNY and qualifying residential mortgage loans as collateral, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. FHLBNY advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. The following table sets forth information with respect to our FHLBNY advances.

	At or for the Three Months ended March 31,		At or For the Year Ended December 31,
	2014	2013	2013	2012	2011
	(Dollars in thousands)
FHLBNY Advances:
Maximum outstanding at any month end	$40,000	$35,000	$43,860	$38,500	$35,910
Balance at the end of period	$33,000	$25,000	$40,000	$34,000	$25,000
Average balance during period	$33,398	$31,593	$34,015	$30,176	$31,203
Weighted average interest rate at the end of period	1.43%	2.91%	1.31%	2.58%	3.22%
Weighted average interest rate during period	1.40%	2.37%	1.70%	2.65%	2.95%

In 2007, we formed the Pathfinder Statutory Trust II (the “Trust”) and the Trust issued 5,000 floating Trust Preferred Securities with a liquidation amount of $1,000 per preferred security for an aggregate offering price of $5,000,000. The proceeds of the $5,000,000 were used by the Trust to retire the original issuance, Pathfinder Statutory Trust I. The debentures and securities have a term of 30 years and carry an interest rate, adjusted quarterly, at the three month LIBOR plus 1.65%. At March 31, 2014, this rate was 1.88%.

Employees

As of March 31, 2014, we had a total of 104 full-time employees and 20 part-time employees. The employees are not represented by a collective bargaining unit and we believe we have a good relationship with our employees.

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Properties

We conduct our business through our main office located in Oswego, New York, six branch offices located in Oswego County and a branch location in Onondaga County. We anticipate opening a business banking office in Syracuse, New York in third quarter of 2014. We believe that our facilities are adequate for the business conducted. The aggregate net book value of our facilities was $8.0 million at March 31, 2014.

Location	Year Acquired or Leased	Owned or Leased	Net Book Value of Real Property

Main Office:

214 West First Street
Oswego, New York 13126	1874	Owned	$3.3 million

Branch Locations:

Plaza Branch
Route 104, Ames Plaza
Oswego, New York 13126	1989	Owned (1)	$177,000	(4)

Mexico Branch
Norman & Main Streets
Mexico, New York 13114	1978	Owned	$416,000

Oswego East Branch
34 East Bridge Street
Oswego, New York 13126	1994	Owned	$752,000

Lacona Branch
1897 Harwood Drive
Lacona, New York 13083	2002	Owned	$146,000

Fulton Branch
5 West First Street South
Fulton, New York 13069	2003	Owned (2)	$625,000

Central Square Branch
3025 East Ave
Central Square, New York 13036	2005	Owned	$1.2 million

Cicero Branch
6194 State Route 31
Cicero, New York 13039	2011	Owned	$1.4 million

Syracuse Business Banking Office
302-310 South Salina Street
Syracuse, New York 13202	2014	Leased (3)	N/A

_________________

(1)	The building is owned; the underlying land is leased with an annual rent of $22,000.
(2)	The building is owned; the underlying land is leased with an annual rent of $33,000.
(3)	The premises will be leased upon opening in the third quarter of 2014 with an annual rent of $58,000.
(4)	Included in construction in progress was $330,000 of cost associated with a branch renovation process. The project is anticipated to be completed in June 2014.

Legal Proceedings

There are various claims and lawsuits to which we are periodically involved that are incidental to our business. At March 31, 2014, in the opinion of management, such claims and lawsuits in the aggregate are not expected to have a material adverse impact on our consolidated financial condition and results of operations.

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Subsidiary Activities

Other than Pathfinder Bank, Pathfinder-Federal has one direct subsidiary, Pathfinder Statutory Trust II. Pathfinder Statutory Trust II is a non-consolidated Delaware statutory trust subsidiary that was formed in connection with the issuance of $5.2 million in trust preferred securities.

Pathfinder Bank has four wholly-owned subsidiaries, Pathfinder Commercial Bank, Pathfinder REIT, Inc., Whispering Oaks Development Corp and Pathfinder Risk Management Company, Inc.

Pathfinder Commercial Bank is a limited purpose, New York-chartered commercial bank subsidiary that serves the depository needs of municipalities and public entities in its market area. New York law requires municipal deposits to be held only by commercial banks.

Pathfinder REIT, Inc. is a New York corporation, formed as Pathfinder Bank’s real estate investment trust subsidiary.  Pathfinder REIT, Inc. operates and is taxed in a manner that enables it to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended. As a result of this election, Pathfinder REIT, Inc. is not taxed at the corporate level on taxable income distributed to shareholders, provided that certain real estate investment trust qualification tests are met. At March 31, 2014, Pathfinder REIT, Inc. held $16.8 million in mortgages and mortgage related assets.

Whispering Oaks Development Corp. is a New York corporation, which is used to operate or develop foreclosed real estate.

Pathfinder Risk Management Company, Inc. is a New York corporation, established to hold the 51% controlling interest of the FitzGibbons Agency, LLC acquired in December 2013. The FitzGibbons Agency, LLC is an Oswego County based property and casualty and life and health insurance brokerage business and had approximately $500,000 in revenues for the year ended December 31, 2013. Additional details can be found in Note 23 to the consolidated financial statements.

SUPERVISION AND REGULATION

General

Pathfinder Bank is a New York-chartered stock savings bank and upon completion of the conversion will be the wholly-owned subsidiary of New Pathfinder, a Maryland corporation, which will be a registered bank holding company. Pathfinder Bank’s deposits are insured up to applicable limits by the FDIC. Pathfinder Bank is subject to extensive regulation by the NYSDFS, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. Pathfinder Bank is required to file reports with, and is periodically examined by, the FDIC and the NYSDFS concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. As a registered bank holding company, New Pathfinder will be regulated by the Federal Reserve Board.

The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of shareholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the New York legislature, the NYSDFS, the FDIC, the Federal Reserve Board or the Unites States Congress, could have a material adverse impact on the financial condition and results of operations of New Pathfinder and Pathfinder Bank. As is further described below, the Dodd-Frank Act has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

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Set forth below is a summary of certain material statutory and regulatory requirements applicable to New Pathfinder and Pathfinder Bank. The summary is not intended to be a complete description of such statutes and regulations and their effects on New Pathfinder and Pathfinder Bank.

The Dodd-Frank Act

The Dodd-Frank Act significantly changed bank regulation and has affected the lending, investment, trading and operating activities of depository institutions and their holding companies. The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with extensive powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets, such as Pathfinder Bank, will continue to be examined by their applicable federal bank regulators. The Dodd-Frank Act also gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC assessments for deposit insurance and permanently increased the maximum amount of deposit insurance to $250,000 per depositor. The Dodd-Frank Act also, among other things, requires originators of certain securitized loans to retain a portion of the credit risk, stipulates regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contains a number of reforms related to mortgage originations. The Dodd-Frank Act increased the ability of shareholders to influence boards of directors by requiring companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The Dodd-Frank Act also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to company executives, regardless of whether the company is publicly traded or not.

Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates or require the implementing regulations and, therefore, their impact on our operations cannot be fully determined at this time. However, it is likely that the Dodd-Frank Act will increase the regulatory burden, compliance costs and interest expense for Pathfinder Bank and New Pathfinder.

SBLF Participation

On September 1, 2011, we entered into a Securities Purchase Agreement with the U.S. Treasury pursuant to which we sold to the U.S. Treasury 13,000 shares of our Series B Preferred Stock, having a liquidation amount of $1,000 per share for aggregate proceeds of $13.0 million. This transaction was entered into as part of the SBLF.

The Series B Preferred Stock is entitled to receive non-cumulative dividends payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.  The dividend rate, which is calculated on the aggregate liquidation amount, was initially set at 4.2% per annum based upon the level of “Qualified Small Business Lending,” or “QSBL” (as defined in the Securities Purchase Agreement) by Pathfinder Bank.  The dividend rate for dividend periods subsequent to the initial period is set based upon the “Percentage Change in Qualified Lending” (as defined in the Securities Purchase Agreement) between each dividend period and the “Baseline” QSBL level.  Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, and from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods.  If the Series B Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9.0% annually.  Prior to that time, in general, the dividend rate decreases as the level of Pathfinder Bank’s QSBL increases.   Our dividend rate as of March 31, 2014 was 1.0%. Such dividends are not cumulative, but we may only declare and pay dividends on our common stock (or any other equity securities junior to the Series B Preferred Stock) if we have declared and paid dividends for the current dividend period on the Series B Preferred Stock. We also are subject to other restrictions on our ability to repurchase or redeem other securities.

140

We may redeem the shares of Series B Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the liquidation amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the FDIC. We do not presently intend to repay SBLF in connection with the completion of the conversion.

The SBLF requires us to file quarterly reports on QSBL lending, which must be audited annually. We must also make outreach efforts and advertise the availability of QSBL to organizations and individuals who represent minorities, women and veterans. We must annually certify that no business loans are made to principals of businesses who have been convicted of a sex crime against a minor. Finally, the SBLF requires us to file quarterly, annual and other reports provided to shareholders concurrently with the U.S. Treasury.

Simultaneously with the closing of the SBLF transaction on September 1, 2011, we exited TARP. Pursuant to our exit, we redeemed (repurchased) from the Treasury, largely using proceeds received from the issuance of the Series B Preferred Stock, all 6,771 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000. On February 1, 2012, we redeemed (repurchased) a warrant to purchase 154,354 shares of our common stock, par value $0.01 per share. The total redemption price of our TARP Series A Preferred Stock and the warrant to purchase 154,354 shares of our common stock, including all dividends paid to the Treasury, was approximately $7.3 million.

Supervisory Agreement

During May 2009, we entered into a Supervisory Agreement with the Office of Thrift Supervision. The agreement was issued in connection with the identification of certain violations of applicable statutory and regulatory restrictions on capital distributions and transactions with affiliates. On November 26, 2013, we were informed by the Federal Reserve Board that the Supervisory Agreement was terminated, indicating that we had complied with the terms of the Supervisory Agreement.

New York Bank Regulation

Pathfinder Bank derives its lending, investment, branching and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the NYSDFS, as limited by federal laws and regulations. Under these laws and regulations, savings banks, including Pathfinder Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a savings bank may invest up to 7.5% of its assets in corporate stock, with an overall limit of 5% of its assets invested in common stock. Investment in the stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the savings bank’s assets, except as set forth below. Such equity securities must meet certain earnings ratios and other tests of financial performance. A savings bank’s lending powers are not subject to percentage of assets limitations, although there are limits applicable to single borrowers. A savings bank may also, pursuant to the “leeway” power, make investments not otherwise permitted under the New York State Banking Law. This power permits investments in otherwise impermissible investments of up to 1% of assets in any single investment, subject to certain restrictions and to an aggregate limit for all such investments of up to 5% of assets. Additionally, in lieu of investing in such securities in accordance with and reliance upon the specific investment authority set forth in the New York State Banking Law, savings banks are authorized to elect to invest under a “prudent person” standard in a wider range of investment securities as compared to the types of investments permissible under such specific investment authority. However, in the event a savings bank elects to utilize the “prudent person” standard, it will be unable to avail itself of the other provisions of the New York State Banking Law and regulations which set forth specific investment authority. Pathfinder Bank has not elected to conduct its investment activities under the “prudent person” standard. A savings bank may also exercise trust powers upon approval of the NYSDFS. Pathfinder Bank does not presently have trust powers.

New York State chartered savings banks may also invest in subsidiaries under their service corporation investment authority. A savings bank may use this power to invest in corporations that engage in various activities

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authorized for savings banks, plus any additional activities that may be authorized by the NYSDFS. Investment by a savings bank in the stock, capital notes and debentures of its service corporations is limited to 3% of the bank’s assets, and such investments, together with the bank’s loans to its service corporations, may not exceed 10% of the savings bank’s assets. Furthermore, New York banking regulations impose requirements on loans which a bank may make to its executive officers and directors and to certain corporations or partnerships in which such persons have equity interests. These requirements include that (i) certain loans must be approved in advance by a majority of the entire board of directors and the interested party must abstain from participating directly or indirectly in voting on such loan, (ii) the loan must be on terms that are not more favorable than those offered to unaffiliated third parties, and (iii) the loan must not involve more than a normal risk of repayment or present other unfavorable features.

Under the New York State Banking Law, the Superintendent may issue an order to a New York State chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the NYSDFS that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee or officer may be removed from office after notice and an opportunity to be heard. Pathfinder Bank does not know of any past or current practice, condition or violation that may lead to any proceeding by the Superintendent or the NYSDFS against Pathfinder Bank or any of its directors or officers.

New York State Community Reinvestment Regulation

Pathfinder Bank is also subject to provisions of the New York State Banking Law which imposes continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community (“NYCRA”) which are substantially similar to those imposed by the Community Reinvestment Act. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the NYSDFS The NYCRA requires the NYSDFS to make a biennial written assessment of a bank’s compliance with the NYCRA, utilizing a four-tiered rating system and make such assessment available to the public. The NYCRA also requires the Superintendent to consider a bank’s NYCRA rating when reviewing a bank’s application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. Pathfinder Bank’s NYCRA rating, dated December 31, 2012, was “satisfactory.”

Federal Regulations

Capital Requirements. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Pathfinder Bank, are required to comply with minimum leverage capital requirements. For an institution not anticipating or experiencing significant growth and deemed by the FDIC to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common shareholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

FDIC regulations also require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to four risk-weighted categories ranging from 0.0% to 100.0%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock, subordinated debentures and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

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In July, 2013, the FDIC and the other federal bank regulatory agencies issued a final rule to revise their risk-based and leverage capital requirements and their method for calculating risk-weighted assets, to make them consistent with the agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act.  The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more, and top-tier savings and loan holding companies (“banking organizations”).  Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.  The final rule also limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets.  The final rule becomes effective for us on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

At March 31, 2014, Pathfinder Bank was well-capitalized.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits and, more recently, safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Business and Investment Activities. Under federal law, all state-chartered FDIC-insured banks, including savings banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered savings banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by New York law.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Prompt Corrective Regulatory Action. Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

The FDIC has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital

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ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

“Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan must be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional measures, including, but not limited to, a required sale of sufficient voting stock to become adequately capitalized, a requirement to reduce total assets, cessation of taking deposits from correspondent banks, the dismissal of directors or officers and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after being designated “critically undercapitalized.”

The recently adopted final rule that will increase regulatory capital requirements will adjust the prompt corrective action categories accordingly.

Transactions with Related Parties. Transactions between a bank (and, generally, its subsidiaries) and its related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies which are controlled by such parent holding company are affiliates of the bank. Generally, Sections 23A and 23B of the Federal Reserve Act limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to 10% of such institution’s capital stock and surplus and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar transactions. In addition, loans or other extensions of credit by the institution to the affiliate are required to be collateralized in accordance with specified requirements. The law also requires that affiliate transactions be on terms and conditions that are substantially the same, or at least as favorable to the institution, as those provided to non-affiliates.

Pathfinder Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Pathfinder Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Pathfinder Bank’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The FDIC has extensive enforcement authority over insured state savings banks, including Pathfinder Bank. That enforcement authority includes, among other things, the ability to assess civil money

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penalties, issue cease and desist orders and remove directors and officers. In general, enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured bank under certain circumstances. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if the bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.”

Federal Insurance of Deposit Accounts. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity, instead of total deposits. The rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2014, the annualized Financing Corporation assessment was equal to 0.64 of a basis point of total assets less tangible capital.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by June 30, 2020. It is intended that insured institutions with assets of $10 billion or more will fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC, and the FDIC has exercised that discretion by establishing a long-term fund ratio of 2%.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Pathfinder Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Community Reinvestment Act. Under the CRA, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA does require the FDIC, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to establish or acquire branches and merger with other depository institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. Pathfinder Bank’s latest FDIC CRA rating, dated October 9, 2012, was “satisfactory.”

Federal Reserve System. The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily negotiable order of withdrawal (NOW)

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and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $89.0 million; a 10% reserve ratio is applied above $89.0 million. The first $13.3 million of otherwise reservable balances are exempted from the reserve requirements. The amounts are adjusted annually. Pathfinder Bank complies with the foregoing requirements.

Federal Home Loan Bank System. Pathfinder Bank is a member of the Federal Home Loan Bank System, which consists of twelve regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the FHLBNY, Pathfinder Bank is required to acquire and hold a specified amount of shares of capital stock in the FHLBNY. As of March 31, 2014, Pathfinder Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Pathfinder Bank are subject to state usury laws and federal laws concerning interest rates. Pathfinder Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Pathfinder Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

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•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	USA PATRIOT Act, which requires savings banks operating to, among other things, establish broadened anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

In connection with the completion of the conversion, Pathfinder Bank will revoke its Section 10(l) election so that New Pathfinder will be a bank holding company under the Bank Holding Company Act of 1956, as amended subject to supervision and regulation by the Federal Reserve Board.

New Pathfinder, as a bank holding company, will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board. New Pathfinder is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for New Pathfinder to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company.

A bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing securities brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property under certain conditions; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings association.

The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including depository institutions subsidiaries that are “well capitalized” and “well managed,” to opt to become a “financial holding company.” A “financial holding company” may engage in a broader array of financial activities than permitted a typical bank holding company. Such activities can include insurance underwriting and investment banking. New Pathfinder has elected “financial holding company” status to be effective upon completion of the conversion and reorganization, and has received the Federal Reserve Board’s non-objection.

New Pathfinder will be subject to the Federal Reserve Board’s consolidated capital adequacy guidelines for bank holding companies, which apply to bank holding companies with greater than $500 million in total assets. The Dodd-Frank Act directs the Federal Reserve Board to issue consolidated capital requirements for depository institution bank and savings and loan holding companies that are not less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. The previously discussed final rule regarding regulatory capital requirements implements the Dodd-Frank Act as to bank holding company capital standards. Consolidated regulatory capital requirements identical to those applicable to the subsidiary institutions

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will apply to New Pathfinder as of January 1, 2015. As is the case with institutions themselves, the capital conservation buffer will be phased in between 2016 and 2019.

A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to that approval requirement for well-capitalized bank holding companies that meet certain other conditions. The Federal Reserve Board has issued guidance which requires consultation with the Federal Reserve Board prior to a redemption or repurchase in certain circumstances.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by using available resources to provide capital funds during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. The Dodd-Frank Act codified the source of strength policy. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of New Pathfinder to pay dividends or otherwise engage in capital distributions.

The Federal Deposit Insurance Act makes depository institutions liable to the FDIC for losses suffered or anticipated by the insurance fund in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law could potentially apply to Pathfinder Commercial Bank.

New Pathfinder and Pathfinder Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of New Pathfinder or Pathfinder Bank.

New Pathfinder’s status as a registered bank holding company under the Bank Holding Company Act will not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in

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the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We have prepared policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Pathfinder Bancorp, MHC, Pathfinder-Federal and Pathfinder Bank are, and New Pathfinder will be, subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Pathfinder-Federal, New Pathfinder or Pathfinder Bank.

Method of Accounting. For federal income tax purposes, Pathfinder-Federal currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Prior to 1996, Pathfinder Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. As a result of tax law changes in 1996, Pathfinder Bank was required to use the specific charge-off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At March 31, 2014, Pathfinder Bank had no reserves subject to recapture in excess of its base year reserves.

Pathfinder-Federal is required to use the specific charge-off method to account for tax bad debt deductions.

Taxable Distributions and Recapture. Prior to 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if Pathfinder Bank failed to meet certain thrift asset and definitional tests or made certain distributions. Tax law changes in 1996 eliminated thrift-related recapture rules. However, under current law, pre-1988 tax bad debt reserves remain subject to recapture if Pathfinder Bank makes certain non-dividend distributions, repurchases any of its common stock, pays dividends in excess of earnings and profits, or fails to qualify as a “bank” for tax purposes. At March 31, 2014, our total federal pre-base year bad debt reserve was approximately $1.3 million.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption. The alternative

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minimum tax is imposed to the extent it exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2014, Pathfinder-Federal had no such amounts available as credits for carryover.

Net Operating Loss Carryovers.  A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. A 2009 federal tax law change allows for a one-time carry back of either 2008 or 2009 taxable losses for up to five years. As of March 31, 2014, Pathfinder-Federal does not have a federal net operating loss carryforward.

Corporate Dividends-Received Deduction. Pathfinder-Federal may exclude from its federal taxable income 100% of dividends received from Pathfinder Bank as a wholly-owned subsidiary by filing consolidated tax returns. The corporate dividends-received deduction is 80% when the corporation receiving the dividend owns at least 20% of the stock of the distributing corporation. The dividends-received deduction is 70% when the corporation receiving the dividend owns less than 20% of the distributing corporation.

State Taxation

For 2014, we are subject to the New York State Franchise Tax on Banking Corporations in an annual amount equal to the greater of (i) 7.1% of Pathfinder Bank's "entire net income" allocable to New York State during the taxable year, or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greater of (a) 0.01% of the value of Pathfinder Bank's assets allocable to New York State with certain modifications, (b) 3% of our "alternative entire net income" allocable to New York State, or (c) $1,250. Entire net income is similar to federal taxable income, subject to certain modifications and alternative entire net income is equal to entire net income without certain modifications. Net operating losses arising in the current period can be carried forward to the succeeding 20 taxable years.

Effective January 1, 2015, banking corporations will be taxed under the New York State General Business Corporation Franchise Tax provisions. The New York State tax rate on “entire net income” will be reduced from 7.1% to 6.5% effective January 1, 2016, and various modifications will be available to community banks (defined as banks with less than $8 billion in total assets) regarding deductions associated with interest income.

Our state tax returns have not been audited for the last five years.

As a Maryland business corporation, New Pathfinder is required to file an annual report with and pay franchise taxes to the state of Maryland.

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MANAGEMENT

Shared Management Structure

Each executive officer of New Pathfinder is also an executive officer of Pathfinder Bank. We expect that New Pathfinder and Pathfinder Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers

The following table sets forth information regarding our executive officers. Age information is as of March 31, 2014. The executive officers of New Pathfinder and Pathfinder Bank are elected annually.

Name	Age	Position
Thomas W. Schneider	52	President and Chief Executive Officer, New Pathfinder and Pathfinder Bank
James A. Dowd	46	Senior Vice President and Chief Financial Officer, New Pathfinder and Pathfinder Bank
Melissa A. Miller	56	Senior Vice President and Chief Operating Officer, New Pathfinder and Pathfinder Bank
Edward A. Mervine	57	Senior Vice President, General Counsel and Corporate Secretary, New Pathfinder and Pathfinder Bank
Ronald Tascarella	55	Senior Vice President and Chief Credit Officer, New Pathfinder and Pathfinder Bank
Daniel R. Phillips	49	Senior Vice President and Chief Information Officer, Pathfinder Bank

The principal occupation during the past five years of each of our executive officers is set forth below. All directors and executive officers have held their present positions for all five years unless otherwise stated.

Thomas W. Schneider has been employed by Pathfinder Bank since 1988. Mr. Schneider is the President and Chief Executive Officer of Pathfinder-Federal and Pathfinder Bank. Prior to his appointment as President in 2000, Mr. Schneider was the Executive Vice President and Chief Financial Officer of Pathfinder-Federal and Pathfinder Bank. Mr. Schneider is a member of the boards of directors of New Pathfinder, Pathfinder-Federal and Pathfinder Bank. Mr. Schneider provides the board with extensive knowledge of our customers and lending markets.

James A. Dowd has been employed by Pathfinder Bank since 1994 and was appointed in 2000 as the Senior Vice President and Chief Financial Officer of Pathfinder-Federal and Pathfinder Bank. Mr. Dowd is responsible for the accounting, finance, marketing and facilities departments.

Melissa A. Miller has been employed by Pathfinder Bank since 1976. Since 2005, Ms. Miller has served as Senior Vice President and Chief Operating Officer of Pathfinder-Federal and Pathfinder Bank. Ms. Miller is responsible for deposit operations, branch administration and information services.

Edward A. Mervine is Senior Vice President, General Counsel and Corporate Secretary for Pathfinder-Federal and Pathfinder Bank. Prior to joining us in 2002, Mr. Mervine was a partner in the law firm of Bond Schoeneck & King, PLLC. Mr. Mervine is responsible for human resources, loss mitigation, security and legal and regulatory compliance.

Ronald Tascarella has been the Senior Vice President and Chief Credit Officer of Pathfinder Bank since 2006. Prior to joining us, he was Senior Vice President of Oswego County National Bank. Mr. Tascarella is responsible for Pathfinder Bank’s lending operations.

Daniel R. Phillips has been employed by Pathfinder Bank since 1999 and since January 2014, has served as Senior Vice President and Chief Information Officer of Pathfinder Bank. Prior to joining us, he was Assistant Vice President of Community Bank.  Mr. Phillips is responsible for electronic delivery channels, information security and technology platforms.

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Directors

New Pathfinder has nine directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected annually. Directors of Pathfinder Bank will be elected by New Pathfinder as its sole shareholder. The following table states our directors’ names, their ages as of March 31, 2014, the years when they began serving as directors of Pathfinder Bank and when their current term expires.

Name	Age	Position	Director Since	Term to Expire
Thomas W. Schneider	52	President, Chief Executive Officer and Director	2001	2015
John P. Funiciello	50	Director	2011	2015
Lloyd "Buddy" Stemple	53	Director	2005	2015
David A. Ayoub	51	Director	2012	2016
Adam C. Gagas(1)	42	Director	2014	2016
John F. Sharkey, III(2)	56	Director	2014	2016
William A. Barclay	45	Director	2011	2017
Chris R. Burritt	60	Chairman of the Board	1986	2017
George P. Joyce	63	Director	2000	2017

(1)	Mr. Gagas was elected to the board of directors of Pathfinder-Federal effective April 23, 2014 and to the board of directors of Pathfinder Bank, effective March 17, 2014.
(2)	Mr. Sharkey was elected to the board of directors of Pathfinder-Federal effective April 23, 2014 and to the board of directors of Pathfinder Bank, effective December 19, 2013.

The principal occupation during the past five years of each director, nominee and executive officer, as well as other relevant experience, is set forth below. All directors, nominees and executive officers have held their present positions for five years unless otherwise stated. None of our directors or nominees have been the subject of securities litigation, enforcement or bankruptcy in the past ten years.

Chris R. Burritt is the President and General Manager of R.M. Burritt Motors, Inc., an automobile dealership located in Oswego, New York. Mr. Burritt was elected Chairman of the Board effective January 1, 2014. In addition to his long term ownership and management of his well known local business, Mr. Burritt is active in community affairs. He presently serves on the board of directors of Oswego Hospital and is a member of its Finance/Operations Committee. Mr. Burritt also serves as Director of the NYS Automobile Dealers Association in Albany, NY. Mr. Burritt’s experience operating a local business and substantial ties to the communities served by Pathfinder Bank provides the board with valuable insight into managing and overseeing a business.

George P. Joyce is the owner and operator of Laser Transit, Ltd., Lacona, New York, a Central New York logistics services provider. Mr. Joyce has a BA in Economics from SUNY Oswego. He has been a Controller for transportation and warehousing firm, as well as a manager in an IT consulting firm. He is also presently President of Intelliflex, LLC, a third party logistics firm performing freight forwarding and outsourced logistics services for its customers. He has served as President and Chair of the Board of Trustees for Oswego Hospital, Chair of the Board of Operation Oswego County, Vice President of Seneca Hill Manor, Director of the Oswego College Foundation and numerous other community organizations. Mr. Joyce provides the board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Lloyd “Buddy” Stemple is the Chief Executive Officer of Constellium Rolled Products in Ravenswood, West Virginia, a global supplier of rolled aluminum to the Aerospace and Transportation materials industries. Mr. Stemple, until recently, was the Chief Executive Officer of Oman Aluminum Rolling Company. The Oman Aluminum Rolling Company is a new venture supported by the government of Oman which started commercial production of rolled aluminum in late 2013. Prior to his work in Oman, he was the Vice-President and General Manager of Novelis Specialty Products, Novelis Inc., which has manufacturing locations in Oswego, New York, Kingston, Ontario Canada and sales offices in Cleveland, Ohio and Detroit, Michigan. Mr. Stemple has an Engineering Degree and an MBA. His experience in large, publicly traded companies provides a unique perspective to our board.

William A. Barclay is a graduate of St. Lawrence University and Syracuse University College of Law. An attorney and businessman, Mr. Barclay is a partner in the Syracuse law firm of Hiscock and Barclay, LLP, where he specializes in business law. Mr. Barclay has served on several community organizations throughout his career

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including the SUNY Oswego College Council, the Rosamond Gifford Zoo at Burnet Park, the Everson Museum of Art, and Northern Oswego County Health Services, Inc. In 2004, he was recognized as one of Oswego County Business Magazine’s Forty under 40, an honor given to Oswego County leaders under the age of 40. Mr. Barclay was also awarded the 2007 Martin Rose Economic Developer Merit Award for his commitment to the economic development process by helping to facilitate the attraction and retention of businesses in Oswego County. Mr. Barclay is currently a New York State Assemblyman for the 120th District, which includes Oswego, Onondaga and Jefferson counties. Mr. Barclay’s in-depth knowledge of economic development and the law provide the board with a unique and valuable perspective into economic development and legal issues.

John P. Funiciello is a licensed real estate broker and developer who owns and operates J.F. Real Estate in Syracuse, NY. Mr. Funiciello began his career with Pyramid Brokerage Company and started J.F. Real Estate in 1992. J.F. Real Estate represents approximately three million square feet of commercial real estate in the Central New York Region. Mr. Funiciello is a graduate of the State University of New York at Cortland with a degree in Economics and a concentration in Business. He is an active member of the Syracuse community and has served on the Boards of the Consortium for Children’s Services and the Samaritan Center. Mr. Funiciello’s extensive real estate experience and knowledge of the local real estate market as well as his valuable insight into managing and overseeing a business brings valuable expertise to the board.

David A. Ayoub serves as Partner-in-Charge of the Tax Department at the Syracuse firm of Bowers & Company, CPA’s. In that capacity, Mr. Ayoub consults on corporate mergers and acquisitions, and also assists start-up businesses. In addition, he oversees the firm’s tax compliance, technical research, planning and consulting. Mr. Ayoub has over 25 years of accounting and taxation experience. Mr. Ayoub is a graduate of Rochester Institute of Technology with a BBA in Accounting and is a Certified Public Accountant in New York State. He is also a Member of the American Institute of Certified Public Accountants, as well as the New York State Society of Certified Public Accountants. Mr. Ayoub pursues an active role in the community, serving on boards including the Manlius Village Public Library and Make-A-Wish Foundation. He has also worked previously with the United Way and Score. Mr. Ayoub’s extensive experience with corporate transactions as well as his experience in business and tax offers the board an invaluable perspective of Pathfinder Bank’s business.

John F. Sharkey, III is President of Universal Metal Works, a custom metal fabrication facility, in Fulton, New York, and the Managing Partner of Universal Properties, LLC. Prior to his role with Universal Metal Works, Mr. Sharkey was President of Universal Joint Sales, a heavy-duty truck parts distributor, headquartered in Syracuse, New York. During his tenure at Universal Joint Sales, the company grew to 13 locations throughout the Northeast and Florida. In 1998, Mr. Sharkey sold Universal Joint Sales to FleetPride. For three years following the sale of the company, Mr. Sharkey acted as FleetPride’s Regional Vice President. Mr. Sharkey is an active member of the Central New York community, serving on boards including the Council of Fleet Specialists, Rockwell International’s Distributor Advisory Council, and the Camillus Youth Hockey Association. He is also a committee member of the Syracuse Chapter of Ducks Unlimited. Mr. Sharkey’s management experience and business knowledge provides a valuable resource and perspective to the board.

Adam C. Gagas has more than 15 years experience in global financial markets. He is the founder and CEO of Breakwall Asset Management, LLC, a New York State registered investment advisor located in Oswego. Mr. Gagas was an analyst on teams managing multi-billion dollar portfolios at Skandia Asset Management and Principal Global Investors in New York City. He was awarded an Alfa Fellowship and completed a yearlong professional placement as an institutional investment analyst at Alfa Capital in Moscow, Russia. He is also the owner/operator of Gagas Realty Corporation, a multi-property commercial real estate holding company. In addition, he is an adjunct instructor of Corporate Finance in the SUNY Oswego School of Business. Mr. Gagas earned a BA from Hobart College with majors in Economics and Russian Studies, and an MBA with a concentration in Finance from the Leonard N. Stern School of Business at New York University. His extensive community involvement includes serving as Treasurer of Oswego Health, chair of that organization’s Audit and Investment committees, and as a member of the Executive committee. Mr. Gagas is also a board member of Oswego’s historic Riverside Cemetery, and has previously held leadership positions with the Oswego YMCA and Oswego Opera Theater. Mr. Gagas provides the board with extensive financial and business experience as well as valuable insight into managing and overseeing a business.

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Board Independence

The board of directors determines the independence of each director in accordance with Nasdaq Stock Market rules, which include all elements of independence as set forth in the listing requirements for Nasdaq securities. The board of directors has determined that all of our directors are “independent” directors within the meaning of such standards, with the exception of Mr. Schneider. In evaluating the independence of our independent directors, we found no transactions between us and our independent directors that are not required to be reported in this proxy statement/prospectus and that had an impact on our determination as to the independence of our directors.

Codes of Business Conduct and Ethics

Pathfinder-Federal has adopted a code of business conduct and ethics that reflects current circumstances and Securities and Exchange Commission and Nasdaq definitions for such codes. The code of business conduct and ethics covers Pathfinder-Federal, Pathfinder Bank and other subsidiaries. Among other things, the code of business conduct and ethics includes provisions regarding honest and ethical conduct, conflicts of interest, full and fair disclosure, compliance with law, and reporting of and sanctions for violations. The code applies to all directors, officers and employees of Pathfinder-Federal and subsidiaries. We have posted a copy of the code of business conduct and ethics on our corporate website, at www.pathfinderbank.com, on the link “Investor Relations.” As further matters are documented, or if those documents (including the code of business conduct and ethics) are changed, waivers from the code of business conduct and ethics are granted, or new procedures are adopted, those new documents, changes and/or waivers will be posted on the corporate website at that address.

Transactions With Certain Related Persons

In accordance with federal laws and regulations, Pathfinder Bank offers the same loan and deposit products and services to its officers and directors, as well as their associates, as those offered to our customers generally. However, regulations permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees.

In the ordinary course of business, Pathfinder Bank makes loans available to its directors, officers and employees. Full-time employees, and directors after one year of service, of Pathfinder Bank are entitled to receive a primary residence mortgage loan at an interest rate of 0.50% below market, consistent with applicable laws and regulations.

The chart below lists the named executive officers and directors who participated in the employee mortgage loan program during the years ended December 31, 2013, 2012 or 2011, and certain information with respect to their loans. No other directors or executive officers of Pathfinder-Federal participated in the employee mortgage loan program during the years ended December 31, 2013, 2012 or 2011.

Name	Largest Aggregate Balance 01/01/13 to 12/31/13	Interest Rate	Non- employee Interest Rate	Principal Balance 12/31/13	Principal Paid 01/01/13 to 12/31/13	Interest Paid 01/01/13 to 12/31/13
Thomas Schneider	$193,240	5.250%	5.750%	$188,156	$5,084	$10,024
Edward Mervine	$100,478	3.375	3.875	$88,651	$11,827	$3,209
James Dowd	$126,840	2.625	3.125	$122,912	$3,927	$5,866
Chris Burritt	$85,630	3.250	3.750	$65,833	$19,797	$2,490
Lloyd Stemple	$264,123	2.750	3.250	$248,878	$15,246	$7,072

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Name	Largest Aggregate Balance 01/01/12 to 12/31/12	Interest Rate	Non- employee Interest Rate	Principal Balance 12/31/12	Principal Paid 01/01/12 to 12/31/12	Interest Paid 01/01/12 to 12/31/12
Thomas Schneider	$198,065	5.250%	5.750%	$193,240	$4,825	$10,283
Edward Mervine	$111,913	3.375	3.875	$100,478	$11,435	$3,601
James Dowd	$—	—	—	$—	$—	$—
Chris Burritt	$104,794	3.250	3.750	$85,630	$19,165	$3,122
Lloyd Stemple	$276,231	2.750	3.250	$264,123	$12,108	$8,961

Name	Largest Aggregate Balance 01/01/11 to 12/31/11	Interest Rate	Non- employee Interest Rate	Principal Balance 12/31/11	Principal Paid 01/01/11 to 12/31/11	Interest Paid 01/01/11 to 12/31/11
Thomas Schneider	$202,644	5.250%	5.750%	$198,065	$4,579	$10,530
Edward Mervine	$122,969	3.375	3.875	$111,913	$11,056	$3,980
James Dowd	$—	—	—	$—	$—	$—
Chris Burritt	$123,347	3.250	3.750	$104,794	$18,552	$3,734
Lloyd Stemple	$—	—	—	$—	$—	$—

These loans neither involve more than the normal risk of collection nor present other unfavorable features. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

Since January 1, 2011, other than described above, and except for loans to directors made in the ordinary course of business that were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Pathfinder Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features, we and our subsidiaries have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors, executive officers or 5% or more shareholders have a direct or indirect material interest.

Director Compensation

Each non-employee director receives an annual retainer of $13,100, a meeting fee of $700 for each board meeting attended and $500 for each committee meeting attended. The Board Chair receives an additional retainer of $12,000. The Audit Committee Chairman receives an additional retainer of $6,000 and the chairman of all other committees receives an additional $100 for each committee meeting in which they serve in the capacity of committee chairman. Employee directors do not receive a retainer or monthly meeting fees. We paid a total of $289,908 in director fees during the year ended December 31, 2013.

Set forth below is director compensation for each of our non-employee directors for the year ended December 31, 2013.

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DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2013 (5)
Name	Fees earned or paid in cash ($)	Stock Options ($) (1)	Non-qualified deferred compensation earnings ($) (2)	Total ($)
David A. Ayoub	41,201	30,400	—	71,601
William A. Barclay	33,601	—	—	33,601
Chris R. Burritt	31,901	—	15,989	47,890
John P. Funiciello	32,101	30,400	—	62,501
George P. Joyce	36,901	—	4,392	41,293
Lloyd “Buddy” Stemple	27,801	—	2,130	29,931
Janette Resnick (3)	51,901	—	512	52,413
L. William Nelson (4)	34,501	—	10,296	44,797

(1)	Represents the grant date fair value of the stock option awards received by each director under the Pathfinder Bancorp, Inc. 2010 Stock Option Plan. The grant date fair value has been computed in accordance with the stock-based compensation accounting rules (FASB ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found at Note 13 of our notes to our consolidated financial statements. All stock options in this column vest at a rate of 20% per year, commencing on June 23, 2012, for all directors except Mr. Ayoub and Mr. Funiciello whose options will commence vesting on July 25, 2014. At December 31, 2013, there are 30,000 stock options outstanding for active directors.
(2)	The non-qualified deferred compensation earnings represent the above market or preferential earnings on compensation that was deferred by each named director to the Trustee Deferred Fee Plan.
(3)	Ms. Resnick, the former Chairman of the Board, retired as of December 31, 2013.
(4)	Mr. Nelson, a former member of the board, retired as of December 31, 2013.
(5)	No named director received perquisites and any other personal benefits that exceeded, in the aggregate, $10,000.

Director fees are reviewed annually by the Compensation Committee for recommendation to the board of directors. The committee reviews relevant peer group data similar to that used in the executive compensation review. The Committee believes that an appropriate compensation is critical to attracting, retaining and motivating directors who have the qualities necessary to direct Pathfinder Bank.

Trustee (Director) Deferred Fee Plan. Pathfinder Bank maintains the Trustee Deferred Fee Plan for members of the boards of Pathfinder Bank, Pathfinder-Federal, or Pathfinder Bancorp, MHC. A participant in the plan is eligible to defer, on a monthly basis, up to 100% of the monthly fees the participant would be entitled to receive each month.

Upon the date on which the participant attains his or her benefit age (as designated by the participant upon joining the plan), the participant will be entitled to his or her deferred compensation benefit, which will be payable in monthly installments for 10 years. In the event of a change in control of Pathfinder-Federal or Pathfinder Bank followed by the participant’s termination of services within 36 months thereafter, the participant will receive a deferred compensation benefit calculated as if the participant had made elective deferrals through his or her benefit age. Such benefit will commence on the date the participant attains his or her benefit age and will be payable in monthly installments for 10 years. If the participant dies after commencement of payment of the deferred compensation benefit, Pathfinder Bank will pay the participant’s beneficiary the remaining payments that were due.

In the event the participant becomes disabled, the participant will be entitled to receive the deferred compensation benefit as of the date of the participant’s disability. Such benefit will commence within 30 days following the date on which the participant is determined to be disabled and will be payable in monthly installments for 10 years. If the participant dies prior to the commencement of payment of the deferred compensation benefit, the participant’s beneficiary will be entitled to receive a survivor benefit.

Executive Compensation

Salary increases for Pathfinder Bank’s Named Executive Officers, including Mr. Schneider, for 2013 and 2012 are reflected in the Summary Compensation Table. The following table shows the compensation of Thomas W. Schneider, our principal executive officer, and the two most highly compensated other executive officers (“Named Executive Officers”) that received total compensation of $100,000 or more during the past fiscal year for services to Pathfinder Bancorp, Inc. or any of its subsidiaries during the years ended December 31, 2013 and 2012, respectively.

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SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-Qualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)(3)	Total ($)
Thomas W. Schneider	2013	283,000	42,504	1,744	42,941	370,189
President and Chief	2012	270,000	29,318	1,460	80,814	381,592
Executive Officer

Edward A. Mervine	2013	167,000	19,576	—	14,404	200,980
Senior Vice President, General	2012	161,000	14,476	—	10,738	186,214
Counsel and Secretary

James A. Dowd	2013	160,000	17,798	2,440	11,270	191,508
Senior Vice President and Chief	2012	140,000	13,211	1,876	6,120	161,207
Financial Officer

(1)	Current year performance-based bonus awards were paid during February 2014. The following bonuses were distributed to the Named executives: Thomas W. Schneider $39,562, Edward A. Mervine $17,903 and James A. Dowd $18,964.
(2)	The non-qualified deferred compensation earnings represent the above market or preferential earnings on compensation that was deferred by each Named Executive Officer.
(3)	All other compensation represents the following for each Named Executive Officer (“NEO”):

Named Executive	Year	Employee Savings Plan Company Contribution	Automobile Expense Reimbursement	Country Club Dues	Life Insurance Premium	Total
		($)	($)	($)	($)	($)
Thomas W. Schneider	2013	15,804	24,013	2,703	421	42,941

Edward A. Mervine	2013	13,983	—	—	421	14,404

James A. Dowd	2013	10,849	—	—	421	11,270

Employment Agreements. Pathfinder-Federal and its operating subsidiary, Pathfinder Bank, entered into employment agreements with Thomas W. Schneider and Edward A Mervine. The agreements have an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually.  The agreements provide for the payment of a base salary, which will be reviewed at least annually, and which may be increased. Under the agreements, the 2014 base salaries for Messrs. Schneider and Mervine are $283,000 and $172,000, respectively.  In addition to the base salary, each agreement provides for, among other things, participation in employee and welfare benefit plans and incentive compensation and bonus plans applicable to senior executive employees, and reimbursement of business expenses.

The executives are entitled to severance payments and benefits in the event of termination of employment under specified circumstances.  In the event their employment is terminated for reasons other than for cause, disability or retirement, or in the event they resign during the term of the agreement following:

(1)	the failure to elect or re-elect or to appoint or re-appoint the executive to his executive position;

(2)	a material change in the executives’ functions, duties, or responsibilities, which change would cause the executives’ position to become one of lesser responsibility, importance or scope;

(3)	the liquidation or dissolution of Pathfinder-Federal or Pathfinder Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the executives;

(4)	a relocation of the executives’ principal place of employment by more than 30 miles from its location as of the date of the agreements or a material reduction in the benefits or perquisites to the executives from those being provided at the effective time of the agreements;

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(5)	a material breach of the agreements by Pathfinder-Federal or Pathfinder Bank; or

(6)	solely with respect to Mr. Schneider, a failure to be nominated, elected or re-elected to the board.

The executives will be entitled to a severance payment equal to three times the sum of the their base salary and the highest rate of bonus awarded to them during the prior three years, payable as a single cash lump sum distribution within 30 days following their date of termination.  The executives will also become fully vested in and entitled to benefits granted pursuant to any stock option plan, recognition and retention plan and nonqualified defined compensation plan, if any. In addition, Pathfinder-Federal or Pathfinder Bank will continue to provide the executives with continued life insurance and non-taxable medical and dental coverage for the remaining term of the employment agreement.

If the executives voluntarily resign (without the occurrence of the specified circumstances listed above) from their employment with Pathfinder-Federal and Pathfinder Bank, the executives will not be entitled to any severance benefits under the employment agreements. However, the board will have the discretion to provide severance pay to the executives in an amount to be determined by the board, provided such severance pay does not exceed three times the average of the executives’ three preceding years’ base salary, including bonuses, any other cash compensation paid to the executives during such years, and the amount of contributions made on behalf of the executives to any employee benefit plans maintained by Pathfinder-Federal or Pathfinder Bank during such years.

Upon the occurrence of a change in control of Pathfinder-Federal or Pathfinder Bank (as defined in the employment agreement) followed by the executives’ termination of employment for any reason, other than for cause, the executives will be entitled to receive a single cash lump distribution equal to 2.99 times their average base salary over the previous five years, including bonuses, any other cash compensation paid to them during such years, and the amount of contributions made on behalf of the executives to any employee benefit plans maintained by Pathfinder-Federal or Pathfinder Bank during such years. The executives will also become fully vested in and entitled to benefits granted pursuant to any stock option plan, recognition and retention plan and nonqualified defined compensation plan. In addition, Pathfinder-Federal or Pathfinder Bank will continue to provide the executives with continued life insurance and non-taxable medical and dental coverage for 36 months. In the event payments made to the executives include an “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced by the minimum dollar amount necessary to avoid this result. A conversion of Pathfinder Bancorp, MHC from mutual to stock form in a second-step conversion would not be considered a change of control.

Should the executives become disabled, they would be entitled to receive their base salary for one year. The payment of base salary will commence within 30 days from the date the executive is determined to be disabled, and will be payable in equal monthly installments.

Upon the executives’ voluntary resignation from employment (without the occurrence of the specified circumstances listed above) the executives agree not to compete with Pathfinder-Federal or Pathfinder Bank for one year following resignation.

Change of Control Agreements. Pathfinder-Federal and Pathfinder Bank have entered into a Change of Control Agreement with James A. Dowd and two other executive officers which provide certain benefits in the event the covered executive is “dismissed” from employment within a twelve month period following a change of control of Pathfinder-Federal or Pathfinder Bank. A conversion of Pathfinder Bancorp, MHC from mutual to stock form would not be considered a change of control under the change of control severance agreement. Although “dismissal” does not include a termination for cause or voluntary termination, it does include a voluntary resignation as a result of:

•	a material change in the executive’s functional duties or responsibilities which would cause the executive’s position to become one of lesser responsibility, importance of scope;

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•	a relocation of the executive’s principal place of employment by more than 30 miles from its location as of the date of the agreement;

•	a material reduction in the benefits and perquisites from those provided to the executive as of the date of the agreement; and

provided the executive gives written notice to Pathfinder-Federal or Pathfinder Bank or its successor within 90 days of the initial occurrence of one of these events and Pathfinder-Federal and Pathfinder Bank have at least 30 days to cure the event.

In the event of such dismissal, the executive, or his or her beneficiary should the executive die subsequent to the dismissal, is entitled to a lump sum payment equal to the executive’s most recent annual base salary plus bonuses and any other cash compensation paid to the executive within the most recent twelve month period. The executive is also entitled to continued life, medical and dental coverage for a period of twelve months subsequent to the dismissal, and will become fully vested in any stock option plans, deferred compensation plans, or restricted stock plans in which he or she participates.

Defined Contribution Supplemental Retirement Income Agreements. Pathfinder Bank adopted a Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2014. The SERP benefits certain key senior executives of Pathfinder Bank who are selected by the board to participate, including our Named Executive Officers, Thomas W. Schneider, Edward A. Mervine and James A. Dowd. The SERP is intended to provide a benefit from Pathfinder Bank upon retirement, death, disability or voluntary or involuntary termination of service (other than “for cause”), subject to the requirements of Section 409A of the Internal Revenue Code. Accordingly, the SERP obligates Pathfinder Bank to make a contribution in a fixed dollar amount to each executive’s account on the last business day of each calendar year. The annual contribution for Messrs. Schneider, Mervine and Dowd will be $51,376, $25,000 and $25,000, respectively. In addition, Pathfinder Bank, may, but is not required to, make additional discretionary contributions to the executive’s accounts from time to time. All executives currently participating in the plan, including the Named Executive Officers, are fully vested in Pathfinder Bank’s contribution to the plan. In the event the executive is terminated involuntarily, except for cause, or resigns for good reason within 24 months following a change in control, Pathfinder Bank is required to make additional annual contributions to the SERP equal to the lesser of: (1) three years or (2) the number of years remaining until the executive’s benefit age, subject to potential reduction to avoid an excess parachute payment under Code Section 280G. In the event of the executive’s death, disability or termination within 24 months after a change in control, the executive’s account will be paid in a lump sum to the executive or his beneficiary, as applicable. In the event an executive is entitled to a benefit from the SERP due to retirement or other termination of employment, the benefit will be paid either in a lump sum or in 10 annual installments as detailed in his or her participant agreement.

Executive Deferred Compensation Plan. Pathfinder Bank maintains an Executive Deferred Compensation Plan for a select group of management employees, including our Named Executive Officers. A participant in the plan is eligible to defer, on a monthly basis, a percentage of compensation received from Pathfinder Bank, up to $750. The participant’s deferred compensation will be held by Pathfinder Bank in a grantor trust subject to the claims of Pathfinder Bank’s creditors in the event of Pathfinder Bank’s insolvency.

Upon the earlier of the date on which the participant terminates employment with Pathfinder Bank or attains his or her benefit age (as designated by the participant upon joining the plan), the participant will be entitled to his or her deferred compensation benefit, which will commence on the date the participant attains his or her elected benefit age and will be payable in monthly installments for 10 years. In the event of a change in control of Pathfinder-Federal or Pathfinder Bank followed by the participant’s termination of employment within 36 months thereafter, the participant will receive a deferred compensation benefit calculated as if the participant had made elective deferrals through his or her benefit age. Such benefit will commence on the date the participant attains his or her benefit age and will be payable in monthly installments for 10 years. If the participant dies after commencement of payment of the deferred compensation benefit, Pathfinder Bank will pay the participant’s beneficiary the remaining payments that were due.

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In the event the participant becomes disabled, the participant will be entitled to receive the deferred compensation benefit as of the participant’s date of disability. Such benefit will commence within 30 days following the date on which the participant is disabled and will be payable in monthly installments for 10 years. If the participant dies prior to the commencement of payment of the deferred compensation benefit, the participant’s beneficiary will be entitled to receive a survivor benefit.

Defined Benefit Plan. Pathfinder Bank maintains a tax-qualified noncontributory defined benefit plan (“Retirement Plan”). All salaried employees age 21 or older who have worked for Pathfinder Bank for at least one year and have been credited with 1,000 or more hours of employment with Pathfinder Bank during the year were, prior to the plan freeze described below, eligible to accrue benefits under the Retirement Plan. Pathfinder Bank contributes annually to the Retirement Plan an amount necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974 as amended (“ERISA”).

At the normal retirement age of 65, the Retirement Plan is designed to provide a life annuity. The retirement benefit provided is equal to 1.5% of a participant’s average monthly compensation for periods after May 1, 2004 through the plan freeze date described below, and 2.0% of the participant’s average monthly compensation for credited service prior to May 1, 2004 based on the average of the three consecutive years during the last 10 years of employment which provides the highest monthly average compensation, multiplied by the participant’s years of credited service (not to exceed 30 years) to the normal retirement date. Retirement benefits also are payable upon retirement due to early and late retirement. Benefits also are paid from the Retirement Plan upon a participant’s disability or death. A reduced benefit is payable upon early retirement at or after age 60. Upon termination of employment other than as specified above, a participant who was employed by Pathfinder Bank for a minimum of five years is eligible to receive his or her accrued benefit reduced for early retirement or a deferred retirement benefit commencing on such participant’s normal retirement date. Benefits are payable in various annuity forms. On December 31, 2013, the market value of the Retirement Plan trust fund was approximately $12.7 million. Pathfinder Bank was not required to make a contribution to the Plan in 2013.

Pathfinder Bank “froze” the Retirement Plan effective June 30, 2012 (“Plan Freeze Date”). After the Plan Freeze Date, no employee is permitted to commence or recommence participation in the Plan and no further benefits accrue to any plan participants. Employment service after the Plan Freeze Date does continue to be recognized for vesting purposes, however.

Employee Savings Plan. Pathfinder Bank maintains an Employee Savings Plan which is a qualified, tax-exempt profit sharing plan with a “cash or deferred” feature that is tax-qualified under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). All employees who have attained age 21 and have completed 90 days of employment during which they worked at least 1,000 hours are eligible to participate.

Participants may elect to defer a percentage of their compensation each year instead of receiving that amount in cash, in an amount up to 75% of their compensation to the 401(k) Plan, provided that the amount deferred does not exceed $17,500 for 2014. In addition, for participants who are age 50 or older by the end of any taxable year, the participant may elect to defer additional amounts (called “catch-up contributions”) to the 401(k) Plan. The “catch-up contributions” may be made regardless of any other limitations on the amount that a participant may defer to the 401(k) Plan. The maximum “catch-up contribution” that a participant can make in 2014 is $5,500. For these purposes, “compensation” includes total compensation (including salary reduction contributions made under the 401(k) Plan or the flexible benefits plan sponsored by Pathfinder Bank), but does not include compensation in excess of $260,000 for 2014. Pathfinder Bank generally provides a match of 100% of the first 3% of the participating employees salary, plus 50% of the next 3% of the participating employee’s salary. All employee contributions and earnings thereon are fully and immediately vested. All employer matching contributions vest at the rate of 20% per year beginning at the end of a participant’s second year of service with Pathfinder Bank until a participant is 100% vested after six years of service. Participants also will vest in employer matching contributions when they reach the normal retirement age of 65 or later, or upon death or disability regardless of years of service.

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To partially offset the impact on employees due to the Retirement Plan freeze discussed above, Pathfinder Bank, on January 1, 2013, began making a 3% safe harbor contribution to all eligible participants in addition to the match contributions described above.

401(k) Plan benefits will be paid to each participant in a lump sum. For the plan year ended December 31, 2013, Pathfinder Bank made a contribution in the amount of $228,000 to the 401(k) Plan. In addition, Pathfinder Bank made a $173,000 safe harbor contribution to the plan in 2013. In connection with the offering, Pathfinder-Federal intends to allow participants in the 401(k) Plan to purchase New Pathfinder common stock with their 401(k) Plan account balances.

Employee Stock Ownership Plan. Pathfinder Bank maintains an Employee Stock Ownership Plan (“ESOP”). Employees who are at least 21 years old with at least one year of employment with Pathfinder Bank are eligible to participate. The ESOP borrowed funds from Pathfinder-Federal and used those funds to purchase shares of common stock for the plan. Collateral for the loan was the common stock purchased by the ESOP. The initial loan was fully repaid in 2005. The common stock that was purchased with the loan was held in a suspense account and allocated to participants’ accounts in the ESOP as the loan was repaid. On April 6, 2011, Pathfinder-Federal received regulatory approval to sell up to 125,000 additional shares of common stock to the ESOP, pursuant to a loan obtained from a third party lender to purchase the shares. Pathfinder Bank makes annual contributions to the ESOP which are used by the ESOP to repay the third-party loan.

Benefits under the ESOP become vested in an ESOP participant at the rate of 20% per year, starting upon an employee’s completion of one year of credited service, and will be fully vested upon completion of five years of credited service. Participants’ interest in their account under the ESOP will also fully vest in the event of termination of service due to their normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally upon the participants’ termination of employment with Pathfinder Bank, and will be paid in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. However, participants have the right to elect to receive their benefits entirely in the form of cash or common stock, or a combination of both.

In connection with the offering, the ESOP intends to purchase up to 4% of the shares issued in the offering by obtaining a loan from New Pathfinder which will be used to both refinance the remaining outstanding balance on the third party loan and purchase the additional shares. The ESOP loan from New Pathfinder will have a ten year term and will have a fixed rate of interest equal to the prime rate at the closing of the offering.

Stock Option Plan. The Pathfinder Bancorp, Inc. 2010 Stock Option Plan (the “Stock Option Plan”) was approved at our 2010 annual meeting. The Stock Option Plan authorizes the issuance of up to 150,000 shares of common stock pursuant to grants of stock option awards to our senior executive officers and outside directors. The options vest over 5 years (20% per year for each year of the participant’s service), have an exercise price of $9.00 (the market price on the date of the grant), and have an exercise period of 10 years from the June 23, 2011date of the grant.

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Outstanding Equity Awards at Year-End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2013 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Thomas A. Schneider	8,400	12,600	—	9.00	7/23/2021
Edward A. Mervine	5,400	8,100	—	9.00	7/23/2021
James A. Dowd	5,400	8,100	—	9.00	7/23/2021

(1)	All stock options in this column vest at a rate of 20% per year, commencing on June 23, 2012.

Benefits to be Considered Following Completion of the Conversion

Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our shareholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our shareholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Pathfinder Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Pathfinder Bank or New Pathfinder; and

•	our executive officers or directors must exercise or forfeit their options in the event that Pathfinder Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

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We have not determined whether we will present stock-based benefit plans for shareholder approval prior to or more than 12 months after the completion of the conversion. In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable. We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of New Pathfinder’s common stock at the time the shares are awarded. The stock-based benefit plans are subject to shareholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	68,000 Shares Awarded at Minimum of Offering Range	80,000 Shares Awarded at Midpoint of Offering Range	92,000 Shares Awarded at Maximum of Offering Range	105,800 Shares Awarded at Adjusted Maximum of Offering Range
$8.00	$544,000	$640,000	$736,000	$846,400
10.00	680,000	800,000	920,000	1,058,000
12.00	816,000	960,000	1,104,000	1,269,600
14.00	952,000	1,120,000	1,288,000	1,481,200

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of New Pathfinder at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	170,000 Options at Minimum of Offering Range	200,000 Options at Midpoint of Offering Range	230,000 Options at Maximum of Offering Range	264,500 Options at Adjusted Maximum of Offering Range
$8.00	$2.02	$343,400	$404,000	$464,600	$534,290
10.00	2.52	428,400	504,000	579,600	666,540
12.00	3.02	513,400	604,000	694,600	798,790
14.00	3.53	600,100	706,000	811,900	933,685

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this proxy statement/prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 17.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Pathfinder-Federal held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of August 5, 2014. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown and has not pledged any shares of common stock as security for a loan.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percent of All Common Stock Outstanding

David A. Ayoub (1)	2,000	*
William A. Barclay (2)	19,190	*
Chris R. Burritt (3)	3,700	*
John P. Funiciello (4)	2,740	*
Adam C. Gagas (5)	78,718	3.0%
George P. Joyce (6)	42,248	1.6%
John F. Sharkey, III	—	*
Lloyd “Buddy” Stemple (7)	12,824	*
Thomas W. Schneider (8)	23,684	*
James A. Dowd (9)	17,622	*
Edward A. Mervine (10)	14,913	*
Melissa A. Miller (11)	14,017	*
Daniel R. Phillips (12)	3,055	*
Ronald Tascarella (13)	24,940	*

All directors and executive officers as a group (14 persons)	259,651	9.9%

Pathfinder Bancorp, MHC 214 West First Street Oswego, New York 13126	1,583,239	60.3%

Pathfinder Bank Employee Stock Ownership Plan Trust Trustee: Pentegra Trust Company c/o Pentegra Services, Inc. 2 Enterprise Drive, Suite 408 Shelton, CT 06484	196,019	7.5%

______________________

*	Less than 1%.
(1)	Includes 1,000 shares held in Mr. Ayoub’s IRA and 1,000 shares underlying options exercisable within 60 days of August 5, 2014.
(2)	Includes 9,190 shares for which Mr. Barclay has voting and investment authority, 2,000 shares held as a custodian for his children and 3,000 shares underlying options exercisable within 60 days of August 5, 2014.
(3)	Includes 3,000 shares underlying options exercisable within 60 days of August 5, 2014.
(4)	Includes 1,740 shares held in Mr. Funiciello’s IRA and 1,000 shares underlying options exercisable within 60 days of August 5, 2014.
(5)	Includes 74,468 shares for which Mr. Gagas has voting and investment authority and 1,700 shares held in his IRA.
(6)	Includes 31,384 shares for which Mr. Joyce has voting and investment authority, 6,489 shares held in his IRA and 3,000 shares underlying options exercisable within 60 days of August 5, 2014.
(7)	Includes 3,000 shares underlying options exercisable within 60 days of August 5, 2014.

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(8)	Includes 25 shares held jointly with Mr. Schneider’s spouse, 5,758 shares held in the ESOP for his benefit and 12,600 shares underlying options exercisable within 60 days of August 5, 2014.
(9)	Includes 3,848 shares held in a trust, 5,674 shares held in the ESOP for Mr. Dowd’s benefit and 8,100 shares underlying options exercisable within 60 days of August 5, 2014.
(10)	Includes 37 shares held jointly with Mr. Mervine’s spouse, 2,026 shares held in the ESOP for his benefit and 8,100 shares underlying options exercisable within 60 days of August 5, 2014.
(11)	Includes 4,968 shares held in the ESOP for Ms. Miller’s benefit and 8,100 shares underlying options exercisable within 60 days of August 5, 2014.
(12)	Includes 3,055 shares held in the ESOP for Mr. Phillips’s benefit.
(13)	Includes 5,000 shares held jointly with Mr. Tascarella’s spouse, 840 shares held in the ESOP for his benefit and 8,100 shares underlying options exercisable within 60 days of August 5, 2014.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of New Pathfinder’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Pathfinder-Federal common stock as of August 5, 2014;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “Proposal 1—Approval of the Plan of Conversion and Reorganization—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase. Subscriptions by management through our 401(k) plan are included in the proposed purchases set forth below and will be counted as part of the maximum number of shares such individuals may subscribe for in the stock offering and as part of the maximum number of shares directors and officers may purchase in the stock offering.

	Number of	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner	Exchange Shares to Be Held (1)	Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
David A. Ayoub	2,110	10,000	100,000	12,110		*
William A. Barclay	20,249	25,000	250,000	45,249	1.6
Chris R. Burritt	3,904	20,000	200,000	23,904		*
John P. Funiciello	2,891	20,000	200,000	22,891		*
Adam C. Gagas	83,063	12,000	120,000	95,063	3.4
George P. Joyce	44,580	2,500	25,000	47,080	1.7
Thomas W. Schneider	24,991	25,000	250,000	49,991	1.8
John F. Sharkey, III	—	20,000	200,000	20,000		*
Lloyd “Buddy” Stemple	13,531	25,000	250,000	38,531	1.4
James A. Dowd	18,594	20,000	200,000	38,594	1.4
Melissa A. Miller	14,790	5,000	50,000	19,790		*
Edward A. Mervine	15,736	10,000	100,000	25,736		*
Ronald Tascarella	26,316	25,000	250,000	51,316	1.8
Daniel R. Phillips	3,223	7,000	70,000	10,223		*
Total for Directors and Executive Officers	273,978	226,500	$2,265,000	500,478	17.9%

*	Less than 1%.
(1)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.0552 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	At the maximum of the offering range, directors and executive officers would beneficially own 597,172 shares, or 15.8% of our outstanding shares of common stock when including stock options exercisable within 60 days of August 5, 2014.

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COMPARISON OF SHAREHOLDERS’ RIGHTS FOR EXISTING
SHAREHOLDERS OF PATHFINDER-FEDERAL

General. As a result of the conversion, existing common shareholders of Pathfinder-Federal will become common shareholders of New Pathfinder. There are differences in the rights of common shareholders of Pathfinder-Federal and common shareholders of New Pathfinder caused by differences between federal and Maryland law and regulations and differences in Pathfinder-Federal’s federal stock charter and bylaws and New Pathfinder’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the material differences and similarities affecting the rights of shareholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of New Pathfinder’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Pathfinder-Federal consists of 10,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

The authorized capital stock of New Pathfinder consists of 25,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and New Pathfinder’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without shareholder approval. Shareholder approval is required to increase or decrease the number of authorized shares of Pathfinder-Federal.

Pathfinder-Federal’s charter and New Pathfinder’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Pathfinder Bancorp, MHC is required to own not less than a majority of the outstanding shares of Pathfinder-Federal common stock. Pathfinder Bancorp, MHC will no longer exist following completion of the conversion.

New Pathfinder’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Pathfinder-Federal’s charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by shareholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by New Pathfinder shareholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Pathfinder-Federal’s charter or bylaws nor New Pathfinder’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Shareholders” below.

Payment of Dividends. Pathfinder-Federal’s ability to pay dividends depends, to a large extent, upon Pathfinder Bank’s ability to pay dividends to Pathfinder-Federal, which is restricted by New York statutes and by federal income tax considerations related to savings banks.

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The same restrictions will apply to Pathfinder Bank’s payment of dividends to New Pathfinder. In addition, Maryland law generally provides that New Pathfinder is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors. Pathfinder-Federal’s bylaws and New Pathfinder’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are duly elected and qualified, with one class being elected annually.

Under Pathfinder-Federal’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of Pathfinder-Federal to fill vacancies may only serve until the next election of directors by shareholders. Under New Pathfinder’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Pathfinder-Federal do not limit the personal liability of directors or officers.

New Pathfinder’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to New Pathfinder for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit New Pathfinder.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations, Pathfinder-Federal will indemnify its directors, officers and employees for any reasonable costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Pathfinder-Federal or its shareholders. Pathfinder-Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Pathfinder-Federal is required to notify the Federal Reserve Board of its intention, and such payment cannot be made if the Federal Reserve Board objects to such payment.

The articles of incorporation of New Pathfinder provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law. Maryland law allows New Pathfinder to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of New Pathfinder. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Shareholders. Pathfinder-Federal’s bylaws provide that special meetings of shareholders may be called by the chairman, the president, a majority of the members of the board of directors or the

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holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting. New Pathfinder’s bylaws provide that special meetings of shareholders may be called by the chairman, the chief executive officer, by a majority vote of the total authorized directors, or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Shareholder Nominations and Proposals. Pathfinder-Federal’s bylaws provide that shareholders may submit nominations for election of directors at an annual meeting of shareholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Pathfinder-Federal at least five days before the date of any such meeting.

New Pathfinder’s bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of shareholders must submit written notice to New Pathfinder at least 80 days prior and not earlier than 90 days prior to such meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice must be submitted by a shareholder not later than the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

Management believes that it is in the best interest of New Pathfinder and its shareholders to provide sufficient time to enable management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if shareholders believe such nominees or proposals are in their best interests.

Shareholder Action Without a Meeting. The bylaws of Pathfinder-Federal provide that action may be taken without a meeting if all shareholders entitled to vote on such matter consent in writing. New Pathfinder’s bylaws do not provide for action to be taken by shareholders without a meeting. However, under Maryland law, action may be taken by shareholders without a meeting if all shareholders entitled to vote on the action consent to taking such action without a meeting.

Shareholder’s Right to Examine Books and Records. Pathfinder-Federal’s bylaws provide that it may either make available for inspection, at least 20 days prior to a shareholders meeting, a list of the shareholders of record entitled to vote at such meeting, or the board of directors may elect to follow the procedures described in 12 C.F.R. 239.26(d) of the Federal Reserve Board’s regulations regarding the right to examine books and records. The federal regulation noted above provides that shareholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a shareholder may inspect a company’s bylaws, shareholder minutes, annual statement of affairs and any voting trust agreements. However, only a shareholder or group of shareholders who together, for at least three months, hold at least 5% of the company’s total shares, have the right to inspect a company’s stock ledger, list of shareholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Shareholders. New Pathfinder’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Pathfinder-Federal’s charter does not contain voting limits based on stock ownership.

In addition, federal regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of New Pathfinder’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of New Pathfinder’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the

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shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between New Pathfinder and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (i) any person who beneficially owns 10% or more of the voting power of New Pathfinder’s voting stock after the date on which New Pathfinder had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of New Pathfinder at any time after the date on which New Pathfinder had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of New Pathfinder. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between New Pathfinder and an interested shareholder generally must be recommended by the board of directors of New Pathfinder and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of New Pathfinder; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of New Pathfinder other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if New Pathfinder’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies.

Mergers, Consolidations and Sales of Assets. Under New Pathfinder’s articles of incorporation, a merger or consolidation of New Pathfinder requires approval of a majority of all votes entitled to be cast by shareholders. However, no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the shareholders;

•	each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the shareholders will not be required to authorize a merger with or into a 90% owned subsidiary of New Pathfinder.

Under Maryland law, a sale of all or substantially all of New Pathfinder’s assets other than in the ordinary course of business, or a voluntary dissolution of New Pathfinder, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of shareholders entitled to be cast on the matter.

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Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies.

Evaluation of Offers. The articles of incorporation of New Pathfinder provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Pathfinder (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Pathfinder and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon New Pathfinder’s shareholders, including shareholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, New Pathfinder and its subsidiaries and on the communities in which New Pathfinder and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of New Pathfinder;

•	whether a more favorable price could be obtained for New Pathfinder’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of New Pathfinder and its subsidiaries;

•	the future value of the stock or any other securities of New Pathfinder or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of New Pathfinder to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Pathfinder-Federal’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, shareholders of New Pathfinder will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which New Pathfinder is a party as long as the common stock of New Pathfinder trades on a national securities exchange.

Current federal regulations do not provide for dissenters’ appraisal rights for shareholders of federal mid-tier stock holding companies.

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Amendment of Governing Instruments. No amendment of Pathfinder-Federal’s stock charter may be made unless it is first proposed by the board of directors then approved or preapproved by the Federal Reserve Board, and approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to Pathfinder-Federal’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of Pathfinder-Federal at any legal meeting.

New Pathfinder’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the shareholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that directors may only be removed for cause and by the affirmative vote of at least a majority of the votes eligible to be cast by shareholders;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire New Pathfinder;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of shareholders constituting a quorum or required for shareholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by New Pathfinder;

(xi)	The limitation of liability of officers and directors to New Pathfinder for money damages;

(xii)	The inability of shareholders to cumulate their votes in the election of directors;

(xiii)	The requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland;

(xiv)	The advance notice requirements for shareholder proposals and nominations; and

(xv)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to

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be voted at a duly constituted meeting of shareholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF NEW PATHFINDER

Although the board of directors of New Pathfinder is not aware of any effort that might be made to obtain control of New Pathfinder after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of New Pathfinder’s articles of incorporation to protect the interests of New Pathfinder and its shareholders from takeovers which the board of directors might conclude are not in the best interests of Pathfinder Bank, New Pathfinder or New Pathfinder’s shareholders.

The following discussion is a general summary of the material provisions of Maryland law, New Pathfinder’s articles of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. New Pathfinder’s articles of incorporation and bylaws are included as part of Pathfinder Bancorp, MHC’s application for conversion filed with the Federal Reserve Board and New Pathfinder’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of New Pathfinder

Maryland law, as well as New Pathfinder’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of shareholders that may discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of New Pathfinder more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Pathfinder Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. Such notice and information requirements are applicable to all shareholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of shareholders can be called by the chairman, chief executive officer, by a majority of the total authorized directors or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles shareholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power

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of all of our then-outstanding capital stock entitled to vote in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”) voting together as a single class.

Authorized but Unissued Shares. After the conversion, New Pathfinder will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of New Pathfinder Following the Conversion.” The articles of incorporation authorize 10,000,000 shares of serial preferred stock. New Pathfinder is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of New Pathfinder that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of New Pathfinder. The board of directors has no present plan or understanding to issue any preferred stock other than exchanging Pathfinder-Federal’s Series B Preferred Stock for preferred stock of New Pathfinder with rights and preferences identical to the Series B Preferred Stock of Pathfinder-Federal on a one for one exchange basis.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of capital stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Shareholders’ Rights For Existing Shareholders of Pathfinder-Federal—Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of New Pathfinder’s directors or by the shareholders by the affirmative vote of at least 80% of the total votes eligible to be cast at a duly constituted meeting of shareholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain shareholder actions have been included in the articles of incorporation of New Pathfinder in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for shareholder action under the Maryland General Corporation Law.

Business Combinations with Interested Shareholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between New Pathfinder and an “interested shareholder.” See “Comparison of Shareholder Rights for Existing Shareholders of Pathfinder Bancorp, Inc.—Mergers, Consolidations and Sales of Assets” above.

Evaluation of Offers. The articles of incorporation of New Pathfinder provide that its board of directors, when evaluating a transaction that would or may involve a change in control of New Pathfinder (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of New Pathfinder and its shareholders and in making any recommendation to the shareholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Shareholder Rights for Existing Shareholders of Pathfinder Bancorp, Inc.—Evaluation of Offers” above.

Purpose and Anti-Takeover Effects of New Pathfinder’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of

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directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of New Pathfinder and its shareholders. Our board of directors believes that it will be in the best position to determine the true value of New Pathfinder and to negotiate more effectively for what may be in the best interests of all our shareholders. Accordingly, our board of directors believes that it is in the best interests of New Pathfinder and all of our shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of New Pathfinder and that is in the best interests of all our shareholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our shareholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining shareholders.

Despite our belief as to the benefits to shareholders of these provisions of New Pathfinder’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Restated Organization Certificate of Pathfinder Bank

Pathfinder Bank’s Restated Organization Certificate will be amended to provide for a liquidation account and to provide that for a period of three years from the closing of the conversion and offering, no person other than New Pathfinder may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Pathfinder Bank. In addition, during this three-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management

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of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings bank or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with New Pathfinder, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK OF NEW PATHFINDER
FOLLOWING THE CONVERSION

General

New Pathfinder is authorized to issue 25,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. New Pathfinder currently expects to issue in the offering and exchange up to 3,784,614 shares of common stock, subject to adjustment up to 4,352,306 shares. Pathfinder-Federal’s Series B Preferred Stock will not be redeemed in connection with the conversion and will be exchanged for preferred stock of New Pathfinder with rights and preferences identical to the Series B Preferred Stock of Pathfinder-Federal on a one for one exchange basis. No other preferred stock will be issued in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. New Pathfinder may pay dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to shareholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by New Pathfinder is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce New Pathfinder’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of New Pathfinder will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If New Pathfinder issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

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Voting Rights. Upon completion of the conversion, the holders of common stock of New Pathfinder will have exclusive voting rights in New Pathfinder. They will elect New Pathfinder’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of New Pathfinder’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If New Pathfinder issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a New York-chartered stock savings bank, corporate powers and control of Pathfinder Bank are vested in its board of directors, who elect the officers of Pathfinder Bank and who fill any vacancies on the board of directors. Voting rights of Pathfinder Bank are vested exclusively in the owners of the shares of capital stock of Pathfinder Bank, which will be New Pathfinder, and voted at the direction of New Pathfinder’s board of directors. Consequently, the holders of the common stock of New Pathfinder will not have direct control of Pathfinder Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Pathfinder Bank, New Pathfinder, as the holder of 100% of Pathfinder Bank’s capital stock, would be entitled to receive all assets of Pathfinder Bank available for distribution, after payment or provision for payment of all debts and liabilities of Pathfinder Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of New Pathfinder, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of New Pathfinder available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of New Pathfinder will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of New Pathfinder’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Pathfinder-Federal previously issued 13,000 shares of Series B Preferred Stock to the U.S. Treasury as part of the SBLF Program, for a purchase price of $13.0 million. The Series B Preferred Stock will not be redeemed in connection with the conversion and it will be exchanged into preferred stock of New Pathfinder with rights and preferences identical to the Series B Preferred Stock of Pathfinder-Federal on a one for one exchange basis. No other preferred stock will be issued as a result of the conversion.

TRANSFER AGENT

The transfer agent and registrar for New Pathfinder’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Pathfinder-Federal and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, have been included herein and in the registration statement in reliance upon the reports of Bonadio & Co., LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

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RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to New Pathfinder, Pathfinder Bancorp, MHC, Pathfinder-Federal and Pathfinder Bank, has issued to New Pathfinder its opinion regarding the legality of the common stock and issued to New Pathfinder, Pathfinder Bancorp, MHC, Pathfinder-Federal and Pathfinder Bank its opinion regarding the federal income tax consequences of the conversion. Attorneys with Luse Gorman Pomerenk & Schick, P.C. may exercise their subscription and voting rights as depositors of Pathfinder Bank in connection with the conversion and offering. Bonadio & Co., LLP has provided an opinion to us regarding the New York income tax consequences of the conversion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Goodwin Procter LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Pathfinder has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including New Pathfinder. The statements contained in this proxy statement/prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Pathfinder Bancorp, MHC has filed with the Board of Governors of the Federal Reserve System an Application on Form AC with respect to the conversion, and New Pathfinder has filed with the Board of Governors of the Federal Reserve System an application FR Y-3 with respect to its acquisition of Pathfinder Bank. This proxy statement/prospectus omits certain information contained in those applications. To obtain a copy of the applications filed with the Board of Governors of the Federal Reserve System, you may contact H. Robert Tillman, Assistant Vice President of the Federal Reserve Bank of Philadelphia, at (215) 574-4155. The plan of conversion and reorganization is available, upon request, at each of Pathfinder Bank’s offices.

In connection with the offering, New Pathfinder will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, New Pathfinder and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, New Pathfinder has undertaken that it will not terminate such registration for a period of at least three years following the offering.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2015 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our executive office, 214 West First Street, Oswego, New York 13126, no later than December 23, 2014. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act of 1934.

178

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Provisions of Pathfinder-Federal’s Bylaws. Under Pathfinder-Federal’s Bylaws, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at a meeting of shareholders. These procedures provide, generally, that shareholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must give written notice to the Secretary of Pathfinder-Federal at least five (5) days before the date fixed for such meeting. The notice must include the shareholder's name, record address, and number of shares owned by the shareholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. In the case of nominations to the board, certain information regarding the nominee must be provided.

Provisions of New Pathfinder’s Bylaws. New Pathfinder’s Bylaws provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting of shareholders. In order for a shareholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, New Pathfinder’s Secretary must receive written notice not less than 80 days nor more than 90 days prior to any such meeting; provided, however, that if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, such written notice shall be delivered or mailed to and received by the Secretary of New Pathfinder at the principal executive office of New Pathfinder not later than the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made. provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to shareholders, then, to be timely, notice by the shareholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to shareholder proposals that are not nominations for director must set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such shareholder as they appear on New Pathfinder’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of New Pathfinder which are owned beneficially or of record by such shareholder and such beneficial owner; (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the board of directors of New Pathfinder; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of these Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the shareholder giving the notice: (i) the name and address of such shareholder as they appear on New Pathfinder’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of New Pathfinder which are owned beneficially or of record by such shareholder and such beneficial owner; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder; (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act of 1934 or any successor rule or regulation.

The 2015 annual meeting of stockholders is expected to be held May 7, 2015. If the conversion is completed, advance written notice for certain business, or nominations to the board of directors, to be brought before

179

the next annual meeting must be given to us no earlier than February 6, 2015 and no later than February 16, 2015. If notice is received before February 6, 2015 or after February 16, 2015, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting. If the conversion is not completed, advance written notice for certain business, or nominations to the board of directors, to be brought before the next annual meeting must be given to us at least five (5) days prior to May 7, 2015. The notice must include the shareholder's name, record address, and number of shares owned by the shareholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business.

Nothing in this proxy statement/prospectus shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

The Notice of Special Meeting of Shareholders, Proxy Statement/Prospectus and Proxy Card are available at www.pathfinderbank.com/specialmeeting.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the special meeting other than the matters described above in the proxy statement/prospectus. However, if any matters should properly come before the special meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

180

PATHFINDER BANCORP, INC.

Oswego, New York

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2014 (Unaudited), December 31, 2013 and December 31, 2012

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Pathfinder Bancorp, Inc.

Oswego, New York

We have audited the accompanying consolidated statements of condition of Pathfinder Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pathfinder Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012 and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BONADIO & CO., LLP

Bonadio & Co., LLP
Syracuse, New York
March 17, 2014

F-2

PATHFINDER BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION

	(unaudited)
	March 31,	December 31,	December 31,
(In thousands, except share and per share data)	2014	2013	2012
ASSETS:
Cash and due from banks	$7,164	$6,535	$6,435
Interest earning deposits	11,769	10,040	2,230
Total cash and cash equivalents	18,933	16,575	8,665
Interest earning time deposits	500	500	2,000
Available-for-sale securities, at fair value	83,663	80,959	108,339
Held-to-maturity securities, at amortized cost (fair value of $43,359 and $34,222, respectively)	42,990	34,412	-
Federal Home Loan Bank stock, at cost	2,035	2,440	1,929
Loans	348,142	341,633	333,748
Less: Allowance for loan losses	4,999	5,041	4,501
Loans receivable, net	343,143	336,592	329,247
Premises and equipment, net	11,832	11,644	10,108
Accrued interest receivable	1,813	1,715	1,717
Foreclosed real estate	699	619	426
Intangible assets, net	184	187	-
Goodwill	4,367	4,367	3,840
Bank owned life insurance	10,108	8,268	8,046
Other assets	5,579	5,515	3,479
Total assets	$525,846	$503,793	$477,796

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits:
Interest-bearing	$381,987	$361,969	$347,892
Noninterest-bearing	56,365	48,171	43,913
Total deposits	438,352	410,140	391,805
Short-term borrowings	17,000	24,000	9,000
Long-term borrowings	16,826	16,853	25,964
Junior subordinated debentures	5,155	5,155	5,155
Accrued interest payable	98	86	140
Other liabilities	4,613	4,489	4,985
Total liabilities	482,044	460,723	437,049
Shareholders’ equity:
Preferred stock - SBLF, par value $0.01 per share; $1,000 liquidation preference; 13,000 shares authorized; 13,000 shares issued and outstanding	13,000	13,000	13,000
Common stock, par value $0.01; authorized 10,000,000 shares; 2,979,969 shares issued and 2,623,182 shares outstanding	30	30	30
Additional paid in capital	8,264	8,226	8,120
Retained earnings	29,201	28,788	26,685
Accumulated other comprehensive loss	(1,522)	(1,745)	(1,318)
Unearned ESOP	(798)	(826)	(936)
Treasury stock, at cost; 356,787 shares	(4,761)	(4,761)	(4,834)
Total Pathfinder Bancorp, Inc. shareholders’ equity	43,414	42,712	40,747
Non-controlling interest	388	358	-
Total equity	43,802	43,070	40,747
Total liabilities and shareholders’ equity	$525,846	$503,793	$477,796

The accompanying notes are an integral part of the consolidated financial statements.

F-3

PATHFINDER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	(unaudited)	(unaudited)
	For the three months ended		For the year ended
(In thousands, except per share data)	March 31, 2014	March 31, 2013	December 31, 2013	December 31, 2012
Interest and dividend income:
Loans, including fees	$4,063	$4,125	$16,347	$16,082
Debt securities:
Taxable	421	384	1,574	1,762
Tax-exempt	195	191	762	728
Dividends	33	34	174	165
Interest earning time deposits	2	6	19	24
Federal funds sold and interest earning deposits	1	1	7	4
Total interest income	4,715	4,741	18,883	18,765
Interest expense:
Interest on deposits	529	659	2,478	2,896
Interest on short-term borrowings	19	8	60	26
Interest on long-term borrowings	147	229	726	986
Total interest expense	695	896	3,264	3,908
Net interest income	4,020	3,845	15,619	14,857
Provision for loan losses	245	324	1,032	825
Net interest income after provision for loan losses	3,775	3,521	14,587	14,032
Noninterest income:
Service charges on deposit accounts	279	255	1,175	1,112
Earnings and gain on bank owned life insurance	60	61	224	309
Loan servicing fees	54	44	146	211
Net gains on sales and redemptions of investment securities	2	39	365	375
Net gains on sales of loans and foreclosed real estate	3	29	470	61
Debit card interchange fees	114	106	469	426
Other charges, commissions & fees	314	142	567	569
Total noninterest income	826	676	3,416	3,063
Noninterest expense:
Salaries and employee benefits	2,197	1,910	8,081	7,496
Building occupancy	407	365	1,476	1,427
Data processing	364	368	1,444	1,437
Professional and other services	175	159	659	654
Amortization of intangible assets	3	-	1	-
Advertising	133	116	537	453
FDIC assessments	95	84	415	311
Audits and exams	64	61	219	248
Other expenses	468	442	1,919	1,492
Total noninterest expenses	3,906	3,505	14,751	13,518
Income before income taxes	695	692	3,252	3,577
Provision for income taxes	176	187	847	929
Net income attributable to non-controlling interest and Pathfinder Bancorp, Inc.	519	505	2,405	2,648
Net income attributable to non-controlling interest	30	-	(1)	-
Net income attributable to Pathfinder Bancorp Inc.	489	-	2,406	2,648
Preferred stock dividends	-	-	-	449
Net income available to common shareholders	$489	$505	$2,406	$2,199

Earnings per common share - basic	$0.19	$0.20	$0.96	$0.88
Earnings per common share - diluted	$0.19	$0.20	$0.95	$0.87
Dividends per common share	$0.03	$0.03	$0.12	$0.12

The accompanying notes are an integral part of the consolidated financial statements.

F-4

Pathfinder Bancorp, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	For the three months ended
(In thousands)	March 31, 2014	March 31, 2013
Net Income	$519	$505

Other Comprehensive Income (Loss)

Retirement Plans:
Net unrealized gains on retirement plans	11	95

Unrealized holding gains on financial derivative:
Change in unrealized holding losses on financial derivative	(3)	-
Reclassification adjustment for interest expense included in net income	15	15
Net unrealized gain on financial derivative	12	15

Unrealized holding gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period	320	(374)
Reclassification adjustment for net gains included in net income	(2)	(39)
Net unrealized gains (losses) on securities available-for-sale	318	(413)

Accretion of net unrealized loss on securities transferred to held-to-maturity(1)	30	-

Other comprehensive income (loss), before tax	371	(303)
Tax effect	(148)	121
Other comprehensive income (loss), net of tax	223	(182)
Comprehensive income	$742	$323
Comprehensive income attributable to non-controlling interest	$30	$-
Comprehensive income attributable to Pathfinder Bancorp, Inc.	$712	$323

Tax effect allocated to each component of other comprehensive income (loss)

Retirement plan net losses recognized in plan expenses	$(4)	$(38)
Change in unrealized holding losses on financial derivative	1	-
Reclassification adjustment for interest expense included in net income	(6)	(6)
Unrealized holding (losses) gains arising during the period	(128)	149
Reclassification adjustment for net gains included in net income	1	16
Accretion of net unrealized loss on securities transferred to held-to-maturity(1)	(12)	-
Income tax effect related to other comprehensive income (loss)	$(148)	$121

(1) The accretion of the unrealized holding losses in accumulated other comprehensive loss at the date of transfer partially offsets the amortization of the difference between the par value and the fair value of the investment securities at the date of transfer, and is an adjustment of yield.

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Pathfinder Bancorp, Inc.

Consolidated Statements of Comprehensive Income

	Years Ended
(In thousands)	December 31, 2013	December 31, 2012
Net Income	$2,405	$2,648
Other Comprehensive Income

Retirement Plans:
Retirement plan net losses recognized in plan expenses	381	395
Gain on plan losses not recognized in plan expenses and pension plan curtailment	2,590	1,025
Net unrealized gains on retirement plans	2,971	1,420

Unrealized holding gains on financial derivative:
Change in unrealized holding losses on financial derivative	(2)	(53)
Reclassification adjustment for interest expense included in net income	62	58
Net unrealized gain on financial derivative	60	5

Unrealized holding (losses) gains on available-for-sale securities:
Unrealized holding (losses) gains arising during the period	(2,075)	1,192
Reclassification adjustment for net gains included in net income	(365)	(375)
Net unrealized (losses) gains on securities available-for-sale securities	(2,440)	817

Unrealized loss on securities transferred to held-to-maturity(1)	(1,302)	-

Other comprehensive (loss) income, before tax	(711)	2,242
Tax effect	284	(896)
Other comprehensive (loss) income, net of tax	(427)	1,346
Comprehensive income	$1,978	$3,994
Comprehensive income attributable to non-controlling interest	$(1)	$-
Comprehensive income attributable to Pathfinder Bancorp, Inc.	$1,979	$3,994

Tax effect allocated to each component of other comprehensive income

Retirement plan net losses recognized in plan expenses	$(152)	$(158)
Gain on plan losses not recognized in plan expenses and pension plan curtailment	(1,036)	(410)
Change in unrealized holding losses on financial derivative	(1)	21
Reclassification adjustment for interest expense included in net income	(24)	(23)
Unrealized holding (losses) gains arising during the period	830	(476)
Reclassification adjustment for net gains included in net income	146	150
Unrealized loss on securities transferred to held-to-maturity(1)	521	-
Income tax effect related to other comprehensive income	$284	$(896)

(1) The accretion of the unrealized holding losses in accumulated other comprehensive income at the date of transfer partially offsets the amortization of the difference between the par value and the fair value of the investment securities at the date of transfer, and is an adjustment of yield.

The accompanying notes are an integral part of the consolidated financial statements.

F-6

PATHFINDER BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Three months ended March 31, 2014 and March 31, 2013

(Unaudited)

					Accumulated
			Additional		Other Com-			Non-
	Preferred	Common	Paid in	Retained	prehensive	Unearned	Treasury	controlling
(In thousands, except share and per share data)	Stock	Stock	Capital	Earnings	Loss	ESOP	Stock	Interest	Total

Balance, January 1, 2014	$13,000	$30	$8,226	$28,788	$(1,745)	$(826)	$(4,761)	$358	$43,070

Net income	-	-	-	489	-	-	-	30	519

Other comprehensive income, net of tax	-	-	-	-	223	-	-	-	223

ESOP shares earned (3,125 shares)	-	-	17	-	-	28	-	-	45

Stock based compensation	-	-	21	-	-	-	-	-	21

Common stock dividends declared ($0.03 per share)	-	-	-	(76)	-	-	-	-	(76)

Balance, March 31, 2014	$13,000	$30	$8,264	$29,201	$(1,522)	$(798)	$(4,761)	$388	$43,802

Balance, January 1, 2013	$13,000	$30	$8,120	$26,685	$(1,318)	$(936)	$(4,834)	$-	$40,747

Net income	-	-	-	505	-	-	-	-	505

Other comprehensive loss, net of tax	-	-	-	-	(182)	-	-	-	(182)

ESOP shares earned (3,125 shares)	-	-	7	-	-	27	-	-	34

Stock based compensation	-	-	20	-	-	-	-	-	20

Stock options exercised	-	-	(6)	-	-	-	6	-	-

Common stock dividends declared ($0.03 per share)	-	-	-	(75)	-	-	-	-	(75)
Balance, March 31, 2013	$13,000	$30	$8,141	$27,115	$(1,500)	$(909)	$(4,828)	$-	$41,049

F-7

PATHFINDER BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2013 and December 31, 2012

					Accumulated
			Additional		Other Com-			Non
	Preferred	Common	Paid in	Retained	prehensive	Unearned	Treasury	controlling
(In thousands, except share and per share data)	Stock	Stock	Capital	Earnings	Loss	ESOP	Stock	Interest	Total

Balance, January 1, 2013	$13,000	$30	$8,120	$26,685	$(1,318)	$(936)	$(4,834)	$-	$40,747

Net income	-	-	-	2,406	-	-	-	-	2,406

Other comprehensive loss, net of tax	-	-	-	-	(427)	-	-	-	(427)

ESOP shares earned (12,500 shares)	-	-	53	-	-	110	-	-	163

Stock based compensation	-	-	81	-	-	-	-	-	81

Stock options exercised	-	-	(28)	-	-	-	73	-	45

Common stock dividends declared ($0.12 per share)	-	-	-	(303)	-	-	-	-	(303)

Change in non-controlling interest	-	-	-	-	-	-	-	358	358
Balance, December 31, 2013	$13,000	$30	$8,226	$28,788	$(1,745)	$(826)	$(4,761)	$358	$43,070

Balance, January 1, 2012	$13,000	$30	$8,730	$24,618	$(2,664)	$(1,039)	$(4,834)	$-	$37,841

Net income	-	-	-	2,648	-	-	-	-	2,648

Other comprehensive income, net of tax	-	-	-	-	1,346	-	-	-	1,346

Purchase of CPP Warrants from Treasury	-	-	(706)	169	-	-	-	-	(537)

Preferred stock dividends - SBLF	-	-	-	(449)	-	-	-	-	(449)

ESOP shares earned (11,645 shares)	-	-	11	-	-	103	-	-	114

Stock based compensation	-	-	79	-	-	-	-	-	79

Stock options exercised	-	-	6	-	-	-	-	-	6

Common stock dividends declared ($0.12 per share)	-	-	-	(301)	-	-	-	-	(301)
Balance, December 31, 2012	$13,000	$30	$8,120	$26,685	$(1,318)	$(936)	$(4,834)	$-	$40,747

The accompanying notes are an integral part of the consolidated financial statements.

F-8

PATHFINDER BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	For the
	three months ended		Years Ended
	March 31,		December 31,
(In thousands)	2014	2013	2013	2012
OPERATING ACTIVITIES
Net income attributable to Pathfinder Bancorp, Inc.	$489	$505	$2,406	$2,648
Adjustments to reconcile net income to net cash flows from operating activities:
Provision for loan losses	245	324	1,032	825
Deferred income tax expense (benefit)	-	-	202	(276)
Proceeds from sales of loans	-	182	11,459	212
Originations of loans held-for-sale	-	(172)	(11,016)	(195)
Realized gains on sales and redemptions of:
Real estate acquired through foreclosure	(3)	(19)	(27)	(44)
Loans	-	(10)	(443)	(17)
Available-for-sale investment securities	(2)	(39)	(365)	(375)
Premise and equipment	-	-	(6)	-
Depreciation	198	176	715	781
Amortization of mortgage servicing rights	4	-	10	7
Amortization of deferred loan costs	27	34	111	160
Earnings on bank owned life insurance	(60)	(59)	(222)	(272)
Realized gain on proceeds from bank owned life insurance	-	(2)	(2)	(37)
Net amortization of premiums and discounts on investment securities	157	222	722	1,053
Amortization of intangible assets	3	-	1	-
Stock based compensation and ESOP expense	66	54	243	193
Net change in accrued interest receivable	(98)	(195)	2	(32)
Pension plan contribution	-	-	-	(2,600)
Net change in other assets and liabilities	(56)	(505)	289	735
Net cash flows from operating activities	970	496	5,111	2,766
INVESTING ACTIVITIES
Purchase of investment securities available-for-sale	(6,064)	(28,173)	(30,036)	(50,662)
Purchase of investment securities held-to-maturity	(8,767)	-	(10,433)	-
Redemptions (purchases) of Federal Home Loan Bank stock	405	424	(511)	(401)
Proceeds from maturities of interest earning time deposits	-	-	1,500	-
Proceeds from maturities and principal reductions of investment securities available-for-sale	3,436	8,067	21,831	26,346
Proceeds from maturities and principal reductions of investment securities held-to-maturity	185	-	355	-
Proceeds from sales and redemptions of:
Available-for-sale investment securities	122	1,893	7,151	16,511
Real estate acquired through foreclosure	53	55	375	470
Premise and equipment	-	-	18	-
Acquisition of controlling interest in FitzGibbons Agency, net of cash acquired of $18	-	-	(356)	-
Purchase of bank owned life insurance	(1,780)	-	-	-
Proceeds from bank owned life insurance	-	2	2	202
Net change in loans	(6,953)	(5,369)	(9,075)	(29,819)
Purchase of premises and equipment	(386)	(236)	(2,263)	(192)
Net cash flows from investing activities	(19,749)	(23,337)	(21,442)	(37,545)
FINANCING ACTIVITIES
Net change in demand deposits, NOW accounts, savings accounts, money management deposit accounts, MMDA accounts and escrow deposits	32,369	30,973	21,764	15,700
Net change in time deposits and brokered deposits	(4,157)	5,607	(3,429)	9,976
Net change in short-term borrowings	(7,000)	(9,000)	15,000	9,000
Payments on long-term borrowings	(27)	(28)	(9,111)	(4,110)
Proceeds from long-term borrowings	-	-	-	4,000
Purchase of CPP warrants from the US Treasury	-	-	-	(537)
Proceeds from exercise of stock options	-	-	45	5
Cash dividends paid to preferred shareholder - SBLF	-	(83)	(83)	(507)
Cash dividends paid to common shareholders	(78)	(75)	(303)	(301)
Change in non-controlling interest, net	30	-	358	-
Net cash flows from financing activities	21,137	27,394	24,241	33,226
Change in cash and cash equivalents	2,358	4,553	7,910	(1,553)
Cash and cash equivalents at beginning of period	16,575	8,665	8,665	10,218
Cash and cash equivalents at end of period	$18,933	$13,218	$16,575	$8,665
CASH PAID DURING THE PERIOD FOR:
Interest	683	894	3,318	3,913
Income taxes	1	140	967	403
NON-CASH INVESTING ACTIVITY
Real estate acquired in exchange for loans	130	-	587	357
Transfer of available-for-sale securities to held-to-maturity	-	-	32,495	-

The accompanying notes are an integral part of the consolidated financial statements.

F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

Information with respect to the periods ended March 31, 2014 and March 31, 2013 is unaudited.

NOTE 1: Summary of Significant Accounting Policies

Nature of Operations and Basis of Presentation

The accompanying consolidated financial statements include the accounts of Pathfinder Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Pathfinder Bank (the “Bank”). The Bank has four wholly owned operating subsidiaries, Pathfinder Commercial Bank, Pathfinder Risk Management Company, Inc. (“PRMC”), Pathfinder REIT, Inc. and Whispering Oaks Development Corp. All significant inter-company accounts and activity have been eliminated in consolidation. Although the Company owns, through its subsidiary PRMC, 51% of the membership interest in Fitzgibbons Agency, LLC (“Fitzgibbons”), the Company is required to consolidate 100% of Fitzgibbons within the consolidated financial statements. The 49% of which the Company does not own is accounted for separately as non-controlling interests within the consolidated financial statements.

The interim financial data as of March 31, 2014 and for the three months ended March 31, 2014 and March 31, 2013 is unaudited; in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to a fair statement of the results of the interim period.

The Company has seven offices located in Oswego County and one office in Onondaga County which opened for business in the first quarter of 2012. The Company plans to open an additional location in downtown Syracuse with a target opening in the 3rd quarter of 2014. The Company is primarily engaged in the business of attracting deposits from the general public in the Company’s market area, and investing such deposits, together with other sources of funds, in loans secured by one-to-four family residential real estate, commercial real estate, business assets and in investment securities.

Pathfinder Bancorp, MHC, (the “Holding Company”) a mutual holding company whose activity is not included in the accompanying consolidated financial statements, owns approximately 60.4% of the outstanding common stock of the Company.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has identified the allowance for loan losses, deferred income taxes, pension obligations, the annual evaluation of the Company’s goodwill for possible impairment and the evaluation of investment securities for other than temporary impairment and the estimation of fair values for accounting and disclosure purposes to be the accounting areas that require the most subjective and complex judgments, and as such, could be the most subject to revision as new information becomes available.

The Company is subject to the regulations of various governmental agencies. The Company also undergoes periodic examinations by the regulatory agencies which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators’ judgments based on information available to them at the time of their examinations.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located primarily in Oswego and Onondaga counties of New York State.  A large portion of the Company’s portfolio is centered in residential and commercial real estate.  The Company closely monitors real estate collateral values and requires additional reviews of commercial real estate

F-10

appraisals by a qualified third party for commercial real estate loans in excess of $400,000.  Note 4 discusses the types of securities that the Company invests in.  Note 5 discusses the types of lending that the Company engages in.  The Company does not have any significant concentrations to any one industry or customer.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Non-controlling Interest

Non-controlling interest represents the portion of ownership and profit or loss that is attributable to the minority owners of the FitzGibbons Agency.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks and interest-bearing deposits (with original maturity of three months or less).

Investment Securities

The Company classifies investment securities as either available-for-sale or held-to-maturity. The Company does not hold any securities considered to be trading. Available-for-sale securities are reported at fair value, with net unrealized gains and losses reflected as a separate component of shareholders’ equity, net of the applicable income tax effect. Held-to-maturity securities are those that the Company has the ability and intent to hold until maturity and are reported at amortized cost. These securities include those that were transferred from available-for-sale to held-to-maturity in the third quarter of 2013, and more fully explained in Note 4 to the financial statements.

Gains or losses on investment security transactions are based on the amortized cost of the specific securities sold. Premiums and discounts on securities are amortized and accreted into income using the interest method over the period to maturity.

Note 4 to the consolidated financial statements includes additional information about the Company’s accounting policies with respect to the impairment of investment securities.

Federal Home Loan Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank (“FHLB”) system to hold stock of its district FHLB according to a predetermined formula. The stock is carried at cost.

Mortgage Loans Held-for-Sale

Mortgage loans held-for-sale are carried at the lower of cost or fair value. Fair value is determined in the aggregate. There were no loans held-for-sale or forward commitments outstanding as of December 31, 2013 and 2012.

Transfers of Financial Assets

Transfers of financial assets, including sales of loans and loan participations, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loans

The Company grants mortgage, commercial, municipal, and consumer loans to customers. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding

F-11

unpaid principal balances, less the allowance for loan losses plus net deferred loan origination costs. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the market area. Interest income is generally recognized when income is earned using the interest method. Nonrefundable loan fees received and related direct origination costs incurred are deferred and amortized over the life of the loan using the interest method, resulting in a constant effective yield over the loan term. Deferred fees are recognized into income and deferred costs are charged to income immediately upon prepayment of the related loan.

The loans receivable portfolio is segmented into residential mortgage, commercial and consumer loans. The residential mortgage segment consists of one-to-four family first-lien residential mortgages and construction loans. Commercial loans consist of the following classes: real estate, lines of credit, other commercial and industrial, and municipal loans. Consumer loans include both home equity lines of credit and loans with junior liens and other consumer loans.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the date of the statement of condition and it is recorded as a reduction of loans. The allowance is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, unless productive collection efforts are providing results. Consumer loans may be charged off earlier in the event of bankruptcy, or if there is an amount that is deemed uncollectible. No portion of the allowance for loan losses is restricted to any individual loan product and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on three major components which are; specific components for larger loans, recent historical losses and several qualitative factors applied to a general pool of loans, and an unallocated component.

The first component is the specific component that relates to loans that are classified as impaired. For these loans, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan.

The second or general component covers pools of loans, by loan class, not considered impaired, smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure first based on historical loss rates for each of these categories of loans. The ratio of net charge-offs to loan outstandings within each product class, over the most recent eight quarters, lagged by one quarter, is used to generate the historical loss rates. In addition, qualitative factors are added to the historical loss rates in arriving at the total allowance for loan loss need for this general pool of loans. The qualitative factors include changes in national and local economic trends, the rate of growth in the portfolio, trends of delinquencies and nonaccrual balances, changes in loan policy, and changes in lending management experience and related staffing. Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. These qualitative factors, applied to each product class, make the evaluation inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss analysis and calculation.

The third or unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio and generally comprises less than 10% of the total allowance for loan loss.

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A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and shortfalls on a case-by case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length and reason for the delay, the borrower’s prior payment record and the amount of shortfall in relation to what is owed. Impairment is measured by either the present value of the expected future cash flows discounted at the loan’s effective interest rate or the fair value of the underlying collateral if the loan is collateral dependent. The majority of the Company’s loans utilize the fair value of the underlying collateral.

An allowance for loan loss is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral. For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals, less costs to sell. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage loans less than $300,000, home equity and other consumer loans for impairment disclosures, unless such loans are related to borrowers with impaired commercial loans or they are the subject to a troubled debt restructuring agreement for those with a carrying value in excess of $300,000.

Commercial loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally include but are not limited to a temporary reduction in the interest rate or an extension of a loan’s stated maturity date. Commercial loans classified as troubled debt restructurings with a carrying value in excess of $100,000 are designated as impaired and evaluated as discussed above.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of the collateral, if appropriate, are evaluated not less than annually for commercial loans or when credit deficiencies arise on all loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. See Note 5 for a description of these regulatory classifications.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Income Recognition on Impaired and Nonaccrual Loans

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed and charged to interest income. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as

F-13

to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, generally six months, and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification.

For nonaccrual loans, when future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under standby letters of credit. Such financial instruments are recorded when they are funded.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, ranging up to 40 years for premises and 10 years for equipment. Maintenance and repairs are charged to operating expenses as incurred. The asset cost and accumulated depreciation are removed from the accounts for assets sold or retired and any resulting gain or loss is included in the determination of income.

Foreclosed Real Estate

Properties acquired through foreclosure, or by deed in lieu of foreclosure, are recorded at their fair value less estimated costs to sell. Fair value is typically determined based on evaluations by third parties. Costs incurred in connection with preparing the foreclosed real estate for disposition are capitalized to the extent that they enhance the overall fair value of the property. Any write-downs on the asset’s fair value less costs to sell at the date of acquisition are charged to the allowance for loan losses. Subsequent write downs and expenses of foreclosed real estate are included as a valuation allowance and recorded in noninterest expense.

Goodwill and Intangible Assets

Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired. Goodwill is not amortized, but is evaluated annually for impairment. Intangible assets, such as customer relationships, are amortized over their useful lives, generally over 15 years.

Mortgage Servicing Rights

Originated mortgage servicing rights are recorded at their fair value at the time of transfer of the related loans and are amortized in proportion to and over the period of estimated net servicing income or loss. The carrying value of the originated mortgage servicing rights is periodically evaluated for impairment or between annual evaluations under certain circumstances.

Stock-Based Compensation

Compensation costs related to share-based payment transactions are recognized based on the grant-date fair value of the stock-based compensation issued. Compensation costs are recognized over the period that an employee provides service in exchange for the award. Compensation costs related to the Employee Stock Ownership Plan are dependent upon the average stock price and the shares committed to be released to plan participants through the period in which income is reported.

F-14

Retirement Benefits

The Company has a non-contributory defined benefit pension plan that covered substantially all employees. On May 14, 2012, the Company informed its employees of its decision to freeze participation and benefit accruals under the plan, primarily to reduce some of the volatility in earnings that can accompany the maintenance of a defined benefit plan. The freeze became effective June 30, 2012. Compensation earned by employees up to June 30, 2012 is used for purposes of calculating benefits under the plan but there will be no future benefit accruals after this date. Participants as of June 30, 2012 will continue to earn vesting credit with respect to their frozen accrued benefits as they continue to work. Pension expense under these plans is charged to current operations and consists of several components of net pension cost based on various actuarial assumptions regarding future experience under the plans.

Gains and losses, prior service costs and credits, and any remaining transition amounts that have not yet been recognized through net periodic benefit cost are recognized in accumulated other comprehensive loss, net of tax effects, until they are amortized as a component of net periodic cost. Plan assets and obligations are measured as of the Company’s statement of condition date.

The Company has unfunded deferred compensation and supplemental executive retirement plans for selected current and former employees and officers that provide benefits that cannot be paid from a qualified retirement plan due to Internal Revenue Code restrictions. These plans are nonqualified under the Internal Revenue Code, and assets used to fund benefit payments are not segregated from other assets of the Company, therefore, in general, a participant’s or beneficiary’s claim to benefits under these plans is as a general creditor.

The Company sponsors an Employee Stock Ownership Plan (“ESOP”) covering substantially all full time employees. The cost of shares issued to the ESOP but not committed to be released to the participants is presented in the consolidated statement of condition as a reduction of shareholders’ equity. ESOP shares are released to the participants proportionately as the loan is repaid. The Company records ESOP compensation expense based on the shares committed to be released and allocated to the participant’s accounts multiplied by the average share price of the Company’s stock over the period. Dividends related to unallocated shares are recorded as compensation expense.

Derivative Financial Instruments

Derivatives are recorded on the statement of condition as assets and liabilities measured at their fair value. The accounting for increases and decreases in the value of derivatives depends upon the use of derivatives and whether the derivatives qualify for hedge accounting. The Company currently has one interest rate swap, which has been determined to be a cash flow hedge. The fair value of cash-flow hedging instruments (“Cash Flow Hedge”) is recorded in either other assets or other liabilities. On an ongoing basis, the statement of condition is adjusted to reflect the then current fair value of the Cash Flow Hedge. The related gains or losses are reported in other comprehensive income (loss) and are subsequently reclassified into earnings, as a yield adjustment in the same period in which the related interest on the hedged item (primarily a variable-rate debt obligation) affect earnings. To the extent that the Cash Flow Hedge is not effective, the ineffective portion of the Cash Flow Hedge is immediately recognized as interest expense.

Income Taxes

Provisions for income taxes are based on taxes currently payable or refundable and deferred income taxes on temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are reported in the consolidated financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

Earnings Per Share

Basic earnings per common share are computed by dividing net income, after preferred stock dividends and preferred stock discount accretion, by the weighted average number of common shares outstanding throughout each year. Diluted earnings per share gives effect to weighted average shares that would be outstanding assuming the

F-15

exercise of issued stock options and warrants using the treasury stock method. Unallocated shares of the Company’s ESOP plan are not included when computing earnings per share until they are committed to be released.

Segment Reporting

The Company has evaluated the activities relating to its strategic business units. The controlling interest in the Fitzgibbons Agency is dissimilar in nature and management when compared to the Company’s other strategic business units which are judged to be similar in nature and management. The Company has determined that the Fitzgibbons Agency is below the reporting threshold in size in accordance with Accounting Standards Codification 280. Accordingly, the Company has determined it has no reportable segments.

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities are reported as a separate component of the equity section of the statement of condition, such items, along with net income, are components of comprehensive income.

Accumulated other comprehensive (loss) represents the sum of these items, with the exception of net income, as of the balance sheet date and is represented in the table below.

	As of December 31,
Accumulated Other Comprehensive Loss By Component:	2013	2012
Unrealized loss for pension and other postretirement obligations	$(1,637)	$(4,608)
Tax effect	655	1,843
Net unrealized loss for pension and other postretirement obligations	(982)	(2,765)
Unrealized loss on financial derivative instruments used in cash flow hedging relationships	(135)	(195)
Tax effect	54	78
Net unrealized loss on financial derivative instruments used in cash flow hedging relationships	(81)	(117)
Unrealized gains on available-for-sale securities	166	2,606
Tax effect	(67)	(1,042)
Net unrealized gains on available-for-sale securities	99	1,564
Unrealized loss on securities transferred to held-to-maturity	(1,302)	-
Tax effect	521	-
Net unrealized loss on securities transferred to held-to-maturity	(781)	-
Accumulated other comprehensive loss	$(1,745)	$(1,318)

Reclassifications

Certain amounts in the 2012 consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income as previously reported.

F-16

NOTE 2: NEW ACCOUNTING PRONOUNCEMENTS

In January 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-04 – Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40). Topic 310-40 provides guidance on situations in which a creditor obtains one or more collateral assets in satisfaction of all or part of the receivable. That guidance indicates that a creditor should reclassify a collateralized mortgage loan such that the loan should be derecognized and the collateral asset recognized when it determines that there has been in substance a repossession or foreclosure by the creditor, that is, the creditor receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place. However, the terms in substance repossession or foreclosure and physical possession are not defined in the accounting literature and there is diversity about when a creditor should derecognize the loan receivable and recognize the real estate property. That diversity has been highlighted by recent extended foreclosure timelines and processes related to residential real estate properties. The amendments in this Update apply to all creditors who obtain physical possession (resulting from an in substance repossession or foreclosure) of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable and are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Company does not expect a material impact on its consolidated statements of condition, results of operations, or cash flows.

F-17

NOTE 3: EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income available to common shareholders is net income to Pathfinder Bancorp, Inc. less the total of preferred dividends declared. Diluted earnings per share include the potential dilutive effect that could occur upon the assumed exercise of issued stock options using the Treasury Stock method. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating earnings per common share until they are committed to be released to plan participants.

The following table sets forth the calculation of basic and diluted earnings per share:

	(Unaudited)
	Three months ended		Years Ended
	March 31,		December 31,
(In thousands, except per share data)	2014	2013	2013	2012
Basic Earnings Per Common Share
Net income available to common shareholders	$489	$505	$2,406	$2,199
Weighted average common shares outstanding	2,529	2,512	2,517	2,504
Basic earnings per common share	$0.19	$0.20	$0.96	$0.88

Diluted Earnings Per Common Share
Net income available to common shareholders	$489	$505	$2,406	$2,199
Weighted average common shares outstanding	2,529	2,512	2,517	2,504
Effect of assumed exercise of stock options	22	-	14	8
Effect of assumed exercise of stock warrants	-	-	-	4
Diluted weighted average common shares outstanding	2,551	2,512	2,531	2,516
Diluted earnings per common share	$0.19	$0.20	$0.95	$0.87

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NOTE 4: INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities are summarized as follows:

	(Unaudited)
	March 31, 2014
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Available-for-Sale Portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$19,910	$3	$(315)	$19,598
State and political subdivisions	6,300	154	(4)	6,450
Corporate	11,870	190	-	12,060
Residential mortgage-backed - US agency	43,547	576	(523)	43,600
Total	81,627	923	(842)	81,708
Equity investment securities:
Mutual funds:
Ultra short mortgage fund	643	4	-	647
Large cap equity fund	456	199	-	655
Other mutual funds	183	181	-	364
Common stock - financial services industry	270	19	-	289
Total	1,552	403	-	1,955
Total available-for-sale	$83,179	$1,326	$(842)	$83,663

Held-to-Maturity Portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$4,814	$5	$(19)	$4,800
State and political subdivisions	22,831	310	(1)	23,140
Corporate	3,692	56	(6)	3,742
Residential mortgage-backed - US agency	11,653	62	(38)	11,677
Total held-to-maturity	$42,990	$433	$(64)	$43,359

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	December 31, 2013
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Available-for-Sale Portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$16,935	$2	$(340)	$16,597
State and political subdivisions	6,429	164	(6)	6,587
Corporate	13,498	198	-	13,696
Residential mortgage-backed - US agency	42,378	496	(732)	42,142
Total	79,240	860	(1,078)	79,022
Equity investment securities:
Mutual funds:
Ultra short mortgage fund	643	5	-	648
Large cap equity fund	456	195	-	651
Other mutual funds	183	162	-	345
Common stock - financial services industry	271	22	-	293
Total	1,553	384	-	1,937
Total available-for-sale	$80,793	$1,244	$(1,078)	$80,959

Held-to-Maturity Portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$1,872	$-	$(25)	$1,847
State and political subdivisions	21,371	11	(118)	21,264
Corporate	3,746	16	(44)	3,718
Residential mortgage-backed - US agency	7,423	-	(30)	7,393
Total held-to-maturity	$34,412	$27	$(217)	$34,222

	December 31, 2012
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value
Available-for-Sale Portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$6,175	$16	$(8)	$6,183
State and political subdivisions	26,413	1,065	(7)	27,471
Corporate	22,942	468	(404)	23,006
Residential mortgage-backed - US agency	47,113	1,139	(1)	48,251
Residential mortgage-backed - private label	296	9	-	305
Total	102,939	2,697	(420)	105,216
Equity investment securities:
Mutual funds:
Ultra short mortgage fund	1,286	5	-	1,291
Large cap equity fund	905	176	-	1,081
Other mutual funds	183	136	-	319
Common stock - financial services industry	420	12	-	432
Total	2,794	329	-	3,123
Total investment securities	$105,733	$3,026	$(420)	$108,339

The Company’s investments in mortgage-backed securities include pass-through securities and collateralized mortgage obligations issued and guaranteed by Fannie Mae, Freddie Mac, and GNMA. As of December 31, 2013

F-20

and December 31, 2012, no private-label mortgage-backed securities or collateralized mortgage obligations were held in the securities portfolio. The Company’s investments in state and political obligation securities generally are municipal obligations that are general obligations supported by the general taxing authority of the issuer, and in some cases are insured. The obligations issued by school districts are supported by state aid. Primarily, these investments are issued by municipalities within New York State.

The Company elected to transfer 55 available-for-sale (“AFS”) securities with an aggregate fair value of $32.5 million to a classification of held-to-maturity (“HTM”) on September 30, 2013.  In accordance with FASB ASC 320-10-55-24, the transfer from AFS to HTM must be recorded at the fair value of the AFS securities at the time of transfer.  The net unrealized holding loss of $799,000, net of tax, at the date of transfer was retained in accumulated other comprehensive loss, with the associated pre-tax amount retained in the carrying value of the HTM securities.  Such amounts will be amortized to interest income over the remaining life of the securities.  The fair value of the transferred AFS securities became the book value of the HTM securities at September 30, 2013, with no unrealized gain or loss at this date.  Future reporting periods, with potential changes in market value for these securities, would likely record an unrealized gain or loss for disclosure purposes.

The amortized cost and estimated fair value of debt investments at March 31, 2014 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	(Unaudited)		(Unaudited)
	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
(In thousands)
Due in one year or less	$6,009	$6,035	$186	$186
Due after one year through five years	27,436	27,602	3,943	3,940
Due after five years through ten years	4,635	4,471	13,581	13,682
Due after ten years	-	-	13,627	13,874
Sub-total	38,080	38,108	31,337	31,682
Residential mortgage-backed - US agency	43,547	43,600	11,653	11,677
Totals	$81,627	$81,708	$42,990	$43,359

The amortized cost and estimated fair value of debt investments at December 31, 2013 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value
(In thousands)
Due in one year or less	$6,419	$6,438	$186	$186
Due after one year through five years	25,648	25,835	824	825
Due after five years through ten years	4,634	4,446	12,360	12,302
Due after ten years	161	161	13,619	13,516
Sub-total	36,862	36,880	26,989	26,829
Residential mortgage-backed - US agency	42,378	42,142	7,423	7,393
Totals	$79,240	$79,022	$34,412	$34,222

F-21

The Company’s investment securities’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, is as follows:

	(Unaudited)
	March 31, 2014
	Less than Twelve Months			Twelve Months or More			Total
	Number of			Number of			Number of
	Individual	Unrealized	Fair	Individual	Unrealized	Fair	Individual	Unrealized	Fair
	Securities	Losses	Value	Securities	Losses	Value	Securities	Losses	Value
(Dollars in thousands)
Available-for-Sale
US Treasury, agencies and GSE’s	11	$(283)	$12,683	2	$(32)	$1,974	13	$(315)	$14,657
State and political subdivisions	2	(2)	332	2	(2)	181	4	(4)	513
Corporate	-	-	-	-	-	-	-	-	-
Residential mortgage-backed - US agency	17	(317)	18,471	5	(206)	4,085	22	(523)	22,556

Totals	30	$(602)	$31,486	9	$(240)	$6,240	39	$(842)	$37,726
Held-to-Maturity
US Treasury, agencies and GSE’s	3	$(19)	$2,919	-	$-	$-	3	$(19)	$2,919
State and political subdivisions	1	(1)	1,472	-	-	-	1	(1)	1,472
Corporate	1	(6)	800	-	-	-	1	(6)	800
Residential mortgage-backed - US agency	4	(38)	4,282	-	-	-	4	(38)	4,282

Totals	9	$(64)	$9,473	-	$-	$-	9	$(64)	$9,473

	December 31, 2013
	Less than Twelve Months			Twelve Months or More			Total
	Number of			Number of			Number of
	Individual	Unrealized	Fair	Individual	Unrealized	Fair	Individual	Unrealized	Fair
	Securities	Losses	Value	Securities	Losses	Value	Securities	Losses	Value
(Dollars in thousands)
Available-for-Sale
US Treasury, agencies and GSE’s	14	$(340)	$15,573	-	$-	$-	14	$(340)	$15,573
State and political subdivisions	1	(4)	114	3	(2)	397	4	(6)	511
Corporate	-	-	-	-	-	-	-	-	-
Residential mortgage-backed - US agency	25	(682)	23,442	1	(50)	878	26	(732)	24,320

Totals	40	$(1,026)	$39,129	4	$(52)	$1,275	44	$(1,078)	$40,404
Held-to-Maturity
US Treasury, agencies and GSE’s	2	$(25)	$1,847	-	$-	$-	2	$(25)	$1,847
State and political subdivisions	37	(118)	17,814	-	-	-	37	(118)	17,814
Corporate	4	(44)	3,171	-	-	-	4	(44)	3,171
Residential mortgage-backed - US agency	6	(30)	5,526	-	-	-	6	(30)	5,526

Totals	49	$(217)	$28,358	-	$-	$-	49	$(217)	$28,358

F-22

	December 31, 2012
	Less than Twelve Months			Twelve Months or More			Total
	Number of			Number of			Number of
	Individual	Unrealized	Fair	Individual	Unrealized	Fair	Individual	Unrealized	Fair
Available-for-Sale	Securities	Losses	Value	Securities	Losses	Value	Securities	Losses	Value
(Dollars in thousands)
US Treasury, agencies and GSE’s	1	$(8)	$992	-	$-	$-	1	$(8)	$992
State and political subdivisions	8	(7)	2,008	-	-	-	8	(7)	2,008
Corporate	2	(14)	974	2	(390)	1,580	4	(404)	2,554
Residential mortgage-backed - US agency	2	(1)	1,411	-	-	-	2	(1)	1,411

Totals	13	$(30)	$5,385	2	$(390)	$1,580	15	$(420)	$6,965

The Company conducts a formal review of investment securities on a quarterly basis for the presence of other-than-temporary impairment (“OTTI”). The Company assesses whether OTTI is present when the fair value of a debt security is less than its amortized cost basis at the statement of condition date. Under these circumstances, OTTI is considered to have occurred (1) if we intend to sell the security; (2) if it is “more likely than not” we will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not anticipated to be sufficient to recover the entire amortized cost basis. The guidance requires that credit-related OTTI is recognized in earnings while non-credit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (“OCI”). Non-credit-related OTTI is based on other factors, including illiquidity and changes in the general interest rate environment. Presentation of OTTI is made in the consolidated statement of income on a gross basis, including both the portion recognized in earnings as well as the portion recorded in OCI. The gross OTTI would then be offset by the amount of non-credit-related OTTI, showing the net as the impact on earnings.

Management does not believe any individual unrealized loss in other securities within the portfolio as of March 31, 2014 (unaudited) represents OTTI. All securities are rated A2 or better by Moody’s, with the exception of two corporate securities and all have been in unrealized loss positions for eleven months or less, with the exception of the two previously mentioned corporate holdings, two US agency securities, two municipal securities and five mortgage-backed securities. The two GSE agency and two municipal securities have relatively insignificant unrealized loss positions. The unrealized losses reflected in the mortgage-backed security holdings are primarily attributable to changes in interest rates. The two corporate securities are floating rate notes which adjust quarterly based on 3-month Libor. The securities are reflecting unrealized losses due to current similar offerings being originated at higher spread to Libor, as the market currently demands a greater pricing premium for the associated risk. The Company does not intend to sell these securities, nor is it more likely than not that the Company will be required to sell these securities prior to the recovery of the amortized cost.

In determining whether OTTI has occurred for equity securities, the Company considers the applicable factors described above and the length of time the equity security’s fair value has been below the carrying amount. Management has determined that we have the intent and ability to retain the equity securities for a sufficient period of time to allow for recovery. All of the Company’s equity securities had a fair value greater than the book value at March 31, 2014 (unaudited).

Management does not believe any individual unrealized loss in other securities within the portfolio as of December 31, 2013 represents OTTI. One individual municipal security is rated below investment grade, yet the current unrealized loss is less than $1,000 and has only been in place for 1 month. All other related securities are rated A2 or better by Moody’s and have been in unrealized loss positions for 11 months or less, with the exception of 3 municipal securities and 1 mortgage-backed security. The 3 municipal securities are issuances from school districts located within the bank’s primary market area. The mortgage-backed security was issued by Fannie Mae. The unrealized losses in the portfolio are primarily attributable to changes in interest rates. The Company does not intend to sell these securities, nor is it more likely than not that the Company will be required to sell these securities prior to the recovery of the amortized cost.

F-23

In determining whether OTTI has occurred for equity securities, the Company considers the applicable factors described above and the length of time the equity security’s fair value has been below the carrying amount. Management has determined that we have the intent and ability to retain the equity securities for a sufficient period of time to allow for recovery. All of the Company’s equity securities had a fair value greater than the book value at December 31, 2013.

Gross realized gains (losses) on sales and redemptions of securities for the indicated periods are detailed below:

	(Unaudited)
	For the three months		For the twelve months
	ended March 31,		ended December 31,
(In thousands)	2014	2013	2013	2012
Realized gains	$2	$39	$370	$397
Realized losses	-	-	(5)	(22)
	$2	$39	$365	$375

As of March 31, 2014 (unaudited), securities with a fair value of $73.8 million were pledged to collateralize certain municipal deposit relationships. As of the same date, securities with a fair value of $21.0 million were pledged against certain borrowing arrangements.

As of December 31, 2013 and December 31, 2012, securities with a fair value of $58.6 million and $46.0 million, respectively, were pledged to collateralize certain municipal deposit relationships. As of the same dates, securities with a fair value of $21.6 million and $37.8 million were pledged against certain borrowing arrangements.

Management has reviewed its loan and mortgage-backed securities portfolios and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of investing in, or originating, these types of investments or loans.

F-24

NOTE 5: LOANS

Major classifications of loans are as follows:

	(Unaudited)
	March 31,	December 31,	December 31,
(In thousands)	2014	2013	2012
Residential mortgage loans:
1-4 family first-lien residential mortgages	$167,145	$166,298	$173,955
Construction	1,208	1,982	2,655
Total residential mortgage loans	168,353	168,280	176,610

Commercial loans:
Real estate	102,559	95,536	82,329
Lines of credit	14,883	14,444	13,748
Other commercial and industrial	33,949	32,675	31,477
Municipal	2,781	5,122	3,588
Total commercial loans	154,172	147,777	131,142

Consumer loans:
Home equity and junior liens	21,387	21,110	22,073
Other consumer	3,965	4,166	3,469
Total consumer loans	25,352	25,276	25,542

Total loans	347,877	341,333	333,294
Net deferred loan costs	265	300	454
Less allowance for loan losses	(4,999)	(5,041)	(4,501)
Loans receivable, net	$343,143	$336,592	$329,247

The Company originates residential mortgage, commercial and consumer loans largely to customers throughout Oswego, Onondaga, Jefferson, and Oneida counties. Although the Company has a diversified loan portfolio, a substantial portion of its borrowers’ abilities to honor their contracts is dependent upon the counties’ employment and economic conditions.

As of March 31, 2014 (unaudited) , residential mortgage loans with a carrying value of $116.6 million have been pledged by the Company to the Federal Home Loan Bank of New York (“FHLBNY”) under a blanket collateral agreement to secure the Company’s line of credit and term borrowings.

As of December 31, 2013 and December 31, 2012, residential mortgage loans with a carrying value of $114.8 million and $58.6 million, respectively, have been pledged by the Company to the Federal Home Loan Bank of New York (“FHLBNY”) under a blanket collateral agreement to secure the Company’s line of credit and term borrowings.

Loan Origination / Risk Management

The Company has lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management and the Board of Directors reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by frequently providing management with reports related to loan production, loan quality, loan delinquencies, nonperforming and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

F-25

To develop and document a systematic methodology for determining the allowance for loan losses, the Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics but with similar methodologies for assessing risk.  Each portfolio segment is broken down into loan classes where appropriate.  Loan classes contain unique measurement attributes, risk characteristics, and methods for monitoring and assessing risk that are necessary to develop the allowance for loan losses.  Unique characteristics such as borrower type, loan type, collateral type, and risk characteristics define each class.  The following table illustrates the portfolio segments and classes for the Company’s loan portfolio:

Portfolio Segment	Class

Residential Mortgage Loans	1-4 family first-lien residential mortgages
Construction

Commercial Loans	Real estate
Lines of credit
Other commercial and industrial
Municipal

Consumer Loans	Home equity and junior liens
Other consumer

Risk Characteristics of Portfolio Segments

Each portfolio segment generally carries its own unique risk characteristics.

The residential mortgage loan segment is impacted by general economic conditions, unemployment rates in the Bank’s service area, real estate values and the forward expectation of improvement or deterioration in economic conditions.

The commercial loan segment is impacted by general economic conditions but, more specifically, the industry segment in which each borrower participates.  Unique competitive changes within a borrower’s specific industry, or geographic location could cause significant changes in the borrower’s revenue stream, and therefore, impact its ability to repay its obligations. Commercial real estate is also subject to general economic conditions but changes within this segment typically lag changes seen within the consumer and commercial segment.  Included within this portfolio are both owner occupied real estate, in which the borrower occupies the majority of the real estate property and upon which the majority of the sources of repayment of the obligation is dependent upon, and non-owner occupied real estate, in which several tenants comprise the repayment source for this portfolio segment.  The composition and competitive position of the tenant structure may cause adverse changes in the repayment of debt obligations for the non-owner occupied class within this segment.

The consumer loan segment is impacted by general economic conditions, unemployment rates in the Company’s service area, and the forward expectation of improvement or deterioration in economic conditions.

Real estate loans, including residential mortgages, commercial real estate loans and home equity, comprise 84% of the portfolio in 2013, identical to the composition in 2012. Loans secured by real estate provide the best collateral protection and thus significantly reduce the inherent risk in the portfolio.

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

F-26

Description of Credit Quality Indicators

The Company utilizes an eight tier risk rating system to evaluate the quality of its loan portfolio. Loans that are risk rated “1” through “4” are considered “Pass” loans. In accordance with regulatory guidelines, loans rated “5” through “8” are termed “criticized” loans and loans rated “6” through “8” are termed “classified” loans. A description of the Company’s credit quality indicators follows.

For Commercial Loans:

1.	Prime: A loan that is fully secured by properly margined Pathfinder Bank deposit account(s) or an obligation of the US Government. It may also be unsecured if it is supported by a very strong financial condition and, in the case of a commercial loan, excellent management. There exists an unquestioned ability to repay the loan in accordance with its terms.

2.	Strong: Desirable relationship of somewhat less stature than Prime grade. Possesses a sound documented repayment source, and back up, which will allow repayment within the terms of the loan. Individual loans backed by solid assets, character and integrity. Ability of individual or company management is good and well established. Probability of serious financial deterioration is unlikely.

3.	Satisfactory: Stable financial condition with cash flow sufficient for debt service coverage. Satisfactory loans of average strength having some deficiency or vulnerability to changing economic or industry conditions but performing as agreed with documented evidence of repayment capacity. May be unsecured loans to borrowers with satisfactory credit and financial strength. Satisfactory provisions for management succession and a secondary source of repayment exists.

4.	Satisfactory Watch: A four is not a criticized or classified credit. These credits do not display the characteristics of a criticized asset as defined by the regulatory definitions. A credit is given a Satisfactory Watch designation if there are matters or trends observed deserving attention somewhat beyond normal monitoring. Borrowing obligations may be handled according to agreement but could be adversely impacted by developing factors such as industry conditions, operating problems, litigation pending of a significant nature or declining collateral quality and adequacy.

5.	Special Mention: A warning risk grade that portrays one or more weaknesses that may be tolerated in the short term. Assets in this category are currently protected but are potentially weak. This loan would not normally be booked as a new credit, but may have redeeming characteristics persuading the Bank to continue working with the borrower. Loans accorded this classification have potential weaknesses which may, if not checked or corrected, weaken the company’s assets, inadequately protect the Bank’s position or effect the orderly, scheduled reduction of the debt at some future time.

6.	Substandard: The relationship is inadequately protected by the current net worth and cash flow capacity of the borrower, guarantor/endorser, or of the collateral pledged. Assets have a well-defined weakness or weaknesses that jeopardize the orderly liquidation of the debt. The relationship shows deteriorating trends or other deficient areas. The loan may be nonperforming and expected to remain so for the foreseeable future. Relationship balances may be adequately secured by asset value; however a deteriorated financial condition may necessitate collateral liquidation to effect repayment. A relationship with an unacceptable financial condition requiring excessive attention of the officer due to the nature of the credit risk or lack of borrower cooperation. All loans on nonaccrual or in a bankruptcy are not graded higher than Substandard.

7.	Doubtful: The relationship has all the weaknesses inherent in a credit graded 5 with the added characteristic that the weaknesses make collection on the basis of currently existing facts, conditions and value, highly questionable or improbable. The possibility of some loss is extremely high, however its classification as an anticipated loss is deferred until a more exact determination of the extent of loss is determined. Loans in this category must be on nonaccrual.

F-27

8.	Loss: Loans are considered uncollectible and of such little value that continuance as bankable assets is not warranted. It is not practicable or desirable to defer writing off this basically worthless asset even though partial recovery may be possible in the future.

For Residential Mortgage and Consumer Loans:

Residential mortgage and consumer loans are assigned a “Pass” rating unless the loan has demonstrated signs of weakness as indicated by the ratings below.

5.	Special Mention: All loans sixty days past due are classified Special Mention. The loan is not upgraded until it has been current for six consecutive months.

6.	Substandard: All loans 90 days past due are classified Substandard. The loan is not upgraded until it has been current for six consecutive months.

7.	Doubtful: The relationship has all the weaknesses inherent in a credit graded 5 with the added characteristic that the weaknesses make collection on the basis of currently existing facts, conditions and value, highly questionable or improbable. The possibility of some loss is extremely high.

The risk ratings for classified loans are evaluated at least quarterly for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial, residential mortgage or consumer loans. See further discussion of risk ratings in Note 1.

F-28

The following table presents the segments and classes of the loan portfolio summarized by the aggregate pass rating and the criticized and classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system:

	(Unaudited)
	As of March 31, 2014
		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage loans:
1-4 family first-lien residential mortgages	$160,143	$1,749	$5,240	$13	$167,145
Construction	1,208	-	-	-	1,208
Total residential mortgage loans	161,351	1,749	5,240	13	168,353
Commercial loans:
Real estate	95,836	1,276	5,447	-	102,559
Lines of credit	13,314	481	1,088	-	14,883
Other commercial and industrial	32,499	388	916	146	33,949
Municipal	2,781	-	-	-	2,781
Total commercial loans	144,430	2,145	7,451	146	154,172
Consumer loans:
Home equity and junior liens	19,948	401	962	76	21,387
Other consumer	3,856	18	91	-	3,965
Total consumer loans	23,804	419	1,053	76	25,352
Total loans	$329,585	$4,313	$13,744	$235	$347,877

	As of December 31, 2013
		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage loans:
1-4 family first-lien residential mortgages	$160,013	$1,649	$4,622	$14	$166,298
Construction	1,982	-	-	-	1,982
Total residential mortgage loans	161,995	1,649	4,622	14	168,280
Commercial loans:
Real estate	90,162	918	4,456	-	95,536
Lines of credit	12,941	560	943	-	14,444
Other commercial and industrial	31,159	468	899	149	32,675
Municipal	5,122	-	-	-	5,122
Total commercial loans	139,384	1,946	6,298	149	147,777
Consumer loans:
Home equity and junior liens	19,567	487	976	80	21,110
Other consumer	4,040	30	74	22	4,166
Total consumer loans	23,607	517	1,050	102	25,276
Total loans	$324,986	$4,112	$11,970	$265	$341,333

F-29

	As of December 31, 2012
		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Residential mortgage loans:
1-4 family first-lien residential mortgages	$166,801	$1,323	$5,831	$-	$173,955
Construction	2,655	-	-	-	2,655
Total residential mortgage loans	169,456	1,323	5,831	-	176,610
Commercial loans:
Real estate	76,719	1,685	3,925	-	82,329
Lines of credit	12,026	-	1,647	75	13,748
Other commercial and industrial	29,705	237	1,500	35	31,477
Municipal	3,588	-	-	-	3,588
Total commercial loans	122,038	1,922	7,072	110	131,142
Consumer loans:
Home equity and junior liens	20,078	145	1,801	49	22,073
Other consumer	3,199	133	111	26	3,469
Total consumer loans	23,277	278	1,912	75	25,542
Total loans	$314,771	$3,523	$14,815	$185	$333,294

F-30

Nonaccrual and Past Due Loans

Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date.

An age analysis of past due loans, exclusive of deferred costs, segregated by class of loans were as follows:

	(Unaudited)
	As of March 31, 2014
	30-59 Days	60-89 Days	90 Days	Total		Total Loans
(In thousands)	Past Due	Past Due	and Over	Past Due	Current	Receivable
Residential mortgage loans:
1-4 family first-lien residential mortgages	$1,844	$1,032	$1,873	$4,749	$162,396	$167,145
Construction	-	-	-	-	1,208	1,208
Total residential mortgage loans	1,844	1,032	1,873	4,749	163,604	168,353
Commercial loans:
Real estate	474	269	3,817	4,560	97,999	102,559
Lines of credit	176	-	476	652	14,231	14,883
Other commercial and industrial	672	1,106	515	2,293	31,656	33,949
Municipal	-	-	-	-	2,781	2,781
Total commercial loans	1,322	1,375	4,808	7,505	146,667	154,172
Consumer loans:
Home equity and junior liens	238	14	290	542	20,845	21,387
Other consumer	4	34	12	50	3,915	3,965
Total consumer loans	242	48	302	592	24,760	25,352
Total loans	$3,408	$2,455	$6,983	$12,846	$335,031	$347,877

	As of December 31, 2013
	30-59 Days	60-89 Days	90 Days	Total		Total Loans
(In thousands)	Past Due	Past Due	and Over	Past Due	Current	Receivable
Residential mortgage loans:
1-4 family first-lien residential mortgages	$2,213	$1,472	$2,194	$5,879	$160,419	$166,298
Construction	-	-	-	-	1,982	1,982
Total residential mortgage loans	2,213	1,472	2,194	5,879	162,401	168,280
Commercial loans:
Real estate	1,407	1,901	1,934	5,242	90,294	95,536
Lines of credit	341	113	381	835	13,609	14,444
Other commercial and industrial	2,045	1,289	394	3,728	28,947	32,675
Municipal	-	-	-	-	5,122	5,122
Total commercial loans	3,793	3,303	2,709	9,805	137,972	147,777
Consumer loans:
Home equity and junior liens	954	281	402	1,637	19,473	21,110
Other consumer	46	51	45	142	4,024	4,166
Total consumer loans	1,000	332	447	1,779	23,497	25,276
Total loans	$7,006	$5,107	$5,350	$17,463	$323,870	$341,333

F-31

	As of December 31, 2012
	30-59 Days	60-89 Days	90 Days	Total		Total Loans
(In thousands)	Past Due	Past Due	and Over	Past Due	Current	Receivable
Residential mortgage loans:
1-4 family first-lien residential mortgages	$2,698	$1,161	$2,046	$5,905	$168,050	$173,955
Construction	-	-	-	-	2,655	2,655
Total residential mortgage loans	2,698	1,161	2,046	5,905	170,705	176,610
Commercial loans:
Real estate	1,706	1,833	1,794	5,333	76,996	82,329
Lines of credit	496	153	334	983	12,765	13,748
Other commercial and industrial	1,279	85	598	1,962	29,515	31,477
Municipal	-	-	-	-	3,588	3,588
Total commercial loans	3,481	2,071	2,726	8,278	122,864	131,142
Consumer loans:
Home equity and junior liens	207	405	730	1,342	20,731	22,073
Other consumer	26	42	46	114	3,355	3,469
Total consumer loans	233	447	776	1,456	24,086	25,542
Total loans	$6,412	$3,679	$5,548	$15,639	$317,655	$333,294

Nonaccrual loans, segregated by class of loan, were as follows:

	(Unaudited)
	March 31,	December 31,	December 31,
(In thousands)	2014	2013	2012
Residential mortgage loans:
1-4 family first-lien residential mortgages	$1,873	$2,194	$2,046
	1,873	2,194	2,046
Commercial loans:
Real estate	3,817	1,934	1,794
Lines of credit	476	381	334
Other commercial and industrial	515	394	598
	4,808	2,709	2,726
Consumer loans:
Home equity and junior liens	290	402	730
Other consumer	12	45	46
	302	447	776
Total nonaccrual loans	$6,983	$5,350	$5,548

There were no loans past due ninety days or more and still accruing interest at March 31, 2014(unaudited), December 31, 2013 or 2012.

The Company is required to disclose certain activities related to Troubled Debt Restructurings (“TDR”s) in accordance with accounting guidance.  Certain loans have been modified in a TDR where economic concessions have been granted to a borrower who is experiencing, or expected to experience, financial difficulties. These economic concessions could include a reduction in the loan interest rate, extension of payment terms, reduction of principal amortization, or other actions that it would not otherwise consider for a new loan with similar risk characteristics.

The Company is required to disclose new TDRs for each reporting period for which an income statement is being presented.

F-32

The Company has determined that there were no new TDRs for the three month periods ending March 31, 2014 (unaudited) and March 31, 2013 (unaudited) .

The Company has determined that there was a new TDR with a recorded investment of $404,000 in the year ended December 31, 2013.

•	The modification made within the residential real estate loan class resulted in a pre-modification and post-modification recorded investment of $400,000 and $407,000, respectively. The post-modification recorded investment included late charges, accrued interest, and closing costs as a result of the restructuring. Economic concessions granted included a reduction in loan interest rate, extended payment terms, and an advance of additional monies for closing costs without an associated increase in collateral. The Company was required to establish a specific reserve against this loan of $61,000, which was a component of the provision for loan losses in the third quarter of 2013.

The Company has determined that there were $1.1 million of recorded investment in new TDRs in the year ended December 31, 2012. The following highlights the qualitative and quantitative information by loan class.

•	Modifications made within the commercial real estate loan class included two loans with pre-modification and post-modification recorded investments of $564,000 and $358,000, respectively. Economic concessions granted included interest only periods, extended payment terms and a reduction in loan interest rate. The Company was required to increase the reserve against these two loans by $211,000 which was a component of the provision for loan losses in the third quarter of 2012.

•	Modifications made within the home equity and junior liens loan class included two loans with pre-modification and post-modification recorded investments which were unchanged at $279,000. Economic concessions granted included interest only periods, extended payment terms and a reduction in loan interest rate. An additional provision was not required as a result of these modifications.

•	The first modification made within the other commercial and industrial loan class included a consolidation of three credit facilities into a single loan with a pre-modification and post-modification recorded investment of $439,000 and $468,000, respectively. The post-modification recorded investment included late charges, accrued interest, and closing costs as a result of the restructuring. Economic concessions granted included reduced principal amortization and an extended payment term. Management’s review indicates adequate collateral coverage in support of this loan. An additional provision was not required as a result of this modification. The second modification made in this loan class resulted in a pre-modification and post-modification recorded investment of $84,000 and $18,000, respectively. Economic concessions granted included an advance of additional monies without an associated increase in collateral and a 12 month interest only period. The Company was required to increase the reserve against this loan by $90,000, which was a component of the provision for loan losses in the fourth quarter of 2012.

The sole TDR executed in 2013 indicated above was not in payment default at any time during 2013 or the three month period ended March 31, 2014 (unaudited).

When the Company modifies a loan within a portfolio segment, a potential impairment is analyzed either based on the present value of the expected future cash flows discounted at the interest rate of the original loan terms or the fair value of the collateral less costs to sell. If it is determined that the value of the loan is less than its recorded investment, then impairment is recognized as a component of the provision for loan losses, an associated increase to the allowance for loan losses or as a charge-off to the allowance for loan losses in the current period.

F-33

Impaired Loans

The following table summarizes impaired loans information by portfolio class:

	(Unaudited)
	March 31, 2014
		Unpaid
	Recorded	Principal	Related
(In thousands)	Investment	Balance	Allowance
With no related allowance recorded:
1-4 family first-lien residential mortgages	$954	$954	$-
Commercial real estate	2,085	2,085	-
Commercial lines of credit	193	197	-
Other commercial and industrial	288	293	-
Home equity and junior liens	289	289	-
Other consumer	-	-	-
With an allowance recorded:
1-4 family first-lien residential mortgages	400	400	57
Commercial real estate	3,314	3,335	742
Commercial lines of credit	283	285	233
Other commercial and industrial	316	316	226
Home equity and junior liens	165	165	81
Other consumer	2	2	2
Total:
1-4 family first-lien residential mortgages	1,354	1,354	57
Commercial real estate	5,399	5,420	742
Commercial lines of credit	476	482	233
Other commercial and industrial	604	609	226
Home equity and junior liens	454	454	81
Other consumer	2	2	2
Totals	$8,289	$8,321	$1,341

F-34

	December 31, 2013			December 31, 2012
		Unpaid			Unpaid
	Recorded	Principal	Related	Recorded	Principal	Related
(In thousands)	Investment	Balance	Allowance	Investment	Balance	Allowance
With no related allowance recorded:
1-4 family first-lien residential mortgages	$550	$550	$-	$844	$844	$-
Commercial real estate	1,496	1,499	-	1,554	1,571	-
Commercial lines of credit	196	196	-	358	370	-
Other commercial and industrial	266	266	-	657	801	-
Home equity and junior liens	294	294	-	380	380	-
Other consumer	-	-	-	-	-	-
With an allowance recorded:
1-4 family first-lien residential mortgages	402	402	59	1,307	1,307	215
Commercial real estate	2,045	2,054	649	1,182	1,182	401
Commercial lines of credit	185	200	135	-	-	-
Other commercial and industrial	139	139	107	225	230	207
Home equity and junior liens	165	165	84	155	155	95
Other consumer	2	2	2	5	5	5
Total:
1-4 family first-lien residential mortgages	952	952	59	2,151	2,151	215
Commercial real estate	3,541	3,553	649	2,736	2,753	401
Commercial lines of credit	381	396	135	358	370	-
Other commercial and industrial	405	405	107	882	1,031	207
Home equity and junior liens	459	459	84	535	535	95
Other consumer	2	2	2	5	5	5
Totals	$5,740	$5,767	$1,036	$6,667	$6,845	$923

F-35

The following table presents the average recorded investment in impaired loans for the indicated periods:

	(Unaudited)
	For the three months ended		For the twelve months ended
	March 31,		December 31,
(In thousands)	2014	2013	2013	2012
1-4 family first-lien residential mortgages	$1,153	$2,261	$1,407	$1,682
Commercial real estate	4,470	3,294	3,605	2,506
Commercial lines of credit	429	407	406	417
Other commercial and industrial	505	859	694	718
Home equity and junior liens	457	583	512	488
Other consumer	2	4	3	3
Total	$7,016	$7,408	$6,627	$5,814

The following table presents the interest income recognized on impaired loans for the indicated periods:

	(Unaudited)
	For the three months ended		For the twelve months ended
	March 31,		December 31,
(In thousands)	2014	2013	2013	2012
1-4 family first-lien residential mortgages	$5	$30	$26	$108
Commercial real estate	28	45	176	71
Commercial lines of credit	1	4	15	14
Other commercial and industrial	13	5	32	29
Home equity and junior liens	19	15	28	10
Other consumer	-	-	-	1
Total	$66	$99	$277	$233

F-36

NOTE 6: ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the indicated periods and information pertaining to the allocation of the allowance for loan losses and balances of the allowance for loan losses and loans receivable based on individual and collective impairment evaluation by loan portfolio class at the indicated dates are summarized in the tables below. An allocation of a portion of the allowance to a given portfolio class does not limit the Company’s ability to absorb losses in another portfolio class.

	(Unaudited)
	For the three months ended March 31, 2014
	1-4 family
	first-lien	Residential			Other
	residential	construction	Commercial	Commercial	commercial
(In thousands)	mortgage	mortgage	real estate	lines of credit	and industrial
Allowance for loan losses:
Beginning Balance	$649	$-	$2,302	$397	$834
Charge-offs	(12)	-	(47)	(85)	(58)
Recoveries	-	-	-	2	1
Provisions	(33)	-	181	209	197
Ending balance	$604	$-	$2,436	$523	$974
Ending balance: related to loans individually evaluated for impairment	$57	$-	$742	$233	$226
Ending balance: related to loans collectively evaluated for impairment	$547	$-	$1,694	$290	$748

Loans receivables:
Ending balance	$167,145	$1,208	$102,559	$14,883	$33,949
Ending balance: individually evaluated for impairment	$1,354	$-	$5,399	$476	$604
Ending balance: collectively evaluated for impairment	$165,791	$1,208	$97,160	$14,407	$33,345

		Home equity	Other
	Municipal	and junior liens	consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$2	$433	$136	$288	$5,041
Charge-offs	-	(50)	(51)	-	(303)
Recoveries	-	-	13	-	16
Provisions	(1)	49	4	(361)	245
Ending balance	$1	$432	$102	$(73)	$4,999
Ending balance: related to loans individually evaluated for impairment	$-	$81	$2	$-	$1,341
Ending balance: related to loans collectively evaluated for impairment	$1	$351	$100	$(73)	$3,658

Loans receivables:
Ending balance	$2,781	$21,387	$3,965		$347,877
Ending balance: individually evaluated for impairment	$-	$454	$2		$8,289
Ending balance: collectively evaluated for impairment	$2,781	$20,933	$3,963		$339,588

F-37

	(Unaudited)
	For the three months ended March 31, 2013
	1-4 family
	first-lien	Residential			Other
	residential	construction	Commercial	Commercial	commercial
(In thousands)	mortgage	mortgage	real estate	lines of credit	and industrial
Allowance for loan losses:
Beginning Balance	$811	$-	$1,748	$440	$750
Charge-offs	(12)	-	-	(49)	(10)
Recoveries	12	-	-	-	-
Provisions	17	-	147	82	114
Ending balance	$828	$-	$1,895	$473	$854
Ending balance: related to loans individually evaluated for impairment	$172	$-	$451	$100	$242
Ending balance: related to loans collectively evaluated for impairment	$656	$-	$1,444	$373	$612
Loans receivables:
Ending balance	$177,411	$778	$84,308	$13,461	$32,826
Ending balance: individually evaluated for impairment	$2,370	$-	$3,852	$456	$836
Ending balance: collectively evaluated for impairment	$175,041	$778	$80,456	$13,005	$31,990

		Home equity	Other
	Municipal	and junior liens	consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$2	$494	$168	$88	$4,501
Charge-offs	-	(81)	(28)	-	(180)
Recoveries	-	13	16	-	41
Provisions	-	63	(17)	(82)	324
Ending balance	$2	$489	$139	$6	$4,686
Ending balance: related to loans individually evaluated for impairment	$-	$93	$3	$-	$1,061
Ending balance: related to loans collectively evaluated for impairment	$2	$396	$136	$6	$3,625
Loans receivables:
Ending balance	$4,538	$21,552	$3,643		$338,517
Ending balance: individually evaluated for impairment	$-	$632	$3		$8,149
Ending balance: collectively evaluated for impairment	$4,538	$20,920	$3,640		$330,368

F-38

	December 31, 2013
	1-4 family
	first-lien	Residential			Other
	residential	construction	Commercial	Commercial	commercial
(In thousands)	mortgage	mortgage	real estate	lines of credit	and industrial
Allowance for loan losses:
Beginning Balance	$811	$-	$1,748	$440	$750
Charge-offs	(153)	-	(46)	(124)	(149)
Recoveries	47	-	19	22	-
Provisions	(56)	-	581	59	233
Ending balance	$649	$-	$2,302	$397	$834
Ending balance: related to loans individually evaluated for impairment	$59	$-	$649	$135	$107
Ending balance: related to loans collectively evaluated for impairment	$590	$-	$1,653	$262	$727

Loans receivables:
Ending balance	$166,298	$1,982	$95,536	$14,444	$32,675
Ending balance: individually evaluated for impairment	$952	$-	$3,541	$381	$405
Ending balance: collectively evaluated for impairment	$165,346	$1,982	$91,995	$14,063	$32,269

		Home equity	Other
	Municipal	and junior liens	consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$2	$494	$168	$88	$4,501
Charge-offs	-	(81)	(98)	-	(651)
Recoveries	-	19	52	-	159
Provisions	-	1	14	200	1,032
Ending balance	$2	$433	$136	$288	$5,041
Ending balance: related to loans individually evaluated for impairment	$-	$84	$2	$-	$1,036
Ending balance: related to loans collectively evaluated for impairment	$2	$349	$134	$288	$4,005

Loans receivables:
Ending balance	$5,122	$21,110	$4,166		$341,333
Ending balance: individually evaluated for impairment	$-	$459	$2		$5,740
Ending balance: collectively evaluated for impairment	$5,122	$20,651	$4,164		$335,592

F-39

	December 31, 2012
	1-4 family
	first-lien	Residential			Other
	residential	construction	Commercial	Commercial	commercial
(In thousands)	mortgage	mortgage	real estate	lines of credit	and industrial
Allowance for loan losses:
Beginning Balance	$664	$-	$1,346	$463	$649
Charge-offs	(108)	-	(142)	-	(89)
Recoveries	75	-	14	50	-
Provisions	180	-	530	(73)	190
Ending balance	$811	$-	$1,748	$440	$750
Ending balance: related to loans individually evaluated for impairment	$215	$-	$401	$-	$207
Ending balance: related to loans collectively evaluated for impairment	$596	$-	$1,347	$440	$543

Loans receivables:
Ending balance	$173,955	$2,655	$82,329	$13,748	$31,477
Ending balance: individually evaluated for impairment	$2,151	$-	$2,736	$358	$882
Ending balance: collectively evaluated for impairment	$171,804	$2,655	$79,593	$13,390	$30,595

		Home equity	Other
	Municipal	and junior liens	consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$2	$501	$162	$193	$3,980
Charge-offs	-	(8)	(161)	-	(508)
Recoveries	-	6	59	-	204
Provisions	-	(5)	108	(105)	825
Ending balance	$2	$494	$168	$88	$4,501
Ending balance: related to loans individually evaluated for impairment	$-	$95	$5	$-	$923
Ending balance: related to loans collectively evaluated for impairment	$2	$399	$163	$88	$3,578

Loans receivables:
Ending balance	$3,588	$22,073	$3,469		$333,294
Ending balance: individually evaluated for impairment	$-	$535	$5		$6,667
Ending balance: collectively evaluated for impairment	$3,588	$21,538	$3,464		$326,627

F-40

NOTE 7: SERVICING

Loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage and other loans serviced for others were $28,597,000 and $24,775,000 at December 31, 2013 and 2012, respectively. The balance of capitalized servicing rights included in other assets at December 31, 2013 and 2012, was $80,000 and $2,000, respectively.

The following summarizes mortgage servicing rights capitalized and amortized:

(In thousands)	2013	2012
Mortgage servicing rights capitalized	$88	$2
Mortgage servicing rights amortized	$10	$7

NOTE 8: PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31, is as follows:

(In thousands)	2013	2012
Land	$1,794	$1,544
Buildings	9,711	10,056
Furniture, fixtures and equipment	9,827	9,051
Construction in progress	1,718	186
	23,050	20,837
Less: Accumulated depreciation	11,406	10,729
	$11,644	$10,108

The $1.5 million increase in Construction in progress relates principally to the Bank’s purchase of three properties in the amount of $1.4 million from the Mutual Holding Company in December 2013. Depreciation of these properties will begin in 2014 in accordance with the Bank’s fixed asset policy.

NOTE 9: GOODWILL AND INTANGIBLE ASSETS

Goodwill represents the excess cost of an acquisition over the fair value of the net assets acquired. Goodwill is not amortized, but is evaluated annually for impairment or between annual evaluations in certain circumstances. Management performs an annual assessment of the Company’s goodwill to determine whether or not any impairment of the carrying value may exist. The Company is permitted to assess qualitative factors to determine if it is more likely than not that the fair value of the reporting unit is less than the carrying value. For purposes of this assessment, management considers the Company and its subsidiaries as a whole to be the reporting unit. Based on the results of the assessment, management has determined that the carrying value of goodwill in the amount of $4.4 million is not impaired as of December 31, 2013.

Of the total amount of the goodwill carried in the Company’s books as of December 31, 2013, $3.8 million of this amount is due to prior periods’ acquisitions of branches and $526,000 is due to the acquisition of the Fitzgibbons Agency. The latter is more fully disclosed in Note 23 to the Notes to Consolidated Financial Statements contained herein.

The identifiable intangible asset of $187,000 as of December 31, 2013 is due to the acquisition of the Fitzgibbons Agency and represents the customer list intangible. This amount differs from the $188,000 recorded at the time of acquisition on December 1, 2013 due to amortization of $1,000 taken during December 2013. The future weighted amortization of this intangible asset is 7.5 years.

F-41

The gross carrying amount and accumulated amortization for this identifiable intangible asset are as follows:

	December 31,
(In thousands)	2013	2012

Gross carrying amount	$188	$-
Accumulated amortization	(1)	-
Net amortizing intangibles	$187	$-

The estimated amortization expense for each of the five succeeding years ended December 31, is as follows:

(In thousands)
2014	$13
2015	13
2016	13
2017	13
2018	13
Thereafter	$122

NOTE 10: DEPOSITS

A summary of deposits at December 31, is as follows:

(In thousands)	2013	2012
Savings accounts	$68,924	$63,501
Time accounts	71,165	78,176
Time accounts of $100,000 or more	88,727	85,145
Money management accounts	13,337	14,441
MMDA accounts	83,867	73,519
Demand deposit interest-bearing	32,281	29,693
Demand deposit noninterest-bearing	48,171	43,913
Mortgage escrow funds	3,668	3,417
Total Deposits	$410,140	$391,805

At December 31, 2013, the scheduled maturities of time deposits are as follows:

(In thousands)
Year of Maturity:
2014	$118,732
2015	18,857
2016	4,981
2017	7,603
2018	3,521
Thereafter	6,198
Total	$159,892

F-42

NOTE 11: BORROWED FUNDS

The composition of borrowings (excluding junior subordinated debentures) at December 31 is as follows:

(In thousands)	2013	2012
Short-term:
FHLB Advances	$24,000	$9,000
Long-term:
FHLB advances	$16,000	$20,000
ESOP loan payable	853	964
Citigroup Repurchase agreements	-	5,000
Total long-term borrowings	$16,853	$25,964

Terms of the ESOP loan payable, which is based on a variable rate, are detailed in Note 14.

The principal balances, interest rates and maturities of the remaining borrowings, all of which are at a fixed rate, at December 31, 2013 are as follows:

Term	Principal	Rates
(Dollars in thousands)
Advances with FHLB
due within 1 year	5,000	2.85% - 3.07%
due within 2 years	2,000	2.79%
due within 3 years	3,000	2.12%
due within 4 years	4,000	1.36% - 2.56%
due within 10 years	2,000	2.55%
Total advances with FHLB	$16,000
Total long-term fixed rate borrowings	$16,000

At December 31, 2013, scheduled repayments of long-term debt are as follows (in thousands):

2014	$5,110
2015	2,110
2016	3,110
2017	4,110
2018	110
Thereafter	2,303
$16,853

The Company has access to Federal Home Loan Bank advances, under which it can borrow at various terms and interest rates. Residential mortgage loans with a carrying value of $114.8 million and FHLB stock with a carrying value of $2.4 million have been pledged by the Company under a blanket collateral agreement to secure the Company’s borrowings at December 31, 2013. The total outstanding indebtedness under borrowing facilities with the FHLB cannot exceed the total value of the assets pledged under the blanket collateral agreement. The Company has a $21.6 million line of credit available at December 31, 2013 with the Federal Reserve Bank of New York through its Discount Window and has pledged various corporate and municipal securities against the line. The

F-43

Company has $13.4 million in lines of credit available with three other correspondent banks. $6.4 million of that line of credit is available on an unsecured basis and the remaining $7.0 million must be collateralized with marketable investment securities. Interest on the lines is determined at the time of borrowing.

The Company has a non-consolidated subsidiary trust, Pathfinder Statutory Trust II, of which the Company owns 100% of the common equity. The Trust issued $5,000,000 of 30 year floating rate Company-obligated pooled capital securities of Pathfinder Statutory Trust II. The Company borrowed the proceeds of the capital securities from its subsidiary by issuing floating rate junior subordinated deferrable interest debentures having substantially similar terms. The capital securities mature in 2037 and are treated as Tier 1 capital by the Federal Deposit Insurance Corporation and the Federal Reserve Board (“FRB”). The capital securities of the trust are a pooled trust preferred fund of Preferred Term Securities VI, Ltd. and are tied to the 3-month LIBOR (25 basis points) plus 1.65% for a total of 1.90% at December 31, 2013 with a five-year call provision. The Company guarantees all of these securities.

The Company’s equity interest in the trust subsidiary of $155,000 is reported in “Other assets”. For regulatory reporting purposes, the Federal Reserve has indicated that the preferred securities will continue to qualify as Tier 1 Capital subject to previously specified limitations, until further notice. If regulators make a determination that Trust Preferred Securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them.

NOTE 12: Employee Benefits and Deferred Compensation and Supplemental Retirement Plans

The Company has a noncontributory defined benefit pension plan covering substantially all employees. The plan provides defined benefits based on years of service and final average salary. On May 14, 2012, the Company informed its employees of its decision to freeze participation and benefit accruals under the plan, primarily to reduce some of the volatility in earnings that can accompany the maintenance of a defined benefit plan. The freeze became effective June 30, 2012. Compensation earned by employees up to June 30, 2012 is used for purposes of calculating benefits under the plan but there will be no future benefit accruals after this date. Participants as of June 30, 2012 will continue to earn vesting credit with respect to their frozen accrued benefits as they continue to work. In addition, the Company provides certain health and life insurance benefits for a limited number of eligible retired employees. The healthcare plan is contributory with participants’ contributions adjusted annually; the life insurance plan is noncontributory. Employees with less than 14 years of service as of January 1, 1995, are not eligible for the health and life insurance retirement benefits.

F-44

The following tables set forth the changes in the plans’ benefit obligations, fair value of plan assets and the plans’ funded status as of December 31:

	Pension Benefits		Postretirement Benefits
(In thousands)	2013	2012	2013	2012
Change in benefit obligations:
Benefit obligations at beginning of year	$9,465	$10,167	$450	$401
Service cost	-	166	-	-
Interest cost	379	397	18	17
Actuarial (gain) loss	(1,277)	863	(28)	68
Curtailment gain	-	(1,919)	-	-
Benefits paid	(234)	(209)	(38)	(36)
Benefit obligations at end of year	8,333	9,465	402	450
Change in plan assets:
Fair value of plan assets at beginning of year	10,786	7,549	-	-
Actual return on plan assets	2,139	846	-	-
Benefits paid	(234)	(209)	(38)	(36)
Employer contributions	-	2,600	38	36
Fair value of plan assets at end of year	12,691	10,786	-	-
Funded Status - asset (liability)	$4,358	$1,321	$(402)	$(450)

Amounts recognized in accumulated other comprehensive loss as of December 31 are as follows:

	Pension Benefits		Postretirement Benefits
(In thousands)	2013	2012	2013	2012
Net loss, net of curtailment gain	$1,543	$4,466	$94	$142
Tax Effect	617	1,786	38	57
	$926	$2,680	$56	$85

Gains and losses in excess of 10% of the greater of the benefit obligation or the fair value of assets are amortized over the average remaining service period of active participants.

The accumulated benefit obligation for the defined benefit pension plan was $8,333,000 and $9,465,000 at December 31, 2013 and 2012, respectively. The postretirement plan had an accumulated benefit obligation of $402,000 and $450,000 at December 31, 2013 and 2012, respectively.

The significant assumptions used in determining the benefit obligations as of December 31, are as follows:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Weighted average discount rate	4.95%	4.05%	4.95%	4.05%
Rate of increase in future compensation levels	-	-	-	-

F-45

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plan. The annual rates of increase in the per capita cost of covered medical and prescription drug benefits for future years were assumed to be 7.0% for 2014, gradually decreasing to 5.00% in 2018 and remain at that level thereafter.

The composition of the net periodic benefit plan cost for the three months ended March 31 is as follows:

	(Unaudited)		(Unaudited)
	Pension Benefits		Postretirement Benefits
(In thousands)	2014	2013	2014	2013

Service cost	$-	$-	$-	$-
Interest cost	102	95	5	4
Expected return on plan assets	(236)	(214)	-	-
Amortization of transition obligation	-	-	-	-
Amortization of net losses	8	90	3	5
Net periodic benefit plan (benefit) cost	$(126)	$(29)	$8	$9

The composition of the net periodic benefit plan cost for the years ended December 31 is as follows:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
(In thousands)
Service cost	$-	$166	$-	$-
Interest cost	379	397	18	17
Expected return on plan assets	(854)	(809)	-	-
Amortization of transition obligation	-	-	-	2
Amortization of net losses	361	381	20	13
Net periodic benefit plan (benefit) cost	$(114)	$135	$38	$32

The Company will evaluate the need for further contributions to the defined benefit pension plan during 2014. The prepaid pension asset is recorded in other assets on the statement of condition as of March 31, 2014, December 31, 2013 and 2012.

The significant assumptions used in determining the net periodic benefit plan cost for years ended December 31, were as follows:

	Pension Benefits		Postretirement Benefits
	2013	2012	2013	2012
Weighted average discount rate	4.05%	4.40%	4.05%	4.40%
Expected long term rate of return on plan assets	8.00%	8.00%	-	-
Rate of increase in future compensation levels	-	-	-	-

The long term rate of return on assets assumption was set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5.0%-9.0% and 2.0%-6.0%, respectively. The long-term inflation rate was estimated to be 3.0%. When these overall return expectations are applied to the plan’s target allocation, the expected rate of return was determined to be in the range of 7.0% to 11.0%. Management has chosen to use a 7.5% expected long-term rate of return to reflect current economic conditions and expected returns.

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The estimated net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic benefit plan cost during 2014 is $30,000. The estimated amortization of the unrecognized transition obligation and actuarial loss for the post retirement health plan in 2014 is $13,000. The expected net periodic benefit plan cost for 2014 is estimated at a $474,000 negative expense for both retirement plans.

Plan assets are invested in diversified investment funds of the RSI Retirement Trust (the “Trust”), a private placement investment fund. The investment funds include a series of equity and bond mutual funds or commingled trust funds, each with its own investment objectives, investment strategies and risks, as detailed in the Statement of Investment Objectives and Guidelines. The Trust has been given discretion by the Plan Sponsor to determine the appropriate strategic asset allocation versus plan liabilities, as governed by the Trust’s Statement of Investment Objectives and Guidelines.

The long-term investment objectives are to maintain plan assets at a level that will sufficiently cover long-term obligations and to generate a return on plan assets that will meet or exceed the rate at which long-term obligations will grow. A broadly diversified combination of equity and fixed income portfolios and various risk management techniques are used to help achieve these objectives.

In addition, significant consideration is paid to the plan’s funding levels when determining the overall asset allocation. If the plan is considered to be well-funded, approximately 65% of the plan’s assets are allocated to equities and approximately 35% allocated to fixed-income. Asset rebalancing normally occurs when the equity and fixed-income allocations vary by more than 10% from their respective targets (i.e., a 10% policy range guideline).

The investment goal is to achieve investment results that will contribute to the proper funding of the pension plan by exceeding the rate of inflation over the long-term. In addition, investment managers for the Trust are expected to provide above average performance when compared to their peer managers. Performance volatility is also monitored. Risk/volatility is further managed by the distinct investment objectives of each of the Trust funds and the diversification within each fund.

Pension plan assets measured at fair value are summarized below:

	At December 31, 2013
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Asset Category:
Mutual funds - equity
Large-cap value (a)	$1,372	$-	$-	$1,372
Small-cap core (b)	1,801	-	-	1,801
Large-cap Growth (c)	2,068	-	-	2,068
International Core (d)	1,447	-	-	1,447
Common/collective trusts - equity
Large-cap core (e)	-	1,533	-	1,533
Large-cap value (f)	-	771	-	771
Common/collective trusts - fixed income
Market duration fixed (g)	-	1,226	-	1,226
Mutual Funds-Fixed Income
Intermediate duration (h)	2,473	-	-	2,473
Company common stock	-	-	-	-
Cash Equivalents-Money market	-	-	-	-
Total	$9,161	$3,530	$-	$12,691

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(a)	This category consists of investments whose sector and industry exposures are maintained within a narrow band around Russell 1000 index. The portfolio holds approximately 150 stocks.
(b)	This category contains stocks whose sector weightings are maintained within a narrow band around those of the Russell 2000 index. The portfolio will typically hold more than 300 stocks.
(c)	This category consists of a pair of mutual funds, one that seeks fast growing large-cap companies with sustainable franchises and positive price momentum, the other invests primarily in large cap growth companies based in the US.
(d)	This category has investments in medium to large non-US companies, including high quality, durable growth companies and companies based in countries with stable economic and political systems.
(e)	This fund tracks the performance of the S&P 500 Index by purchasing the securities represented in the Index in approximately the same weightings as the Index.
(f)	This category contains large-cap stocks with above-average yields. The portfolio typically holds between 60 and 70 stocks.
(g)	This category consists of an index fund that tracks the Barclays Capital U.S. Aggregate Bond Index. The fund invests in Treasury, agency, corporate, mortgage-backed and asset-backed securities.
(h)	This category consists of two funds, one containing a diversified portfolio of high-quality bonds and other fixed income securities, including U.S. Government obligations, mortgage-related and asset backed securities, corporate and municipal bonds, CMOs, and other securities rated Baa or better. The second fund emphasizes a more globally diversified portfolio of higher-quality, intermediate-term bonds.

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	At December 31, 2012
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Asset Category:
Mutual funds - equity
Large-cap value (a)	$1,018	$-	$-	$1,018
Small-cap core (b)	1,339	-	-	1,339
Large-cap core (c)	752	-	-	752
Large-cap value (d)	1,239	-	-	1,239
Common/collective trusts - equity
Large-cap core (e)	-	1,191	-	1,191
Large-cap value (f)	-	595	-	595
Large-cap growth (g)	-	792	-	792
Common/collective trusts - fixed income
Market duration fixed (h)	-	3,860	-	3,860
Cash Equivalents-Money market	-	-	-	-
Total	$4,348	$6,438	$-	$10,786
(a)	This category consists of investments whose sector and industry exposures are maintained within a narrow band around Russell 1000 index. The portfolio holds approximately 150 stocks.
(b)	This category contains stocks whose sector weightings are maintained within a narrow band around those of the Russell 2000 index. The portfolio will typically hold more than 150 stocks.
(c)	This category consists of a mutual fund that seeks fast growing large-cap companies with sustainable franchises and positive price momentum. The portfolio holds 60 to 90 stocks.
(d)	This category has investments in medium to large non-US companies, including high quality, durable growth companies and companies based in countries with stable economic and political systems.
(e)	This fund tracks the performance of the S&P 500 Index by purchasing the securities represented in the Index in approximately the same weightings as the Index.
(f)	This category contains large-cap stocks with above-average yields. The portfolio typically holds between 60 and 70 stocks.
(g)	This category consists of a portfolio of between 35 and 55 stocks of fast growing, predictable, and cyclical large cap growth companies.
(h)	This category consists of an index fund that tracks the Barclays Capital U.S. Aggregate Bond Index. The fund invests in Treasury, agency, corporate, mortgage-backed and asset-backed securities.

Funds that are mutual funds and actively traded qualify as “Level 1” assets because market values are readily available and accessible (“using quoted prices in active markets”).  Funds referred to as “common/collective trusts” are proprietary funds that are not available to the general public, and therefore classified as Level 2.  The value of these are determined based on underlying assets which may be securities having quoted prices in active markets, mutual funds, or fixed income securities whose methodology for determining fair value is described in Note 20.

For the fiscal year ending December 31, 2014, the Bank expects to contribute approximately $36,000 to the postretirement plan. In January 2012, the Bank made a contribution of $2.6 million to the pension plan in response to the unfunded pension liability of $2.6 million recorded at December 31, 2011. No additional contributions were made in 2013. The Company may consider an additional contribution in 2014.

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The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid from both retirement plans:

	Pension	Postretirement
(In thousands)	Benefits	Benefits	Total
Years ending December 31:
2014	$254	$36	$290
2015	260	36	296
2016	264	36	300
2017	282	37	319
2018	291	36	327
Years 2019 - 2023	1,708	158	1,866

The Company also offers a 401(k) plan to its employees. Contributions to this plan by the Company were $228,000 and $208,000 for 2013 and 2012, respectively. In addition, the Company made a $173,000 safe harbor contribution to the plan in 2013.

The Company maintains optional deferred compensation plans for its directors and certain executive officers, whereby fees and income normally received are deferred and paid by the Company based upon a payment schedule commencing at age 65 and continuing monthly for 10 years. Directors must serve on the board for a minimum of 5 years to be eligible for the Plan. At December 31, 2013 and 2012, other liabilities include approximately $1,990,000 and $1,979,000, respectively, relating to deferred compensation. Deferred compensation expense for the years ended December 31, 2013 and 2012 amounted to approximately $208,000 and $217,000, respectively.

The Company has a supplemental executive retirement plan (“SERP”) for the benefit of a retired Chief Executive Officer at December 31, 2013.  A SERP was in place for the benefit of the present Chief Executive Officer at December 31, 2012 but was terminated on December 31, 2012 with the proceeds of the trust distributed on that date.  At December 31, 2013 and 2012, other liabilities included approximately $125,000 and $173,000, respectively, accrued under this plan related only to the retired CEO.  Compensation expense includes approximately $12,000 relating to the supplemental executive retirement plan for the year ended December 31, 2013 and $16,000 for the year ended December 31, 2012.

To assist in the funding of the Company’s benefits under the supplemental executive retirement plan, the Company is the owner of single premium life insurance policies on selected participants. At December 31, 2013 and 2012, the cash surrender values of these policies were $8,268,000 and $8,046,000, respectively.

The Bank adopted a Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2014. The SERP benefits certain key senior executives of the Bank who are selected by the Board to participate, including our Named Executive Officers. The SERP is intended to provide a benefit from the Bank upon retirement, death, disability or voluntary or involuntary termination of service (other than “for cause”), subject to the requirements of Section 409A of the Internal Revenue Code. Accordingly, the SERP obligates the Bank to make a contribution to each executive’s account on the last business day of each calendar year. In addition, the Bank, may, but is not required to, make additional discretionary contributions to the executive’s accounts from time to time. All executives currently participating in the plan, including the Named Executive Officers, are fully vested in the Bank’s contribution to the plan. In the event the executive is terminated involuntarily or resigns for good reason within 24 months following a change in control, the Bank is required to make additional annual contributions the lesser of: (1) three years or (2) the number of years remaining until the executive’s benefit age, subject to potential reduction to avoid an excess parachute payment under Code Section 280G. In the event of the executive’s death, disability or termination within 24 months after a change in control, the executive’s account will be paid in a lump sum to the executive or his beneficiary, as applicable. In the event executive is entitled to a benefit from the SERP due to retirement or other termination of employment, the benefit will be paid either in a lump sum or in 10 annual installments as detailed in his or her participant agreement.

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NOTE 13: Stock Based Compensation PlanS

The April 2010 Stock Option Plan

In June 2011, the Board of Directors of the Company approved the grant of stock option awards to its Directors and Executive Officers under the 2010 Stock Option Plan that was approved at the Annual Meeting of Shareholders on April 28, 2010 when 150,000 shares were authorized for award. A total of 45,000 stock option awards were granted to the nine directors of the Company and 75,000 stock option awards, in total, were granted to the Chief Executive Officer and the Company’s four Senior Vice Presidents. The awards will vest ratably over five years (20% per year for each year of the participant’s service with the Company) and will expire ten years from the date of the grant, or June 2021. The fair value of each option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions: risk-free interest rate of 2.2%; volatility factors of the expected market price of the Company’s common stock of .45; weighted average expected lives of the options of 7.0 years: cash dividend yield of 1.49%. Based upon these assumptions, the weighted average fair value of options granted was $3.77.

In July 2013, the Board of Directors of the Company approved the grant of 10,000 stock option awards in total to two newly elected Directors of the Company. The awards will vest ratably over five years (20% per year for each year of the participant’s service with the Company) and will expire ten years from the date of the grant, or July 2023. The fair value of each option grant was established at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model used the following weighted average assumptions: risk-free interest rate of 2.0%; volatility factors of the expected market price of the Company’s common stock of .45; weighted average expected lives of the options of 7.0 years: cash dividend yield of 1.0%. Based upon these assumptions, the weighted average fair value of options granted was $6.08.

The compensation expense of the awards is based on the fair value of the instruments on the date of grant. The Company recorded compensation expense in the amount of $80,000 and $81,000 in 2013 and 2012, respectively, and is expected to record $84,000 in each of the years 2014 through 2015, and $46,000, $12,000, and $7,000 in the years 2016 through 2018.

At December 31, 2013, there were 105,000 options outstanding, of which 38,000 were exercisable at an exercise price of $9.00, and an average remaining contractual life of 7.5 years. Expiring options in 2013 were the result of Director attrition.

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Activity in the stock option plans is as follows:

		Weighted
	Options	Average	Shares
(Shares in thousands)	Outstanding	Exercise Price	Exercisable
Outstanding at December 31, 2011	120	$9.00	-
Granted	-	$-	-
Newly Vested	-	9.00	23
Exercised	(1)	9.00	(1)
Expired	(13)	9.00	-
Outstanding at December 31, 2012	106	$9.00	22
Granted	10	$13.88	-
Newly Vested	-	9.00	21
Exercised	(5)	9.00	(5)
Expired	(6)	9.00	-
Outstanding at December 31, 2013	105	$9.00	38

The aggregate intrinsic value of a stock option represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options prior to the expiration date. The intrinsic value can change based on fluctuations in the market value of the Company’s stock. At December 31, 2013, the intrinsic value of the stock options was $430,000. At December 31, 2012, the intrinsic value of the stock options was $138,000.

NOTE 14: EMPLOYEE STOCK OWNERSHIP PLAN

The Company established the Pathfinder Bank Employee Stock Ownership Plan (“Plan”) to purchase stock of the Company for the benefit of its employees. In July 2011, the Plan received a $1.1 million loan from Community Bank, N.A., guaranteed by the Company, to fund the Plan’s purchase of 125,000 shares of the Company’s treasury stock. The loan is being repaid in equal quarterly installments of principal plus interest over ten years beginning October 1, 2011. Interest accrues at the Wall Street Journal Prime Rate plus 1.00%, and is secured by the unallocated shares of the ESOP stock. In accordance with the payment of principal on the loan, a proportionate number of shares are allocated to the employees over the ten year time horizon of the loan. Participants’ vesting interest in the shares of Company stock is at the rate of 20% per year. The Company recorded $175,000 and $127,000 in compensation expense in 2013 and 2012, respectively, including $12,000 and $13,000 for dividends on unallocated shares in these same time periods. At December 31, 2013, there were 93,750 unearned ESOP shares with a fair value of $1.3 million.

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NOTE 15: Income Taxes

The provision for income taxes for the years ended December 31, is as follows:

(In thousands)	2013	2012
Current	$645	$1,205
Deferred	202	(276)
	$847	$929

The provision for income taxes includes the following:

(In thousands)	2013	2012
Federal Income Tax	$721	$873
New York State Franchise Tax	126	56
	$847	$929

The components of the net deferred tax (liability) asset, included in other assets or other liabilities as of December 31, are as follows:

(In thousands)	2013	2012
Assets:
Deferred compensation	$818	$833
Allowance for loan losses	1,950	1,741
Postretirement benefits	155	174
Mortgage recording tax credit carryforward	151	206
Impairment losses on investment securities	183	337
Capital loss carryforward	339	293
Held-to-maturity securities	504	-
Other	188	284
Total	4,288	3,868
Liabilities:
Pension asset	(1,686)	(511)
Depreciation	(783)	(703)
Accretion	(159)	(52)
Loan origination fees	(105)	(176)
Intangible assets	(1,486)	(1,486)
Investment securities and financial derivative	(64)	(1,008)
Prepaid expenses	(52)	(52)
Total	(4,335)	(3,988)
	(47)	(120)
Less: deferred tax asset valuation allowance	(458)	(458)
Net deferred tax liability	$(505)	$(578)

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry back period. A valuation allowance is provided when it is more likely than not that some portion, or all of the deferred tax assets, will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and the projected future level of taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. The judgment about the level of future taxable income is inherently subjective and is reviewed on a continual basis as regulatory and business factors change. The valuation

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allowance of $458,000 represents the portion of the deferred tax asset that management believes may not be realizable, as the Company may not generate sufficient capital gains to offset its capital losses.

A reconciliation of the federal statutory income tax rate to the effective income tax rate for the years ended December 31, is as follows:

	2013	2012
Federal statutory income tax rate	34.0%	34.0%
State tax, net of federal benefit	2.6	1.0
Tax-exempt interest income	(8.5)	(7.3)
Increase in value of bank owned life insurance less premiums paid	(2.1)	(2.3)
Gain on proceeds from bank owned life insurance	-	(0.4)
Other	-	1.0
Effective income tax rate	26.0%	26.0%

At December 31, 2013 and 2012, the Company did not have any uncertain tax positions. The Company’s policy is to recognize interest and penalties, if any, in income tax expense in the Consolidated Statements of Income. The tax years subject to examination by the Federal and New York State taxing authorities are the years ended December 31, 2010 through 2012.

NOTE 16: Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statement of condition. The contractual amount of those commitments to extend credit reflects the extent of involvement the Company has in this particular class of financial instrument. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of the instrument. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

The Company does not issue any guarantees that would require liability recognition or disclosure, other than its standby letters of credit. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit when issued have expiration dates within one year of issuance. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. The Company had $4.8 million of standby letters of credit outstanding as of March 31, 2014. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The fair value of standby letters of credit was not significant to the Company’s consolidated financial statements.

At December 31, 2013 and 2012, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
(In thousands)	2013	2012
Commitments to grant loans	$16,008	$25,145
Unfunded commitments under lines of credit	20,429	19,017
Standby letters of credit	4,563	1,481

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may

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require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include residential real estate and income-producing commercial properties. Loan commitments outstanding at December 31, 2013 with fixed interest rates amounted to approximately $2.6 million. Loan commitments, including unused lines of credit and standby letters of credit, outstanding at December 31, 2013 with variable interest rates amounted to approximately $38.4 million. These outstanding loan commitments carry current market rates.

Unfunded commitments under standby letters of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2013 and 2012 for guarantees under standby letters of credit issued is not material.

The Company leases land and leasehold improvements under agreements that expire in various years with renewal options over the next 30 years. Rental expense, included in building occupancy expense, amounted to $83,000 for 2013 and $65,000 for 2012.

Approximate minimum rental commitments for non-cancelable operating leases are as follows:

Years Ending December 31:
(In thousands)
2014	$98
2015	91
2016	91
2017	91
2018	58
Total minimum lease payments	$429

Included in the above table of minimum rental commitments is the lease on the new Syracuse branch which is targeted for opening in the second quarter of 2014. The Company is expecting to pay $58,000 on an annual basis with $43,000 included in 2014.

NOTE 17: Dividends and Restrictions

The Board of Directors of Pathfinder Bancorp, M.H.C., determines whether the Holding Company will waive or receive dividends declared by the Company, subject to regulatory approval, each time the Company declares a dividend, which is expected to be on a quarterly basis. The Holding Company may elect to receive dividends and utilize such funds to pay expenses or for other allowable purposes. The FRB has indicated that (i) the Holding Company shall provide the FRB annually with written notice of its intent to waive its dividends prior to the proposed date of the dividend and the FRB shall have the authority to approve or deny any dividend waiver request; (ii) if a waiver is granted, dividends waived by the Holding Company will be excluded from the Company’s capital accounts for purposes of calculating dividend payments to minority shareholders. During 2013 and 2012, the Company paid or accrued dividends totaling $190,000 to the Holding Company in each of these two years. The Holding Company did not waive the right to receive its portion of the cash dividends declared during 2013 or 2012.

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The Company’s ability to pay dividends to its shareholders is largely dependent on the Bank’s ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed in Note 18, federal statutes, regulations and policies limit the circumstances under which the Bank may pay dividends. The amount of retained earnings legally available under these regulations approximated $6,833,000 as of December 31, 2013. Dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. The Company is prohibited from accepting or directing the Bank to declare or pay a dividend or other capital distributions without prior written approval of the Federal Reserve.

Since the Company has chosen to participate in the Treasury’s SBLF program, it is permitted to pay dividends on its common stock provided certain Tier 1 capital minimums are exceeded and SBLF dividends have been declared and paid to Treasury as of the most recent dividend period.

NOTE 18: Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

As of March 31, 2014 (unaudited), the Bank’s most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well-capitalized”, under the regulatory framework for prompt corrective action. To be categorized as “well-capitalized”, the Bank must maintain total risk based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the tables below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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The Bank’s actual capital amounts and ratios as of March 31, 2014 (unaudited), December 31, 2013 and 2012 are presented in the following table.

					Minimum
					To Be “Well-
			Minimum		Capitalized”
			For Capital		Under Prompt
	Actual		Adequacy Purposes		Corrective Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2014: (unaudited)
Total Core Capital (to Risk-Weighted Assets)	$48,582	13.8%	$28,100	8.0%	$35,125	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$44,011	12.5%	$14,050	4.0%	$21,075	6.0%
Tier 1 Capital (to Assets)	$44,011	8.7%	$20,165	4.0%	$25,207	5.0%
As of December 31, 2013:
Total Core Capital (to Risk-Weighted Assets)	$47,862	14.1%	$27,106	8.0%	$33,883	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$43,454	12.8%	$13,553	4.0%	$20,330	6.0%
Tier 1 Capital (to Assets)	$43,454	8.7%	$19,928	4.0%	$24,910	5.0%
As of December 31, 2012:
Total Core Capital (to Risk-Weighted Assets)	$45,763	14.2%	$25,808	8.0%	$32,259	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$41,574	12.9%	$12,904	4.0%	$19,356	6.0%
Tier 1 Capital (to Assets)	$41,574	8.8%	$18,831	4.0%	$23,539	5.0%

On September 11, 2009, the Company entered into the Purchase Agreement with the United States Department of the Treasury, as part of the Capital Purchase Program (“CPP”) pursuant to which the Company issued and sold to Treasury: (i) 6,771 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation amount per share equal to $1,000, for a total price of $6,771,000; and (ii) a Warrant to purchase 154,354 shares of the Company’s common stock, par value $0.01 per share, at an exercise price per share of $6.58. The Company contributed to the Bank, its subsidiary, $5,500,000 or 81.23% of the proceeds of the sale of the Series A Preferred Stock.

The $6,771,000 of proceeds was allocated to the Series A Preferred Stock and the Warrant based on their relative fair values at issuance ($6,065,000 was allocated to the Series A Preferred Stock and $706,000 to the Warrant).

On September 1, 2011, the Company redeemed all 6,771 shares of its Fixed Rate Cumulative Perpetual Preferred Stock Series A.  The Company paid $6,786,000 to the Treasury Department to redeem the Series A Preferred Stock, which included the original investment of $6,771,000, plus accrued dividends.

In connection with this redemption, on September 1, 2011, the Company entered into a Securities Purchase Agreement with the Secretary of the Treasury (“Treasury”) pursuant to which the Company sold to the Treasury, 13,000 shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), having a liquidation preference of $1,000 per share for aggregate proceeds of $13,000,000. This transaction was entered into as part of the Treasury’s Small Business Lending Fund Program (“SBLF”).

Accordingly, the Company is no longer subject to restrictions of the CPP program. The SBLF program does have its own requirements, which are summarized below:

The Series B Preferred Stock is entitled to receive non-cumulative dividends payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.  The dividend rate, which is calculated on the aggregate Liquidation Amount, was initially set at 4.2% per annum based upon the current level of “Qualified Small Business Lending”, or “QSBL” (as defined in the Securities Purchase Agreement) by the Company’s wholly owned subsidiary, the Bank.  The dividend rate for future dividend periods will be set based upon the “Percentage Change

F-57

in Qualified Lending” (as defined in the Securities Purchase Agreement) between each dividend period and the “Baseline” QSBL level.  Such dividend rate may vary from 1% per annum to 5% per annum for the second through tenth dividend periods, from 1% per annum to 7% per annum for the eleventh through the first half of the nineteenth dividend periods.  If the Series B Preferred Stock remains outstanding for more than four-and-one-half years, the dividend rate will be fixed at 9%.  Prior to that time, in general, the dividend rate decreases as the level of the Bank’s QSBL increases.   The Company’s dividend rate as of the date of this report is 1.0%. Updated lending information provided to the US Treasury in early 2013 resulted in a credit against the dividend rate for 2013. Such dividends are not cumulative, but the Company may only declare and pay dividends on its common stock (or any other equity securities junior to the Series B Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series B Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

The Company may redeem the shares of Series B Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the Liquidation Amount per share and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator.

The Company’s ability to pay common stock dividends is conditional on payment of the Series B Preferred Stock Dividends described above. In addition, the SBLF program requires the Company to file quarterly reports on QSBL lending reported on by its Auditor annually. The Company must also outreach and advertise the availability of QSBL to organizations and individuals who represent minorities, woman and veterans. The Company must annually certify that no business loans are made to principals of businesses who have been convicted of a sex crime against a minor. Finally, the SBLF program requires the Company to file quarterly, annual and other reports provided to shareholders concurrently with the Treasury.

The Company’s goal is to maintain a strong capital position, consistent with the risk profile of its subsidiary banks that supports growth and expansion activities while at the same time exceeding regulatory standards. At March 31, 2014 (unaudited), December 31, 2013, and December 31, 2012 the Bank exceeded all regulatory required minimum capital ratios and met the regulatory definition of a “well-capitalized” institution, i.e. a leverage capital ratio exceeding 5%, a Tier 1 risk-based capital ratio exceeding 6% and a total risk-based capital ratio exceeding 10%.

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2013 and 2012, these reserve balances amounted to $1,680,000 and $2,811,000, respectively, and are included in Cash and due from banks in the statement of condition.

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NOTE 19: INTEREST RATE DERIVATIVE

Derivative instruments are entered into primarily as a risk management tool of the Company. Financial derivatives are recorded at fair value as other liabilities. The accounting for changes in the fair value of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability are recognized currently in earnings. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in other comprehensive income and subsequently reclassified to earnings as the hedged transaction impacts net income. Any ineffective portion of a cash flow hedge is recognized currently in earnings. See Note 20 for further discussion of the fair value of the interest rate derivative.

The Company has $5 million of floating rate trust preferred debt indexed to 3-month LIBOR. As a result, it is exposed to variability in cash flows related to changes in projected interest payments caused by changes in the benchmark interest rate. During the fourth quarter of fiscal 2009, the Company entered into an interest rate swap agreement, with a $2.0 million notional amount, to convert a portion of the variable-rate junior subordinated debentures to a fixed rate for a term of approximately 7 years at a rate of 4.96%.  The derivative is designated as a cash flow hedge. The hedging strategy ensures that changes in cash flows from the derivative will be highly effective at offsetting changes in interest expense from the hedged exposure.

The following table summarizes the fair value of outstanding derivatives and their presentation on the statements of condition as of the indicated dates:

	(Unaudited)
	March 31,	December 31,
(In thousands)	2014	2013	2012
Cash flow hedge:
Other liabilities	$123	$135	$195

The change in accumulated other comprehensive loss, on a pretax basis, and the impact on earnings from the interest rate swap that qualifies as a cash flow hedge for the year indicated periods were as follows:

	(Unaudited)
	For the three months		For the twelve months
	ended March 31,		ended December 31,
(In thousands)	2014	2013	2013	2012
Balance as of the beginning of the period:	$(135)	$(195)	$(195)	$(200)
Amount of losses recognized in other comprehensive income	(3)	-	(2)	(53)
Amount of loss reclassified from other comprehensive income and recognized as interest expense	15	15	62	58
Balance as of the end of the period:	$(123)	$(180)	$(135)	$(195)

No amount of ineffectiveness has been included in earnings and the changes in fair value have been recorded in other comprehensive income. Some or the entire amount included in accumulated other comprehensive loss would be reclassified into current earnings should a portion of, or the entire hedge no longer be considered effective, but at this time, management expects the hedge to remain fully effective during the remaining term of the swap.

The Company posted cash, of $200,000, under collateral arrangements to satisfy collateral requirements associated with the interest rate swap contract.

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NOTE 20: Fair Value MEASUREMENTS AND DISCLOSURES

Accounting guidance related to fair value measurements and disclosures specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – Model-derived valuations in which one or more significant inputs or significant value drivers are unobservable.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs, minimize the use of unobservable inputs, to the extent possible, and considers counterparty credit risk in its assessment of fair value.

The Company used the following methods and significant assumptions to estimate fair value:

Investment securities: The fair values of securities available-for-sale are obtained from an independent third party and are based on quoted prices on nationally recognized exchange where available (Level 1). If quoted prices are not available, fair values are measured by utilizing matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). Management made no adjustment to the fair value quotes that were received from the independent third party pricing service.

Interest rate swap derivative: The fair value of the interest rate swap derivative is calculated based on a discounted cash flow model. All future floating cash flows are projected and both floating and fixed cash flows are discounted to the valuation date. The curve utilized for discounting and projecting is built by obtaining publicly available third party market quotes for various swap maturity terms.

Impaired loans: Impaired loans are those loans in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon market value evaluations by third parties of the properties and/or estimates by management of working capital collateral or discounted cash flows based upon expected proceeds. These appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property), and the cost approach. Management modifies the appraised values, if needed, to take into account recent developments in the market or other factors, such as, changes in absorption rates or market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition. Such modifications to the appraised values could result in lower valuations of such collateral. Estimated costs to sell are based on current amounts of disposal costs for similar assets. These measurements are classified as Level 3 within the valuation hierarchy. Impaired loans are subject to nonrecurring fair value adjustment upon initial recognition or subsequent impairment. A portion of the allowance for loan losses is allocated to impaired loans if the value of such loans is deemed to be less than the unpaid balance.

Foreclosed real estate: Fair values for foreclosed real estate are initially recorded based on market value evaluations by third parties, less costs to sell (“initial cost basis”). Any write-downs required when the related loan receivable is exchanged for the underlying real estate collateral at the time of transfer to foreclosed real estate are charged to the allowance for loan losses. Values are derived from appraisals, similar to impaired loans, of underlying collateral or discounted cash flow analysis. Subsequent to foreclosure, valuations are updated periodically and assets are marked

F-60

to current fair value, not to exceed the initial cost basis. In the determination of fair value subsequent to foreclosure, management also considers other factors or recent developments, such as, changes in absorption rates and market conditions from the time of valuation and anticipated sales values considering management’s plans for disposition. Either change could result in adjustment to lower the property value estimates indicated in the appraisals. These measurements are classified as Level 3 within the fair value hierarchy.

The following tables summarize assets measured at fair value on a recurring basis as of March 31, 2014 (unaudited) segregated by the level of valuation inputs within the hierarchy utilized to measure fair value:

	(Unaudited)
	March 31, 2014
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Available-for-sale portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$-	$19,598	$-	$19,598
State and political subdivisions	-	6,450	-	6,450
Corporate	-	12,060	-	12,060
Residential mortgage-backed - US agency	-	43,600	-	43,600
Equity investment securities:
Mutual funds:
Ultra short mortgage fund	647	-	-	647
Large cap equity fund	655	-	-	655
Other mutual funds	-	364	-	364
Common stock - financial services industry	40	249	-	289
Total available-for-sale securities	$1,342	$82,321	$-	$83,663

Interest rate swap derivative	$-	$(123)	$-	$(123)

The following tables summarize assets measured at fair value on a recurring basis as of December 31, segregated by the level of valuation inputs within the hierarchy utilized to measure fair value:

	2013
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Available-for-sale portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$-	$16,597	$-	$16,597
State and political subdivisions	-	6,587	-	6,587
Corporate	-	13,696	-	13,696
Residential mortgage-backed - US agency	-	42,142	-	42,142
Residential mortgage-backed - private label	-	-	-	-
Equity investment securities:
Mutual funds:
Ultra short mortgage fund	648	-	-	648
Large cap equity fund	651	-	-	651
Other mutual funds	-	345	-	345
Common stock - financial services industry	42	251	-	293
Total available-for-sale securities	$1,341	$79,618	$-	$80,959

Interest rate swap derivative	$-	$(135)	$-	$(135)

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	2012
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Available-for-sale portfolio
Debt investment securities:
US Treasury, agencies and GSEs	$-	$6,183	$-	$6,183
State and political subdivisions	-	27,471	-	27,471
Corporate	-	23,006	-	23,006
Residential mortgage-backed - US agency	-	48,251	-	48,251
Residential mortgage-backed - private label	-	305	-	305
Equity investment securities:
Mutual funds:
Ultra short mortgage fund	1,291	-	-	1,291
Large cap equity fund	1,081	-	-	1,081
Other mutual funds	-	319	-	319
Common stock - financial services industry	33	399	-	432
Total available-for-sale securities	$2,405	$105,934	$-	$108,339

Interest rate swap derivative	$-	$(195)	$-	$(195)

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

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The following tables summarize assets measured at fair value on a nonrecurring basis as of the indicated dates, segregated by the level of valuation inputs within the hierarchy utilized to measure fair value:

	(Unaudited)
	March 31, 2014
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Impaired loans	$-	$-	$1,254	$1,254
Foreclosed real estate	$-	$-	$130	$130

	2013
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Impaired loans	$-	$-	$258	$258
Foreclosed real estate	$-	$-	$69	$69

	2012
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Impaired loans	$-	$-	$773	$773
Foreclosed real estate	$-	$-	$96	$96

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The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were used to determine fair value.

Quantitative Information about Level 3 Fair Value Measurements
	Valuation	Unobservable	Range
	Techniques	Input	(Weighted Avg.)
At March 31, 2014 (Unaudited)
Impaired loans	Appraisal of collateral	Appraisal Adjustments	5% - 30% (15%)
	(Sales Approach)	Costs to Sell	4% - 50% (12%)

Foreclosed real estate	Appraisal of collateral	Appraisal Adjustments	15% - 15% (15%)
	(Sales Approach)	Costs to Sell	6% - 8% (7%)

Quantitative Information about Level 3 Fair Value Measurements
	Valuation	Unobservable	Range
	Techniques	Input	(Weighted Avg.)
At December 31, 2013
Impaired loans	Appraisal of collateral	Appraisal Adjustments	5% - 30% (14%)
	(Sales Approach)	Costs to Sell	6% - 50% (12%)

Foreclosed real estate	Appraisal of collateral	Appraisal Adjustments	15% - 15% (15%)
	(Sales Approach)	Costs to Sell	6% - 7% (6%)

Quantitative Information about Level 3 Fair Value Measurements
	Valuation	Unobservable	Range
	Techniques	Input	(Weighted Avg.)
At December 31, 2012
Impaired loans	Appraisal of collateral	Appraisal Adjustments	5% - 30% (21%)
		Costs to Sell	6% - 15% (12%)

Foreclosed real estate	Appraisal of collateral	Appraisal Adjustments	15% - 15% (15%)
		Costs to Sell	6% - 7% (6%)

There have been no transfers of assets into or out of any fair value measurement level during the quarter ended March 31, 2014 (unaudited). As of June 30, 2013, junior subordinated debentures with a carrying value of $5.2 million were transferred from a level 3 classification to a level 2 classification.

Required disclosures include fair value information of financial instruments, whether or not recognized in the consolidated statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future

F-64

cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument.

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. The Company performs due diligence procedures over third party pricing service providers in order to support their use in the valuation process.

While the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period-ends, and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The Company, in estimating its fair value disclosures for financial instruments, used the following methods and assumptions:

Cash and cash equivalents – The carrying amounts of these assets approximate their fair value and are classified as Level 1.

Interest earning time deposits – The carrying amounts of these assets approximate their fair value and are classified as Level 1.

Investment securities – The fair values of securities available-for-sale and held-to-maturity are obtained from an independent third party and are based on quoted prices on nationally recognized exchange where available (Level 1). If quoted prices are not available, fair values are measured by utilizing matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). Management made no adjustment to the fair value quotes that were received from the independent third party pricing service.

Federal Home Loan Bank stock – The carrying amount of these assets approximates their fair value and are classified as Level 2.

Net loans – For variable-rate loans that re-price frequently, fair value is based on carrying amounts. The fair value of other loans (for example, fixed-rate commercial real estate loans, mortgage loans, and commercial and industrial loans) is estimated using discounted cash flow analysis, based on interest rates currently being offered in the market for loans with similar terms to borrowers of similar credit quality. Loan value estimates include judgments based on expected prepayment rates. The measurement of the fair value of loans, including impaired loans, is classified within Level 3 of the fair value hierarchy.

Accrued interest receivable and payable – The carrying amount of these assets approximates their fair value and are classified as Level 1.

Deposits – The fair values disclosed for demand deposits (e.g., interest-bearing and noninterest-bearing checking, passbook savings and certain types of money management accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts) and are classified within Level 1 of the fair value hierarchy. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation

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that applies interest rates currently being offered in the market on certificates of deposits to a schedule of aggregated expected monthly maturities on time deposits. Measurements of the fair value of time deposits are classified within Level 2 of the fair value hierarchy.

Borrowings – Fixed/variable term “bullet” structures are valued using a replacement cost of funds approach. These borrowings are discounted to the FHLBNY advance curve. Option structured borrowings’ fair values are determined by the FHLB for borrowings that include a call or conversion option. If market pricing is not available from this source, current market indications from the FHLBNY are obtained and the borrowings are discounted to the FHLBNY advance curve less an appropriate spread to adjust for the option. These measurements are classified as Level 2 within the fair value hierarchy.

Junior subordinated debentures – Current economic conditions have rendered the market for this liability inactive.  As such, the Company was formerly unable to determine a good estimate of fair value, resulting in a Level 3 classification at December 31, 2012.  As of June 30, 2013, the Company was able to secure a quote from its pricing service based on a Discounted Cash Flow methodology which resulted in a Level 2 classification for this borrowing.

Interest rate swap derivative – The fair value of the interest rate swap derivative is obtained from a third party pricing agent and is calculated based on a discounted cash flow model. All future floating cash flows are projected and both floating and fixed cash flows are discounted to the valuation date. The curve utilized for discounting and projecting is built by obtaining publicly available third party market quotes for various swap maturity terms, and therefore is classified within Level 2 of the fair value hierarchy.

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The carrying amounts and fair values of the Company’s financial instruments as of the indicated dates are presented in the following table:

		(Unaudited)
		March 31, 2014		December 31, 2013		December 31, 2012
	Fair Value	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
(Dollars In thousands)	Hierarchy	Amounts	Fair Values	Amounts	Fair Values	Amounts	Fair Values
Financial assets:
Cash and cash equivalents	1	$18,933	$18,933	$16,575	$16,575	$8,665	$8,665
Interest earning time deposits	1	500	500	500	500	2,000	2,000
Investment securities - available-for-sale	1	1,342	1,342	1,341	1,341	2,405	2,405
Investment securities - available-for-sale	2	82,321	82,321	79,618	79,618	105,934	105,934
Investment securities - held-to-maturity	2	42,990	43,359	34,412	34,222	-	-
Federal Home Loan Bank stock	2	2,035	2,035	2,440	2,440	1,929	1,929
Net loans	3	343,143	349,472	336,592	343,660	329,247	341,389
Accrued interest receivable	1	1,813	1,813	1,715	1,715	1,717	1,717

Financial liabilities:
Demand Deposits, Savings, NOW and MMDA	1	$282,620	$282,620	$250,248	$250,248	$228,484	$228,484
Time Deposits	2	155,732	155,914	159,892	160,201	163,321	165,491
Borrowings	2	33,826	34,205	40,853	41,255	34,964	36,054
Junior subordinated debentures	2	5,155	5,152	5,155	4,825	-	-
Junior subordinated debentures	3	-	-	-	-	5,155	5,155
Accrued interest payable	1	98	98	86	86	140	140
Interest rate swap derivative	2	123	123	135	135	195	195

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NOTE 21: Parent Company – Financial Information

The following represents the condensed financial information of Pathfinder Bancorp, Inc. as of and for the years ended December 31:

Statements of Condition	2013	2012
(In thousands)
Assets
Cash	$1,147	$1,482
Investments	42	33
Investment in bank subsidiary	46,699	44,206
Investment in non-bank subsidiary	155	155
Other assets	403	390
Total assets	$48,446	$46,266
Liabilities and Shareholders’ Equity
Accrued liabilities	$221	$364
Junior subordinated debentures	5,155	5,155
Shareholders’ equity	43,070	40,747
Total liabilities and shareholders’ equity	$48,446	$46,266

Statements of Income	2013	2012
(In thousands)
Income
Dividends from bank subsidiary	$-	$1,200
Dividends from non-bank subsidiary	4	3
Total income	4	1,203
Expenses
Interest	162	168
Operating, net	109	114
Total expenses	271	282
(Loss) income before taxes and equity in undistributed net income of subsidiaries	(267)	921
Tax benefit	69	72
(Loss) income before equity in undistributed net income of subsidiaries	(198)	993
Equity in undistributed net income of subsidiaries	2,604	1,655
Net income	$2,406	$2,648

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Statements of Cash Flows	2013	2012
(In thousands)
Operating Activities
Net Income	$2,406	$2,648
Equity in undistributed net income of subsidiaries	(2,604)	(1,655)
Stock based compensation and ESOP expense	243	193
Net change in other assets and liabilities	(39)	(93)
Net cash flows from operating activities	6	1,093
Investing Activities
Capital contributed to wholly-owned bank subsidiary	-	-
Net cash flows from investing activities	-	-
Financing activities
Proceeds from exercise of stock options	45	5
Purchase of CPP Warrants from Treasury and redemption of CPP preferred stock	-	(537)
Cash dividends paid to preferred shareholders	(83)	(507)
Cash dividends paid to common shareholders	(303)	(301)
Net cash flows from financing activities	(341)	(1,340)
Change in cash and cash equivalents	(335)	(247)
Cash and cash equivalents at beginning of year	1,482	1,729
Cash and cash equivalents at end of year	$1,147	$1,482

NOTE 22: RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to certain directors, executive officers and their affiliates (collectively referred to as “related parties”). These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated parties and do not involve more than normal risk of collectability.

The following represents the activity associated with loans to related parties during the year ended December 31, 2013:

(In thousands)
Balance at the beginning of the year	$5,829
Originations and Executive Officer additions	2,807
Principal payments	(337)
Decrease due to Director attrition	(375)
Balance at the end of the year	$7,924

At December 31, 2013 and December 31, 2012, the Bank had no loan receivable from the Holding Company and $1.0 million, respectively. The Holding Company sold three properties to the Company in December 2013 allowing the loan receivable to be paid off. Interest paid by the Holding Company for the years ended 2013 and 2012 was $50,000 and $53,000, respectively.

Deposits of related parties at December 31, 2013 and December 31, 2012 were $1.6 million and $1.9 million, respectively.

In October 2002, the Company entered into a land lease with one of its directors, now retired, on an arms-length basis. In January 2006, the Company entered into a lease with the Holding Company for the use of a training facility.  This lease was executed on an arms-length basis.  During 2010, the Company entered into an arm’s length lease with the Holding Company for space that is then sub-leased by the Company to a charitable organization at below-market rents. Rent expense paid to the related parties during 2013 and 2012 was $29,000 and $21,000, respectively.

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NOTE 23: ACQUISITION OF INSURANCE AGENCY

On December 1, 2013, the Company, through its subsidiary, Pathfinder Bank, and its subsidiary, Pathfinder Risk Management Inc. (“PRMC”), executed a Purchase and Sale Agreement to acquire a 51% interest in the Fitzgibbons Agency, LLC (“Fitzgibbons”), a local insurance agency serving the same geographic area as Pathfinder Bank. In addition, PRMC acquired 100% of certain equipment of Fitzgibbons for use in the business. This acquisition allows the Company to create more value based non-interest income revenue through a significant crossover in customer base as well as a similarity of culture.  We believe that over time, both organic and acquisition growth within the Bank’s larger geographic footprint, as well as synergies from customer base access, will provide opportunities to grow and diversify our revenue through insurance services.

Acquisition costs related to this transaction were $27,000 and $8,000 in the periods ended December 31, 2013 and December 31, 2012, respectively, and were recorded in professional and other services within noninterest expense on the income statement.

The assets and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimates using information available at the date of acquisition.  The following table summarizes the estimated fair value of the assumed assets and liabilities (dollars in thousands):

Consideration paid:
Cash paid by PRMC	$428
Fair value of non-controlling interest	359
Total consideration	$787

Identifiable assets acquired:
Cash and equivalents	$18
Accounts receivable	1
Customer list intangible	188
Net premises and equipment	54
Total identified net assets	$261

Goodwill:	$526

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NOTE 24: ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Changes in the components of accumulated other comprehensive income (loss) (“AOCI”), net of tax, for the periods indicated are summarized in the table below.

	(Unaudited)
	For the three months ended March 31, 2014
(In thousands)	Retirement Plans	Unrealized Gains and Losses on Financial Derivative	Unrealized Gains and Losses on Available-for- Sale Securities	Securities reclassified from AFS to HTM	Total
Beginning balance	$(982)	$(81)	$99	$(781)	$(1,745)
Other comprehensive income (loss) before reclassifications	-	(2)	192	18	208
Amounts reclassified from AOCI	7	9	(1)	-	15
Ending balance	$(975)	$(74)	$290	$(763)	$(1,522)

	(Unaudited)
	For the three months ended March 31, 2013
(In thousands)	Retirement Plans	Unrealized Gains and Losses on Financial derivative	Unrealized Gains and Losses on Available-for- Sale Securities	Securities reclassified from AFS to HTM	Total
Beginning balance	$(2,765)	$(117)	$1,564	$-	$(1,318)
Other comprehensive income (loss) before reclassifications	-	-	(225)	-	(225)
Amounts reclassified from AOCI	57	9	(23)	-	43
Ending balance	$(2,708)	$(108)	$1,316	$-	$(1,500)

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	For the year ended December 31, 2013
	Retirement Plans	Unrealized Gains and Losses on Financial Derivative	Unrealized Gains and Losses on Available-for- Sale Securities	Securities reclassified from AFS to HTM	Total
Beginning balance	$(2,765)	$(117)	$1,564	$-	$(1,318)
Other comprehensive income (loss) before reclassifications	1,554	(3)	(1,246)	(781)	(476)
Amounts reclassified from AOCI	229	39	(219)	-	49
Ending balance	$(982)	$(81)	$99	$(781)	$(1,745)

	For the year ended December 31, 2012
	Retirement Plans	Unrealized Gains and Losses on Financial derivative	Unrealized Gains and Losses on Available-for- Sale Securities	Unrealized Loss on Securities Transferred to Held-to- Maturity	Total
Beginning balance	$(3,617)	$(120)	$1,073	$-	$(2,664)
Other comprehensive income (loss) before reclassifications	615	(32)	716	-	1,299
Amounts reclassified from AOCI	237	35	(225)	-	47
Ending balance	$(2,765)	$(117)	$1,564	$-	$(1,318)

The following table presents the amounts reclassified out of each component of AOCI for the indicated periods:

	(Unaudited)
(In thousands)	For the three months ended
Details about AOCI[1] components	March 31, 2014	March 31, 2013	Affected Line Item in the Statement of Income

Unrealized holding gain on financial derivative:
Reclassification adjustment for interest expense included in net income	$(15)	$(15)	Interest on long term borrowings
	6	6	Provision for income taxes
	$(9)	$(9)	Net Income
Retirement plan items
Retirement plan net losses
recognized in plan expenses[2]	$(11)	$(95)	Salaries and employee benefits
	4	38	Provision for income taxes
	$(7)	$(57)	Net Income

Available-for-sale securities
Realized gain on sale of securities	$2	$39	Net gains on sales and redemptions of investment securities
	(1)	(16)	Provision for income taxes
	$1	$23	Net Income

1 Amounts in parentheses indicates debits in net income.

2 These items are included in net periodic pension cost.

See Note 12 for additional information.

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	For the year ended	For the year ended
Details about AOCI[1] components	December 31, 2013	December 31, 2012	Affected Line Item in the Statement of Income

Unrealized holding gain on financial derivative:
Reclassification adjustment for interest expense included in net income	$(62)	$(58)	Interest on long term liabilities
	23	23	Provision for income taxes
	$(39)	$(35)	Net Income
Retirement plan items
Retirement plan net losses
recognized in plan expenses[2]	$(381)	$(395)	Salaries and employee benefits
	152	158	Provision for income taxes
	$(229)	$(237)	Net Income

Available-for-sale securities
Realized gain on sale of securities	$(365)	$(375)	Net gains on sales and redemptions of investment securities
	146	150	Provision for income taxes
	$(219)	$(225)	Net Income

1 Amounts in parentheses indicates debits in net income.

2 These items are included in net periodic pension cost.

See Note 12 for additional information.

NOTE 25: SUBSEQUENT EVENT (UNAUDITED)

On April 8, 2014, the Board of Directors Pathfinder Bancorp, MHC, the Company and the Bank adopted a Plan of Conversion (the “Plan”). Pursuant to the Plan, Pathfinder Bancorp, MHC will convert from the mutual holding company form of organization to the fully public form. Pathfinder Bancorp, MHC will be merged into the Company, and Pathfinder Bancorp, MHC will no longer exist. The Company will then merge into a new Maryland corporation named Pathfinder Bancorp, Inc. As part of the conversion, Pathfinder Bancorp, MHC’s ownership interest in the Company will be offered for sale in a public offering. The existing publicly held shares of the Company, which represent the remaining ownership interest in the Company, will be exchanged for new shares of common stock of Pathfinder Bancorp, Inc., the new Maryland corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public shareholders of the Company will own the same aggregate percentage of common stock of the new Maryland corporation that they owned immediately prior to the completion of the conversion and public offering (excluding shares purchased in the stock offering, cash received in lieu of fractional shares and as adjusted to reflect assets held by Pathfinder Bancorp, MHC). When the conversion and public offering are completed, all of the capital stock of the Bank will be owned by the new Maryland corporation. The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to Pathfinder Bancorp, MHC’s ownership interest in the equity of the Company as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of Pathfinder Bancorp, MHC as of the date of the latest statement of financial condition of Pathfinder Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of the Company). Following the completion of the conversion, Pathfinder Bancorp, Inc. and the Bank will not be permitted to pay dividends on their capital stock if Pathfinder Bancorp, Inc.’s shareholders’ equity or the Bank’s shareholder’s equity would be reduced below the amount of Pathfinder Bancorp, Inc.’s or the Bank’s liquidation account, as applicable. The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts. Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.

F-73